As filed with the Securities and Exchange Commission on January 8, 2020

Registration No. 333-235728

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FB FINANCIAL CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Tennessee	6022	62-1216058
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

211 Commerce Street, Suite 300

Nashville, Tennessee 37201

(615) 564-1212

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Beth Sims

General Counsel and Corporate Secretary

211 Commerce Street, Suite 300

Nashville, Tennessee 37201

(615) 564-1212

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

With copies to:

Wes Scott Waller Lansden Dortch & Davis, LLP 511 Union Street, Suite 2700 Nashville, Tennessee 37219 (615) 244-6380	Daniel W. Small Daniel W. Small & Company 1254 Webb Ridge Road Kingston Springs, Tennessee 37082 (615) 252-6000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and upon completion of the merger described in the accompanying proxy statement/prospectus.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial account standards provided pursuant to Section 7(a)(2))(B) of the Securities Act.  ☒

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. We may not sell the securities offered by this proxy statement/prospectus until the registration statement relating to the shares of FB Financial common stock to be issued in the merger that is filed with the United States Securities and Exchange Commission becomes effective. This proxy statement/prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction in which the offer or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY—SUBJECT TO COMPLETION—DATED JANUARY 8, 2020

PROXY STATEMENT	PROSPECTUS

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear Shareholder:

On September 17, 2019, FNB Financial Corp. (“FNB”), which is the parent company and sole shareholder of the Farmers National Bank of Scottsville (“Farmers National”), entered into an Agreement and Plan of Merger (the “merger agreement”) with FB Financial Corporation, or FB Financial, and FirstBank, the wholly owned subsidiary of FB Financial. Under the terms of the merger agreement, FNB will merge with and into FB Financial with FB Financial continuing as the surviving corporation (the “merger”). Immediately following the merger, Farmers National will merge with and into FirstBank, with FirstBank continuing as the surviving bank.

Your proxy is being solicited by FNB’s board of directors.

Subject to the terms, conditions, and adjustments set forth in the merger agreement, each share of FNB common stock (except for certain excluded shares and any dissenting shares) will be converted into the right to receive, and you will have the opportunity to elect, for each share of FNB common stock that you own: (i) $174.86 in cash, which may be adjusted as described below (the “cash consideration”), (ii) 4.7704 shares of FB Financial common stock (the “stock consideration” and, together with the cash consideration, the “merger consideration”), or (iii) a combination of cash and stock consideration. Approximately 30% of the shares of FNB’s common stock will be converted to cash consideration and approximately 70% of FNB’s common stock will be converted to stock consideration. By the terms of the merger agreement, if the shareholders elect to receive more cash consideration or stock consideration than is available under the merger agreement, the form of consideration that you elect may be proportionately reduced and substituted with consideration in the other form, despite your election. In addition, cash will be paid in lieu of any fractional shares based upon the volume weighted average closing price per share of FB Financial common stock for the 10 consecutive trading dates ending on and including the business day immediately preceding the closing date of the merger.

The aggregate cash consideration and the per share cash consideration may be reduced. The merger agreement allows FNB to pay dividends to its shareholders prior to closing; however, if, three business days prior to closing, the sum of (i) FNB’s net shareholders equity plus (ii) Farmers National’s allowance for loan and lease losses (we refer to this sum as the “FNB target equity”) is less than $42 million, the cash consideration will be reduced on a dollar for dollar basis. As of the date of this proxy statement/prospectus, the FNB target equity was not less than $42 million, and FNB is not aware of any reason why the FNB target equity will be less than $42 million prior to closing.

Based on the number of shares of FNB common stock outstanding, FB Financial expects to issue 954,827 shares of its common stock as stock consideration. Although the amount of stock consideration is fixed, the market value of the stock consideration will fluctuate with the market price of FB Financial common stock and will not be known until the merger is consummated. Based on the closing price of FB Financial common stock on the New York Stock Exchange of $38.26 on September 17, 2019, the last trading day before public announcement of the merger, the merger consideration represented approximately $182.52 in value for each share of FNB common stock and, together with the cash consideration, approximately $52 million in aggregate consideration. Based on the closing price of FB Financial’s common stock of $39.01, on January 6, 2020, the last practicable date before the date of this document, the merger consideration represented approximately $186.09 in value for each share of FNB common stock and approximately $52 million in the aggregate. We urge you to obtain current market quotations for FB Financial common stock, which trades under the symbol “FBK”.

FNB will hold a special meeting of its shareholders in connection with the merger (which we refer to as the “special meeting”). At the special meeting, FNB shareholders will be asked to vote to approve and adopt the merger agreement and the transactions contemplated thereby, including the merger, and to approve certain related matters, each as described in the accompanying proxy statement/prospectus. The FNB board of directors is delivering this proxy statement/prospectus as its proxy statement to solicit the proxy of FNB shareholders to vote in connection with the merger agreement and related matters. In addition, this proxy statement/prospectus is also being delivered to FNB shareholders as FB Financial’s prospectus for its offering of shares of FB Financial common stock in connection with the merger.

The special meeting will be held at the main office of Farmers National which is located at 1595 Veterans Memorial Highway, Scottsville, Kentucky 42164 on Monday, February 10, 2020 at 10:30 a.m. local time in Scottsville, Kentucky.

Your vote is important. The merger cannot be completed unless FNB’s shareholders approve the merger proposal by the affirmative vote of not less than a majority of all of its outstanding shares of common stock. Whether or not you expect to attend the special meeting, please promptly submit your proxy by completing, signing, dating and returning your signed proxy card(s) in the enclosed prepaid return envelope so that your shares of FNB common stock may be represented at the special meeting.

The FNB board of directors approved the merger agreement and the transactions contemplated thereby, including the merger, and recommends that FNB shareholders vote “FOR” the merger proposal and “FOR” other matters to be considered at the special meeting.

The accompanying proxy statement/prospectus describes the special meeting, the merger, the merger agreement and other documents related to the merger, and other related matters. We urge you to read the proxy statement/prospectus, including any documents incorporated by reference into the proxy statement/prospectus, and its annexes, carefully and in their entirety, including the section captioned “Risk Factors,” beginning on page 19, for a discussion of the risks relating to the merger. You can also obtain information about FB Financial from documents that it has filed or will file prior to the special meeting with the United States Securities and Exchange Commission (“SEC”). That information is available from the SEC’s website at www.sec.gov for company filings (FB Financial trades on the New York Stock Exchange (“NYSE”) under the listing “FBK”. See “Where You Can Find More Information”.

FNB and FB Financial are excited about the opportunities the merger brings to the shareholders of both companies. Thank you for your consideration and continued support.

Frederick L. Rather President and Director FNB Financial Corp.	Christopher T. Holmes President, Chief Executive Officer and Director FB Financial Corporation

Neither the United States Securities and Exchange Commission nor any state securities commission has approved or disapproved the merger, the issuance of the shares of FB Financial common stock to be issued in the merger or the other transactions described in this proxy statement/prospectus or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

The shares of FB Financial common stock to be issued in the merger are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either FB Financial or FNB, and they are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency.

The date of this proxy statement/prospectus is January 8, 2020, and it is first being mailed or otherwise delivered to FNB shareholders on or about January 10, 2020.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON FEBRUARY 10, 2020

To the shareholders of FNB Financial Corp.:

Notice is hereby given that FNB Financial Corp. (“FNB”) will hold a special meeting of FNB shareholders at the main office of The Farmers National Bank of Scottsville (“Farmers National”) which is located at 1595 Veterans Memorial Highway, Scottsville, Kentucky 42164 on Monday, February 10, 2020 at 10:30 a.m., local time in Scottsville, Kentucky (the “special meeting”).

The special meeting will be held for the purpose of allowing FNB shareholders to consider and vote upon the following proposals:

1.

a proposal to approve and adopt the Agreement and Plan of Merger, dated as of September 17, 2019, by and among FB Financial Corporation (“FB Financial”), FirstBank, the wholly owned subsidiary of FB Financial, FNB, and Farmers National, the wholly owned subsidiary of FNB, as such agreement may be amended from time to time, a copy of which is attached to the accompanying proxy statement/prospectus as Appendix A (the “merger proposal”).

2.

a proposal to approve one or more adjournments or postponements of the special meeting, if necessary or appropriate, including adjournments or postponements to permit further solicitation of proxies in favor of the merger proposal (the “adjournment proposal”).

These proposals are described in greater detail in the accompanying proxy statement/prospectus. FNB will transact no other business at the special meeting, except for any such business that is properly brought before the special meeting or any adjournment or postponement thereof.

The FNB board of directors has authorized FNB’s President to fix the close of business on January 7, 2020 as the record date for the special meeting. Only FNB shareholders of record at that time are entitled to notice of, and to vote at, the special meeting or any adjournment or postponement thereof. Approval of the merger proposal requires the affirmative vote of a majority of all the votes entitled to be cast by the holders of outstanding shares of FNB common stock. Approval of the adjournment proposal requires that the votes cast in favor of the proposal at the special meeting exceed the votes cast opposing the proposal at the special meeting.

The FNB board of directors has approved and adopted the merger agreement, has determined that the transactions contemplated by the merger agreement, including the merger, are in the best interests of FNB and its shareholders and unanimously recommends that FNB shareholders vote “FOR” the merger proposal and “FOR” the adjournment proposal. Your board of directors is soliciting your vote in favor of the merger proposal and the adjournment proposal.

Your vote is very important. The merger cannot be completed unless FNB’s shareholders approve the merger proposal by the requisite affirmative vote of a majority of all of its outstanding shares.

Each copy of the proxy statement/prospectus mailed to FNB shareholders is accompanied by a form of proxy card with instructions for voting. Regardless of whether you plan to attend the special meeting, please vote as soon as possible by submitting your proxy card by mail. Please complete, sign, date, and return the accompanying proxy card in the enclosed postage-paid return envelope. Any shareholder of record of FNB entitled to vote at the special meeting who is present at the special meeting may vote in person instead of by proxy, thereby canceling any previously delivered proxy. Attendance at the special meeting will not automatically revoke your proxy. You must notify the Corporate Secretary (Dan M. Harbison) or the Chair of the special meeting before your proxy is voted so that FNB is aware of your intent. In any event, a proxy may be revoked at any time before the special meeting in the manner described in the accompanying proxy statement/prospectus.

FNB is hereby notifying all FNB shareholders entitled to vote on the merger proposal that you are or may be entitled to assert dissenters’ rights under the dissenters’ rights subtitle of the Kentucky Business Corporation Act. A copy of the dissenters’ rights subtitle is appended to the accompanying proxy statement/prospectus as Appendix B. See “The Merger—Dissenters’ Rights” in the accompanying proxy statement/prospectus for more information.

The accompanying proxy statement/prospectus describes the special meeting, the merger, the merger agreement and other documents related to the merger, and other related matters. We urge you to read the proxy statement/prospectus, including any documents incorporated by reference into the proxy statement/prospectus, and its annexes, carefully and in their entirety, including the section captioned “Risk Factors,” beginning on page 19, for a discussion of the risks relating to the merger. You can also obtain information about FB Financial from documents that it has filed or will file prior to the special meeting with the United States Securities and Exchange Commission. This information can be found at the SEC’s website (www.sec.gov) under “Company Filings”. FB Financial is listed on the NYSE under the ticker symbol “FBK”.

BY ORDER OF THE BOARD OF DIRECTORS,

Frederick L. Rather

President and Director

January 8, 2020

ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about FB Financial from documents filed with the SEC that are not included in or delivered with this proxy statement/prospectus. You can obtain any of the documents filed with or furnished to the SEC by FB Financial at no cost from the SEC’s website at www.sec.gov. You will also be able to obtain these documents, free of charge, from FB Financial at www.firstbankonline.com. The information provided on FB Financial’s website is not a part of this proxy statement/prospectus and therefore is not incorporated by reference into this proxy statement/prospectus. You may also request copies of these documents concerning FB Financial, including documents incorporated by reference into this proxy statement/prospectus, at no cost by contacting FB Financial at the following address or by telephone:

FB Financial Corporation

211 Commerce Street, Suite 300

Nashville, Tennessee 37201

Attention: Investor Relations

Telephone: (615) 564-1212

If you are a FNB shareholder and have any questions concerning the special meeting, the merger, the merger agreement or this proxy statement/prospectus, would like additional copies of the proxy statement/prospectus without charge or need help voting your shares of FNB common stock, please contact FNB at the following address or by Telephone:

FNB Financial Corp.

1595 Veterans Memorial Highway

Scottsville, Kentucky 42164

Attn: Corporate Secretary

Telephone: (270) 237-3141

These documents are available without charge upon written or oral request. To obtain timely delivery of these documents, you must request them no later than February 3, 2020 in order to receive them before the special meeting.

For a more detailed description of the information incorporated by reference into this proxy statement/prospectus and how you may obtain it, see the section entitled “Where You Can Find More Information” on page 84 of the proxy statement/prospectus.

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed with the SEC by FB Financial (File No. 333-235728), constitutes a prospectus of FB Financial under Section 5 of the Securities Act of 1933, as amended, with respect to the shares of FB Financial common stock to be issued pursuant to the merger agreement.

You should rely only upon the information contained in, incorporated by reference into, or provided with the accompanying proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, the accompanying proxy statement/prospectus. The accompanying proxy statement/prospectus is dated January 8, 2020, and you should assume that the information in the accompanying proxy statement/prospectus is accurate only as of such date. You should assume that the information incorporated by reference into the accompanying proxy statement/prospectus is accurate as of the date of such document. Neither the mailing of this document to FNB shareholders nor the issuance by FB Financial of shares of FB Financial common stock in connection with the merger will create any implication to the contrary.

i

The accompanying proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make any such offer or solicitation in that jurisdiction. Except where the context otherwise indicates, information contained in the accompanying proxy statement/prospectus regarding FB Financial has been provided by FB Financial, and information contained in the accompanying proxy statement/prospectus regarding FNB has been provided by FNB. Unless otherwise noted, all financial information in this proxy statement/prospectus that is as of September 30, 2019 is unaudited.

ii

iii

QUESTIONS AND ANSWERS

The following are answers to questions that you may have regarding the special meeting, the merger, and other related matters. We urge you to carefully read the remainder of this proxy statement/prospectus because the information in this section does not provide all of the information that might be important to you in deciding how to vote. Additional important information is also contained in the appendixes to, and the documents incorporated by reference into, this proxy statement/prospectus. See “Where You Can Find More Information” of this proxy statement/prospectus for more information beginning on page 84.

Unless otherwise indicated or unless the context requires otherwise, references in this proxy statement/prospectus to “FB Financial” mean FB Financial Corporation, references to “FNB” means FNB Financial Corp., and references to “we,” “our” or “us” mean FB Financial and FNB, taken together. References to “Farmers National” mean “The Farmers National Bank of Scottsville,” which is the wholly owned subsidiary of FNB.

Q:	What is the merger?

A:

On September 17, 2019, FB Financial, FirstBank, the wholly owned subsidiary of FB Financial, FNB, and FNB’s wholly owned subsidiary Farmers National, entered into an agreement and plan of merger that provides for the combination of FNB and FB Financial by merger. In accordance with the merger agreement, FNB will merge with and into FB Financial with FB Financial continuing as the surviving corporation. Immediately following this merger, Farmers National will merge with and into FirstBank with FirstBank continuing as the surviving bank. References to the “merger” in this proxy statement/prospectus refer to the merger of FNB with and into FB Financial, unless the context clearly indicates otherwise.

Q:	On what am I being asked to vote?

A:	FNB shareholders are being asked to vote on two proposals:

•	a proposal to approve and adopt the merger agreement (which we refer to as the “merger proposal”); and

•

a proposal to approve one or more adjournments or postponements of the special meeting, if necessary or appropriate, including adjournments or postponements to permit further solicitation of proxies in favor of the merger proposal (which we refer to the “adjournment proposal”).

Q:	What will I receive in the merger?

A:

If the merger is completed, then each share of FNB common stock (except for certain excluded shares and any dissenting shares) will be converted into the right to receive, and you will have the opportunity to elect for each share of FNB common stock that you own: (i) $174.86 in cash (which number may be adjusted down, as described below), (ii) 4.7704 shares of FB Financial common stock, or (iii) a combination of cash and stock. The merger agreement provides that FB Financial will not issue more than 954,827 shares of common stock as merger consideration, which equates to approximately 70% of FNB’s shares being converted to stock consideration and approximately 30% of the shares of FNB’s common stock being converted to cash consideration. If FNB shareholders elect to receive either more or less than 954,827 shares of FB Financial common stock, then the exchange agent will use an equitable pro rata selection process that is mutually determined by FB Financial and FNB. As a result, if you elect to receive more cash or more shares of FB Financial common stock than are available as merger consideration under the merger agreement, the form of consideration that you elect may be proportionately reduced and substituted with consideration in the other form, despite your election. However, the aggregate number of shares of FB Financial common stock to be issued in the merger will not exceed 954,827 and the total cash consideration will not exceed $15 million, which is subject to adjustment as described below. The election of the type of merger consideration is further discussed below in this “Questions and Answers” section and in “The Merger Agreement— Election of Form of Merger Consideration.”

In addition, in lieu of any fractional shares of FB Financial common stock that you might otherwise be entitled to receive, FB Financial will pay you cash, without interest, in an amount (rounded to the nearest whole cent) determined by multiplying (i) the fractional share interest (rounded to the nearest thousandth when expressed in decimal form) to which you would otherwise be entitled by (ii) the volume weighted average closing price per share of FB Financial common stock on the New York Stock Exchange (the “NYSE”) for the ten consecutive trading days ending on and including the business day immediately preceding the date that the merger closes.

Q:	Why is FNB merging with FB Financial?

A:

The boards of directors of each of FNB and FB Financial believe that, among other things, the merger will provide the FNB shareholders with substantial benefits and will enable the combined company to enjoy expanded opportunities for profitable growth and better serve its customers. A detailed discussion of the background of and reasons for the merger is set forth in the sections entitled “The Merger—Background of the Merger” and “The Merger—FNB’s Reasons for the Merger; Recommendation of the FNB Board of Directors” in this proxy statement/prospectus.

Q:	Why am I receiving this proxy statement/prospectus?

A:

FNB is sending this proxy statement/prospectus to the shareholders of FNB to assist FNB shareholders in deciding how to vote on the merger proposal and, if necessary or appropriate, the adjournment proposal that are to be considered at the special meeting.

This document constitutes both a proxy statement of FNB and a prospectus of FB Financial. It is a proxy statement because the board of directors of FNB is using this document to solicit proxies from the FNB shareholders. This document is also a prospectus because FB Financial, in connection with the merger, is offering shares of common stock, par value $1.00 per share, of FB Financial (“FB Financial common stock”) in exchange for outstanding shares of FNB common stock. This proxy is being solicited by FNB’s board of directors.

This proxy statement/prospectus describes the special meeting, the merger, the merger agreement and other documents related to the merger, and other related matters. We urge you to read the proxy statement/prospectus, including any documents incorporated by reference into the proxy statement/prospectus, and its annexes, carefully and in their entirety, including the section captioned “Risk Factors,” beginning on page 19, for a discussion of the risks relating to the merger. You can also obtain information about FB Financial from documents that it has filed or will file prior to the special meeting with the United States Securities and Exchange Commission.

Q:	What will FNB shareholders receive in the merger?

A:

If the merger is completed, then, subject to the terms, conditions and adjustments set forth in the merger agreement, each share of FNB common stock (except for certain excluded shares and any dissenting shares) will be converted into the right to receive, and you will have the opportunity to elect for each share of FNB common stock that you own: (i) $174.86 in cash, (ii) 4.7704 shares of FB Financial common stock, or (iii) a combination of cash and stock. Approximately 30% of the shares of FNB’s common stock will be converted to cash consideration and approximately 70% of FNB’s common stock will be converted to stock consideration. If FNB shareholders elect to receive either more or less than 954,827 shares of FB Financial common stock, then FB Financial and FNB will mutually determine an equitable pro rata selection process so that the aggregate combination of cash consideration and stock consideration will approximate 30% and 70%, respectively, of the total merger consideration. As a result, if you elect to receive more cash or more shares of FB Financial common stock than are available as merger consideration under the merger agreement, the form of consideration that you elect may be proportionately reduced and substituted with consideration in the other form, despite your election. However, the aggregate number of shares of FB Financial common stock to be issued in the merger will not exceed 954,827 and the total cash consideration will not exceed $15 million, which is subject to adjustment as described below.

In addition, in lieu of any fractional shares of FB Financial common stock that you might otherwise be entitled to receive, FB Financial will pay you cash, without interest, in an amount (rounded to the nearest whole cent) determined by multiplying (i) the fractional share interest (rounded to the nearest thousandth when expressed in decimal form) to which you would otherwise be entitled by (ii) the volume weighted average closing price per share of FB Financial common stock on the NYSE for the 10 consecutive trading days ending on and including the business day immediately preceding the date that the merger closes.

Q:	Is the merger consideration subject to adjustment?

A:

Yes, total cash consideration and the per share cash consideration may be reduced. The merger agreement allows FNB to pay dividends to its shareholders prior to closing; however, if, three business days prior to closing, the sum of (i) FNB’s net shareholders equity plus (ii) Farmers National’s allowance for loan and lease losses (we refer to this sum as the “FNB target equity”) is less than $42 million, the cash consideration will be reduced on a dollar for dollar basis.

For example, if the FNB target equity is $40 million at closing, the total cash consideration will be reduced by $2 million to $13 million, or $151.55 per share, and approximately 30% of the shares of FNB’s common stock will be converted in to the reduced cash consideration. As of the date of this proxy statement/prospectus, the FNB target equity was not less than $42 million, and FNB is not aware of any reason why the FNB target equity will be less than $42 million prior to closing.

Q:	Can I elect the type of merger consideration I will receive in the merger?

A:

Yes. FNB shareholders will have the right to elect all cash consideration, all stock consideration, or a combination of cash and stock consideration, subject to required proration such that, the number of shares of FB Financial common stock to be issued in the merger will not exceed 954,827 and the total cash consideration will not exceed $15 million. The cash consideration may be less than $15 million, as described above. See the sections entitled “The Merger Agreement—Merger Consideration” and “The Merger Agreement—Election of Form of Merger Consideration” of this proxy statement/prospectus for more information.

Q:	Will I receive the form of merger consideration I elect to receive?

A:

It is possible that you will not receive the exact form of merger consideration you elect in connection with the merger. Whether you will be entitled to receive cash consideration, stock consideration or a combination of cash consideration and stock consideration in exchange for your shares of FNB common stock will be initially determined based upon your election. Notwithstanding the particular election you make, the cash consideration and stock consideration to be paid by FB Financial will be prorated such that approximately 30% of the shares of FNB common stock outstanding as of the effective time of the merger will be converted into cash consideration and approximately 70% of the shares of FNB common stock outstanding as of the effective time of the merger will be converted into stock consideration. If stock consideration elections made by all FNB shareholders, in the aggregate, total approximately 70% of the shares of FNB common stock outstanding as of the effective time of the merger, then you will receive the form of consideration you elected to receive, subject to payment of cash in lieu any fractional shares of FB Financial common stock you elect to receive. On the other hand, for example, if the elections made by FNB shareholders would result in an oversubscription for cash (i.e., holders of more than approximately 30% of the outstanding shares of FNB common stock), then the exchange agent will employ such equitable pro rata selection processes as are mutually determined by FB Financial and FNB to prorate the amount of stock consideration and cash consideration to be issued in the merger in order to meet the approximately 70% stock consideration requirement. In that case, you may receive a combination of cash consideration and stock consideration in exchange for your shares of FNB common stock that is different from the amount you elected, depending upon the elections made by other FNB shareholders.

The allocation of the mix of merger consideration payable to each FNB shareholder will not be finally determined until the exchange agent tallies the results of the cash consideration, stock consideration and combination of cash and stock consideration elections made by FNB shareholders, which will not occur until after the effective time of the merger.

Q:	What will FB Financial shareholders receive in the merger?

A:

If the merger is completed, then shareholders of FB Financial will not receive any merger consideration and will continue to own the shares of FB Financial common stock that they currently own. Following the merger, shares of FB Financial common stock will continue to be traded on the NYSE under the symbol “FBK.”

Q:	When do you expect to complete the merger?

A:

FB Financial and FNB expect to complete the merger in the first quarter of 2020. However, neither FB Financial nor FNB can assure you of when or if the merger will be completed. FNB must obtain the approval of FNB shareholders to approve merger proposal at the special meeting. FB Financial and FNB must also obtain required regulatory approvals in addition to satisfying certain other closing conditions under the terms of the merger agreement. Any delay in obtaining any such approvals may delay the closing of the merger.

Q:	Will the value of the merger consideration change between the date of this proxy statement/prospectus and the time the merger is completed?

A:

The value of the stock consideration and/or the amount of cash consideration may change between now and the date that the merger is completed. The value of the stock consideration may fluctuate based upon the market value for FB Financial common stock. FB Financial common stock is listed on the NYSE under the symbol “FBK,” and any fluctuation in the market price of FB Financial common stock after the date of this proxy statement/prospectus will change the value of the shares of FB Financial common stock that FNB shareholders will receive. On September 16, 2019, the last full trading day before the public announcement of the merger agreement, the last reported sale price of FB Financial common stock was $38.67 per share.

Additionally, the aggregate cash consideration and the per share cash consideration may be reduced. Three business days prior to closing, we will calculate the FNB target equity, which is the sum of (i) FNB’s net shareholders equity plus (ii) Farmers National’s allowance for loan and lease losses. If the FNB target equity is less than $42 million, the cash consideration will be reduced on a dollar for dollar basis. As of the date of this proxy statement/prospectus, the FNB target equity was not less than $42 million, and FNB is not aware of any reason why the FNB target equity will be less than $42 million prior to closing.

Q:	What are the U.S. federal income tax consequences of the merger to FNB shareholders?

A:

The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). It is a condition to each party’s obligation to complete the merger that each of FB Financial and FNB receive an opinion of its respective legal counsel to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. Accordingly, it is anticipated that FNB shareholders generally will not recognize gain or loss for U.S. federal income tax purposes on the exchange of shares of FNB common stock for shares of FB Financial common stock, except with respect to cash received in connection with the merger and cash delivered in lieu of fractional shares of FB Financial common stock and except for FNB shareholders who exercise their dissenters’ rights with respect to the merger. The U.S. federal income tax consequences described above may not apply to all FNB shareholders. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the merger to you.

You are urged to read and consider carefully the information set forth in the section entitled “Material U.S. Federal Income Tax Considerations” of this proxy statement/prospectus for a description of the material U.S. federal income tax consequences of the merger.

Q:	Are FNB shareholders entitled to dissenters’ rights?

A:

Yes. If you are a FNB shareholder and if you follow the procedures prescribed by the dissenters’ rights subtitle of the Kentucky Business Corporation Act, you may dissent from the merger agreement and have the fair value of your FNB common stock paid to you in cash. If you follow these procedures, you will not receive the merger consideration. The fair value of your shares of FNB common stock, determined in the manner prescribed by the Kentucky Business Corporation Act, will be paid to you in cash. That amount could be more or less than the merger consideration as of the closing date of the merger.

A copy of the dissenters’ rights subtitle is appended to the accompanying proxy statement/prospectus as Appendix B. See the section entitled “The Merger—Dissenters’ Rights” in this proxy statement/prospectus for more information.

FB Financial shareholders are not entitled to dissenters’ or appraisal rights in connection with the merger.

Q:	If I am a FNB shareholder, should I send in my FNB stock certificate(s) now?

A:

No. Please do not send in your FNB stock certificates with your proxy. After the closing of the merger, the exchange agent will send you instructions for exchanging your FNB stock certificates for the merger consideration. If you have certificates evidencing your shares of FNB common stock, you will need to complete and return the letter of transmittal and follow the instructions in the letter of transmittal for delivery of the certificates with their completed forms to the exchange agent. See “The Merger Agreement—Exchange of Certificates in the Merger” in this proxy statement/prospectus for more information.

Q:	If I have lost my FNB stock certificate(s), may I receive the merger consideration?

A:

Yes. However, you will have to provide an affidavit attesting to the fact that you lost your FNB stock certificate(s). Additionally, you may have to give FB Financial or the exchange agent a bond in an amount determined by FB Financial or the exchange agent in order to indemnify FB Financial against a loss in the event someone finds or has your lost certificate(s) and is able to transfer such certificate(s). To avoid these measures, you should use your best efforts to locate your lost certificate(s) before the time comes to send it in.

Q:	Who is the exchange agent for the merger?

A:	Computershare Trust Company, N.A. is the exchange agent for the merger.

Q:	If I receive stock consideration, where will my shares of FB Financial common stock that I receive as a result of the merger be listed?

A:	Shares of FB Financial common stock issued in the merger will be listed on the NYSE and will trade under the symbol “FBK”.

Questions Regarding the Special Meeting

Q:	When and where is the special meeting?

A:

The special meeting will be held at the main office of Farmers National which is located at 1595 Veterans Memorial Highway, Scottsville, Kentucky 42164 on Monday, February 10, 2020 at 10:30 a.m. local time in Scottsville, Kentucky.

Q:	Who can vote at the special meeting?

A:

All shareholders of record of FNB common stock as of the close of business on January 7, 2020, the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting or any adjournment or postponement thereof.

Q:	How does the FNB board of directors recommend that I vote at the special meeting?

A:	The FNB board of directors unanimously recommends that you vote “FOR” the merger proposal and “FOR” the adjournment proposal.

Q:	Do any of FNB’s directors or executive officers have interests in the merger that may differ from those of FNB shareholders?

A:

Yes. FNB’s directors and executive officers have interests in the merger that are different from, or in addition to, those of FNB shareholders generally. The members of FNB’s board of directors were aware of and considered these interests, among other matters, in evaluating the merger agreement and the merger, and in recommending that FNB shareholders approve and adopt the merger proposal. See the section entitled “The Merger—Interests of FNB Executive Officers and Directors in the Merger” in this proxy statement/prospectus for more information.

Q:	What do I need to do now?

A:

After you have carefully read this proxy statement/prospectus and have decided how you wish to vote your shares of FNB common stock, please vote your shares promptly so that your shares are represented and voted at the special meeting. Please complete, sign, date and mail your proxy card in the enclosed postage-paid return envelope as soon as possible.

Q:	What constitutes a quorum for the special meeting?

A:

The presence at the special meeting, in person or by proxy, of holders of a majority of the outstanding shares of FNB common stock entitled to vote at the special meeting will constitute a quorum for the transaction of business. Any abstentions will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum.

Q:	What is the vote required to approve each proposal at the FNB special meeting?

A:	The merger proposal:

•	Required Vote: Approval of the merger proposal requires the affirmative vote of a majority of all the votes entitled to be cast by the holders of outstanding shares of FNB common stock.

•	Effect of abstentions: If you mark “ABSTAIN” on your proxy, fail to either submit a proxy or vote at the special meeting, it can have the same effect as a vote “AGAINST” the merger proposal.

The adjournment proposal:

•

Required Vote: Whether or not a quorum is present, approval of the adjournment proposal requires that the votes cast in favor of the proposal at the special meeting exceed the votes cast opposing the proposal at the special meeting.

•

Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy, it can have the same effect as a vote against the proposal, and, if you fail to either submit a proxy or vote at the special meeting, or are a “street name” holder and fail to instruct your bank, broker or other nominee how to vote, it will have no effect on the proposal.

Q:	How many votes do I have?

A:

Each FNB shareholder on the record date will be entitled to one vote for each share of FNB common stock held on the record date. As of the record date, there were 285,938 shares of FNB common stock outstanding and entitled to vote at the special meeting. As of the record date, the directors and executive officers of FNB and their affiliates beneficially owned and were entitled to vote approximately 142,983 shares of FNB common stock, representing slightly more than 50% of the shares of FNB common stock outstanding on that date.

Q:	Are there any voting agreements among FNB shareholders?

A:

Yes. In connection with entering into the merger agreement, certain directors and executive officers of FNB, in their capacities as individuals, have separately entered into voting agreements pursuant to which they agreed to vote their beneficially owned shares of FNB common stock in favor of the merger proposal. As of the record date, shares constituting slightly more than 50% of the FNB common stock entitled to vote at the special meeting are subject to these voting agreements. See the section entitled “The Merger Agreement—Voting Agreement” in this proxy statement/prospectus for more information.

Q:	Why is my vote important?

A:

If you do not vote, it could be more difficult for FNB to obtain the necessary quorum to hold the special meeting. Additionally, each proposal must be approved by the voting requirements described above. The FNB board of directors recommends that FNB shareholders vote “FOR” the merger proposal and “FOR” the adjournment proposal.

Q:	If my shares of FNB common stock are held in “street name” by my bank, broker or other nominee, will my bank, broker or other nominee automatically vote my shares for me?

A:	No. Your bank, broker or other nominee cannot vote your shares without instructions from you.

If you hold your shares in “street name” through a bank, broker or other nominee, you should have received access to this proxy statement/prospectus from your bank, broker or other nominee with instructions on how to instruct the bank, broker or other nominee to vote your shares. Please follow the voting instructions provided by the bank, broker or other nominee. You may not vote shares held in street name by returning a proxy card directly to FNB or by voting in person at the special meeting, unless you provide a “legal proxy,” which you must obtain from your bank, broker or other nominee. Further, banks, brokers or other nominees who or that hold shares of FNB common stock on behalf of their customers may not give a proxy to FNB to vote those shares with respect to either of the proposals without specific instructions from their customers, as banks, brokers and other nominees do not have discretionary voting power on these matters.

Q:	Can I attend the special meeting and vote my shares of FNB common stock in person?

A:

Yes. All shareholders of FNB, including holders of record and holders who hold their shares through banks, brokers or other nominees, are invited to attend the special meeting. Holders of record of shares of FNB common stock can vote in person at the special meeting. If you are not a holder of record (i.e., if your shares are held for you in “street name”), you must obtain a legal proxy, executed in your favor, from the record holder of your shares, such as a bank, broker or other nominee, to be able to vote in person at the special meeting.

If you plan to attend the special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership. Whether or not you intend to be present at the special meeting, you are urged to sign, date, and return your proxy card promptly. If you are then present and wish to vote your shares in person, your original proxy may be revoked by voting by ballot at the special meeting.

Q:	Can I change my vote?

A:

Yes. If you are a holder of record of shares of FNB common stock, then you may change your vote at any time before your shares are voted at the special meeting by (i) signing and returning a proxy card with a later date, (ii) delivering a written revocation letter to FNB’s corporate secretary, or (iii) attending the special meeting in person, notifying the corporate secretary and voting by ballot at the special meeting Attendance at the special meeting will not automatically revoke your previously submitted proxy. A revocation or later-dated proxy received by FNB after the vote will not affect the vote. FNB’s corporate secretary’s mailing address is:

FNB Financial Corp.

1595 Veterans Memorial Highway

Scottsville, Kentucky 42164

Attn: Corporate Secretary

Telephone: (270) 237-3141

If you hold your shares in “street name” through a bank, broker or other nominee, you should contact your bank, broker or other nominee to change your vote.

Q:	Will FNB be required to submit the merger proposal to its shareholders even if the FNB board of directors has withdrawn, modified, or qualified its recommendation?

A:

Yes. Unless the merger agreement is terminated before the special meeting, FNB is required to submit the FNB merger proposal to its shareholders even if the FNB board of directors has withdrawn, modified or qualified its recommendation.

Q:	Is FNB’s Board soliciting my proxy?

A:

Yes. FNB’s board of directors is soliciting your proxy. Directors, officers, and employees of FNB and Farmers National may contact you with respect to this solicitation but they will not be paid any compensation (other than their existing fees, salary or other compensation to do so). FNB has not engaged any outside proxy solicitation advisers but reserves the right to do so. The costs of solicitation will be borne equally by FNB and FB Financial.

Q:	What should I do if I receive more than one set of voting materials?

A:

FNB shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you are a holder of record of FNB common stock and your shares are registered in more than one name, you may receive more than one proxy card. Please complete, sign, date, and return each proxy card and voting instruction card that you receive or otherwise follow the voting instructions set forth in this proxy statement/prospectus to ensure that you vote every share of FNB common stock that you own.

Q:	What happens if I sell my shares before the special meeting?

A:

The record date for the special meeting is earlier than the date of the special meeting and the effective time of the merger. If you transfer your shares of FNB common stock after the record date but before the special meeting, you will, unless the transferee requests a proxy from you, retain your right to vote at the special meeting, but you will transfer the right to receive the merger consideration to the person to whom you transfer your shares. In order to receive the merger consideration, you must hold your shares at the effective time of the merger.

Q:	What are the conditions to completion of the merger?

A:

In addition to the approval of the merger proposal by FNB shareholders, completion of the merger is subject to the satisfaction of a number of other conditions, including the receipt of all required regulatory approvals and expiration or termination of all statutory waiting periods in respect thereof, the accuracy of representations and warranties under the merger agreement (subject to the materiality standards set forth in the merger agreement), FB Financial’s and FNB’s performance of their respective obligations under the merger agreement in all material respects and each of FB Financial’s and FNB’s receipt of a tax opinion to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. See the section entitled “The Merger Agreement—Conditions to the Completion of the Merger” of this proxy statement/prospectus for more information.

Q:	What happens if the merger is not completed?

A:

If the merger is not completed, FNB shareholders will not receive any consideration for their shares of FNB common stock in connection with the merger. Instead, FNB will remain an independent, private company. In addition, if the merger agreement is terminated in certain circumstances, FNB may be required to pay a termination fee to FB Financial. See the section entitled “The Merger Agreement—Termination Fee” of this proxy statement/prospectus for more information.

Q:	Whom should I call with questions?

A:

If you have any questions concerning the merger, the merger agreement or this proxy statement/prospectus, would like additional copies of this proxy statement/prospectus, or need help voting your shares of FNB common stock, please contact:

FNB Financial Corp.

1595 Veterans Memorial Highway

Scottsville, Kentucky 42164

Attn: Dan M. Harbison, EVP & Corporate Secretary

Telephone: (270) 237-3141

Q:	Are there risks associated with the merger that I should consider in deciding how to vote?

A:

Yes. There are a number of risks related to the merger and the other transactions contemplated by the merger agreement that are discussed in this proxy statement/prospectus, in the annexes to and the documents incorporated by reference or referred to in this proxy statement/prospectus. Please read with particular care the detailed description of the risks described in the section entitled “Risk Factors” in this proxy statement/prospectus and in FB Financial’s SEC filings incorporated by reference herein and referred to in the section entitled “Where You Can Find More Information” of this proxy statement/prospectus.

SUMMARY

The following summary highlights selected information in this proxy statement/prospectus. You should read carefully this entire proxy statement/prospectus, including any document incorporated by reference into this proxy statement/prospectus, and its appendixes, because this section may not contain all of the information that may be important to you in determining how to vote. For a description of, and instructions as to how to obtain, this information, see the section entitled “Where You Can Find More Information” in this proxy statement/prospectus. Each item in this summary refers to the page of this proxy statement/prospectus on which that subject is discussed in more detail.

The Parties to the Merger (Pages 35-37)

FB Financial Corporation and FirstBank

211 Commerce Street, Suite 300,

Nashville, Tennessee 37201

(615) 564-121

FB Financial Corporation is a bank holding company headquartered in Nashville, Tennessee. FB Financial’s wholly owned bank subsidiary, FirstBank, is the third largest Tennessee-headquartered bank, based on total assets. FirstBank provides a comprehensive suite of commercial and consumer banking services to clients in select markets primarily in Tennessee, North Alabama and North Georgia. As of November 30, 2019, FB Financial’s footprint included 68 full-service bank branches serving the Nashville, Chattanooga (including North Georgia), Knoxville, Memphis, Jackson, and Huntsville, Alabama metropolitan statistical areas and 16 community markets throughout Tennessee and North Georgia. FirstBank also provides mortgage banking services utilizing its bank branch network and mortgage banking offices strategically located throughout the southeastern United States and a national internet delivery channel.

As of September 30, 2019, FB Financial had total consolidated assets of approximately $6.1 billion, total deposits of approximately $4.9 billion, and total shareholders’ equity of approximately $0.7 billion.

FB Financial’s common stock traded on the NYSE under the symbol “FBK.” Additional information about FB Financial and its subsidiaries is included in documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” of this proxy statement/prospectus for more information.

FNB Financial Corp. and The Farmers National Bank of Scottsville

1595 Veterans Memorial Highway

Scottsville, Kentucky 42164

(270) 467-1420

FNB is a bank holding company with its principal office in Scottsville, Kentucky. FNB is the sole shareholder of Farmers National, a national banking association. Farmers National was founded in 1923 and has three branches in Bowling Green, Kentucky and two branches in Scottsville, Kentucky.

As of September 30, 2019, FNB had total consolidated assets of approximately $251.1 million, total deposits of approximately $202.3 million, and total shareholders’ equity of approximately $41.3 million.

The Merger (Page 38)

Pursuant to the merger agreement, FNB will merge into FB Financial with FB Financial continuing as the surviving corporation. Immediately following this merger, Farmers National will merge with and into FirstBank with FirstBank continuing as the surviving bank.

The Merger Agreement (Page 52)

The terms and conditions of the merger are contained in the merger agreement, a copy of which is appended to this proxy statement/prospectus as Appendix A. We urge you to read the merger agreement carefully and in its entirety, as it is the legal document governing the merger. All descriptions in this summary and elsewhere in this proxy statement/prospectus of the terms and conditions of the merger are subject to, and qualified in their entirety by reference to, the merger agreement.

What FNB Shareholders Will Receive in the Merger (Page 52)

If the merger is completed, then each share of FNB common stock (except for certain excluded shares and any dissenting shares) will be converted into the right to receive, and you will have the opportunity to elect for each share of FNB common stock that you own: (i) $174.86 in cash (subject to adjustment as described below), (ii) 4.7704 shares of FB Financial common stock, or (iii) a combination of cash and stock. Approximately 30% of the shares of FNB’s common stock will be converted to cash consideration and approximately 70% of FNB’s common stock will be converted to stock consideration. If FNB shareholders elect to receive either more or less than 954,827 shares of FB Financial common stock, then the exchange agent will employ such equitable pro rata selection processes as are mutually determined by FB Financial and FNB to achieve a combination of cash and stock that approximates 30% and 70%, respectively. As a result, if you elect to receive more cash or more shares of FB Financial common stock than are available as merger consideration under the merger agreement, the form of consideration that you elect may be proportionately reduced and substituted with consideration in the other form, despite your election. However, the aggregate number of shares of FB Financial common stock to be issued in the merger will not exceed 954,827 and the total cash consideration will not exceed $15 million, which is subject to adjustment as described below.

As a result, if you elect to receive more cash or more shares of FB Financial common stock than are available as merger consideration under the merger agreement, the form of consideration that you elect may be proportionately reduced and substituted with consideration in the other form, despite your election. In addition, cash will be paid in lieu of any fractional shares based upon the volume weighted average closing price per share of FB Financial common stock for the 10 consecutive trading dates ending on and including the business day immediately preceding the closing date of the merger.

Three business days prior to closing, we will calculate the FNB target equity, which is the sum of (i) FNB net shareholders equity plus (ii) Farmers National’s allowance for loan and lease losses. If the FNB target equity is less than $42 million, the total cash consideration will be decreased on a dollar for dollar basis. As of the date of this proxy statement/prospectus, the FNB target equity was greater than $42 million, and FNB is not aware of any reason why the FNB target equity will be less than $42 million prior to closing.

Market Price and Share Information (Page 17)

FB Financial common stock is listed on the NYSE under the symbol “FBK.” The following table sets forth the closing sale prices of FB Financial common stock as reported on the NYSE on September 17, 2019, the last full trading day before the public announcement of the merger agreement, and on January 6, 2020, the latest practicable trading date before the date of this proxy statement/prospectus.

	FB Financial Stock	Implied Value of One Share of FNB Common Stock to be Converted to Merger Consideration[1]
September 17, 2019	$38.26	$182.52
January 6, 2020	$39.01	$186.09

[1]	Based on 285,938 shares of FNB common stock outstanding and assuming the maximum amount of the cash consideration is paid to FNB shareholders.

Issued Shares of FB Financial Common Stock Will be Eligible for Trading (Page 64)

The shares of FB Financial common stock to be issued upon completion of the merger will, subject to official notice of issuance, be authorized for listing and eligible for trading on the NYSE under the symbol “FBK.”

Voting Agreements (Page 49)

As of the record date for the special meeting, the directors and executive officers of FNB collectively beneficially owned and had the power to vote 142,983 shares of FNB common stock, representing slightly more than 50% of the outstanding shares of FNB common stock on that date. In connection with the execution of the merger agreement, certain directors, executive officers and shareholders of FNB executed voting agreements pursuant to which they agreed, among other things, to vote their shares of FNB common stock for the approval of the merger proposal and the adjournment proposal.

Material U.S. Federal Income Tax Considerations (Page 65)

Provided the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, FNB shareholders generally will not recognize gain or loss for U.S. federal income tax purposes on the exchange of shares of FNB common stock for shares of FB Financial common stock, except with respect to cash received in connection with the merger and cash delivered in lieu of fractional shares of FB Financial common stock and except for FNB shareholders who exercise their dissenters’ rights with respect to the merger. This tax treatment may not apply to all shareholders of FNB. Determining the actual tax consequences of the merger to you can be complicated. You are urged to consult your own tax advisor for a full understanding of the merger’s tax consequences that are particular to you.

FB Financial and FNB will not be obligated to complete the merger unless they each receive an opinion from their respective legal counsel, dated as of the closing date, that the merger will be treated for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. If such opinions are rendered, the U.S. federal income tax treatment of the merger will be as described above. The opinions of the parties’ respective counsel, however, do not bind the Internal Revenue Service (“IRS”) and do not preclude the IRS or the courts from adopting a contrary position.

See “Material U.S. Federal Income Tax Considerations” of this proxy statement/prospectus for more information. Tax matters can be complicated and the tax consequences of the merger to you will depend upon your particular tax situation. You should consult your tax advisor to fully understand the tax consequences of the merger to you.

Accounting Treatment (Page 49)

FB Financial will account for the merger by utilizing the acquisition accounting method in accordance with United States generally accepted accounting principles.

FNB Directors and Officers Have Interests in the Merger That are Different from or in Addition to Their Interests as Shareholders (Page 49)

In considering the recommendation of the FNB board of directors, FNB shareholders should be aware that the directors and executive officers of FNB have certain interests in the merger that may be different from, or in addition to, the interests of FNB shareholders generally. These interests include:

•

Indemnification and Insurance. FB Financial has agreed to indemnify the directors and officers of FNB against certain liabilities arising before the effective time of the merger and FB Financial is paying to provide certain “tail” insurance for the benefit of the directors and officers of FNB.

•

Employment Agreement. FirstBank will enter into an employment agreement to be effective as of the effective time of the merger with Mr. Dan M. Harbison, the Executive Vice President and Corporate Secretary of FNB. Pursuant to this employment agreement, Mr. Harbison is expected to receive compensation following the merger for his continued service to FirstBank at substantially the same level as compared to his respective compensation with Farmers National. See “The Merger—Interests of FNB’s Directors and Executive Officers in the Merger” in this proxy statement/prospectus for more information.

•

Advisory Board. Immediately after closing of the merger, FirstBank will create an advisory board for the Bowling Green/Scottsville market, which will consist of certain members of the FNB board of directors who will each receive one thousand dollars per month for their service on the advisory board, except that Frederick L. Rather, as chair of the advisory board, will receive two thousand dollars per month.

The FNB board of directors was aware of these interests and considered them, among other matters, in making its recommendation that FNB shareholders vote to approve the merger proposal.

The Board of Directors of FNB Unanimously Recommends that its Shareholders vote “FOR” the Merger Proposal and the Adjournment Proposal (Page 30)

FNB’s board of directors has determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of FNB and its shareholders and has unanimously approved and adopted the merger agreement. FNB’s board of directors unanimously recommends that FNB common shareholders vote “FOR” the merger proposal and “FOR” the adjournment proposal. See “The Merger—FNB’s Reasons for the Merger; Recommendation of the FNB Board of Directors” for additional information.

Opinion of Financial Advisor to FNB (Page 43)

Mercer Capital (“Mercer”) has delivered a written opinion to the board of directors of FNB, as of September 17, 2019, based upon and subject to certain matters stated in the opinion, regarding the fairness, from a financial point of view to FNB, of the merger consideration to be paid to the FNB shareholders. The full text of the opinion is appended to this proxy statement/prospectus as Appendix C. The opinion of Mercer is not a recommendation to any shareholder of FNB as to how to vote on the proposal to approve the merger agreement, the merger or the issuance of shares of FB Financial common stock to the FNB shareholders in the merger. You should read this opinion completely to understand the procedures followed, matters considered and limitations on the reviews undertaken by Mercer in providing its opinion. See the section entitled “The Merger—Opinion of the Financial Advisor to FNB” for additional information.

The Merger is Expected to Occur in the First Quarter of 2020 (Page 54)

FB Financial and FNB expect to complete the merger in the first quarter of 2020. However, neither FB Financial nor FNB can assure you of when or if the merger will be completed. FNB must obtain the approval of the FNB shareholders of the merger proposal at the special meeting. FB Financial and FNB must also obtain required regulatory approvals in addition to satisfying certain other closing conditions.

If the merger has not been completed by March 31, 2020 (provided, however, such date will be automatically extended to September 30, 2020, if the only outstanding condition to closing under the merger agreement is the receipt of all regulatory approvals), either FB Financial or FNB may terminate the merger agreement so long as the party electing to terminate has not caused the failure of the merger to occur by failing to comply with its obligations under the merger agreement.

Completion of the Merger is Subject to Customary Conditions (Page 54)

The completion of the merger is subject to a number of customary conditions being met, including the approval by FNB shareholders of the merger proposal, as well as receipt of all regulatory approvals.

Where applicable law permits, a party to the merger agreement could elect to waive a condition to its obligation to complete the merger, even if that condition has not been satisfied. Neither FB Financial nor FNB can be certain when or if the conditions to the merger will be satisfied or waived or that the merger will be completed.

Regulatory Approvals Required to Complete the Merger (Page 50)

The merger cannot be completed unless FB Financial and FNB receive the prior approval of our applications and notices filed with the Federal Deposit Insurance Corporation (“FDIC”), the Board of Governors of the Federal Reserve System (“FRB”), and the Tennessee Department of Financial Institutions (the “TDFI”).

Subject to the terms of the merger agreement, both FB Financial and FNB have agreed to use their reasonable best efforts to obtain all regulatory approvals necessary or advisable to complete the transactions contemplated by the merger agreement, including the merger. FB Financial and FNB have filed the requisite applications with the FDIC, the Federal Reserve and the TDFI. As of the date of this proxy statement/prospectus, we have received approval for the merger from the TDFI and the Federal Reserve.

Although neither FB Financial nor FNB knows of any reason why these regulatory approvals cannot be obtained in a timely manner, FB Financial and FNB cannot be certain when or if they will be obtained.

Special Meeting (Page 29)

FNB will hold a special meeting of shareholders at the main office of Farmers National which is located at 1595 Veterans Memorial Highway, Scottsville, Kentucky 42164 on Monday, February 10, 2020 at 10:30 a.m. local time in Scottsville, Kentucky.

At the special meeting, FNB common shareholders will be asked to:

•	approve the merger proposal; and

•	approve the adjournment proposal.

All shareholders of record of FNB common stock as of the close of business on January 7, 2020, the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting, or any adjournment or postponement thereof. The presence at the special meeting, in person or by proxy, of holders of a majority of the outstanding shares of FNB common stock entitled to vote at the special meeting will constitute a quorum for the transaction of business. Abstentions will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum.

Special Meeting Proposals: Required Vote; Treatment of Abstentions and Failure to Vote (Page 29)

The merger proposal:

•	Required Vote: Approval of the merger proposal requires the affirmative vote of a majority of all the votes entitled to be cast by the holders of outstanding shares of FNB common stock.

•

Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy, fail to either submit a proxy or vote at the special meeting or are a “street name” holder and fail to instruct your bank, broker or other nominee how to vote, it can have the same effect as a vote “AGAINST” the merger proposal.

The adjournment proposal:

•

Required Vote: Whether or not a quorum is present, approval of the adjournment proposal requires that the votes cast in favor of the proposal at the special meeting exceed the votes cast opposing the proposal at the special meeting.

•

Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy, it can have the same effect as a vote against the proposal, and, if you fail to either submit a proxy or vote at the special meeting, or are a “street name” holder and fail to instruct your bank, broker or other nominee how to vote, it will have no effect on the proposal.

Termination of the Merger Agreement (Page 62)

FB Financial and FNB may jointly agree to terminate the merger agreement at any time. Each of FB Financial and FNB may also terminate the merger agreement if:

•

at any time prior to the effective time of the merger, by mutual consent in writing by the board of directors of FB Financial and FNB by vote of a majority of the members of its respective entire board;

•

a governmental authority that must grant a regulatory approval denies approval of the merger (although the termination right is not available to a party whose failure to comply with its obligations under the merger agreement resulted in those actions by a governmental authority);

•	a governmental entity of competent jurisdiction issues a final nonappealable order or otherwise prohibits the merger;

•	the FNB shareholders do not approve the merger proposal at the FNB special meeting or at any adjournment or postponement thereof;

•

the merger is not completed on or before March 31, 2020, provided, however, such date will be automatically extended to September 30, 2020 (the “expiration date”), if the only outstanding condition to closing under the merger agreement is the receipt of all regulatory approvals (although this termination right is not available to a party whose failure to comply with its obligations under the merger agreement resulted in the failure to complete the merger by that date); or

•

the other party is in material breach of its representations, warranties, covenants or agreements set forth in the merger agreement and the breach rises to a level that would excuse the terminating party’s obligation to complete the merger and is either incurable or is not cured within the earlier of (i) 30 days or (ii) two business days prior to the expiration date.

Termination Fee (Page 63)

The merger agreement provides that in limited circumstances involving a change in the recommendation of the FNB board that FNB’s shareholders approve the merger proposal, FNB’s failure to hold the special meeting,

FNB’s authorization, recommendation or proposal of an acquisition proposal, other than the one specified in the merger agreement. FNB’s determination to enter into a definitive agreement with respect to a superior proposal or if the merger agreement is otherwise terminated (other than by FNB’s or FB Financial’s material breach) after FNB has received an acquisition proposal, FNB may be required to pay a termination fee to FB Financial of $2.0 million.

The purpose of the termination fee is to encourage the commitment of FNB to the merger and to compensate FB Financial if FNB engages in certain conduct which would make the merger less likely to occur. The effect of the termination fee likely will be to discourage other companies from seeking to acquire or merge with FNB prior to completion of the merger and could cause FNB to reject any acquisition proposal which does not take into account the termination fee.

Amendment of Terms of the Merger and Waiver of Rights Under the Merger Agreement (Page 38)

FB Financial and FNB may jointly amend the terms of the merger agreement, and each party may waive their respective rights to require the other parties to adhere to any of those terms, to the extent legally permissible. However, after the approval of the merger proposal by the FNB shareholders, no amendment or waiver that reduces or changes the form of the merger consideration that will be received by FNB shareholders may be accomplished without the further approval of such shareholders.

Dissenters’ Rights (Pages 31 and 48)

If you are a FNB shareholder and if you follow the procedures prescribed by the dissenters’ rights subtitle of the Kentucky Business Corporation Act, you may dissent from the merger agreement and have the fair value of your FNB common stock paid to you in cash. If you follow these procedures, you will not receive the merger consideration. The fair value of your shares of FNB common stock, determined in the manner prescribed by the Kentucky Business Corporation Act, will be paid to you in cash. That amount could be more or less than the merger consideration as of the closing date of the merger.

A copy of the dissenters’ rights subtitle is appended to the accompanying proxy statement/prospectus as Appendix B. See also the section entitled “The Merger—Dissenters’ Rights” in this proxy statement/prospectus for more information.

Management and Board of Directors of FB Financial Following the Merger (Page 38)

After the merger, the individuals who comprise the board of directors of FB Financial will continue to comprise the board of directors of the combined company after the completion of the merger.

Comparison of the Rights of Shareholders (Page 71)

The rights of FNB shareholders will change as a result of the merger due to differences in FNB’s and FB Financial’s governing documents and Kentucky and Tennessee law. The rights of FNB shareholders are governed by Kentucky law and by the FNB articles of incorporation and bylaws. Upon the completion of the merger, FNB shareholders will become shareholders of FB Financial, and their rights as shareholders will therefore be governed by Tennessee law and by FB Financial’s amended and restated charter as amended , and amended and restated bylaws, as amended. See the section entitled “Comparison of Rights of Shareholders” of this proxy statement/prospectus for more information.

Risk Factors (Page 19)

You should consider all of the information contained in or incorporated by reference into this proxy statement/prospectus in deciding how to vote for the merger proposal and the adjournment proposal. In particular, you should consider the factors set forth in the section entitled “Risk Factors” of this proxy statement/prospectus for more information.

COMPARATIVE MARKET PRICES AND DIVIDENDS

FB Financial

FB Financial common stock is listed on the NYSE under the symbol “FBK.” There is no established public trading market for FNB common stock and shares of FNB common stock are traded solely in individually-arranged transactions between buyers and sellers. As of January 6, 2020, the latest practicable date prior to this proxy statement/prospectus, there were 31,034,315 shares of FB Financial common stock outstanding, which were held by approximately 474 holders of record. As of the record date for the FNB special meeting, there were 285,938 shares of FNB common stock outstanding, which were held by approximately 79 holders of record. The following table sets forth the high and low reported intra-day sales prices per share of FB Financial common stock, and the cash dividends declared per share for the periods indicated.

FB Financial Common Stock
	Sales Price		Dividends Declared Per Share
	High	Low
2017
First Quarter	$35.50	$23.71	$—
Second Quarter	$38.59	$32.49	$—
Third Quarter	$38.24	$32.84	$—
Fourth Quarter	$44.81	$37.37	$—

2018
First Quarter	$45.43	$38.32	$—
Second Quarter	$43.93	$39.05	$0.06
Third Quarter	$44.69	$38.87	$0.06
Fourth Quarter	$39.59	$32.66	$0.08

2019
First Quarter	$38.5	$30.33	$0.08
Second Quarter	$37.34	$31.64	$0.08
Third Quarter	$39.24	$34.79	$0.08
Fourth Quarter	$40.33	$35.90	$0.08

On September 17, 2019, the last full trading day before the public announcement of the merger agreement, the closing sale price per share of FB Financial common stock was $38.26, and on January 6, 2020, the latest practicable date before the date of this proxy statement/prospectus, the closing sale price per share of FB financial common stock was $39.01.

FNB shareholders are advised to obtain current market quotations for FB Financial common stock. The market price of FB Financial common stock will fluctuate between the date of this proxy statement/prospectus and the date of completion of the merger. No assurance can be given concerning the market price of FB Financial common stock before or after the effective date of the merger. Changes in the market price of FB Financial common stock prior to the completion of the merger may affect the market value of the merger consideration that FNB shareholders will receive.

The principal sources of funds to FB Financial to pay dividends are the dividends received from FirstBank. Consequently, dividends are dependent upon FirstBank’s earnings, capital needs, regulatory policies, as well as statutory and regulatory limitations. Federal and state banking laws and regulations restrict the number of dividends and loans a bank may make to its parent company. Approval by FB Financial’s regulators is required if the total of all dividends declared in any calendar year exceed the total of its net income for that year combined with its retained net income of the preceding two years.

FNB

There is no established public trading market for the shares of FNB common stock, and no market for FNB common stock is expected to develop if the merger does not occur. No registered broker/dealer makes a market in the FNB common stock, and no shares of such stock are listed for trading or quoted on any stock exchange or automated quotation system. FNB acts as the transfer agent and registrar for its own shares. The following table sets forth the known private sales or purchases of FNB’s common stock during 2017, 2018 and 2019:

FNB Common Stock
	Shares Sold*	Purchase Price Per Share*
First Quarter 2017	849	$128.24
Second Quarter 2017	—	N/A
Third Quarter 2017	—	N/A
Fourth Quarter 2017	—	N/A
First Quarter 2018	—	N/A
Second Quarter 2018	100	$131.67
Third Quarter 2018	200	$132.05
Fourth Quarter 2019	—	N/A
First Quarter 2019	—	N/A
Second Quarter 2019	—	N/A
Third Quarter 2019	—	N/A
Fourth Quarter 2019	—	N/A

*

The shares shown in this table represent shares repurchased by FNB. FNB has no information about trades between existing shareholders or other investors and none have been reported to FNB or recorded on its stock transfer records.

FNB’s general dividend policy is to pay cash dividends semiannually. During 2017, FNB declared dividends of $4.00 per share and paid dividends of $4.00 per share. During 2018, FNB declared dividends of $4.00 per share and paid dividends of $4.00 per share. During 2019, FNB declared dividends of $4.50 per share and paid dividends of $4.50 per share. As of December 19, 2019, FNB declared a dividend of $2.00 per share payable in 2020.

RISK FACTORS

In addition to general investment risks and the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under the section “Cautionary Statement Regarding Forward-Looking Statements,” you should carefully consider the following risk factors in deciding how to vote for the proposals presented in this proxy statement/prospectus. You should also consider the other information in this proxy statement/prospectus and the other documents incorporated by reference into this proxy statement/prospectus. Additional risks and uncertainties not presently known to FB Financial or FNB that are not currently believed to be important to you, if they materialize, also may adversely affect the merger, the merger agreement, the transactions contemplated thereby, including the merger, and FB Financial as the ultimate surviving company in the merger.

In addition, the respective businesses of FB Financial and FNB are subject to numerous risks and uncertainties, including the risks and uncertainties described, in the case of FB Financial, in its annual report on Form 10-K for the year ended December  31, 2018 and in its quarterly reports on Form 10-Q for the three months ended March  31, 2019, June 30, 2019 and September  30, 2019, each of which was filed with the SEC and each of which is incorporated by reference into proxy statement/prospectus. See “Where You Can Find More Information” of this proxy statement/prospectus for more information.

Risks Related to the Merger

Because the market price of FB Financial common stock will fluctuate, FNB common shareholders cannot be sure of the exact value of shares of FB Financial common stock they will receive.

Upon completion of the merger, each outstanding share of FNB common stock will be converted into the right to receive merger consideration consisting of cash, shares of FB Financial common stock or a mix of cash and shares of FB Financial common stock, as provided in the merger agreement. If a FNB shareholder receives FB Financial common stock as part or all of the merger consideration, the number of shares that such FNB shareholder will receive for each share of FNB common stock will be fixed but the value of the shares of FB Financial common stock will fluctuate depending upon the price per share of FB Financial common stock at the time the shares of FB Financial common stock are actually received by such FNB shareholder. The closing price of FB Financial common stock on the date that the FNB shareholder actually receives the shares of such FB Financial common stock after completion of the merger may vary, as well as from the closing price of FB Financial common stock on the date that FNB and FB Financial announced the merger, on the date that this proxy statement/prospectus is being mailed to FNB shareholders, and on the date of the special meeting. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in FB Financial’s assets, business, cash flows, condition (financial or otherwise), credit quality, financial performance, liquidity, prospects and results of operations, regulatory considerations, changes in estimates or recommendations by securities analysts or rating agencies, announcements of strategic developments, acquisitions, dispositions, financings and other material events affecting FB Financial or its competitors, among other things. Many of these factors are beyond the control of FB Financial. Accordingly, at the time of the special meeting, because of such potential stock price fluctuations and timing differences, FNB shareholders will not be able to calculate the exact value of FB Financial common stock they may receive upon completion of the merger.

The cash consideration will not be determined until the effective time of the merger and FNB shareholders may not be certain of the amount of the cash consideration they will receive for their FNB shares in connection with the merger as of the date of the special shareholders meeting.

In connection with the merger, the total cash consideration to be paid by FB Financial to the shareholders of FNB is $15 million subject to possible adjustments that will be determined prior to completion of the merger but before FNB shareholders elect to receive cash consideration, stock consideration or a mixture of cash and stock consideration. Three business days prior to closing, we will calculate the FNB target equity, which is the sum of

(i) FNB net shareholders equity plus (ii) Farmers National’s allowance for loan and lease losses. If the FNB target equity is less than $42 million, the total cash consideration will be decreased on a dollar for dollar basis. As of the date of this proxy statement/prospectus, the FNB target equity was not less than $42 million, and FNB is not aware of any reason why the FNB target equity will be less than $42 million prior to closing.

For example, if the FNB target equity is $40 million at closing, the total cash consideration will be reduced by $2 million to $13 million, or $151.55 per share, and approximately 30% of the shares of FNB’s common stock will be converted to the reduced cash consideration. Because the merger will not be completed until certain conditions have been satisfied or waived, a significant amount of time may pass between the time of the FNB special meeting and the time that the merger is complete. Therefore, at the time you vote your shares of FNB common stock, you may not know the exact amount of the cash consideration that will be paid if the merger is completed. For a description of the potential adjustments to the cash consideration, see “The Merger Agreement—Merger Consideration.”

The form or mix of merger consideration that a FNB shareholder ultimately receives could be different from the form or mix elected by such shareholder depending upon the form or mix of merger consideration elected by other FNB shareholders.

If the merger is completed, then, subject to the terms, conditions, and adjustments set forth in the merger agreement, FNB shareholders will be permitted to make an election as to the form and mix of merger consideration they wish to receive, whether all in cash, all in shares of FB Financial common stock, or a mix of cash and shares of FB Financial common stock. Because approximately 70% of the outstanding shares of FNB common stock must be converted into FB Financial common stock, the exchange agent may be required, in accordance with the allocation provisions set forth in the merger agreement, to employ such equitable pro rata selection processes as are mutually agreed to by FB Financial and FNB to adjust the form of consideration that an particular FNB shareholder will receive in order to ensure that approximately 30% of the outstanding shares of FNB common stock are converted into cash. However, the aggregate number of shares of FB Financial common stock to be issued in the merger will not exceed 954,827 and the total cash consideration will not exceed $15 million.

Three business days prior to closing, we will calculate the FNB target equity, which is the sum of (i) FNB net shareholders equity plus (ii) Farmers National’s allowance for loan and lease losses. If the FNB target equity is less than $42 million, the total cash consideration will be decreased on a dollar for dollar basis. As of the date of this proxy statement/prospectus, the FNB target equity was not less than $42 million, and FNB is not aware of any reason why the FNB target equity will be less than $42 million prior to closing.

Consequently, if the cash consideration or the stock consideration is over-subscribed, then FNB shareholders could receive a different form or mix of consideration from the form or mix they elect, which could result in different tax consequences than they had anticipated (including the recognition of gain or loss for federal income tax purposes with respect to the cash received). See “Material United States Federal Income Tax Consequences” of this proxy statement/prospectus for more information.

Because FNB common stock is traded infrequently, it is difficult to determine how the fair value of FNB common stock compares with the merger consideration.

FNB common stock is not traded on any public markets. Any market for FNB common stock has been illiquid and irregular. This lack of liquidity makes it difficult to determine the fair value of FNB common stock.

Litigation against FNB or FB Financial, or the members of the FNB or FB Financial boards of directors, could prevent or delay the completion of the merger.

Although FNB and FB Financial believe that any claims that may be asserted by purported shareholder plaintiffs related to the merger would be without merit, the results of any such potential legal proceedings are difficult to predict and could delay or prevent the merger from being competed in a timely manner. The existence of litigation related to the merger could affect the likelihood of obtaining the required approval from FNB shareholders. Moreover, any litigation could be time consuming and expensive, could divert the attention of management of FNB and FB Financial away from their regular business and, any lawsuit adversely resolved against FNB, FB Financial or members of the FNB and FB Financial boards of directors, could have a material adverse effect on each party’s assets, business, cash flows, condition (financial or otherwise), credit quality, financial performance, liquidity, prospects and/or results of operations and/or the trading price of FB Financial’s common stock.

One of the conditions to the completion of the merger is the absence of any law or order by any court or regulatory authority of competent jurisdiction prohibiting, restricting or making illegal the completion of the transactions contemplated by the merger agreement, including the merger. Consequently, if a settlement or other resolution is not reached in any lawsuit that is filed or any regulatory proceeding and a claimant secures injunctive or other relief or a regulatory authority issues an order or other directive prohibiting, restricting or making illegal the consummation of the transactions contemplated by the merger agreement, including the merger, then such injunctive or other relief may prevent the merger from becoming effective in a timely manner or at all.

The merger agreement may be terminated in accordance with its terms and the merger may not be completed.

The merger agreement is subject to a number of conditions which must be fulfilled or waived in order to complete the merger. Those conditions include: the approval of the merger proposal by FNB shareholders, the receipt of all required regulatory approvals and expiration or termination of all statutory waiting periods in respect thereof, the accuracy of representations and warranties under the merger agreement (subject to the materiality standards set forth in the merger agreement), the performance by FNB and FB Financial of their respective obligations under the merger agreement in all material respects and the receipt of a tax opinion by each of FNB and FB Financial to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. These conditions to the closing of the merger may not be fulfilled in a timely manner or at all, and, accordingly, the merger may be delayed or may not be completed.

In addition, the parties can mutually decide to terminate the merger agreement at any time, before or after FNB shareholders approve the merger proposal, and FNB and FB Financial may elect to terminate the merger agreement in certain other circumstances. If the merger agreement is terminated under certain circumstances, FNB may be required to pay a termination fee of $2.0 million to FB Financial. See the section entitled “The Merger Agreement—Termination Fee” of this proxy/statement prospectus for more information.

The termination fee and the restrictions on solicitation contained in the merger agreement may discourage other companies from trying to acquire FNB.

Until the completion of the merger, with some exceptions, FNB is prohibited from soliciting, initiating, encouraging, or participating in any discussion of, or otherwise considering, any inquiries or proposals that may lead to an acquisition proposal, such as a merger or other business combination transaction, with any person or entity other than FB Financial. In addition, FNB has agreed to pay a termination fee of $2.0 million to FB Financial:

•

If FB Financial terminates the merger agreement because FNB’s board of directors (1) did not recommend that FNB’s shareholders approve the merger agreement, (2) after making such a recommendation, withdraws, modifies or amends its recommendation in a manner adverse to FB Financial, or (3) fails to call the special meeting to approve the merger proposal, then FNB must pay the termination fee on the business day following the termination.

•	If FB Financial terminates the merger agreement because FNB’s board of directors has authorized, recommended or publicly announced its intention to authorize or recommend any acquisition proposal with any person other than FB Financial, then FNB must pay the termination fee on the business day following the termination.

•

In the event that after the effective date of the merger agreement and prior to the termination of the merger agreement, an acquisition proposal shall have been made known to senior management of FNB or has been made directly to FNB shareholders generally or any person shall have publicly announced (and not withdrawn) an acquisition proposal with respect to FNB and (1) thereafter merger agreement is terminated (a) by either FB Financial or FNB due to the requisite FNB shareholder approval of the merger proposal having not been obtained at the special meeting or (b) by FB Financial due to a breach of a representation, warranty or covenant by FNB and (2) prior to the date that is 12 months after the date of such termination, FNB enters into any agreement or consummates a transaction with respect to an acquisition proposal (whether or not the same acquisition proposal as that referred to above), then FNB shall, on the earlier of the date it enters into such agreement and the date of completion of such transaction, pay FB Financial the termination fee.

Failure to complete the merger could negatively affect the stock price and the future business and financial results of FB Financial or FNB.

If the merger is not completed, the respective businesses of FB Financial and FNB may be adversely affected by the failure to pursue other beneficial opportunities due to the focus of their respective management teams on the merger, without realizing any of the anticipated benefits of completing the merger. In addition, the trading price of FB Financial common stock might decline to the extent that the current trading price reflects a market assumption that the merger will be completed. In addition, if the merger agreement is terminated under certain circumstances, FNB may be required to pay a termination fee of $2.0 million to FB Financial. See the section entitled “The Merger Agreement—Termination of the Merger Agreement” of this proxy statement/prospectus for more information.

Certain directors and officers of FNB have interests in the merger different from, or in addition to, the interests of FNB shareholders.

FNB’s shareholders should be aware that some of FNB’s directors and executive officers may have interests in the merger and have arrangements that are different from, or in addition to, those of FNB’s shareholders generally. The board of directors of FNB was aware of these interests and considered these interests, among other matters, when making its decision to approve the merger agreement, and in recommending that FNB’s shareholders vote in favor of approving the merger proposal. These interests include the following:

•

Indemnification and Insurance. FB Financial has agreed to indemnify the directors and officers of FNB against certain liabilities arising before the effective time of the merger and FB Financial is paying to provide certain “tail” insurance for the benefit of the directors and officers of FNB.

•

Employment Agreement. FirstBank will enter into an employment agreement to be effective as of the effective time of the merger with Mr. Dan M. Harbison. Pursuant to this employment agreement, Mr. Harbison is expected to receive compensation following the merger for his continued service to FirstBank at substantially the same level as compared to his respective compensation with Farmers National.

•

Advisory Board. Immediately after closing of the merger, FirstBank will create an advisory board for the Bowling Green/Scottsville market, which will consist of certain members of the FNB board of directors who will each receive one thousand dollars per month for their service on the advisory board, except that Frederick L. Rather, as chair of the advisory board, will receive two thousand dollars per month.

See the section entitled “The Merger—Interests of FNB Executive Officers and Directors in the Merger” of this proxy statement/prospectus for more information.

The merger may distract FB Financial’s management team from its other responsibilities.

The merger could cause FB Financial’s management to focus its time and energies on matters related to the merger that otherwise would be directed to the business and operations of FB Financial. Any such distraction on the part of management, if significant, could affect FB Financial’s ability to service existing business and develop new business, adversely affect its assets, business, cash flows, condition (financial or otherwise), credit quality, financial performance, liquidity, prospects and results of operations and/or negatively impact the trading price of its common stock.

The fairness opinion obtained by FNB from its financial advisor will not reflect changes in circumstances prior to the FNB merger.

On September 17, 2019, Mercer delivered to the FNB board of directors its opinion as to the fairness as of that date from a financial point of view to the FNB shareholders of the merger consideration to be received by them under the merger agreement. A copy of this opinion is attached hereto as Appendix C. The opinion does not reflect changes that may occur, or may have occurred after the date of such opinion, to the operations and prospects of FB Financial or FNB, general market and economic conditions and other factors. As a result of the foregoing, FNB shareholders should be aware that the opinion of Mercer appended to this proxy statement/prospectus does not address the fairness of the merger consideration at any other time than as of September 17, 2019.

FNB, Farmers National, FB Financial and FirstBank are subject to business uncertainties and contractual restrictions while the merger is pending, which could have a materially adverse effect each party’s business and operations.

In connection with the pendency of the merger, it is possible that some customers and other persons with whom FNB, Farmers National, FB Financial and/or FirstBank has a business relationship may delay or defer certain business decisions or might seek to terminate, change or renegotiate their relationships with FNB, Farmers National, FB Financial and/or FirstBank, as the case may be, as a result of the merger, which could have a materially adverse effect on the assets, business, cash flows, condition (financial or otherwise), credit quality, financial performance, liquidity, prospects and/or results of operations of FNB, Farmers National, FB Financial and/or FirstBank and/or the trading price of FB Financial common stock, regardless of whether the merger is completed.

Under the terms of the merger agreement, FNB and Farmers National are subject to certain restrictions on their business prior to completing the merger, which may adversely affect their ability to execute certain of their business strategies, including the ability in certain cases to enter into or amend contracts, acquire or dispose of assets, incur indebtedness or incur capital expenditures. Such limitations could have a materially adverse effect on the assets, business, cash flows, condition (financial or otherwise), credit quality, financial performance, liquidity, prospects and/or results of operations of FNB and/or Farmers National prior to the completion of the merger.

Risks Relating to the Combined Company’s Business Following the Merger

FB Financial may not be able to successfully integrate FNB or to realize the anticipated benefits of the merger.

FB Financial can provide no assurance that the merger will be completed. In the event that the merger is completed, a successful integration of FNB’s operations with FB Financial’s operations will depend substantially upon FB Financial’s ability to consolidate operations, systems and procedures and to eliminate redundancies and costs. FB Financial may not be able to combine its operations with the operations of FNB without encountering difficulties, such as:

•	the loss of key employees and customers;

•	the disruption of operations and business;

•	inability to maintain and increase competitive presence;

•	loan and deposit attrition, customer loss and revenue loss;

•	possible inconsistencies in standards, control procedures and policies;

•	unexpected problems with costs, operations, personnel, technology and credit; and/or

•	problems with the assimilation of new operations, sites or personnel, which could divert resources from regular banking operations.

Additionally, general market and economic conditions or governmental actions affecting the financial industry generally may inhibit FB Financial’s successful integration of FNB.

Further, FB Financial entered into the merger agreement with the expectation that the merger will result in various benefits including, among other things, benefits related to enhanced revenues, a strengthened market position for the combined company, cross selling opportunities, technology, cost savings, and operating efficiencies. Achieving the anticipated benefits of the merger is subject to a number of uncertainties, including whether FB Financial integrates FNB in an efficient and effective manner, and general competitive factors in the marketplace. Failure to achieve these anticipated benefits could result in a reduction in the trading price of FB Financial’s common stock as well as in increased costs, decreases in the amount of expected revenues and diversion of management’s time and energy that could materially and adversely affect FB Financial’s assets, business, cash flows, condition (financial or otherwise), credit quality, financial performance, liquidity, prospects and results of operations. Additionally, upon consummation of the merger, FB Financial will make fair value estimates of certain assets and liabilities of FNB in accounting for the merger. Actual values of these assets and liabilities could differ from FB Financial’s estimates which could result in FB Financial not achieving the anticipated benefits of the merger. Finally, any cost savings that are realized may be offset by losses in revenues or other charges to earnings.

Combining FB Financial and FNB may be more difficult, costly or time consuming than expected and the anticipated benefits and cost savings of the merger may not be realized.

FB Financial and FNB have operated and, until the completion of the merger, will continue to operate, independently. The success of the merger, including anticipated benefits and cost savings, will depend, in part, upon FB Financial’s ability to successfully combine and integrate the businesses of FB Financial and FNB in a manner that permits growth opportunities and does not materially disrupt existing customer relations or result in decreased revenues due to loss of customers. It is possible that the integration process could result in the loss of key employees, the disruption of either company’s ongoing businesses, or inconsistencies in standards, controls, procedures, and policies that adversely affect the combined company’s ability to maintain relationships with clients, customers, depositors, and employees or to achieve the anticipated benefits and cost savings of the merger. The loss of key employees could adversely affect the combined company’s ability to successfully conduct its business which could have an adverse effect on the combined company’s assets, business, cash flows, condition (financial or otherwise), credit quality, financial performance, liquidity, prospects and/or results of operations and/or the trading price of FB Financial’s common stock.

If FB Financial experiences difficulties with the integration process and attendant systems conversion, the anticipated benefits of the merger may not be realized fully or at all, or may take longer to realize than expected. As with any merger of financial institutions, there also may be business disruptions that cause the combined company to lose customers or cause customers to remove their accounts from the combined company and move their business to competing financial institutions. Integration efforts between the two companies may also divert management attention and resources. These integration matters could have an adverse effect on the combined company for an undetermined period after completion of the merger. In addition, the actual cost savings of the merger could be less than anticipated.

The combined company will incur significant transaction and merger-related costs in connection with the merger.

FB Financial expects to incur significant costs associated with combining the operations of FNB with its operations. FB Financial has commenced, but has not has not yet finished, collecting information in order to formulate detailed integration plans to deliver anticipated cost savings. Additional unanticipated costs may be incurred in the integration of FB Financial’s business with FNB. Although FB Financial expects that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, may offset incremental transaction and merger-related costs over time, this net benefit may not be achieved in the near term, or at all. Whether or not either the merger is completed, FB Financial will incur substantial expenses, such as legal, accounting and financial advisory fees, in pursuing the merger, which may adversely impact its earnings until after the merger has been completed and the effects of the merger have been fully realized.

FB Financial’s management will have broad discretion as to the use of assets acquired from this merger, and may not use these assets effectively.

FB Financial’s management will have broad discretion in the application of the assets from the merger and could utilize the assets in ways that do not improve FB Financial’s results of operations or enhance the value of FB Financial common stock. FNB shareholders will not have the opportunity, as part of their investment decision, to assess whether these acquired assets are being used appropriately. FB Financial’s failure to utilize these assets effectively could have a material adverse effect on the combined company, adversely affect FB Financial’s assets, business, cash flows, condition (financial or otherwise), credit quality, financial performance, liquidity, prospects and/or results of operations and/or negatively impact the trading price of FB Financial’s common stock.

Risks Relating to an Investment in FB Financial Common Stock

The market price for FB Financial common stock may be affected by factors different from those that historically have affected FNB.

Upon completion of the merger, FNB shareholders will become holders of FB Financial common stock. FB Financial’s business is not identical to that of FNB, and accordingly, the results of operations of FB Financial will be affected by certain factors that are different from those currently affecting the results of operations of FNB. For a discussion of the businesses of FB Financial and FNB and of some important factors to consider in connection with those businesses, see the section entitled “Where You Can Find More Information” of this proxy statement/prospectus for more information, including, in particular, in the section entitled “Risk Factors” in FB Financial’s annual report on Form 10-K for the year ended December 31, 2018.

FNB common shareholders will have a reduced ownership and voting interest after the merger and will exercise less influence over management.

After completion of the merger, FNB shareholders will own a significantly smaller percentage of FB Financial than they currently own of FNB. Following the completion of the merger, FNB shareholders will own approximately 3% of the combined companies. Additionally, former FNB directors will not serve on FB Financial’s board of directors. Consequently, FNB shareholders will be able to exercise less influence over the management policies of FB Financial than they currently exercise over the management and policies of FNB.

Shares of FB Financial common stock to be received by FNB shareholders as a result of the merger will have rights different from the shares of FNB common stock.

Upon completion of the merger, the rights of former FNB shareholders who receive shares of FB Financial common stock will be governed by FB Financial’s amended and restated charter, amended and restated bylaws, certain other agreements with the company’s former sole shareholder, and by the Tennessee Business Corporation Act. The rights associated with shares of FB Financial common stock and the terms of the Tennessee Business Corporation Act are different from the rights associated with shares of FNB common stock and the terms of the Kentucky Business Corporation Act, which currently govern the rights of FNB shareholders. See the section entitled “Comparison of Rights of Shareholders” of this proxy statement/prospectus for more information.

Sales of substantial amounts of FB Financial common stock in the open market by former FNB shareholders could depress the trading price of FB Financial common stock.

Shares of FB Financial common stock that are issued to FNB shareholders in the merger will be, subject to a certain limited exception, freely tradable without restrictions or further registration under the Securities Act. FB Financial currently expects to issue 954,827 shares of FB Financial common stock in connection with the merger. If the merger is completed and if former FNB shareholders sell substantial amounts of FB Financial common stock in the public market following completion of the merger, the trading price of FB Financial common stock may decrease. These sales might also make it more difficult for FB Financial to sell equity or equity-related securities at a time and price that it otherwise would deem appropriate.

FB Financial’s future acquisitions, if any, could dilute your ownership in FB Financial and may cause FB Financial to become more susceptible to adverse economic events. FB Financial has acquired other companies using its common stock as consideration in the past and may acquire or make investments in banks and other complementary businesses using its common stock as consideration in the future. FB Financial may issue additional shares of common stock to pay for such future acquisitions which would dilute your ownership interest in FB Financial. Future business acquisitions could be material to FB Financial, and the degree of success achieved in acquiring and integrating these businesses into FB Financial could have a material effect on the value of FB Financial common stock. In addition, any acquisition could require FB Financial to use substantial cash or other liquid assets or incur debt. In those events, FB Financial could become more susceptible to economic downturns and competitive pressures.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

Certain statements contained in this proxy statement/prospectus may constitute forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements include, without limitation, statements relating to the timing, benefits, costs, and synergies of the merger, and FB Financial’s future plans, results, strategies, and expectations. These statements can generally be identified by the use of the words and phrases “may,” “will,” “should,” “could,” “would,” “goal,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target,” “aim,” “predict,” “continue,” “seek,” “projection,” and other variations of such words and phrases and similar expressions. These forward-looking statements are not historical facts, and are based upon current expectations, estimates, and projections, many of which, by their nature, are inherently uncertain and beyond FB Financial’s control. The inclusion of these forward-looking statements should not be regarded as a representation by the FB Financial or any other person that such expectations, estimates, and projections will be achieved. Accordingly, FB Financial cautions you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions, and uncertainties that are difficult to predict and that are beyond FB Financial’s control. Although FB Financial believes that the expectations reflected in these forward-looking statements are reasonable as of the date of this proxy statement/prospectus, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements.

A number of factors could cause actual results to differ materially from those contemplated by the forward-looking statements including, without limitation:

•	the risk that the cost savings and any revenue synergies from the merger or another acquisition may not be realized or take longer than anticipated to be realized;

•	disruption from the merger with customer, supplier, or employee relationships;

•	the occurrence of any event, change, or other circumstances that could give rise to the termination of the merger agreement with FNB;

•	the failure to obtain necessary regulatory approvals for the merger;

•	the failure to obtain the approval of FNB’s shareholders of the merger proposal;

•	the possibility that the costs, fees, expenses, and charges related to the merger may be greater than anticipated, including as a result of unexpected or unknown factors, events, or liabilities;

•	the failure of the conditions to the merger to be satisfied;

•

the risks related to the integration of acquired businesses (including the merger, FB Financial’s recent acquisition of branches from Atlantic Capital Bank, N.A., and any future acquisitions), including the risk that the integration of the acquired operations with those of FB Financial will be materially delayed or will be more costly or difficult than expected;

•	the risks associated with FB Financial’s pursuit of future acquisitions;

•	the risk of expansion into new geographic or product markets;

•	reputational risk and the reaction of the parties’ customers to the merger;

•	FB Financial’s ability to successfully execute its various business strategies, including its ability to execute on potential acquisition opportunities;

•	the risk of potential litigation or regulatory action related to the merger, and

•	general competitive, economic, political, and market conditions.

Many of these factors are beyond FB Financial’s ability to control or predict. If one or more events related to these or other risks or uncertainties materialize, or if FB Financial’s underlying assumptions prove to be incorrect, actual results may differ materially from the forward-looking statements. Accordingly, you should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date of this proxy statement/prospectus, and FB Financial does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law. New risks and uncertainties may emerge from time to time, and it is not possible for FB Financial to predict their occurrence or how they will affect FB Financial.

FB Financial qualifies all of its forward-looking statements by these cautionary statements.

THE SPECIAL MEETING

Date, Time, and Place of the Special Meeting

The special meeting will be held at the main office of Farmers National which is located at 1595 Veterans Memorial Highway, Scottsville, Kentucky 42164 on Monday, February 10, 2020 at 10:30 a.m. local time in Scottsville, Kentucky.

Matters to Be Considered

The special meeting will be held for the purpose of allowing FNB shareholders to consider and vote upon the following proposals:

•	the merger proposal; and

•	the adjournment proposal.

Recommendation of the FNB Board of Directors

The FNB board of directors has approved and adopted the merger agreement, has determined that the transactions contemplated by the merger agreement, including the merger, are in the best interests of FNB and its shareholders and unanimously recommends that FNB shareholders vote “FOR” the merger proposal and “FOR” the adjournment proposal. See “The Merger—FNB’s Reasons for the Merger; Recommendation of the FNB Board of Directors” in this proxy statement/prospectus for more information.

Record Date and Quorum

The FNB board of directors has authorized FNB’s president to fix the record date and he has fixed the close of business on January 7, 2020 as the record date for determining the FNB shareholders entitled to receive notice of and to vote at the special meeting.

As of the record date, there were 285,938 shares of FNB common stock outstanding and entitled to vote at the special meeting held by approximately 79 holders of record. Each share of FNB common stock entitles the holder to one vote at the special meeting on each proposal to be considered at the special meeting.

The presence at the special meeting, in person or by proxy, of holders of a majority of the outstanding shares of FNB common stock entitled to vote at the special meeting will constitute a quorum for the transaction of business. All shares of FNB common stock present in person or represented by proxy, including abstentions and broker non-votes, if any, will be treated as present for purposes of determining the presence or absence of a quorum for all matters voted on at the special meeting, including any adjournment or postponement thereof (unless a new record date is or must be set for the adjourned or postponed meeting).

Vote Required; Treatment of Abstentions and Failure to Vote

The merger proposal:

•	Required Vote: Approval of the merger proposal requires the affirmative vote of a majority of all the votes entitled to be cast by the holders of outstanding shares of FNB common stock.

•

Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy, fail to either submit a proxy or vote at the special meeting or are a “street name” holder and fail to instruct your bank, broker or other nominee how to vote, it can have the same effect as a vote “AGAINST” the merger proposal.

The adjournment proposal:

•

Required Vote: Whether or not a quorum is present, approval of the adjournment proposal requires that the votes cast in favor of the proposal at the special meeting exceed the votes cast opposing the proposal at the special meeting.

•

Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy, it can have the same effect as a vote against the proposal, and, if you fail to either submit a proxy or vote at the special meeting, or are a “street name” holder and fail to instruct your bank, broker or other nominee how to vote, it will have no effect on the proposal.

Shares Held by Officers and Directors

As of the record date, the directors and executive officers of FNB and their affiliates beneficially owned and were entitled to vote approximately 142,938 shares of FNB common stock, out of 285,938 shares outstanding, representing slightly more than 50% of the shares of FNB common stock outstanding on that date. In connection with entering into the merger agreement, certain directors and executive officers of FNB, in their capacities as individuals, have separately entered into voting agreements (the “voting agreements”) pursuant to which they agreed to vote their beneficially owned shares of FNB common stock in favor of the merger proposal. As of the record date, shares constituting slightly more than 50% of the FNB common stock entitled to vote at the special meeting are subject to voting agreements. See the section entitled “The Merger Agreement—Voting Agreements” for more information. As of the FNB record date, FB Financial and its subsidiaries did not own any shares of FNB common stock.

Voting of Proxies; Incomplete Proxies

Each copy of this proxy statement/prospectus mailed to FNB shareholders is accompanied by a form of proxy card with instructions for voting. If you hold stock in your name as a shareholder of record, you should complete, sign, date and mail your proxy card in the enclosed postage-paid return envelope the proxy card accompanying this proxy statement/prospectus, regardless of whether you plan to attend the special meeting.

If you hold your stock in “street name” through a bank, broker or other nominee, you must direct your bank, broker or other holder of record how to vote in accordance with the instructions you have received from your bank, broker or other holder of record.

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES OF FNB COMMON STOCK THAT YOU OWN. ACCORDINGLY, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY, REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON.

All shares represented by valid proxies that FNB receives through this solicitation, and that are not revoked, will be voted in accordance with your instructions on the proxy card. If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted “FOR” the merger proposal and “FOR” the adjournment proposal. No matters other than the matters described in this proxy statement/prospectus are expected to be presented for action at the special meeting or at any adjournment or postponement thereof. However, if other business properly comes before the special meeting, the proxy agents will, in their discretion, vote upon such matters in their best judgment.

Shares Held in “Street Name”; Broker Non-Votes

Banks, brokers, and other nominees who hold shares of FNB common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokers and other nominees are not allowed to exercise their voting discretion with respect to the approval of matters determined to be “non-routine,” without specific instructions from the beneficial owner. Broker non-votes are shares held by a bank, broker or other nominee that are represented at the special meeting but with respect to which the bank, broker or other nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal and the bank, broker or other nominee does not have discretionary voting power on such proposal. If your bank, broker or other nominee holds your shares of FNB common stock in “street name,” your bank, broker or other nominee will vote your shares of FNB common stock only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your bank, broker or other nominee with this proxy statement/prospectus. FNB believes that the merger proposal and the adjournment proposal are “non-routine” proposals and your bank, broker or other nominee cannot vote your shares of FNB common stock unless you provide specific voting instructions.

Revocability of Proxies and Changes to a FNB Shareholder’s Vote

If you hold your shares of FNB common stock in your name as a shareholder of record, then you may change your vote at any time before your shares are voted at the special meeting by (i) signing and returning a proxy card with a later date, (ii) delivering a written revocation letter to FNB’s corporate secretary, or (iii) attending the special meeting in person, notifying the corporate secretary and voting by ballot at the special meeting.

Any shareholder entitled to vote in person at the FNB special meeting may vote in person regardless of whether a proxy has been previously given, but the mere presence (without notifying FNB’s corporate secretary) of a shareholder at the FNB special meeting will not constitute revocation of a previously given proxy. A revocation or later-dated proxy received by FNB after the vote will not affect the vote.

Written notices of revocation and other communications about revoking your proxy card should be addressed to:

FNB Financial Corp.

1595 Veterans Memorial Highway

Scottsville, Kentucky 42164

Attn: Corporate Secretary

Telephone: (270) 237-3141

If your shares of FNB common stock are held in “street name” by a bank, broker or other nominee, you should follow the instructions of your bank, broker or other nominee regarding the revocation of proxies.

Solicitation of Proxies

The board of directors of FNB is soliciting your proxy in connection with the merger. FNB will bear the cost of soliciting proxies from you. In addition to solicitation of proxies by mail, FNB will request that banks, brokers, nominees and other record holders send proxies and proxy material to the beneficial owners of FNB common stock and secure their voting instructions.

Dissenters’ Rights

If you are a FNB shareholder and if you follow the procedures prescribed by the dissenters’ rights subtitle of the Kentucky Business Corporation Act, you may dissent from the merger agreement and have the fair value of your FNB common stock paid to you in cash. If you follow these procedures, you will not receive FB Financial common stock. The fair value of your shares of FNB common stock, determined in the manner prescribed by the Kentucky Business Corporation Act, will be paid to you in cash. That amount could be more or less than the merger consideration or the market value of shares of FB Financial common stock as of the closing date of the merger. A copy of the dissenters’ rights subtitle is appended to the accompanying proxy statement/prospectus as

Appendix B. See the section entitled “The Merger—Dissenters’ Rights” in this proxy statement/prospectus for more information. A dissenting shareholder will be entitled to payment only if written notice of intent to demand payment is delivered to FNB before the vote is taken and the shareholder does not vote in favor of the merger agreement.

Attending the Special Meeting

All FNB shareholders, including holders of record and shareholders who hold their shares through banks, brokers, nominees or any other shareholder of record, are invited to attend the special meeting. Shareholders of record of FNB common stock can vote in person at the special meeting. If you are not a shareholder of record (i.e., if your shares are held for you in “street name”), you must obtain a legal proxy, executed in your favor, from the record holder of your shares, such as a bank, broker or other nominee, to be able to vote in person at the special meeting. The use of cameras, sound recording equipment, communications devices, or any similar equipment during the special meeting is prohibited without FNB’s prior written consent. Whether or not you intend to be present at the special meeting, you are urged to sign, date, and return your proxy card promptly. If you are then present and wish to vote your shares in person, your original proxy may be revoked by voting by ballot at the special meeting.

Delivery of Proxy Materials to FNB Shareholders Sharing an Address

Only one copy of this proxy statement/prospectus is being delivered to multiple FNB shareholders sharing an address unless FNB has previously received contrary instructions from one or more such shareholders. This is referred to as “householding.” Shareholders who hold their shares in “street name” can request further information on householding through their banks, brokers or other nominees. Upon receipt of written or oral request, FNB will deliver promptly a separate copy of this proxy statement/prospectus to a shareholder at a shared address to which a single copy of this proxy statement/prospectus was delivered.

Assistance

If you have any questions concerning the merger, the merger agreement or this proxy statement/prospectus, would like additional copies of this joint proxy statement/prospectus, or need help voting your shares of FNB common stock, please contact:

FNB Financial Corp.

1595 Veterans Memorial Highway

Scottsville, Kentucky 42164

Attn: Dan M. Harbison, EVP &Corporate Secretary

Telephone: (270) 237-3141

PROPOSALS

Proposal Number 1: Merger Proposal

FNB is asking its shareholders to approve and adopt the merger agreement and the transactions contemplated thereby, including the merger. FNB shareholders should read this proxy statement/prospectus carefully and in its entirety, including the Appendices and the documents incorporated by reference into this proxy statement/prospectus, for more detailed information concerning the merger agreement, the merger the other transaction contemplated thereby. A copy of the merger agreement is appended to this proxy statement/prospectus as Appendix A.

After careful consideration, FNB’s board of directors has determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of FNB and its shareholders and has unanimously approved and adopted the merger agreement. See the section entitled “The Merger—FNB’s Reasons for the Merger; Recommendation of the FNB Board of Directors” in this proxy statement/prospectus for more information.

Approval of the merger proposal requires the affirmative vote of a majority of all the votes entitled to be cast by the holders of outstanding shares of FNB common stock. If you mark “ABSTAIN” on your proxy, fail to either submit a proxy or vote at the special meeting or are a “street name” holder and fail to instruct your bank, broker or other nominee how to vote, it can have the same effect as a vote “AGAINST” the merger proposal.

Your vote is important. The merger cannot be completed unless FNB’s shareholders approve the merger proposal.

If you are a FNB shareholder and if you follow the procedures prescribed by the dissenters’ rights subtitle of the Kentucky Business Corporation Act, you may dissent from the merger agreement and have the fair value of your FNB common stock paid to you in cash. If you follow these procedures, you will not receive FB Financial common stock. The fair value of your shares of FNB common stock, determined in the manner prescribed by the Kentucky Business Corporation Act, will be paid to you in cash. That amount could be more or less than the merger consideration or the market value of shares of FB Financial common stock as of the closing date of the merger. A copy of the dissenters’ rights subtitle is appended to the accompanying proxy statement/prospectus as Appendix B. See the section entitled “The Merger—Dissenters’ Rights” in this proxy statement/prospectus for more information. A dissenting shareholder will be entitled to payment only if written notice of intent to demand payment is delivered to FNB before the vote is taken and the shareholder does not vote in favor of the merger agreement.

THE FNB BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT FNB SHAREHOLDERS VOTE “FOR” THE MERGER PROPOSAL.

Proposal Number 2: Adjournment Proposal

The special meeting may be adjourned or postponed to another time or place, if necessary or appropriate, to permit, among other things, further solicitation of proxies if necessary to obtain additional votes in favor of the merger proposal.

If, at the special meeting, the number of shares of FNB common stock present or represented by proxy and voting in favor of the merger proposal is insufficient to approve the merger proposal, FNB intends to move to adjourn the special meeting in order to solicit additional proxies for the approval of the merger proposal.

FNB does not intend to call for a vote on the merger proposal at the special meeting if the votes cast in favor of the merger proposal are insufficient to approve it.

In this proxy statement/prospectus, FNB is asking its shareholders to authorize the holder of any proxy solicited by the FNB board of directors on a discretionary basis to vote in favor of adjourning the special meeting to another time and place, if necessary or appropriate, to permit, among other things, the solicitation of additional proxies, including the solicitation of proxies from FNB shareholders who have previously voted.

Approval of the adjournment proposal requires that the votes cast in favor of the proposal at the special meeting exceed the votes cast opposing the proposal at the special meeting. If you mark “ABSTAIN” on your proxy, it can have the same effect as a vote against the proposal, and, if you fail to either submit a proxy or vote at the special meeting, or are a “street name” holder and fail to instruct your bank, broker or other nominee how to vote, it will have no effect on the proposal.

Except as required by the Kentucky Business Corporation Act or FNB’s bylaws, the FNB board of directors is not required to fix a new record date to determine the FNB shareholders entitled to vote at the adjourned special meeting. At the adjourned special meeting, any business may be transacted which might have been transacted at the special meeting. If the FNB board of directors does not fix a new record date, it is not necessary to give any notice of the time and place of the adjourned special meeting other than an announcement at the special meeting at which the adjournment is taken, unless the adjournment is for more than 120 days after the date fixed for the original special meeting. If a new record date is fixed, notice of the adjourned special meeting shall be given as in the case of an original special meeting.

THE FNB BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT FNB SHAREHOLDERS VOTE “FOR” THE ADJOURNMENT PROPOSAL.

INFORMATION ABOUT FB FINANCIAL CORPORATION AND FIRSTBANK

Overview

FB Financial Corporation is a bank holding company headquartered in Nashville, Tennessee. FB Financial’s wholly owned bank subsidiary, FirstBank, is the third largest Tennessee-headquartered bank, based on total assets. FirstBank provides a comprehensive suite of commercial and consumer banking services to clients in select markets primarily in Tennessee, North Alabama, and North Georgia. FB Financial footprint has 68 full-service bank branches serving the Nashville, Chattanooga (including North Georgia), Knoxville, Memphis, Jackson, and Huntsville, Alabama markets and 16 community markets throughout Tennessee and North Georgia. FirstBank also provides mortgage banking services utilizing its bank branch network and mortgage banking offices strategically located throughout the southeastern United States and a national internet delivery channel. Additionally, FirstBank provides mortgage banking services utilizing its bank branch network and mortgage banking offices strategically located throughout the southeastern United States and a national internet delivery channel.

Throughout its history, FirstBank has steadfastly maintained a community banking approach of personalized relationship-based service. As FirstBank has grown, maintaining this relationship-based approach utilizing local, talented and experienced bankers in each market has been an integral component of its success. FirstBank’s bankers utilize their local knowledge and relationships to deliver timely solutions to its clients. FirstBank empowers these bankers by giving them local decision-making authority supplemented by appropriate risk oversight. In FirstBank’s experience, business owners and operators prefer to deal with decision makers, and FirstBank’s banking model is built to place the decision maker as close to the client as possible. FirstBank has designed its operations, technology, and centralized risk oversight processes to specifically support its operating model. FirstBank deploys this operating model universally in each of its markets, regardless of size. We believe we have a competitive advantage in our markets versus both smaller community banks and larger regional and national banks. FirstBank’s robust offering of products, services and capabilities differentiates it from community banks and FirstBank’s significant local market knowledge, client service level and the speed with which it is able to make decisions and deliver its services to customers differentiates it from larger regional and national banks.

FirstBank seeks to leverage its operating model by focusing on profitable growth opportunities across its footprint, focused primarily on both high-growth metropolitan markets and stable and growing community markets. As a result, FirstBank is able to strategically deploy its capital across our markets to take advantage of those opportunities that it believes provide the greatest certainty of profitable growth and the highest returns.

As of September 30, 2019, FB Financial had total consolidated assets of approximately $6.1 billion, total deposits of approximately $4.9 billion, and total shareholders’ equity of approximately $0.7 billion.

The principal executive office of FB Financial Corporation and FirstBank is located at 211 Commerce Street, Suite 300, Nashville, Tennessee 37201, and the telephone number is (615) 564-1212.

FB Financial’s website is located at www.firstbankonline.com. The information provided on FB Financial’s website is not a part of this proxy statement/prospectus and therefore is not incorporated by reference into this proxy statement/prospectus.

Listing and trading market for common stock

FB Financial’s common stock trades on the NYSE under the symbol “FBK.”

Recently Completed Mergers and Acquisitions

On April 5, 2019, FirstBank completed an acquisition of eleven Tennessee and three Georgia branch locations from Atlantic Capital Bank, N.A., a national banking association and a wholly owned subsidiary of Atlantic

Capital Bancshares, Inc., further increasing market share in existing markets and expanding FirstBank’s footprint into new locations. All of the operations of the acquired branches are included in the Banking segment.

Additional Information

Additional information about FB Financial and its subsidiaries is included in documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” of this proxy statement/prospectus for more information.

INFORMATION ABOUT FNB FINANCIAL CORP.

AND FARMERS NATIONAL BANK OF SCOTTSVILLE

Overview

FNB Financial Corp., a Kentucky corporation, is a bank holding company and FNB is the sole shareholder of Farmers National Bank of Scottsville, a national banking association organized under the laws of the United States. Farmers National was founded in 1923 and has three branches in Bowling Green, Kentucky and two branches in Scottsville, Kentucky.

As of September 30, 2019, FNB had total consolidated assets of approximately $251.1 million, total deposits of approximately $202.3 million, and total shareholders’ equity of approximately $41.3 million.

The principal executive office of FNB and Farmers National is located at 1595 Veterans Memorial Highway, Scottsville, Kentucky 42164, and the telephone number is (270) 237-3141.

FNB’s website is located at www.farmersnationalky.com. The information provided on FNB’s website is not a part of this proxy statement/prospectus and therefore is not incorporated by reference into this proxy statement/prospectus.

THE MERGER

The following is a summary of the merger. The discussion in this proxy statement/prospectus of the merger does not purport to be complete and is qualified by reference to the full text of the merger agreement and the other appendices attached to, and incorporated by reference into, this proxy statement/prospectus. You are urged to read the merger agreement carefully, and a copy of the merger agreement is attached as Appendix A to this proxy statement/prospectus.

General

FNB’s board of directors is using this document to solicit proxies from the holders of FNB common stock for use at the FNB special meeting. At the FNB special meeting, holders of FNB common stock will be asked to vote upon, among other things, the approval of the merger agreement.

The merger will not be completed unless, among other things, holders of FNB’s common stock approve the merger agreement by the requisite vote.

This section of this proxy statement/prospectus describes certain aspects of the merger, including the background of the merger and the parties’ reasons for the merger.

Transaction Structure

FB Financial’s board of directors and FNB’s board of directors each has approved the merger agreement, which provides for the merger of FNB into FB Financial with FB Financial continuing as the surviving corporation. Immediately following this merger, Farmers National will merge with and into FirstBank with FirstBank continuing as the surviving bank. References to the “merger” in this proxy statement/prospectus refer to the merger of FNB with and into FB Financial, unless the context clearly indicates otherwise.

The parties expect to complete the merger in the first quarter of 2020. Subject to the terms, conditions and adjustments set forth in the merger agreement, each share of FB Financial common stock issued and outstanding at the effective time of the merger will remain issued and outstanding as one share of common stock of FB Financial, and each share of FNB common stock issued and outstanding at the effective time of the merger will be converted into (i) 4.7704 shares of FB Financial common stock, (ii) a cash payment equal to $174.86 (subject to adjustment) or (iii) a mix of stock and cash, with fractional shares being paid in cash as described below. See “The Merger Agreement—Merger Consideration” in this proxy statement/prospectus for more information.

FB Financial’s charter and bylaws will be the charter and bylaws of the surviving corporation after the completion of the merger. After the merger, the individuals who comprise the board of directors of FB Financial will continue to comprise the board of directors of the surviving corporation after the completion of the merger.

FB Financial and FNB may jointly amend the terms of the merger agreement, and each party may waive their respective rights to require the other parties to adhere to any of those terms, to the extent legally permissible. However, after the approval of the merger proposal by the FNB shareholders, no amendment or waiver that reduces or changes the form of the merger consideration that will be received by FNB shareholders may be accomplished without the further approval of such shareholders.

Background of the Merger

FB Financial’s and FNB’s board of directors and management, as part of the ongoing oversight and management of their respective companies, have each periodically reviewed and assessed their respective companies’ business objectives, strategic direction, and long-term prospects, and have considered ways to enhance their respective companies’ value for shareholders. For each company, these reviews have included periodic discussions with respect to strategic alternatives, including potential business combinations and acquisitions. In evaluating any potential strategic alternatives, each company’s board of directors considered as important the cultural alignment, retention of talent and operational continuity of the surviving entity. The FNB board of directors also considered the prospects of FNB’s continued independence and profitable growth under current economic and competitive conditions and the increasing costs that disproportionately burden smaller community banks like Farmers National.

On September 12, 2018, James W. Ayers, FB Financial’s Executive Chairman and Christopher T. Holmes, FB Financial’s President and Chief Executive Officer, met with representatives of the Turner family, including James Stephen Turner, Chairman and Chief Executive Officer of FNB, Frederick L. Rather, President of FNB, and Wayne Anderson, Turner Family Office Chief Financial Officer and representative, to discuss a potential combination of their respective institutions. At this meeting, the parties discussed general matters relating to pricing, consideration, and other transactional issues.

On October 10, 2018, Mr. Ayers, Mr. Holmes, Mr. Turner and Mr. Rather met to further discuss the potential transaction.

On October 18, 2018, FB Financial provided an informal summary of proposed transaction terms to FNB. On October 29, 2018, the parties executed a mutual nondisclosure agreement and thereafter established a data site whereby FNB provided limited diligence information for FB Financial’s review.

On January 22, 2019, Mr. Ayers, Mr. Holmes, Mr. Turner and Mr. Rather met to discuss the transaction’s pricing and timing.

From February 2019 through March 2019, FB Financial and FNB, with the assistance of their respective advisors, finalized the terms of the merger agreement and the related ancillary agreements, including the bank merger agreement and the form of voting agreement. Negotiations continued through March 22, 2019, at which time outside legal counsel of FNB and FB Financial, working with their clients, finalized the terms of the merger agreement and related ancillary agreements for presentation to the respective boards of directors.

On March 22, 2019, the FB Financial board of directors met to review the terms of the draft merger agreement. At this meeting, the FB Financial board of directors voted to approve the draft merger agreement and authorized management to proceed with finalizing the agreement and ancillary documents.

Mr. Ayers and David Burden, FirstBank’s West Tennessee Market President, met in Bowling Green with Mr. Rather and Mr. Dan M. Harbison, Executive Vice President and Corporate Secretary of FNB and the Chief Executive Officer of Farmers National, to discuss integration of the two institutions, employment matters, and the establishment of an advisory board for the Bowling Green and Scottsville markets.

On April 16, 2019, Mr. Ayers, Mr. Holmes, and Mr. Rather met to discuss the status of the proposed merger. Following discussions, the parties determined it to be in the best interest of both companies to delay proceeding with executing a definitive merger agreement.

On May 16, 2019, the parties executed a revised letter of intent, including terms related to the extension of the execution of the definitive agreement and related terms.

From April through early August 2019, Mr. Holmes and Mr. Rather communicated regularly and expressed their shared desire to finalize and execute a definitive merger agreement.

On September 6, 2019, Mr. Holmes and Mr. Rather met to again discuss the terms of the potential transaction.

Starting in approximately late August of 2019, the parties agreed that they would proceed with negotiations of a definitive merger agreement and related “ancillary documents” including voting agreements to be signed by the directors and executive officers of FNB. Drafts and comments were exchanged between counsel for the respective parties and a form of definitive agreement and other agreements were agreed by counsel, subject to approval by the respective boards of directors.

On September 17, 2019, the FNB board of directors held a special meeting. All directors attended except for one director who was unavailable due to illness. Senior management and representatives of Mercer and Small & Company also attended. A representative of Mercer reviewed with the FNB board of directors Mercer’s financial analysis of the proposed merger (subsequently confirmed in writing) and confirmed for the board that Mercer was prepared to deliver the oral opinion of Merger to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Mercer as set forth in its written fairness opinion, the merger consideration to be received by FNB shareholders in the proposed merger with FB Financial was fair, from a financial point of view, to FNB shareholders. Mercer informed the FNB board of directors that their preliminary oral fairness opinion would be updated, and confirmed in a written fairness opinion addressed to the FNB board of directors, on the date the merger agreement was to be executed. At the meeting, a representative of Small & Company reviewed FNB directors’ fiduciary duties in the context of their consideration of the proposed merger with FB Financial, including the fiduciary duties of care and loyalty, and related matters. Small & Company and Mercer’s representatives also summarized the results of reverse due diligence conducted on FB Financial, and reviewed in detail the terms of the proposed merger agreement and related ancillary documents, copies of which were distributed to the FNB board of directors in advance of the meeting. Small & Company’s representative also reviewed the proposed voting agreement and other ancillary documents that all FNB directors would be required to sign concurrently with the signing of the merger agreement. In addition, Mr. Frederick L. Rather discussed the advisory board to be created by FB Financial after the merger. Board members asked questions of Mr. Rather and the representatives of Mercer and Small & Company concerning timing, impact on employees and customers, the anticipated special meeting of shareholders, and other matters related to the merger. At the conclusion of the meeting, the FNB board of directors approved the merger agreement and the transactions described therein and adopted various resolutions authorizing certain officers to facilitate completion of the merger.

On September 16, 2019, the FB Financial board of directors held a special meeting to review the terms of the proposed merger agreement with FNB. A representative of Waller Lansden reviewed the fiduciary duties of the directors in the context of the strategic transaction and summarized and discussed the material terms and conditions set forth in the merger agreement and related ancillary documents, including the developments and changes to the merger agreement and related ancillary documents since the FB Financial board of directors’ March 22, 2019 meeting. Mr. Holmes and Mr. Gordon then discussed the benefits of the transaction to FB Financial and its shareholders, including the factors described under “—FB Financial’s Reasons for the Merger” After considering the proposed terms of the merger agreement and the various presentations of its advisors, and taking into consideration the matters discussed during the meeting, including factors described under “—FB Financial’s Reasons for the Merger,” the FB Financial board of directors unanimously voted to (1) adopt the merger agreement and (2) authorize members of FB Financial management to execute and deliver the merger agreement, and all related documents, on behalf of FB Financial.

FB Financial’s Reasons for the Merger

FB Financial’s board of directors concluded that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of FB Financial and its shareholders. In deciding to approve the merger, the merger agreement and transactions contemplated by the merger agreement, FB Financial’s board of directors considered a number of factors, including, without limitation, the following:

•	The branches of Farmers National are in the Scottsville and Bowling Green, Kentucky markets which complements FirstBank’s current geographic footprint in Middle Tennessee.

•	Expansion of FirstBank’s regional branch network will allow for more convenient banking for FirstBank’s existing retail and business clients.

•	The merger would provide opportunities to leverage FirstBank’s senior executive officers’ experience, reduce operating expenses and utilize the scalable infrastructure already in place at FirstBank.

•

FB Financial believes that the Bowling Green, Kentucky banking market provides opportunities for prudent loan growth, which can be supported by FirstBank’s existing underwriting, credit and loan administration functions.

•	The merger is consistent with FirstBank’s philosophy of service to the community and provides a solid foundation for growth.

•	The merger would enhance FirstBank’s standing as an attractive alternative to large nationwide and regional banks.

•	FirstBank has demonstrated its ability to successfully integrate acquired branches.

•	After the merger, FirstBank would remain well capitalized and profitable, even after the absorption of initial acquisition costs.

•	The merger is expected to increase earnings.

The foregoing discussion of the information and factors considered by FB Financial’s board of directors is not exhaustive, but includes the material factors considered by the FB Financial board of directors. In view of the wide variety of factors considered by the FB Financial board of directors in connection with its evaluation of the merger and the complexity of such matters, the FB Financial board of directors did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. The FB Financial board of directors asked questions of FB Financial’s management and FB Financial’s legal and financial advisors, and reached general consensus that the merger was in the best interests of FB Financial and FB Financial shareholders.

In considering the factors described above, individual members of the FB Financial board of directors may have given different weights to different factors. It should be noted that this explanation of FB Financial board’s reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Regarding Forward-Looking Statements” in this proxy statement/prospectus.

The FB Financial board of directors determined that the merger, the merger agreement and the issuance of FB Financial common stock in connection with the merger are in the best interests of FB Financial and its shareholders.

FNB’s Reasons for the Merger; Recommendation of the FNB Board of Directors

After careful consideration, FNB’s board of directors has determined that the merger is advisable and in the best interests of FNB’s shareholders and has unanimously approved and adopted the merger agreement. In approving the merger agreement, FNB’s board of directors consulted with Mercer with respect to the financial aspects of the merger and with its outside legal advisor as to its legal duties and the terms of the merger agreement.

The FNB board of directors’ reasons for considering the proposed merger with FB Financial and for recommending this merger to our shareholders are many. Not all directors may have agreed with all of the factors discussed below and not all directors may have placed the same weight on the many factors considered. However, the board of director’s primary reasons for authorizing the merger and signing the Merger Agreement and related documents can be further summarized as follows:

•

There exists no established trading market in the shares of FNB common stock. Most shares are traded through privately negotiated transactions and liquidity in the FNB common stock is limited. The board of directors believes that the lack of liquidity is disadvantageous to FNB shareholders. Shares of FB

Financial are listed on the NYSE and the FB Financial shares issued to shareholders of FNB as part of the merger consideration will be promptly listed on the NYSE.

•

The board of directors believes, based on its own analysis and that of its financial advisor, that the price being offered by FB Financial is fair to shareholders of FNB from a financial point of view. The fact that the price is deemed “fair” does not mean that it is the absolute best price but principally that it is a reasonable price based on FNB’s (and Farmers National’s) equity, assets, earnings stream, and comparable matters. “See—Opinion of the Financial Advisor to FNB” for additional information.

•

The board of directors believes that it was an opportune time to merge with a larger entity (such as FB Financial) in light of the necessity of meeting the rapidly rising costs of operating in the increasingly competitive financial services market, including those related to compliance, technology, and cybersecurity. The costs of compliance, technology, and cybersecurity can generally be more efficiently spread over the far larger assets of FNB and FB Financial after the merger.

•	The board of directors believes that current uncertainties and volatilities in banking and other markets make this a good time to consider and to effectuate the merger of FNB into a larger company.

•

The board of directors believes that our continued ability to pay dividends, as long as we maintained our $42 million FNB target equity (FNB’s net shareholders equity plus Farmers National’s allowance for loan and lease losses), until three business days before the effective time of the merger offset the impact of the limitations on the merger consideration and possible delays in completing the merger.

•	The board of directors believes that FB Financial and FirstBank share FNB’s values related to customer service and inclusiveness.

•

The board of directors has concluded that, among other things, the merger will provide FNB’s shareholders with substantial benefits and will enable the surviving corporation to enjoy expanded opportunities for profitable growth and better serve its customers.

•

The board of directors believes that FNB shareholders should be offered the opportunity to vote on a proposal to exchange their shares in FNB for more liquid FB Financial stock, as well as to receive some or all cash (as elsewhere explained in this document), rather than not to have that opportunity.

In making its decision to recommend the merger to FNB shareholders, the board of directors also recognized that there may be negative impacts, such as the following.

•	The merger agreement placed certain limits on FNB’s operations.

•	There was a risk of reputational damage should the merger be announced but not completed.

•	There existed (and exists) the risk that the merger agreement and related voting agreements could impede or prevent another interested purchaser from making an offer to acquire FNB.

•	The merger agreement fixed the consideration in terms of shares and cash, which might have proven (or might prove) disadvantageous to FNB shareholders prior to completion of the merger.

•	Shareholders receiving cash can be expected to be required to pay federal income tax on the cash-portion of the merger consideration that they receive.

•	FB Financial and FirstBank may not have the same approach to lending or products that FNB and Farmers National have.

•	It cannot be assured that FB Financial and FirstBank will have the same commitment to the customers and communities fostered by FNB and Farmers National.

•	Some employees of FNB and Farmers National may be displaced or their jobs changed.

•	An investment (by virtue of the merger) in FB Financial stock may not be as valuable or as liquid as expected.

•

All the board members will cease to be members of the FNB board, although certain members will be invited to serve on an advisory board, and none will be elected to FB Financial’s or FirstBank’s boards in connection with the merger.

In order to obtain this opportunity for FNB shareholders to vote on whether or not to approve the merger proposal, the directors of FNB have been required, without compensation other than the merger consideration, to sign agreements limiting their activities, including their ability to serve on other bank boards, for two years after the merger becomes effective (or unless and until there is a change in control of FB Financial during the two-year period). They have also been required to sign “voting” agreements, for no additional compensation other than the merger consideration, in which they agree to vote their shares for the merger, as well as a release of certain claims that they may have against FNB or Farmers National Bank.

The foregoing discussion of the information and factors considered by FNB’s board of directors is not exhaustive. It does, however, include the material factors considered by the FNB’s board of directors. In view of the wide variety of factors considered by the FNB board of directors in connection with its evaluation of the merger and the complexity of such matters, the FNB board of directors did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. FNB’s board asked questions of its management as well as its legal and financial advisors, and reached general consensus that the merger was in the best interests of FNB and FNB’s shareholders.

In considering the factors described above, individual members of the FNB board of directors may have given different weights to different factors. It should be noted that this explanation of the FNB board’s reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Regarding Forward-Looking Statements” in this proxy statement/prospectus.

It is the board’s judgment, despite these and other potential negative factors, that the merger is in the best interests of FNB’s shareholders as a group and offers shareholders the ability to receive cash from and/or the stock of FB Financial for what the board of directors and its financial advisor believe to be a fair price. Also, shareholders who disagree with the merger or the merger consideration have the right to dissent. See “The Merger—Dissenters’ Rights” starting on page 48.

Opinion of Financial Advisor to FNB

On March 8, 2019, FNB executed an engagement agreement with Mercer to provide financial advisory services to FNB, including a written opinion to the FNB board of directors as to the fairness, from a financial point of view to FNB shareholders, of the merger consideration to be paid to FNB shareholders. FNB selected Mercer because Mercer is a nationally recognized financial advisory firm with substantial experience in transactions similar to the merger. As part of its financial advisory business, Mercer is continually engaged in the valuation of financial services businesses and their securities in connection with mergers and acquisitions.

On September 17, 2019, the FNB board of directors held a meeting to evaluate the proposed merger with FB Financial. At this meeting Mercer reviewed the financial aspects of the proposed merger and rendered an oral opinion (subsequently confirmed in writing) that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Mercer as set forth in such opinion, the merger consideration to be paid to FNB is fair, from a financial point of view, to the holders of FNB common stock. The FNB board of directors approved the merger agreement at this meeting.

The description of the opinion set forth herein is qualified in its entirety by reference to the full text of the opinion, which is appended to this proxy statement/prospectus as Appendix C and is incorporated in this proxy statement/prospectus by reference, and describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Mercer in preparing the opinion.

Mercer’s opinion speaks only as of the date of the opinion, and Mercer has undertaken no obligation to update or revise its opinion. The opinion was for the information of, and was directed to, the FNB board of directors in connection with its consideration of the financial terms of the merger. The opinion addressed only the fairness, from a financial point of view, of the consideration to be paid to FNB in the merger. It did not address the underlying business decision of FNB to engage in the merger. Mercer’s opinion did not and does not constitute a recommendation to the FNB board of directors in connection with the merger, and it does not constitute a recommendation to any FNB shareholder or any shareholder of any other entity as to how to vote in connection with the merger or any other matter. FNB and FB Financial determined the merger consideration through the negotiation process without assistance of Mercer.

In rendering its opinion, Mercer reviewed, among other things:

•	Agreement and Plan of Merger between the FB Financial Parties and FNB Parties, dated September 17, 2019;

•	Audited financial statements for FNB for the fiscal years ended December 31, 2014, 2015, 2016, 2017 and 2018;

•	Form 10-K for FB Financial for the fiscal years ended December 31, 2016, 2017 and 2018 and Form 10-Q for the quarters ended March 31 and June 30, 2019;

•	Internally-prepared financial statements for FNB for the fiscal years ended December 31, 2016, 2017 and 2018 and the interim period-ended August 31, 2019;

•	FB Financial’s second quarter earnings report disseminated to the public, dated July 22, 2019;

•

Regulatory Call Report data for the FNB Parties and the FB Financial Parties as compiled by S&P Global Market Intelligence (“S&P Global”) for the fiscal years ended December 31, 2014, 2015, 2016, 2017, and 2018 and the quarters ended March 31 and June 30, 2019;

•	Budgeted financial statements for the fiscal year ended December 31, 2019, for FNB, prepared by management of FNB;

•	Consensus EPS and other financial estimates for fiscal years 2019, 2020 and 2021 as calculated by the sell-side analysts who cover FB Financial and compiled by S&P Global; and

•	Certain other materials provided by management or otherwise obtained by Mercer deemed relevant to prepare this opinion.

Mercer’s opinion was necessarily based upon conditions as they existed and could be evaluated on the date of the opinion and the information made available to Mercer through the date of the opinion. In conducting its review and arriving at its opinion, Mercer relied upon the accuracy and completeness of all of the financial and other information provided to it or otherwise publicly available. Mercer did not independently verify the accuracy or completeness of any such information or assume any responsibility for such verification or accuracy. Mercer relied upon management of FNB as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and basis therefore) provided to Mercer. Mercer assumed that such forecasts and projections reflected the best currently available estimates and judgments of management and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by management.

Mercer did not examine FNB’s loan portfolio or the adequacy of the loan loss reserve. Mercer did not make or obtain any evaluation or appraisal of the assets or liabilities of FNB, FB Financial or their respective affiliates, nor did it examine any individual credit files. Mercer was not asked to and did not undertake any independent verification of any such information, and Mercer did not assume any responsibility or liability for the accuracy and completeness thereof.

The projections incorporated in Mercer’s analysis reflect the 2019 budget and thereafter assumptions provided by FNB management regarding annual asset growth, profitability and the like. The projections are inherently uncertain, including factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in the projections.

The following is a summary of the material analyses presented by Mercer to the FNB board of directors on September 17, 2019, in connection with the rendering of its fairness opinion. The summary is not a complete description of the analyses underlying the Mercer opinion, or the presentation, but summarizes the material analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to the partial analysis or summary description. In arriving at its opinion, Mercer did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses. Accordingly, Mercer’s analyses and the summary of its analyses must be considered as a whole, and selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion.

Summary of the Proposed Merger. The merger agreement provides that, at the effective time of the merger and subject to the terms, conditions and adjustments set forth in the merger agreement, FNB shareholders may elect to receive $174.86 per share in cash, 4.7704 shares of FB Financial common stock per FNB share, or a mixture of cash and FB Financial common stock such that the total consideration shall consist of no more than $15.0 million of cash and 954,827 shares of FB Financial common stock. The transaction was negotiated in the fall of 2018 when an agreed upon aggregate value of $50.0 million was reached, which equated to $174.86 per share and the exchange ratio was based upon a value of $36.66 per FB Financial share. Mercer calculated the implied aggregate value of the merger consideration to be $51.9 million based upon the sum of $15.0 million of cash and the product of 954,827 shares of FB Financial common stock and the closing price on September 16, 2019 of $38.67 per share.

Mercer calculated the implied total merger consideration as of September 16, 2019 to equate to:

•	129% of FNB’s book value as of June 30, 2019;

•	129% of FNB’s tangible book value as of June 30, 2019;

•	152% of core tangible book value as of June 30, 2019, based upon an 9.0% core equity ratio with excess capital valued dollar-for-dollar;

•	16.4 times net income for the latest twelve months, which we refer to as LTM, for the period ended June 30, 2019;

•	12.1 times pro forma earnings based upon the sum of LTM earnings and expense savings equal to 20% of FNB’s annual overhead on an after-tax basis; and

•	6.9% core deposit premium based upon the premium to tangible book value divided by FNB’s estimated core deposits as of June 30, 2019.

Guideline Transactions Analysis. Mercer reviewed acquisition multiples for banks and thrifts with similar characteristics to FNB as reported by S&P Global, a firm that tracks public market and M&A pricing in the financial services industry. The database was screened by Mercer for the following characteristics to derive three groups of banks and thrifts that had agreed to be acquired.

(a)	Kentucky Group consisting of 36 banks that were domiciled in Kentucky which had agreed to be acquired since year-end 2013 in which pricing was disclosed. Within the Kentucky group Mercer considered the acquisition of Bowling Green-based Citizens Financial Corporation (which is referred to as Citizens) by German American Bancorp as particularly relevant given the proximity to FNB and recent timing (announced May 22, 2018).

(b)	Tennessee Group consisting of 27 banks that were domiciled in Tennessee which had agreed to be acquired since year-end 2013 in which pricing was disclosed.

(c)

National Group consisting of 21 banks that had agreed to be acquired since year-end 2016 with assets between $100 million and $300 million, an LTM return on assets of at least 1.0%, and tangible equity ratio of at least 10% in which pricing was disclosed.

Mercer developed a range of value based upon the median multiples observed for the guideline transactions and the acquisition of Bowling Green, Kentucky-based Citizens Financial Corporation as follows:

(a)

Equity Value to LTM Earnings: The multiples applied were based upon the range of 14.2 to 20.1x calculated from the three transaction groups and Citizens described previously. The range of value for FNB was $44.9 to $63.6 million and was derived from the product of FNB’s reported LTM net income and the guideline transactions multiples.

(b)

Equity Value to LTM Core Earnings available to common shareholders: The multiples applied were based upon the range of 13.2 to 17.2x calculated from the three transaction groups described previously. The range of value for FNB was $42.3 to $55.0 million and was derived from the product of FNB’s core LTM net income and the guideline transactions multiples.

(c)

Equity Value to Core Tangible Equity at 9.0%: The multiples applied were based upon the range of 1.44x to 1.69x calculated from the three transaction groups and Citizens described previously. The range of value for FNB was $50.4 to $55.9 million and was derived from the product of FNB’s June 30, 2019 tangible book value (normalized to a tangible equity ratio of 9.0%) and the guideline transactions multiples with the excess equity valued dollar-for-dollar added at the end.

(d)

Core Deposit Premium plus Tangible Book Value: The premiums applied were based upon the range of 4.3% to 9.5% calculated from the three transaction groups and Citizens described previously. The range of value for FNB was $47.5 to $56.2 million and was derived from the product of FNB’s June 30, 2019 core deposits and the guideline core deposit premiums (%) plus tangible book value.

Median Multiples	FNB—FBK	Kentucky	Tennessee	National	Citizens
P/E LTM	16.4x	20.1x	17.3x	14.7x	14.2x
P/E Core	16.2x	17.2x	NA	13.2x	14.2x
P/Core TBV	151%	144%	160%	169%	152%
Core Dep Prem	6.9%	4.3%	7.6%	9.5%	6.8%
Median Value	$51.9	$19.0	$48.0	$37.0	$48.5
Indicated Values		Kentucky	Tennessee	National	Citizens
P/E LTM		$63.6	$54.8	$46.6	$44.9
P/E Core		$55.0	NA	$42.3	$45.3
P/Core TBV		$50.4	$54.0	$55.9	$52.1
Core Dep Prem		$47.5	$53.2	$56.2	$51.8

Discounted Cash Flow Analysis. Mercer performed a discounted cash flow analysis to estimate a range of present values of after-tax cash flows that would accrue to FNB shareholders. The discounted cash flow analysis is a widely used valuation method that relies upon numerous assumptions, including asset and earnings growth rates, minimum tangible common equity ratios, terminal values and discount rates. The analysis did not purport to be indicative of the actual values or expected values of FNB.

In performing this analysis, Mercer relied on guidance from management to derive projected cash flows available for common shareholders for fiscal years 2019 through 2023. The analysis examined two scenarios:

(a)	Sell Later: This scenario was based upon management’s guidance that incorporates the 2019 budget and 5% earnings and asset growth.

(b)

Distribute Excess Capital and Sell Later: This scenario uses the same growth assumptions as the first scenario but distributable cash flow is measured as excess capital that exists now and is created in future years that is in excess of the amount necessary to maintain a 10.0% equity ratio.

Mercer derived discount rates of 14.0% and 15.0% based upon the sum of (a) 2.17% for the risk-free rate derived from the yield on 20-year U.S. Treasuries; (b) the product of the estimated small cap bank industry beta of 0.84x and the common stock premium of 5.50% based upon Mercer’s review of long-term market return data; (c) a 5.22% small capitalization stock equity premium based on the comparability of FNB to similarly-sized companies in the micro-capitalization size category of the Duff & Phelps Cost of Capital Navigator database2; and (d) a 2.0% to 3.0% incremental risk premium Mercer deemed to be appropriate given company specific risk associated with FNB for its lack of geographic diversity and key-man dependency. The terminal value reflects an average of capitalized earnings and tangible book value based upon the implied multiples derived from the FB Financial transaction.

Mercer derived a discount rate of 14.0% for use in the Sell Later scenario. A discount rate of 15.0% was used in the Distribute Excess Cash and Sell Later scenario to reflect additional risk via reduced margin of safety from distributing excess capital.

The discounted cash flow analysis resulted in the followings:

(a)

Sell Later: An indicated value of $45.7 million based upon annual earnings growth of 5.0% and a discount rate of 14.0% and a range of $42.8 to $48.8 million based upon a discount rate of 13.0% to 15.0% and a range of annual earnings growth of 3.0% to 7.0%.

(b)

Distribute Excess Capital and Sell Later: An indicated value of $55.1 million based upon annual earnings growth of 5.0% and a discount rate of 15.0% and a range of $53.5 to $56.9 million based upon a discount rate of 14.0% to 16.0% and a range of annual earnings growth of 3.0% to 7.0%.

Financial Impact Analysis. Mercer performed pro forma merger analyses that combined projected income statement and balance sheet information of FB Financial and FNB. Assumptions regarding the accounting treatment, acquisition adjustments and cost savings were used to calculate the financial impact that the merger would have on certain projected financial results of FB Financial. In the course of this analysis, Mercer used earnings estimates for FB Financial for 2019 through 2021 based upon consensus analyst estimates as compiled by S&P Global. The analysis indicated that FNB shareholders who elect to receive FB Financial common shares would experience dilution in book value per share, tangible book value per share and dividends per share; and would experience accretion in earnings per share.

FB Financial Review. Mercer reviewed the historical financial performance of FB Financial and the market for FB Financial common shares. Mercer noted that FNB shareholders who elect to receive FB Financial common shares will benefit from shares that are listed on the New York Stock Exchange and which have average daily trading volume of 62,000 shares. Mercer also noted that management does not provide formal guidance to investors, but it seeks to achieve growth in earnings per share of about 10% annually and produce a return on tangible common equity of at least 15%.

Process Consideration. Mercer was retained to render a fairness opinion. The transaction was negotiated by FNB and FB Financial management. Mercer was not asked and did not seek alternative bidders.

[2]	The micro-capitalization size category in the Duff & Phelps Cost of Capital Navigator database includes companies with equity market capitalizations in the range of $2.5 to $322 million.

Other Considerations. A heavy cash election by minority shareholders is possible if FB Financial’s share price is well below $36.66 per share, which equates to $50 million of consideration that was negotiated during the fourth quarter of 2018. Although not a binding commitment the Turners indicated to Mercer an intention to elect to receive shares of FB Financial common stock for their 70.6% interest in FNB. If so then all minority shareholders who solely elect cash will receive all cash for their interest and thereby will be assured of obtaining a pro rata interest in the $50 million negotiated value for FNB.

Although the circumstances are limited and tightly defined, the Agreement provides for a fiduciary out if an unsolicited Superior Proposal is received in which the board makes a good faith determination regarding likelihood of closing, etc.

FNB is expected to distribute 100% of earnings (or possibly more) generated between July 1 and the Calculation Date to determine the closing capital amount because the sum of equity and reserves as of June 30 was $42.2 million compared to the threshold of $42.0 million. If the Calculation Date occurs in January, shareholders could receive dividends of ~$1.6 million if FNB achieves budgeted 2019 net income of $3.2 million compared to the ordinary semi-annual dividend of $575,000.

The $2.0 million termination fee FNB will owe FB Financial under certain circumstances equates to 4.0% of the $50 million negotiated transaction value, which in our view is consistent with termination fees allowed by Delaware courts when such matters have been challenged.

Relationships. Pursuant to the engagement letter, FNB agreed to pay Mercer a fee of $50,000 to provide its opinion as to the fairness of consideration to be paid in the proposed transaction from a financial point of view to the shareholders of FNB. No part of Mercer’s fee is contingent upon the conclusion of its analysis or of the merger. Mercer does not own or make a market in any security that has been issued by FNB or FB Financial. Within the past three years, Mercer was retained by FB Financial to provide valuation services related to goodwill impairment testing. Mercer has not been retained by FNB within the past three years to provide any other services.

Dissenters’ Rights

Under Kentucky law, holders of FNB common stock who deliver timely written notice of their intent to dissent and do not vote in favor of the merger have the right to dissent and receive the fair value of their FNB common stock in cash. FNB common shareholders electing to exercise dissenters’ rights must comply with the dissenters’ rights subtitle of the Kentucky Business Corporation Act (“KBCA”) in order to perfect their rights. A copy of the dissenters’ rights subtitle is appended to this proxy statement/prospectus as Appendix B.

The following is intended as a brief summary of the material provisions of the Kentucky statutory procedures required to be followed by a FNB common shareholder in order to properly dissent from the merger and perfect the shareholder’s dissenters’ rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to the dissenters’ rights subtitle of the KBCA.

Holders of shares of FNB common stock who do not want to accept the merger consideration, who do not vote in favor of (or who abstain from voting on) the merger agreement, and who perfect their dissenters’ rights by complying with the dissenters’ rights subtitle of the KBCA, will have the right to receive cash payment for the “fair value” of their FNB common stock as determined in accordance dissenters’ rights subtitle of the KBCA.

In order to perfect dissenters’ rights with respect to the merger, a FNB common shareholder must (1) deliver to FNB, before the vote to approve the merger agreement is taken, written notice of his or her intent to demand payment for his or her shares of FNB common stock if the merger is completed; and (2) not vote, or cause or permit to be voted, any of his shares of FNB common stock in favor of the merger agreement. Within 10 days after completion of the merger, FNB must send to each of the FNB shareholders who has perfected dissenters’

rights in accordance with the steps disclosed above, a written dissenters’ notice and form setting forth instructions for receipt and payment of their shares of FNB common stock. Upon receipt of such notice and form, dissenting FNB shareholders will become entitled to receive payment of their shares of FNB common stock when they: (1) demand payment; (2) certify that they received their shares prior to the date set forth in the notice; and (3) deposit with FB Financial certificates representing their shares of FNB common stock in accordance with the instructions set forth in the notice.

Any FNB shareholder contemplating the exercise of his or her dissenters’ rights should carefully review dissenters’ rights subtitle of the KBCA, a copy of which is appended to this proxy statement/prospectus as Appendix B. A FNB shareholder who fails to comply with the procedures set forth in the dissenters’ rights subtitle of the KBCA will forfeit his or her dissenters’ rights and, upon completion of the FNB merger, that holder’s shares of FNB common stock will be converted into the right to receive the merger consideration to which the shareholder is entitled under the merger agreement.

A dissenting shareholder should consult their own tax advisor regarding the tax consequences of the merger in light of his or her particular circumstances.

Voting Agreement

As of the record date for the special meeting, the directors and executive officers of FNB beneficially owned and had the power to vote 142,983 shares of FNB common stock, representing slightly more than 50% of the outstanding shares of FNB common stock. In connection with the execution of the merger agreement, certain directors, executive officers and shareholders of FNB executed voting agreements pursuant to which they agreed, among other things, to vote their shares of FNB common stock for the approval of the merger proposal and the adjournment proposal.

Accounting Treatment

The merger will be accounted by utilizing the acquisition accounting method in accordance with United States generally accepted accounting principles. FNB will be treated as the acquired corporation for accounting and financial reporting purposes. FNB’s assets and liabilities will be adjusted to their estimated fair value on the closing date of the merger and combined with the historical book values of the assets and liabilities of FB Financial. Applicable income tax effects of these adjustments will be included as a component of the combined company’s deferred tax assets or liabilities. The difference between the estimated fair value of the assets (including separately identifiable intangible assets, such as core deposit intangibles) and liabilities and the purchase price will be recorded as goodwill.

Interests of FNB Executive Officers and Directors in the Merger

FNB’s shareholders should be aware that some of FNB’s directors and executive officers may have interests in the merger and have arrangements that are different from, or in addition to, those of FNB’s shareholders generally. The board of directors of FNB was aware of these interests and considered these interests, among other matters, when making its decision to approve the merger agreement, and in recommending that FNB’s shareholders vote in favor of approving the merger proposal. These interests include the following:

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Indemnification and Insurance. FB Financial has agreed to indemnify the directors and officers of FNB against certain liabilities arising before the effective time of the merger and FB Financial is paying to provide certain “tail” insurance for the benefit of the directors and officers of FNB.

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Employment Agreement. FirstBank will enter into an employment agreement to be effective as of the effective time of the merger with Dan Harbison. Pursuant to this employment agreement, Mr. Harbison is expected to receive compensation following the merger for his continued service to FirstBank at substantially the same level as compared to his respective compensation with Farmers National.

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Advisory Board. Immediately after closing of the merger, FirstBank will create an advisory board for the Bowling Green/Scottsville market, which will consist of certain members of the FNB board of directors who will each receive one thousand dollars per month for their service on the advisory board, except that Frederick L. Rather, as chair of the advisory board, will receive two thousand dollars per month.

Regulatory Approval

FB Financial is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”), and supervised and regulated by the Board of Governors of the Federal Reserve System (the “FRB”). FNB is registered as a bank holding company under the BHC Act, and supervised and regulated by the FRB. FirstBank is primarily supervised and regulated by the FDIC and TDFI. Set forth below is a brief summary of certain regulatory approvals needed for the merger. Additional information relating to the supervision and regulation of FB Financial is included in FB Financial’s Annual Report on Form 10-K for the year ended December 31, 2018, which is incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” in this proxy statement/prospectus for more information.

Federal Reserve Approval. Pursuant to the BHC Act, the merger is subject to the prior approval of the FRB, which may not approve a merger if:

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such transaction would result in a monopoly or would be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States; or

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the effect of such transaction, in any section of the country, may be to substantially lessen competition, or tend to create a monopoly, or in any manner restrain trade, unless in each case the FRB finds that the anticompetitive effects of the proposed transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served.

In every case, the FRB is required to consider the financial and managerial resources and future prospects of the banks concerned and the convenience and needs of the communities to be served. Under the Community Reinvestment Act of 1977, the FRB also must take into account the record of performance of each bank in meeting the credit needs of the entire community, including low and moderate-income neighborhoods, served by each bank holding company and its subsidiaries. Applicable regulations require publication of notice of an application for approval of the merger and an opportunity for the public to comment on the application in writing and to request a hearing. Any transaction approved by the FRB may not be completed until 30 days after such approval, during which time the U.S. Department of Justice may challenge such transaction on antitrust grounds and seek divesture of certain assets and liabilities. With the approval of the FRB and the U.S. Department of Justice, the waiting period may be reduced to 15 days. FB Financial filed its application for approval of the merger with the FRB on October 4, 2019, and received approval from the FRB on December 5, 2019.

FDIC Approval. The Bank Merger Act requires the prior written approval of the FDIC before any insured depository institution may merge or consolidate with another insured depository institution if the resulting institution is to be a state non-member bank. As a state non-member bank, FirstBank filed its application for approval of the merger with the FDIC on October 4, 2019.

The Bank Merger Act prohibits the FDIC from approving any proposed merger transaction that would result in a monopoly, or would further a combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States. Similarly, the Bank Merger Act prohibits the FDIC from approving a proposed merger transaction whose effect in any section of the country may be substantially to lessen competition, or to tend to create a monopoly, or which in any other manner would be in restraint of trade.

In every proposed merger transaction, the FDIC must also consider the financial and managerial resources and future prospects of the existing and proposed institutions, the convenience and needs of the community to be served, and the effectiveness of each insured depository institution involved in the proposed merger transaction in combatting money-laundering activities, including in overseas branches. Applicable regulations require publication of notice of an application for approval of the merger and an opportunity for the public to comment on the application in writing and to request a hearing. Any transaction approved by the FDIC may not be completed until thirty (30) days after such approval unless such period is shortened to fifteen (15) days.

State Regulatory Approval. To complete the merger, FirstBank is required to submit an application to, and receive approval from, the TDFI. The TDFI will review the application to determine whether the merger complies with Tennessee law, including deposit concentration limitations. In addition, FirstBank is required to provide the TDFI satisfactory evidence that the merger of Farmers National with and into FirstBank complies with applicable requirements under Tennessee law. FirstBank filed its application for approval of the merger with the TDFI on October 4, 2019 and received approval from the TDFI on November 15, 2019.

We cannot guarantee you that the regulatory approvals described above will be given without undue delay or the imposition by a regulatory authority of a condition that would materially and adversely impact the financial or economic benefits of the merger on FB Financial or FirstBank or any of their banking and non-banking subsidiaries, including, but not limited to, FirstBank, or FNB. In addition, it is important to note that regulatory approval is based on legal and regulatory factors and should not be considered a regulatory endorsement or recommendation of the merger.

THE MERGER AGREEMENT

The following is a summary of certain material terms and provisions of the merger agreement, a copy of which is appended to this proxy statement/prospectus as Appendix A and incorporated in this proxy statement/prospectus by reference. The summary does not purport to be complete, may not contain all of the information about the merger agreement that is important to you and is qualified in its entirety by reference to the merger. All shareholders of FNB are urged to read the merger agreement carefully and in its entirety as it is the legal document that governs the merger.

General

Under the merger agreement, FNB will merge into FB Financial with FB Financial continuing as the surviving corporation. Immediately following this merger, Farmers National will merge with and into FirstBank with FirstBank continuing as the surviving bank.

Merger Consideration

The merger agreement provides that, at the effective time of the merger and subject to the terms, conditions and adjustments set forth in the merger agreement, each share of FNB common stock (except for certain excluded shares and any dissenting shares) will be converted into the right to receive for each share of FNB common stock: (i) $174.86 in cash, subject to adjustment as descried below, (ii) 4.7704 shares of FB Financial common stock, or (iii) a combination of cash and stock. The total amount FNB’s outstanding shares of common stock converted into cash or stock, respectively, will equal approximately 30% and 70% of FNB’s common stock as of the effective time of the merger.

FB Financial will issue approximately 954,827 shares of FB Financial common stock and pay approximately $15 million in cash at the closing, subject to adjustment. Additionally, cash will be paid in lieu of any fractional shares based upon the volume weighted average closing price per share of FB Financial common stock for the 10 consecutive trading dates ending on and including the business day immediately preceding the closing date of the merger.

The aggregate cash consideration and the per share cash consideration may be reduced. The merger agreement allows FNB to pay dividends to its shareholders prior to closing; however, if, three business days prior to closing, if the FNB target equity – which is the sum of (i) FNB’s net shareholders equity plus (ii) Farmers National’s allowance for loan and lease losses – is less than $42 million, the cash consideration will be reduced on a dollar for dollar basis. As of the date of this proxy statement/prospectus, the FNB target equity was not less than $42 million, and FNB is not aware of any reason why the FNB target equity will be less than $42 million prior to closing.

Election of Form of Merger Consideration

No later than five days after the effective time of the merger (unless FB Financial and FNB agree upon another date), FB Financial or FirstBank will mail a form of election to each holder of FNB common stock who holds one or more stock certificates. The form of election will include a place where each such shareholder may designate its desired form of merger consideration and will include a letter of transmittal, which is to be used to surrender certificates for FNB common stock in exchange for the merger consideration. The letter of transmittal will contain instructions explaining the procedure for surrendering FNB stock certificates. You should not return certificates with the enclosed proxy card. FB Financial and FirstBank will use their reasonable efforts to make the form of election available to all persons who become holders of FNB’s common stock following the initial mailing and no later than the close of business on the fifth business day prior to the effective time of the merger.

In order to be effective, a form of election must be received by the exchange agent (see “—Exchange of Certificates in the Merger” immediately below) no later than by 5:00 p.m., Central Time, on the 15th day following the initial mailing date of the form of election (the “election deadline”) (or such other time and date as FB Financial and FNB agree upon). Any election form may be revoked or changed at or prior to the election deadline. Following the election deadline, an election form may not be revoked or changed. A holder of FNB common stock who does not submit a form of election which is received by the exchange agent prior to such deadline will be deemed to have made an election to receive a combination of cash and stock, on an approximate 30% cash and 70% stock basis. If FB Financial or the exchange agent determines that any purported cash election or stock election was not properly made, such purported election will be deemed to be of no force and effect and the shareholder making such purported election will be deemed to have made an election to receive a combination of cash and stock, on an approximate 30% cash and a 70% stock basis. Following the submission deadline, FB Financial will calculate the results of the forms of election and determine if any pro-ration of the submitted elections is necessary. As discussed above, elections will be prorated such that approximately 70% of FNB’s shares of common stock outstanding as of the effective time of the merger will be converted into shares of FB Financial’s common stock and approximately 30% of those shares will be converted into cash.

Exchange of Certificates and Cash Payments in the Merger

The parties will appoint Computershare Trust Company, NA. to act as the exchange agent for the merger. The exchange agent will handle the exchange of FNB stock certificates for cash and shares of FB Financial common stock (which shares will be in uncertificated book-entry form unless a physical certificate is requested by a holder) and the payment of cash for fractional shares. Promptly after the effective time of the merger, the exchange agent will send a letter of transmittal to those shareholders of FNB that previously did not submit a letter of transmittal (or an incorrect or invalid letter of transmittal). The letter of transmittal will contain instructions explaining the procedure for surrendering FNB stock certificates. You should not return certificates with the enclosed proxy card.

A FNB common shareholder who submits a valid form of election by the submission deadline under which it elects to receive all cash consideration and who surrenders its stock certificate(s), together with a properly completed letter of transmittal, will only receive, subject to the pro-ration of elections described above, a cash payment into which the shares of FNB common stock held by such shareholder were converted in the merger. A FNB common shareholder who submits a valid form of election by the submission deadline under which it elects to receive all stock consideration and who surrenders its stock certificate(s), together with a properly completed letter of transmittal, will receive, subject to the pro-ration of elections described above, shares of FB Financial common stock (which shares will be in uncertificated book-entry form unless a physical certificate is requested by such holder) into which the shares of FNB common stock held by such shareholder were converted in the merger.

A FNB common shareholder who fails to submit a valid form of election by the submission deadline, submits a valid form of election by the submission deadline under which it elects to receive a combination of cash and stock, or has submitted an election under which it elected to receive all cash or stock and the elections have been pro-rated, and who surrenders its stock certificate(s), together with a properly completed letter of transmittal, will receive a combination of a cash payment and shares of FB Financial common stock (which shares will be in uncertificated book-entry form unless a physical certificate is requested by such holder) into which the shares of FNB common stock held by such shareholder were converted in the merger.

Fractional Shares

Fractional shares will not be issued by FB Financial, but instead cash will be paid in lieu of any fractional shares based on the volume weighted average closing price per share of FB Financial common stock for the 10 consecutive trading dates ending on and including the business day immediately preceding the closing date of the merger.

Dividends and Distributions

Until FNB common stock certificates are surrendered for exchange, any dividends or other distributions declared after the effective time with respect to FB Financial common stock into which shares of FNB common stock may have been converted will accrue but will not be paid. FB Financial will pay to former FNB shareholders any unpaid dividends or other distributions without interest only after they have duly surrendered their FNB stock certificates. After the effective time of the merger, there will be no transfers on the stock transfer books of FNB of any shares of FNB common stock. If certificates representing shares of FNB common stock are presented for transfer after the completion of the merger, they will be cancelled and exchanged for the merger consideration into which the shares of FNB common stock represented by the certificates have been converted.

During the year ending December 31, 2019, FB Financial paid quarterly dividends of $0.08 per share of common stock. The amount and timing of any future dividend payments to common shareholders will be subject to the discretion of FB Financial’s board of directors.

Withholding

The exchange agent will be entitled to deduct and withhold from the merger consideration payable to any FNB shareholder the amounts it is required to deduct and withhold under any federal, state, local or foreign tax law. If the exchange agent withholds any amounts, these amounts will be treated for all purposes of the merger as having been paid to the persons from whom they were withheld.

Effective Time

The merger will be completed when we file articles of merger with Secretary of State of the State of Tennessee. However, we may agree to a later time for completion of the merger and specify that time in the articles of merger. While we anticipate that the merger will be completed during the first quarter of 2020, completion of the merger could be delayed if there is a delay in obtaining the required regulatory approvals or in satisfying any other conditions to the merger. There can be no assurances as to whether, or when, FB Financial, FirstBank and FNB will obtain the required approvals or complete the merger. If the merger is not completed on or before March 31, 2020 (or on or before September 30, 2020 if the only outstanding condition to closing under the merger agreement is the receipt of all regulatory approvals), either FB Financial or FNB may terminate the merger agreement, unless the failure to complete the merger by that date is due to the failure of the party seeking to terminate the merger agreement to comply with any provisions of the merger agreement. See “—Conditions to the Completion of the Merger” and “—Termination of the Merger Agreement“ below.

Voting Agreements

As of the record date for the special meeting, the directors and executive officers of FNB collectively beneficially owned and had the power to vote 142,983 shares of FNB common stock, representing slightly more than 50% of the outstanding shares of FNB common stock on that date. In connection with the execution of the merger agreement, certain directors, executive officers and shareholders of FNB executed voting agreements pursuant to which they agreed, among other things, to vote their shares of FNB common stock for the approval of the merger proposal and the adjournment proposal.

Conditions to the Completion of the Merger

Completion of the merger is subject to various conditions. While it is anticipated that all of these conditions will be satisfied, there can be no assurance as to whether or when all of the conditions will be satisfied or, where permissible, waived.

The respective obligations of FB Financial and FirstBank on the one hand and FNB on the other hand to complete the merger are subject to the following conditions:

•	approval of the merger agreement by FNB’s shareholders;

•	receipt of all required regulatory approvals and the expiration of all related statutory waiting periods;

•	absence of any judgment, order, injunction or decree of a court or agency of competent jurisdiction or other legal restraint or prohibition preventing the completion of the merger;

•	effectiveness of the registration statement, of which this proxy statement/prospectus constitutes a part, for the shares of FB Financial common stock to be issued in the merger;

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receipt by each party of an opinion of counsel, dated the closing date of the merger, substantially to the effect that the merger will be treated as a “reorganization” under Section 368(a) of the Code; and

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accuracy of the other party’s representations and warranties contained in the merger agreement as of the date of the merger agreement and the closing date (except for representations and warranties that speak as of an earlier date than the date of the merger agreement), except, in the case of most of the representations and warranties, where the failure to be accurate has not had and would not reasonably be expected to have a material adverse effect on the party making the representations and warranties (see “—Representations and Warranties” immediately below), and the performance by the other party of its obligations contained in the merger agreement in all material respects.

Moreover, FB Financial’s and FirstBank’s obligations to complete the merger are subject to the following conditions:

•	holders of no more than 5% of the outstanding shares of FNB common stock shall have exercised dissenters’ rights in accordance with the KBCA;

•	the merger agreement between Farmers National and FirstBank will have been executed and delivered;

•	the employment agreement by and among FB Financial, FirstBank and Dan M. Harbison will have been executed and delivered;

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receipt of certification of FNB conforming to the requirements of Treasury Regulations Sections 1.89702(h) and 1.1445-2(c)(3) certifying that no interest in FNB is a United States real property interest as defined in Section 897(c) of the Code; and

•	absence of any agreements between FNB and any regulatory agency that would have a material adverse effect on FB Financial after the effective time of the merger.

Representations and Warranties

FNB and Farmers National has made representations and warranties to FB Financial and FirstBank as to:

•	corporate existence, good standing and qualification and authority to conduct business;

•	capital structure;

•	existence of subsidiaries;

•	corporate power and minute books;

•	due authorization, execution, delivery and enforceability of the merger agreement;

•	absence of any violation of agreements or law or regulation as a result of the merger;

•	financial statements and internal controls;

•	regulatory reports;

•	absence of material adverse changes in FNB’s business since December 31, 2018;

•	legal proceedings;

•	compliance with laws;

•	material contracts;

•	agreements with regulatory agencies;

•	brokers and receipt of a fairness opinion;

•	employee benefit plans;

•	labor matters;

•	environmental matters;

•	tax matters;

•	investment securities and commodities;

•	derivative transactions;

•	regulatory capitalization;

•	loans and nonperforming and classified assets;

•	allowance for loan and lease losses;

•	trust business and administration of fiduciary accounts;

•	investment management and related activities;

•	securities repurchase agreements;

•	existence of deposit insurance;

•	Community Reinvestment Act, anti-money laundering and customer information security compliance;

•	transaction with affiliates;

•	tangible properties and assets;

•	intellectual property;

•	information technology systems;

•	insurance;

•	antitakeover provisions;

•	information relating to FNB in the proxy statement/prospectus;

•	transaction costs;

•	privacy of customer information;

•	knowledge of any reasons why regulatory approvals would not be obtained; and

•	existence of disaster recovery and business continuities.

FB Financial and FirstBank have made representations and warranties to FNB and Farmers National in the merger agreement as to:

•	corporate existence, good standing and qualification and authority to conduct business;

•	capital structure;

•	corporate power and due authorization to authorize, execute, deliver and enforce the merger agreement;

•	SEC reports and banking and other regulatory filings;

•	absence of any violation of agreements or law or regulation as a result of the merger;

•	FB Financial and FirstBank financial information;

•	absence of material adverse changes in FB Financial’s and FirstBank’s business since December 31, 2018;

•	compliance with laws since January 1, 2015;

•	FB Financial regulatory matters;

•	tax matters;

•	regulatory capitalization;

•	legal proceedings; and

•	no knowledge of breach.

The representations and warranties of each of FB Financial and FirstBank on the one hand and FNB and Farmers National on the other hand have been made solely for the benefit of the other party, and these representations and warranties should not be relied on by any other person. In addition, these representations and warranties:

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have been qualified by information set forth in confidential disclosure schedules delivered in connection with signing the merger agreement—the information contained in these schedules modifies, qualifies and creates exceptions to the representations and warranties in the merger agreement;

•	will not survive completion of the merger;

•	may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties to the merger agreement if those statements turn out to be inaccurate;

•	are in some cases subject to a materiality standard described in the merger agreement which may differ from what may be viewed as material by you; and

•	were made only as of the date of the merger agreement and/or such other date (including the closing date) as is specified in the merger agreement.

Many of the representations and warranties of the parties in the merger agreement will be deemed to be true and correct unless the totality of facts, circumstances or events inconsistent with the representations or warranties has had or would be reasonably likely to have a material adverse effect on (1) the business, operations, results of operations or financial condition of the party making the representations and warranties, or (2) on the ability of the party making the representations and warranties to timely complete the transactions contemplated by the merger agreement. In determining whether a material adverse effect has occurred or is reasonably likely, the parties will disregard any effects resulting from (A) changes after the date of the merger agreement in prevailing interest rates, currency exchange rates or other economic or monetary conditions in the United States or elsewhere, (B) changes after the date of the merger agreement in United States or foreign securities markets, including changes in price levels or trading volumes, (C) changes or events, after the date of the merger agreement, affecting the financial services industry generally and not specifically relating to FB Financial or Firstbank, or FB Financial subsidiaries, on the one hand or FNB or Farmers National, or FNB’s subsidiaries, on the other hand, as the case may be, (D) changes, after the date of the merger agreement, in generally accepted accounting principles or regulatory accounting requirements applicable to banks or savings associations and their holding companies generally, (E) changes, after the date of the merger agreement, in laws, rules or regulations of general applicability or interpretations thereof by any governmental entity, (F) actions or omissions of FB Financial, FirstBank, FNB or Farmers National, as applicable, taken with the prior written consent of the other or required under the merger agreement, (G) the execution and delivery of the merger agreement or the completion of the transactions contemplated thereby or the announcement thereof or (H) any outbreak of major hostilities in which the United States is involved or any act of terrorism within the United States or directed against its facilities or citizens wherever located. In no event will a change in the trading prices or trading volumes of a party’s capital stock, by itself, be considered material or to constitute a material adverse effect.

Conduct of Business Prior to the Merger and Other Covenants

FNB has agreed, during the period from the date of the merger agreement to the completion of the merger, to use its commercially reasonable efforts to preserve its business organization, employees and business relationships, and retain the services of its key officers and key employees. In addition, each of FB Financial, FirstBank, FNB and Farmers National has agreed that it will not, and will not permit any of its subsidiaries to, subject to limited exceptions set out in the merger agreement, without the prior written consent of the other party:

•	conduct its business other than in the ordinary course in all material respects and with prudent banking practices and in compliance in all material respects with all applicable laws;

•	fail to perform its covenants and agreements under the merger agreement;

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take any action that is intended or reasonably likely to result in any of the party’s representations and warranties being or becoming untrue in any material respect, in any conditions to the merger not being satisfied or in violation of any provision of the merger agreement;

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take any action that would materially impede or delay the ability of the parties to obtain any necessary approvals of any regulatory agency or governmental entity required for the transactions contemplated by the merger agreement; or

•	agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by the three immediately preceding bullet points.

FNB has also agreed that, among other things, it will not, without the prior written consent of FB Financial or as permitted by the merger agreement or required by law or at the written direction of a governmental or regulatory authority:

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issue, sell, grant, pledge, dispose of, encumber, or otherwise permit to become outstanding, or authorize the creation of, any additional shares of FNB common stock or FNB preferred stock, any stock options, restricted shares or other equity-based awards with respect to shares of FNB common stock or FNB preferred stock, or enter into any agreement with respect to the foregoing, (ii) grant any individual, corporation or other entity any right acquire any shares of FNB common stock or FNB preferred stock; (iii) accelerate the vesting of any existing rights requiring a FNB common shareholder to issue or dispose of any of his or her shares; (iii) directly or indirectly change (or establish a record date for changing), adjust, split, combine, redeem, reclassify, exchange, purchase or otherwise acquire any shares of FNB capital stock, or any other securities convertible into or exchangeable for any additional shares of FNB capital stock prior to the Effective Time; or (iv) amend, alter or modify any warrant or other equity-based right to purchase any capital stock or other equity interests in FNB or any securities exchangeable for or convertible into the same or other FNB common stock or FNB preferred stock outstanding on the effective time of the merger;

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make, declare, pay or set aside for payment of dividends payable in cash, stock or property on or in respect of, or declare or make any distribution on, any shares of FNB common stock or FNB preferred stock after the date that is 3 business days prior to the closing of the merger;

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enter into or amend or renew any employment, consulting, compensatory, severance, retention or similar agreements or arrangements with any current, former or retired director, officer or employee of FNB, or grant any salary, wage or fee increase or increase any employee benefit or pay any incentive or bonus payments;

•	hire or terminate any person as an employee or independent contractor of FNB;

•	become a party to, amend or commit itself to, any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee;

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pay, loan or advance any amount to, or sell, transfer or lease any FNB properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any affiliates of FNB;

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other than in the ordinary course of business, sell, license, lease, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of FNB’s rights, assets, deposits, business or properties or cancel, assign or release any indebtedness owed to FNB;

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acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) all or any portion of the equity securities, assets, business, deposits or properties of any other entity;

•	make material capital expenditures in amounts exceeding $25,000 individually, or $100,000 in the aggregate;

•	amend its charter or bylaws;

•	implement or adopt any change in its accounting principles, practices or methods, other than as may be required by applicable law or generally accepted accounting principles;

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(i) terminate, materially amend, or waive any material provision of any material contract or lease of FNB, or make any change in any instrument or agreement governing the terms of any of its securities, or (ii) enter into any contract that would constitute a material contract or lease of FNB if it were in effect on the date of the merger agreement;

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other than commencement or settlement of foreclosure actions in the ordinary course of business, (i) enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which FNB is or becomes a party after the effective date of the merger agreement, which settlement or agreement involves payment by FNB of an amount that exceeds $25,000 individually, or $100,000 in the aggregate, and/or would impose any material restriction on the business of FNB, or (ii) waive or release any material rights or claims, or agree or consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its current or future business or operations (including the future business and operations of FB Financial and FirstBank);

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(i) enter into any material new line of business, introduce any material new products or services, any material marketing campaigns or any material new sales compensation or incentive programs or arrangements; (ii) change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable law, regulation or policies imposed by any governmental authority; or (iii) make any material changes in its policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service loans, its hedging practices and policies;

•	enter into any derivative transactions;

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(i) acquire or make any material investment in (other than (x) by way of foreclosures or acquisitions in a bona fide fiduciary capacity, (y) in satisfaction of debts previously contracted in good faith or (z) in the ordinary course of business), sell or otherwise dispose of any debt security or equity investment or any certificates of deposits issued by other banks, nor (ii) restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise other than in the ordinary course of business, or the manner in which the portfolio is classified or reported;

•	make any changes to deposit pricing (other than immaterial changes on an individual customer basis and other than in the ordinary course of business);

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make, renew, renegotiate, increase, extend or modify any (i) loan in excess of governmental regulatory guidelines relating to loan to value ratios, (ii) any loan that is not made in conformity with Farmers National’s ordinary course lending policies and guidelines in effect as of the date hereof, (iii) hotel loan in excess of $1 million, or (iv) any other loan in excess of $2 million;

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make any investment or commitment to invest in real estate or in any real estate development project other than by way of foreclosure or deed in lieu thereof or make any investment or commitment to develop, or otherwise take any actions to develop any real estate owned by FNB;

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except as required by applicable law, make, in any manner different from FNB’s prior custom and practice, or change any material tax election, file any material amended tax return, enter into any material closing agreement, settle or compromise any material liability with respect to taxes, agree to any material adjustment of any tax attribute, file any claim for a material refund of taxes, or consent to any extension or waiver of the limitation period applicable to any material tax claim or assessment,

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directly or indirectly repurchase, redeem or otherwise acquire any shares of FNB common stock or FNB preferred stock or any securities convertible into or exercisable for any shares of FNB common stock or FNB preferred stock; and

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file any application or make any contract or commitment for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production or servicing facility or automated banking facility of Farmers National.

Legal Conditions to Merger

Each of FB Financial, FirstBank and FNB have agreed to, and FB Financial has agreed to cause its subsidiaries to, use their respective reasonable best efforts to (a) to take, or cause to be taken, all actions reasonably necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its subsidiaries with respect to the merger and, subject to the conditions set forth in merger agreement, to consummate the transactions contemplated by the merger agreement, and (b) to obtain (and to cooperate with the other parties to obtain) any material consent, authorization, order or approval of, or any exemption by, any governmental entity or regulatory agency and any other third party that is required to be obtained by FB Financial, FirstBank or FNB in connection with the merger and the other transactions contemplated by the merger agreement.

Reasonable Best Effort to Obtain Required Shareholder Vote

FNB will take all steps necessary to convene meeting of its common shareholders to be held as soon as is reasonably practicable after the date on which the registration statement of which this proxy statement/prospectus is part becomes effective for the purpose of its common shareholders voting upon the approval of the merger agreement. FNB will, through its board of directors, use its reasonable best efforts to obtain the approval of its common shareholders in respect of the foregoing. Absent termination of the merger agreement, nothing in the merger agreement is intended to relieve FNB of its obligation to hold a meeting of its common shareholders to obtain the approval required to complete the merger.

No Solicitation of Alternative Transactions

The merger agreement provides, subject to limited exceptions described below, that FNB will not authorize its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it to (1) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an acquisition proposal; (2) participate in any discussions or negotiations regarding any acquisition proposal or furnish, or otherwise afford access, to any person (other than FB Financial) any information or data with respect to FNB or otherwise relating to an acquisition proposal; (3) release any person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which FNB is a party; or (iv) enter into any agreement, agreement in principle or letter of intent with respect to any acquisition proposal or approve or resolve to approve any acquisition proposal or any agreement, agreement in principle or letter of intent relating to an acquisition proposal. Furthermore, FNB was required under the merger agreement to immediately cease any discussions or negotiations with any other party regarding an acquisition proposal.

For purposes of the merger agreement, the term “acquisition proposal” means any inquiry, offer or proposal (other than an inquiry, offer or proposal from FB Financial), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an acquisition transaction, provided that such acquisition proposal is communicated to any of the persons signing the merger agreement on behalf of FNB.

For purposes of the merger agreement, “acquisition transaction” means (A) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving FNB or any of its subsidiaries; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, a significant portion of the assets of FNB or any of its subsidiaries; (C) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing 20% or more of the votes attached to the outstanding securities of FNB or any of its subsidiaries; (D) any tender offer or exchange offer that, if completed, would result in any third party or group beneficially owning 20% or more of any class of equity securities of FNB or any of its subsidiaries; or (E) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

The merger agreement permits FNB to comply with Rule 14d-9 and Rule 14e-2 under the Exchange Act with regard to an acquisition proposal that FNB may receive. In addition, if FNB receives an unsolicited bona fide written acquisition proposal, FNB may, prior to the meeting of its shareholders to approve the merger, engage in discussions and negotiations with or provide nonpublic information to the person making that acquisition proposal only if:

•

the board of directors of FNB reasonably determines in good faith, after consultation with and having considered the advice of its outside financial advisor and outside legal counsel, that (1) such acquisition proposal constitutes or is reasonably likely to lead to a superior proposal and (2) it is reasonably necessary to take such actions to comply with its fiduciary duties to FNB’s shareholders under applicable law;

•	FNB has provided FB Financial with at least three business days’ prior notice of such determination; and

•

prior to furnishing or affording access to any information or data with respect to FNB or any of its subsidiaries or otherwise relating to an acquisition proposal, FNB receives a confidentiality agreement with terms no less favorable to FNB than those contained in the confidentiality agreement with FB Financial. FNB will promptly provide to FB Financial any non-public information regarding FNB or its subsidiaries provided to any other person that was not previously provided to FB Financial, such additional information to be provided no later than the date of provision of such information to such other party.

For purposes of the merger agreement, “superior proposal” means a bona fide, unsolicited acquisition proposal (i) that if completed would result in a third party (or in the case of a direct merger between such third party and FNB or any of its subsidiaries, the shareholders of such third party) acquiring, directly or indirectly, more than 50% of the outstanding FNB common stock or more than 50% of the assets of FNB and its subsidiaries, taken as a whole, for consideration consisting of cash and/or securities and (ii) that the board of directors of FNB reasonably determines in good faith, after consultation with its outside financial advisor and outside legal counsel, (A) is reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal, including all conditions contained therein and the person making such acquisition proposal, and (B) taking into account any changes to merger agreement proposed by FB Financial in response to such acquisition proposal, and all financial, legal, regulatory and other aspects of such takeover proposal, including all conditions contained in the proposal and the person making such proposal, is more favorable to the shareholders of FNB from a financial point of view than the merger contemplated by the merger agreement.

Termination of the Merger Agreement

General. The merger agreement may be terminated at any time prior to completion of the merger, whether before or after the approval of the merger agreement by FNB shareholders, in any of the following ways:

•	by mutual consent of FB Financial and FNB;

•

by FB Financial or FNB, if either of their respective boards of directors determines by a vote of a majority of the members of its entire board, in the event any regulatory required for completion of the transactions contemplated by the merger agreement have been denied by final, non-appealable action by the governmental entity that must grant such approval or an application for approval has been permanently withdrawn at the request of such governmental entity;

•

by either FB Financial or FNB, if the requisite FNB shareholder approval at the FNB special meeting is not obtained by reason of the failure to obtain the required vote at a duly held meeting of such shareholders or at any adjournment or postponement of the FNB special meeting; provided, however, that if FNB is the party seeking to terminate the merger agreement, it shall not be in material breach of its obligations under the merger agreement to call and hold the meeting of its common shareholders to approve the merger agreement or its obligations with respect to any acquisition proposal;

•

by either FB Financial or FNB, if (1) the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement and (2) there has been a breach of any of the covenants, agreements, representations or warranties of the other party in the merger agreement, which breach is not cured within the earlier of (A) 30 days following written notice to the party committing the breach or (B) two business days prior to the expiration date of the merger agreement, or which breach, by its nature, cannot be cured prior to the closing date of the merger, and which breach, individually or together with all other breaches, would, if occurring or continuing on the closing date, result in the failure of the condition relating to the performance of obligations or breaches of representations or warranties described under “—Conditions to the Completion of the Merger” above;

•

by either FB Financial or FNB if the merger shall not have been completed on or before March 31, 2020, provided, however, that such date will be automatically extended to September 30, 2020, if the only outstanding condition to closing is the receipt of all requisite regulatory approvals, unless the failure of the closing to occur by such date shall be due to a material breach of merger agreement by the party seeking to terminate the merger agreement;

•

by FB Financial, if (1) the board of directors of FNB does not publicly recommend that its common shareholders approve the merger agreement, (2) after recommending that its common shareholders approve the merger agreement, the board of directors of FNB has withdrawn, modified or amended its recommendation in any manner adverse to FB Financial or has approved or recommended that its common shareholders approve a superior proposal, or (3) FNB materially breaches its obligations under the merger agreement by reason of a failure to call and hold a meeting of its common shareholders to approve the merger agreement or a failure to prepare and mail to its common shareholders the merger agreement; or

•

by FB Financial, if the board of directors of FNB authorizes, recommends or publicly announces its intention to authorize or recommend an acquisition proposal with any person other than FB Financial or FirstBank.

Effect of Termination. If the merger agreement is terminated, it will become void and there will be no liability on the part of FB Financial, FirstBank or FNB or their respective officers or directors, except that termination will not relieve a breaching party from liability for any breach of any covenant, agreement, representation or warranty of the merger agreement giving rise to such termination.

Termination Fee

The merger agreement provides that FNB may be required to pay a termination fee to FB Financial of $2.0 million in the following circumstances:

•

If FB Financial terminates the merger agreement because FNB’s board of directors (1) did not recommend that FNB’s common shareholders approve the merger agreement, (2) after making such a recommendation, withdraws, modifies or amends its recommendation in a manner adverse to FB Financial, or (3) fails to call a meeting of FNB’s common shareholders to approve the merger agreement, then FNB must pay the termination fee on the business day following the termination.

•

If FB Financial terminates the merger agreement because FNB’s board of directors has authorized, recommended or publicly announced its intention to authorize or recommend any acquisition proposal with any person other than FB Financial, then FNB must pay the termination fee on the business day following the termination.

•

In the event that after the effective date of the merger agreement and prior to the termination of the merger agreement, an acquisition proposal shall have been made known to senior management of FNB or has been made directly to its shareholders generally or any person shall have publicly announced (and not withdrawn) an acquisition proposal with respect to FNB and (A) thereafter merger agreement is terminated (x) by either FB Financial or FNB due to the requisite FNB shareholder approval having not been obtained at a FNB special meeting or (y) by FB Financial due to a breach of a representation, warranty or covenant by FNB and (B) prior to the date that is 12 months after the date of such termination, FNB enters into any agreement or consummates a transaction with respect to an acquisition proposal (whether or not the same acquisition proposal as that referred to above), then FNB shall, on the earlier of the date it enters into such agreement and the date of completion of such transaction, pay FB Financial the termination fee.

For purposes of the termination fee provisions of the merger agreement, all references to “20%” in the definition of “acquisition proposal” will be deemed to be a reference to “50%.”

The purpose of the termination fee is to encourage the commitment of FNB to the merger and to compensate FB Financial if FNB engages in certain conduct which would make the merger less likely to occur. The effect of the termination fee will likely be to discourage other companies from seeking to acquire or merge with FNB prior to completion of the merger and could cause FNB to reject any acquisition proposal from a third party which does not take into account the termination fee.

Extension, Waiver and Amendment to the Merger Agreement

Extension and Waiver. At any time prior to the completion of the merger, each of FB Financial, FirstBank or FNB may, to the extent legally allowed:

•	extend the time for the performance of any of the obligations or other acts of the other party under the merger agreement;

•	waive any inaccuracies in the other party’s representations and warranties contained in the merger agreement; and

•	waive the other party’s compliance with any of its agreements contained in the merger agreement, or waive compliance with any conditions to its obligations to complete the merger.

Notwithstanding the foregoing, after the approval of the merger agreement by FNB’s common shareholders, no extension or waiver that reduces or changes the form of the merger consideration that will be received by FNB shareholders may be accomplished without the further approval of such shareholders.

Amendment. Subject to compliance with applicable law, FB Financial, FirstBank and FNB may amend the merger agreement at any time before or after approval of the merger agreement by FNB’s common shareholders.

However, after the approval of the merger agreement by the FNB shareholders, no amendment that reduces or changes the form of the merger consideration that will be received by FNB shareholders may be accomplished without the further approval of such shareholders.

Employee Benefit Plans and Existing Agreements

FNB employees who are retained by FB Financial or FirstBank shall be entitled to participate in FB Financial benefit plans to the same extent as similarly-situated employees of FB Financial or FirstBank (it being understood that inclusion of FNB employees in the FB Financial benefit plans may occur at different times with respect to different plans due to reasonable administrative requirements to enroll such FNB employees in such FB Financial benefit plans). To the extent allowable under any of such plans, FNB employees shall be given credit for prior service or employment with FNB or its subsidiaries, including service with any predecessor companies or banks, and eligible for any increased benefits under such plans that would apply to such employees as if they had been eligible for such benefits as of the effective time of the merger agreement, based on the length of service or employment with FNB or its subsidiaries, including service with any predecessor companies or banks. Notwithstanding the foregoing, FB Financial may amend or terminate any FB Financial benefit plan at any time in its sole discretion.

If employees of FNB or its subsidiaries become eligible to participate in a medical, dental or health plan of FB Financial upon termination of such plan by FNB, FB Financial shall use commercially reasonable efforts to cause each such plan to (i) waive any pre-existing condition limitations to the extent such conditions are covered under the applicable medical, health, or dental plans of FB Financial, (ii) subject to approval from FB Financial’s insurance carrier, provide full credit under such plans for any deductible or out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the calendar year prior to such participation, and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the effective date of the merger agreement, in each case to the extent such employee had satisfied any similar limitation or requirement under an analogous plan prior to the effective date of the merger agreement for the plan year in which the effective date of the merger agreement occurs.

Certain FNB employees as of the effective date of the merger agreement who remain employed by FNB as of the effective time of the merger, who become employees of FB Financial or FirstBank at the effective time of the merger and whose employment is terminated by FB Financial or FirstBank (absent termination for cause as determined by the employer) within 180 days after the effective time of the merger shall receive severance pay in accordance with FNB’s standard practices (which may include a severance agreement and general release of claims to be provided by the terminated employee) with a minimum payment equal to two weeks of base pay and a maximum payment equal to 26 weeks of base pay (unless otherwise agreed in a separate written agreement between such employee and FirstBank). Subject to the terms and execution of the severance agreement and general release of claims by such employee, such severance payment will be made in accordance with the terms stated in the severance document and such severance payments will be in lieu of any severance pay plans that may be in effect at any FNB Party prior to the effective time of the merger. No officer or employee of FNB is, or shall be, entitled to receive duplicative severance payments.

Stock Exchange Listing

The shares of FB Financial common stock to be issued upon completion of the merger will, subject to official notice of issuance, be authorized for listing and eligible for trading on the NYSE under the symbol “FBK.”

Expenses

The merger agreement provides that each of FB Financial and FNB will pay its own expenses in connection with the transactions contemplated by the merger agreement, except that FB Financial and FNB will share equally the costs and expenses of printing and mailing this proxy statement/prospectus to the shareholders of FNB and all filing and other fees paid to the SEC in connection with the merger.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

This section describes the anticipated material U.S. federal income tax consequences of the merger generally applicable to U.S. Holders (as defined below) of shares of FNB common stock with respect to the exchange of FNB common stock for shares of FB Financial common stock, cash or a combination of cash and shares of FB Financial common stock pursuant to the merger. For purposes of this discussion, a “U.S. Holder” means a beneficial owner of FNB common stock that is:

•	an individual citizen or resident of the United States;

•	a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any state or the District of Columbia;

•

a trust that (i) is subject to both the primary supervision of a court within the United States and the control of one or more U.S. persons, or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

If a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) holds shares of FNB common stock, the tax treatment of a partner in the partnership will generally depend on the status of such partner and the activities of the partnership. Partnerships and partners in such a partnership are strongly urged to consult their tax advisors as to the specific tax consequences to them of the merger.

This discussion addresses only U.S. Holders of FNB common stock who hold such stock as a capital asset within the meaning of Section 1221 of the Code at the effective time of the merger. Further, this summary deals only with the U.S. federal income tax consequences of the merger. No information is provided regarding the tax consequences of the merger under state, local, gift, estate, foreign or other tax laws, nor does it address any alternative minimum tax or any tax consequences arising under the unearned income Medicare contribution tax. We do not intend it to be a complete description of the U.S. federal income tax consequences of the merger to all FNB shareholders in light of their particular circumstances or to holders of FNB common stock subject to special treatment under U.S. federal income tax laws, such as (without limitation):

•	tax-exempt organizations;

•	financial institutions, insurance companies, mutual funds, regulated investment companies, and real estate investment trusts;

•	persons who have elected to use the mark-to-market method of accounting with respect to their securities holdings;

•

shareholders who hold their shares of FNB common stock as part of a hedge, straddle, wash sale, synthetic security, conversion transaction or other integrated investment comprised of shares of FNB common stock and one or more other investments;

•	dealers or traders in securities or foreign currencies;

•

persons who acquired their shares of FNB common stock through the exercise of employee stock options, through a benefit plan, through exercise of warrants, through a tax-qualified retirement plan or otherwise in a compensatory transaction;

•	shareholders who are not U.S. Holders;

•	expatriates, former long-term residents or persons who have a functional currency other than the U.S. dollar;

•	S corporations, partnerships or other pass-through entities and investors in such entities; or

•	shareholders who exercise their dissenters’ rights.

This discussion and the tax opinions (described below) are based upon the provisions of the Code, applicable Treasury regulations, administrative rulings and judicial decisions, all as in effect as of the date of this registration statement. There can be no assurance that future legislative, administrative or judicial changes or interpretations, which changes could apply retroactively, will not affect the accuracy of this discussion or the statements or conclusions set forth in the tax opinions referred to below.

This discussion assumes that any distributions or dividends declared or paid by FNB prior to the effective time of the merger to holders of FNB common stock (“Pre-Merger Distributions”), if any, will be treated by FNB as separate and apart from the merger for U.S. federal income tax purposes and as a distribution under Section 301 of the Code by FNB to its shareholders in respect of their shares of FNB common stock. This discussion does not address the tax consequences of any Pre-Merger Distributions to holders of FNB common stock. FNB shareholders should consult their own tax advisors as to the specific tax consequences resulting from any Pre-Merger Distributions.

Qualification of the Merger as a Reorganization

FB Financial and FNB have structured the merger with the intent to qualify it as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to FB Financial’s and FNB’s obligation to complete the merger that they each receive an opinion from their respective tax counsel, dated as of the closing date of the merger, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In addition, in connection with the filing of the registration statement of which this proxy statement/prospectus is a part, FB Financial’s and FNB’s respective tax counsel have each delivered their opinions to the same effect as the opinions described above. Copies of these opinions have been filed as exhibits to this registration statement. No tax opinion will be rendered with respect to the merger of Farmers National with and into First Bank.

The opinions of the parties’ respective tax counsel regarding the merger have relied, and the opinions regarding the merger as of the closing date will each rely on, representations, assumptions and covenants contained in the merger agreement, the registration statement (including the proxy statement/prospectus) and certificates of officers of FB Financial and FNB, including an assumption regarding the completion of the merger in the manner contemplated by the merger agreement. If any of the representations, assumptions, covenants or undertakings upon which those opinions are based is incorrect, incomplete, inaccurate or violated, the validity of the opinions may be affected and the tax consequences of the merger could differ from those described in this proxy statement/prospectus and as described in the opinions of tax counsel. The opinions of the parties’ respective tax counsel do not bind the IRS and do not preclude the IRS or the courts from adopting a contrary position. FB Financial and FNB will not seek a ruling from the IRS on the tax consequences of the merger.

FNB Shareholders Receiving Only FB Financial Common Stock

A U.S. Holder of FNB common stock will generally not recognize gain or loss as a result of the surrender of shares of FNB common stock solely in exchange for shares of FB Financial common stock pursuant to the merger (except with respect to cash received instead of a fractional share of FB Financial common stock, as discussed below). The aggregate tax basis of the shares of FB Financial common stock received in the merger (including any fractional shares of FB Financial common stock deemed received) will be the same as the aggregate tax basis of the shares of FNB common stock surrendered in exchange for the FB Financial common stock. The holding period of the shares of FB Financial common stock received (including any fractional shares of FB Financial common stock deemed received) will include the holding period of shares of FNB common stock surrendered in exchange for the FB Financial common stock.

FNB Shareholders Receiving Only Cash

A U.S. Holder of FNB common stock that does not receive any shares of FB Financial common stock pursuant to the merger (and is not treated as constructively owning, after the merger, FB Financial common stock within the meaning of Section 318 of the Code) will generally recognize gain or loss equal to the difference between the amount of cash received and such holder’s adjusted tax basis in the shares of FNB common stock exchanged in the merger. Such gain or loss will be a capital gain or loss and such capital gain or loss will be a long-term capital gain or loss to the extent that, at the effective time of the merger, your holding period in such FNB common stock exceeds one year. The Code contains limitations on the extent to which a taxpayer may deduct capital losses from ordinary income.

FNB Shareholders Receiving Both Cash and FB Financial Common Stock

A U.S. Holder of FNB common stock who receives a combination of cash and FB Financial common stock (other than cash received instead of a fractional share of FB Financial common stock) in exchange for shares of FNB common stock pursuant to the merger, will generally recognize gain (but not loss) in an amount equal to the lesser of: (1) the amount of cash received (in each case excluding any cash received instead of fractional share interests in FB Financial common stock, which shall be treated as discussed below), and (2) the amount by which the sum of the fair market value of the FB Financial common stock and cash received exceeds such holder’s tax basis in FNB common stock. Any recognized gain could be taxed as a capital gain or a dividend. Such gain will generally be capital gain, unless the holder’s exchange of FNB common stock for cash and FB Financial common stock “has the effect of the distribution of a dividend” after giving effect to the constructive ownership rules of the Code, in which case such gain might be treated as a dividend. If any such gain is treated as a dividend under Section 356 of the Code, the amount of the gain so treated as a dividend is equal to your ratable share of the accumulated earnings and profits of FNB, not FB Financial, as a former FNB shareholder and any amount of gain in excess of your ratable share is treated as capital gain. Any capital gain recognized generally will be long-term capital gain to the extent that, at the effective time of the merger, your holding period in the FNB common stock exchanged in the merger exceeds one year. Because the determination of whether a cash payment will be treated as having the effect of a dividend depends primarily upon the facts and circumstances of each FNB shareholder, you are urged to consult your own tax advisor regarding the tax treatment of any cash received in the merger. If you receive a combination of FB Financial common stock and cash in exchange for your FNB common stock you will not be permitted to recognize any loss for U.S. federal income tax purposes.

The aggregate initial tax basis of the shares of FB Financial common stock received in the merger (including any fractional share of FB Financial common stock deemed received) will be the same as the aggregate tax basis of the shares of FNB common stock surrendered in the merger, increased by the amount of gain recognized in the exchange (whether characterized as capital gain or a dividend, but excluding any gain recognized with respect to any cash received in lieu of a fractional share of FB Financial common stock) and reduced by the amount of cash received in the exchange (excluding any cash received in lieu of a fractional share of FB Financial common stock). The holding period of the shares of FB Financial common stock received (including any fractional share of FB Financial common stock deemed received) will include the holding period of shares of FNB common stock surrendered in exchange for the FB Financial common stock, provided that such shares of FNB common stock were held as capital assets of the shareholder at the effective time of the merger.

If you acquired blocks of FNB common stock at different times at different prices, you generally will realize gain or loss for each block of FNB common stock independent of other blocks. Thus, you could recognize gain with respect to some of your FNB common stock and loss with respect to other shares of your FNB common stock. You are urged to consult your own tax advisor respecting the tax consequences of the merger in light of your particular circumstances.

Cash In Lieu of Fractional Shares of FB Financial Common Stock

A U.S. Holder of FNB common stock who receives cash in lieu of a fractional share of FB Financial common stock will be treated as having received the fractional share in the merger and then as having the fractional share redeemed by FB Financial in exchange for the cash actually distributed instead of the fractional share. Accordingly, you will generally recognize gain or loss equal to the difference between the tax basis of your FNB common stock allocable to that fractional share and the amount of cash received. The gain or loss generally will be capital gain or loss, and long-term capital gain or loss if your FNB common stock exchanged has been held for more than one year. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

FNB shareholders who receive FB Financial common stock as a result of the merger are required to retain permanent records and make such records available to any authorized IRS officers and employees. If you are a “significant holder” under applicable Treasury regulations receiving shares of FB Financial common stock as a result of the merger, you will be required to retain records pertaining to the merger and will be required to file a statement setting forth your adjusted tax basis in, and the fair market value of, the shares of FNB common stock surrendered pursuant to the merger (both as determined immediately before the surrender of shares), the date of the merger, and the name and employer identification number of FB Financial and FNB with your U.S. federal income tax return. You will be required to retain permanent records of these facts.

Unless you comply with certain reporting or certification procedures or are an “exempt recipient” (in general, corporations and certain other entities), you may be subject to a backup withholding tax of 24% with respect to any cash payments received in the merger. To prevent backup withholding, non-corporate U.S. Holders of FNB common stock should furnish a properly completed IRS Form W-9 (or substantially similar form) and otherwise comply with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a holder under the backup withholding rules are not additional tax and will be allowed as a refund or credit against the holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

The preceding discussion is intended only as a summary of material U.S. federal income tax consequences of the merger. It is not a complete analysis or discussion of all potential tax effects that may be important to you. FNB shareholders are strongly encouraged to consult their own tax advisor as to the specific tax consequences resulting from the merger, including tax return reporting requirements, the applicability and effect of federal, state, local and other tax laws and the effect of any proposed changes in the tax laws.

DESCRIPTION OF FB FINANCIAL CAPITAL STOCK

General

The authorized capital stock of FB Financial consists of 75,000,000 shares of common stock, par value $1.00 per share, and 7,500,000 shares of preferred stock, no par value. As of January 6, 2020, 31,034,315 shares of FB Financial common stock were outstanding and no shares of preferred stock were outstanding. The preferred stock may be issued in one or more series with those terms and at those times and for any consideration as the FB Financial board of directors determines.

As of the date hereof, 954,827 shares of FB Financial common stock were reserved for issuance to FNB shareholders in accordance with the merger agreement.

The following summary of the terms of the capital stock of FB Financial is not intended to be complete and is subject in all respects to the applicable provisions of the Tennessee Business Corporation Act (the “TBCA”) and is qualified by reference to FB Financial’s amended and restated charter and amended and restated bylaws. See the section entitled “Where You Can Find More Information” of this proxy statement/prospectus for more information.

Common Stock

The outstanding shares of FB Financial common stock are fully paid and nonassessable. Holders of shares of FB Financial common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders. Holders of shares of FB Financial common stock do not have preemptive rights and are not entitled to cumulative voting rights with respect to the election of directors. Shares of FB Financial common stock are neither redeemable nor convertible into other securities, and there are no sinking fund provisions with respect to the FB Financial common stock.

Subject to the preferences applicable to any shares of FB Financial preferred stock outstanding at the time, holders of shares of FB Financial common stock are entitled to, in the event of liquidation, share pro rata in all assets remaining after payment of liabilities.

Preferred Stock

FB Financial’s charter authorizes the issuance of up to 7,500,000 shares of preferred stock. No shares of preferred stock are currently outstanding. The preferred stock may be issued by vote of the board of directors without shareholder approval. The preferred stock may be issued in one or more classes and series, with such designations, voting rights (or without voting rights), redemption, conversion or sinking fund provisions, dividend rates or provisions, liquidation rights, and other preferences and limitations as the board of directors may determine in the exercise of its business judgment. The preferred stock may be issued by the board of directors for a variety of reasons.

Shares of preferred stock could be issued in public or private transactions in one or more (isolated or series of) issues. The shares of any issue of preferred stock could be issued with rights, including voting, dividend, and liquidation features, superior to those of any issue or class of shares, including the shares of FB Financial common stock to be issued in connection with the merger. The issuance of shares of the preferred stock could serve to dilute the voting rights or ownership percentage of the holders of FB Financial common stock. The issuance of preferred stock might also serve to deter or block any attempt to obtain control of FB Financial or to facilitate any such attempt.

Listing and trading market for common stock

Our common stock is listed on the NYSE under the symbol “FBK.”

Transfer agent and registrar

The transfer agent and registrar for the common stock is Computershare Trust Company, N.A.

COMPARISON OF RIGHTS OF SHAREHOLDERS

FB Financial is incorporated under the laws of the State of Tennessee and FNB is incorporated under the laws of the Commonwealth of Kentucky. The holders of shares of FNB common stock have rights as shareholders that are currently governed by the KBCA, the articles of incorporation of FNB Financial Corp. and the bylaws of FNB Financial Corp. FNB shareholders who receive stock consideration in the merger will become holders of FB Financial common stock and their rights as such will be governed by the TBCA, the amended and restated charter and the amended and restated bylaws of FB Financial Corporation . The material differences between the rights of holders of shares of FNB common stock and of FB Financial common stock, which result from differences between Kentucky and Tennessee law and from differences in their respective governing corporate documents, are summarized below.

The following summary is not intended to be complete and is qualified in its entirety by reference to the KBCA, the TBCA, FB Financial’s charter and bylaws, FNB’s articles of incorporation and bylaws, as appropriate. The identification of specific differences is not meant to indicate that other equally or more significant differences do not exist. Copies of FB Financial’s charter and bylaws and FNB’s articles of incorporation and bylaws are available upon request. To obtain copies of these documents, see “Where You Can Find More Information” in this proxy statement/prospectus for more information.

Summary of Material Differences Between the Rights of FB Financial Shareholders and the Rights of FNB Shareholders

	FB Financial Shareholder Rights	FNB Shareholder Rights
Authorized Capital Stock	FB Financial is authorized to issue 75,000,000 shares of common stock, par value $1.00 per share, and 7,500,000 shares of preferred stock, no par value per share. As of January 6, 2020, FB Financial had 31,034,315 shares of common stock issued and outstanding, and no shares of preferred stock issued and outstanding.	FNB is authorized to issue 1,000,000 shares of common stock, par value $10.00 per share, 100,000 shares of preferred stock, par value $0.01 per share, and 100 shares of organizational common stock, par value $10.00 per share, which is callable at any time by action of a majority of the FNB board of directors. As of the record date, the company has 285,938 shares of common stock issued and outstanding, and no shares of preferred stock and no shares of organizational common stock issued and outstanding.

Preemptive Rights	The shareholders of FB Financial do not have any preemptive rights	The shareholders of FNB do not have any preemptive rights.

Board of Directors

Size

FB Financial’s board of directors currently consists of nine directors. The FB bylaws provide for a board of directors between one and 15 directors, with the number of directors to be fixed from time to time by the FB Financial board of directors.

In connection with FB Financial’s initial public offering, FB Financial

The FNB board of directors currently consists of 12 directors. FNB’s articles of incorporation and bylaws provide for a board of directors between five and 25 directors, with the number to be fixed at a meeting of the FNB board of directors prior to the annual meeting of the FNB shareholders.

	FB Financial Shareholder Rights	FNB Shareholder Rights
entered into a shareholder’s agreement with Mr. James W. Ayers, in his capacity as the then-sole shareholder of FB Financial. The shareholder’s agreement provides that FB Financial’s board of directors will consist of between five and nine members (unless otherwise agreed by Mr. Ayers and FB Financial). Additionally, Mr. Ayers has the right under the shareholder’s agreement to designate up to 40% of FB Financial’s directors and at least one member of the nominating and corporate governance committee, and one member of the compensation committee. Mr. Ayers’ director designation rights decrease as his percentage ownership of FB Financial’s common stock decreases, in each case rounded up to the nearest whole number of directors

Qualification, Classification and Term	Each FB Financial director serves until the election and qualification such director’s successor or until such director’s earlier death, resignation or removal.	The FNB directors serve for one year terms or until such director’s respective successor is duly elected and qualified, or until a director’s earlier resignation death or removal.

Election	The FB Financial directors are elected by shareholders of FB Financial at an annual meeting of shareholders or a special meeting called for the purpose of electing directors.	The FNB directors are elected annually by the shareholders of FNB at an annual meeting of shareholders.

Vacancies on the Board of Directors	Any vacancies and newly created directorships resulting from any increase in the number of directors on the FB Financial board is filled by a majority vote of the FB Financial directors, even if the number of such votes are less than a quorum, or by the sole remaining director. Each such elected director serves until his or her successor is duly elected and qualified, or until his or her earlier death, resignation or removal.	Any vacancy on the FNB board is filled by a majority vote of the remaining directors of the FNB board, and such elected director serves until the next annual meeting of the shareholders or until his successor is elected and qualified.

Removal of Directors	A director of FB Financial may only be removed for cause and only by the affirmative vote of a majority of the then outstanding shares of capital stock entitled to vote in the election of the FB Financial directors.	A director of FNB may be removed at any time if the company’s review committee determines that such director is unable to perform such director’s duties.

	FB Financial Shareholder Rights	FNB Shareholder Rights
Board Quorum and Voting Requirements	Meetings of the FB Financial board must be preceded by at least 24 hours’ notice to each director. The presence of a majority of the FB Financial directors constitutes a quorum for the transaction of business. Each director is entitled to one vote and, unless otherwise stated, a vote of the majority of directors is required for the board of directors to take action.	The FNB bylaws require that the FNB board of directors hold regular monthly meetings at FNB’s principal office. A majority of the FNB directors constitute a quorum for the transaction of business at any meeting of the FNB board of directors.

Transactions with Directors	The TBCA states that a transaction in which a director or officer of a corporation has a direct or indirect interest is not voidable by the corporation if: (i) the material facts of the transaction and the interest of the director or officer was made known to the board of directors and the board authorized, approved or ratified the transaction, (ii) the material facts of the transaction and the interest of the director or officer was made known to the shareholders and they authorized, approved or ratified the transaction, or (iii) the transaction was fair to the corporation.	The KBCA states that a transaction in which a director of a corporation has a direct or indirect interest is not voidable by the corporation if: (i) the material facts of the transaction and the interest of the director was made known to the board of directors and the board authorized, approved or ratified the transaction, (ii) the material facts of the transaction and the interest of the director was made known to the shareholders and they authorized, approved or ratified the transaction, or (iii) the transaction was fair to the corporation.

Actions by Written Consent	Any action required or permitted to be taken at a meeting of the FB Financial board of directors may be taken without a meeting as long as such action is evidenced by one or more written consents describing the action taken, signed, in one or more counterparts, by that number of directors required to take the action if it were taken at a meeting, indicating each such director’s vote or abstention on the action, and be included with the minutes of the proceedings of FB Financial’s board of directors.	Any action required to be taken at a meeting of the FNB board of directors or of any committee established by the FNB board may be taken without a meeting if a consent in writing setting forth the action so taken shall be so signed by all of the FNB directors or all of the members of the committee taking such action.

Shareholder Meetings

Special Meetings	The TBCA permits the board of directors, any person authorized by the charter or bylaws or (unless the charter provides otherwise) the holders of at least 10% of the votes entitled to be cast may call a special meeting of shareholders.	The KBCA permits the board of directors, any person authorized by the articles of incorporation or bylaws or the holders of at least 33 1/3% of the votes entitled to be cast may call a special meeting of shareholders. The FNB shareholders may call special

	FB Financial Shareholder Rights	FNB Shareholder Rights

FB Financial’s bylaws allow for special meetings of the shareholders to be called at any time, but only by the Chairman of the board of directors, the Chief Executive Officer or upon resolution by or the affirmative vote of the FB Financial board of directors. The shareholders of FB Financial are not permitted to call special meetings of the shareholders.

meetings of the shareholders if at least 33 1/3% of the outstanding FNB shares agree to call such special meeting.

Voting Rights—Common Stock	Holders of FB Financial common stock are entitled to unlimited voting rights of one vote per share.	The KBCA states that each outstanding share of capital stock, regardless of class, is entitled to one vote on each matter voted on at a shareholders’ meeting. Each outstanding share of FNB common stock is entitled to one vote on any matter voted on at a shareholders’ meeting.

Voting Rights—Other than Common Stock	Each share of FB Financial preferred stock is entitled to the voting rights determined by the FB Financial board of directors. As of the date hereof, there are no shares of preferred stock issued and outstanding.	Each outstanding share of FNB preferred stock is entitled to one vote on any matter voted on at a shareholders’ meeting. As of the date hereof, there are no shares of FNB preferred stock issued and outstanding.

Actions by Written Consent

The TBCA permits any action required or permitted to be taken at a shareholders’ meeting may be taken without a meeting. If all shareholders entitled to vote on such action consent to taking such action without a meeting, then the affirmative vote of a the number of shares that would be necessary to authorize or take such action at a meeting is the act of the shareholders if evidenced in one or more written consents describing the action to be taken, signed by each shareholder entitled to vote on the action and delivered to the corporation for inclusion in the corporate records.

The TBCA also states that a charter may provide action to be taken by written consent without prior notice, however the company’s charter does not provide for action by written consent of the shareholders without prior notice.

Under the KBCA, action required or permitted to be taken at a shareholders’ meeting may be taken without a meeting and without prior notice if the action is taken by all the shareholders entitled to vote on the action. Any action taken in lieu of a meeting shall be effective when consents representing the votes necessary to take the action are delivered to the corporation.

FNB’s articles of incorporation do not restrict or permit the taking of action by shareholders in lieu of a meeting, therefore the shareholders of FNB may take action in lieu of a meeting if all FNB shareholders execute written consents in favor of the action so taken.

	FB Financial Shareholder Rights	FNB Shareholder Rights
Quorum and Voting Requirements

At any meeting of shareholders, the holders of record of a majority of FB Financial’s issued and outstanding capital stock then having voting rights, present in person or represented by proxy, shall constitute a quorum for the transaction of business.

All matters submitted to a meeting of shareholders (other than director elections) shall be decided by vote of the holders of record, present in person or by proxy, and shall be approved if the votes cast in favor of the matter exceed the votes cast against the matter. Every shareholder entitled to vote at any meeting may do so either in person or by written proxy, which proxy shall be filed with the secretary of the meeting before being voted. Proxies and written ballots may be in any format, including facsimile or any electronic form of communication (e.g., e-mail). Each outstanding share is entitled to one vote on each matter voted on at a shareholders’ meeting. Only shares are entitled to vote. Directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present.

The KBCA states that a majority of the shares entitled to be cast on any matter by a voting group shall constitute a quorum of such voting group for action on that matter. If a quorum exists, then action on a matter (other than the election of directors) shall be approved if the votes cast within the voting group favoring the action exceeds the votes cast opposing such action.

For the election of directors, directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. A “plurality” means that the individuals with the largest number of votes are elected as directors up to the maximum number of directors to be chosen at the election. The shareholders of FNB are not permitted to cumulate their votes for directors.

Advance Notice of Shareholder Nominations and Proposals for Business	In order for a shareholder to properly bring any item of business before a meeting of shareholders, such shareholder must give timely notice thereof in writing to the Secretary of FB Financial in compliance with the requirements of the FB Financial bylaws.	The KBCA states that only business within the purpose or purposes described in the meeting notice may be conducted at a special meeting of shareholders. Notice of an annual meeting is not required to include a description of the purpose or purposes for which the meeting is called.

Dividends

Dividends—Common Stock	The TBCA allows a corporation to make distributions to its shareholders so long as the corporation is able to pay its debts as they become due in the usual course of business and the corporation’s total assets would not be less than the sum of its total liabilities plus the that would be needed, if the	The KBCA allows a corporation to make distributions to its shareholders so long as the corporation would be able to pay its debts as they become due in the usual course of business and the corporation’s total assets would not be less than the sum of its total liabilities plus the amount that would

	FB Financial Shareholder Rights	FNB Shareholder Rights
corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution to those shareholders whose preferential rights are superior to those receiving the distributions. FB Financial’s charter does not contain any limitation on the payment of dividends.

be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution to shareholders whose preferential rights are superior to those receiving the distribution.

FNB’s articles of incorporation permit the FNB board of directors to declare dividends out of the capital surplus of FNB. FNB’s bylaws state that dividends may be declared by the board of directors when there are net profits properly available by law for the payment of dividends. FNB may pay dividends to its shareholders in cash or in stock.

Dividends—Other than Common Stock	The dividend preferences of FB Financial preferred stock shall be determined by the FB Financial board of directors. FB Financial does not currently have any preferred stock issued and outstanding, and therefore does not pay dividends on preferred stock.	The same principles applicable to the payment of dividends to stockholders of common stock are also applicable to the holders of preferred stock. FNB does not currently have any preferred stock outstanding, and therefore does not pay dividends on FNB preferred stock.

Liability and Indemnification of Directors and Officers

Personal Liability	FB Financial’s charter and bylaws state that the FB Financial directors shall not be personally liable to FB Financial or the shareholders for monetary damages for breach of any fiduciary duty as a director of FB Financial, except to the extent such exemption from liability or limitation thereof is not permitted under the TBCA.	The KBCA does not permit a corporation to indemnify a director in connection with a proceeding by or in right of FNB in which such director was adjudged liable to FNB or in a proceeding charging improper personal benefit to such director in which such director was adjudged liable on the basis that personal benefit was improperly received by him or her.

Indemnification	FB Financial’s charter and bylaws require the company to indemnify its officers and directors to the fullest extent permitted by law with respect to all liability and loss suffered and expenses reasonably incurred by such person in any action, suit or proceeding in which such person was or is made, or threatened to be made, a party, or is otherwise involved by reason of the	The KBCA permits a corporation to indemnify a director made party to a proceeding because such person was a director against liability incurred in the proceeding if the director acted in good faith, believed his or her conduct was in the best interests and was not opposed to the best interests of the corporation. The KBCA also permits FNB to indemnify officers to the same

	FB Financial Shareholder Rights	FNB Shareholder Rights
fact that such person is or was a director or officer of FB Financial.

extent as directors and as provided by the corporation’s articles of incorporation or bylaws.

FNB’s articles of incorporation and bylaws require FNB to indemnify its officers and directors from and against all claims and liabilities, including against any type of criminal suit or proceeding, to which such director or officer shall be subject as a result of such person being an officer or director of FNB and shall reimburse such director or officer for all legal and other expenses.

Amendments to Organizational Documents

Charter / Articles of Incorporation	The TBCA provides that a board of directors may propose an amendment to the charter for submission to the shareholders and will be adopted by the shareholders if approved by a majority of the votes entitled to be cast on the amendment by any voting group with respect to which the amendment would create dissenters’ rights. The provision of the charter prohibiting the ability of the FB Financial shareholders to call a special meeting of the shareholders requires the affirmative vote of 80% of the voting power of the shares entitled to vote at an election of directors in order to amend such provision.	The KBCA generally requires that a majority of the board of directors adopt a proposed amendment to the articles of incorporation and recommend it for the approval of shareholders. The amendment must then be approved by the affirmative vote of (a) a majority of the shares entitled to vote of any voting group for whom the amendment would create dissenters’ rights and (b) a plurality of the other shares voting on the amendment at a meeting of shareholders at which a quorum is present.

Bylaws	FB Financial’s bylaws may be amended by the majority vote of the entire FB Financial board of directors at any regular or special meeting of the board of directors. FB Financial’s bylaws may also be amended by the affirmative vote of the holders of at least 80% of the voting power of all then outstanding share of stock entitled to vote generally in the election of directors, voting together as a single class.	The FNB board of directors and the FNB shareholders may amend or repeal the company’s bylaws.

	FB Financial Shareholder Rights	FNB Shareholder Rights
Statutory Considerations

Control Share Acquisitions

The Tennessee Control Share Acquisition Act (the “TCSAA”) generally provides that, except as stated below, “control shares” will not have any voting rights. Control shares are shares acquired by a person under certain circumstances which, when added to other shares owned, would give such person effective control over one-fifth, one-third or a majority of all voting power in the election of a Tennessee corporation’s directors. Shares acquired by such person that causes it to exceed each of these thresholds will be deemed to be control shares. However, voting rights will be restored to control shares by resolution approved by the affirmative vote of the holders of a majority of the corporation’s voting stock, other than shares held by the owner of the control shares. If voting rights are granted to control shares which give the holder a majority of all voting power in the election of the corporation’s directors, then the corporation’s other shareholders may require the corporation to redeem their shares at fair value.

The TCSAA is not applicable to FB Financial because FB Financial’s charter does not contain a specific provision “opting in” to the TCSAA.

Kentucky does not have a Control Share Acquisition Act affecting the voting rights of “control shares” of a corporation’s stock.

Business Combination Involving Interest Shareholders	The Tennessee Business Combination Act generally prohibits a “business combination” by FB Financial or a subsidiary with an “interested shareholder” within five years after the shareholder becomes an interested shareholder. FB Financial or a subsidiary can, however, enter into a business combination within that period if, before the interested shareholder became such, FB Financial’s board of directors approved the business combination or the transaction in which the interested	The KBCA generally prohibits a corporation from engaging in any business combination with any entity or person who is at the time of such business combination an interested shareholder of such corporation for a period of five years following the date on which such interested shareholder became an interested shareholder. FNB could however engage in a business combination with an interested shareholder if such business combination is approved by a majority of the independent members of FNB’s

	FB Financial Shareholder Rights	FNB Shareholder Rights

shareholder became an interested shareholder. After that five-year moratorium, the business combination with the interested shareholder can be consummated only if it satisfies certain fair price criteria or is approved by two-thirds of the other shareholders.

For purposes of the Tennessee Business Combination Act, a “business combination” includes mergers, share exchanges, sales and leases of assets, issuances of securities, and similar transactions. An “interested shareholder” is generally any person or entity that beneficially owns 10% or more of the voting power of any outstanding class or series of FB Financial stock.

FB Financial’s charter does not have special requirements for transactions with interested parties.

board of directors prior to such date on which the interested shareholder became an interested shareholder.

For purposes of the KBCA, a “business combination” includes mergers or consolidations of the corporation if such merger or consolidation alters the contract rights of the stock as expressly set forth in the articles of incorporation or changes or converts the outstanding shares of stock of the corporation. An “interested shareholder” is generally any person or entity that beneficially owns 10% or more of the voting power of any outstanding class or series of FNB.

FNB’s articles of incorporation do not have special requirements for transactions with interested parties.

Investor Protection Act	The Tennessee Investor Protection Act (the “TIPA”) provides that unless a Tennessee corporation’s board of directors has recommended a takeover offer to shareholders, no offeror beneficially owning 5% or more of any class of equity securities of the offeree company, any of which was purchased within the preceding year, may make a takeover offer for any class of equity security of the offeree company if after completion the offeror would be a beneficial owner of more than 10% of any class of outstanding equity securities of the company unless the offeror, before making such purchase: (i) makes a public announcement of his or her intention with respect to changing or influencing the management or control of the offeree company; (ii) makes a full, fair and effective disclosure of such intention to the person from whom he or she intends to acquire such securities; and (iii) files with the Commissioner and the offeree company a statement signifying such intentions and	Kentucky does not have an Investor Protection Act related to the potential takeover of a corporation.

	FB Financial Shareholder Rights	FNB Shareholder Rights

containing such additional information as may be prescribed by the Commissioner.

The offeror must provide that any equity securities of an offeree company deposited or tendered pursuant to a takeover offer may be withdrawn by an offeree at any time within seven days from the date the offer has become effective following filing with the Commissioner and the offeree company and public announcement of the terms or after 60 days from the date the offer has become effective. If the takeover offer is for less than all the outstanding equity securities of any class, such an offer must also provide for acceptance of securities pro rata if the number of securities tendered is greater than the number the offeror has offered to accept and pay for. If such an offeror varies the terms of the takeover offer before its expiration date by increasing the consideration offered to offerees, the offeror must pay the increased consideration for all equity securities accepted, whether accepted before or after the variation in the terms of the offer.

The TIPA does not apply to FB Financial, as it does not apply to bank holding companies subject to regulation by a federal agency.

Greenmail Act	The Tennessee Greenmail Act applies to a Tennessee corporation that has a class of voting stock registered or traded on a national securities exchange or registered with the SEC pursuant to Section 12(g) of the Exchange Act. Under the Tennessee Greenmail Act, FB Financial may not purchase any of its shares at a price above the market value of such shares from any person who holds more than 3% of the class of securities to be purchased if such person has held such shares for less than two years, unless the purchase has been approved by the	Kentucky does not currently have a Greenmail statute governing the repurchase of shares from shareholders who hold more than 3% of the class of the corporation’s securities to be repurchased by the corporation.

FB Financial Shareholder Rights	FNB Shareholder Rights
affirmative vote of a majority of the outstanding shares of each class of voting stock issued by FB Financial or FB Financial makes an offer, of at least equal value per share, to all shareholders of such class.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT OF FNB FINANCIAL CORP.

The following table sets forth information with respect to the beneficial ownership of shares of FNB common stock by the FNB directors, the FNB executive officers and the FNB directors and executive officers as a group, as well as information regarding each other person that FNB believes owns in excess of 5% of the outstanding shares of FNB common stock. Unless otherwise specified, the address of each listed FNB shareholder is c/o FNB Financial Corp., 1595 Veterans Memorial Highway, Scottsville, Kentucky 42164.

The percentages of beneficial ownership in the following table are calculated based upon 285,938 shares of FNB common stock issued and outstanding as of the record date. Beneficial ownership is determined in accordance with the rules of the SEC, which generally attribute beneficial ownership of securities to persons who possess sole or shared voting or investment power with respect to those securities, as well as shares issuable in connection with convertible securities exercisable or convertible within 60 days of the record date for the special meeting.

Unless otherwise indicated, and subject to the voting agreements entered into with FB Financial in connection with entering into the merger agreement, to FNB’s best knowledge, the persons or entities identified in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.

	Number of Shares of Common Stock Beneficially Owned	Percent of Shares of Common Stock
Directors (Executive Officer Position)
Charles T. Beasley	100	*
Dan M. Harbison (Executive Vice President and Secretary)	200	*
John Holland	1,100	*
Mark M. Huntsman	3,400	1.19
William C. Lewis	480	*
Frederick L. Rather (President)	15,527	5.43
Robert H. Rather	100	*
Jerry Shelton	100	*
Rick Starks	100	*
Laura Anne Turner	100	*
James Stephen Turner (1) (Chair and CEO)	121,276	42.41
James S. Turner, Jr.	500	*
5% Holders
Cal Turner, Jr. (2)	55,593	19.4
All directors and executive officers as a group (12 persons)	198,576	69.44722

*	Less than 1%.
(1)	Of the shares shown, 19,264 (6.74%) are held by Mr. Turner and his spouse.
(2)	Mr. Turner is not subject to voting or other merger-related agreements.

SHAREHOLDER PROPOSALS

FB Financial

FB Financial shareholders who or that desire to include proposals in FB Financial’s proxy materials in relation to its 2020 annual meeting of shareholders, including director nominations, must submit the same in writing, by mail, first-class postage pre-paid, to General Counsel, FB Financial Corporation, 211 Commerce Street, Suite 300, Nashville, Tennessee 37201, which must be received at FB Financial’s executive office on or before December 17, 2019. Such proposals must also meet the other requirements and procedures prescribed by Rule 14a-8 under the Exchange Act relating to shareholders’ proposals. FB Financial will only include in its proxy materials those shareholder proposals that it receives before the deadline and that are proper for shareholder action.

Although information received after such date will not be included in FB Financial’s proxy materials that are sent to shareholders, a shareholder proposal may still be presented at the annual meeting if such proposal complies with the FB Financial bylaws. In accordance with the FB Financial bylaws, shareholder proposals may be brought before an annual meeting only if such proposal is made pursuant to written notice timely given to FB Financial’s Corporate Secretary accompanied by certain information required by the FB Financial bylaws. To be timely, a shareholders’ written notice must be received at FB Financial’s executive office no earlier than 120 days and no later than 90 days prior to the first anniversary of the preceding year’s annual meeting, provided, however, that, in the event that the date of the annual meeting is advanced more than 30 days prior to such anniversary date or delayed more than 60 days after such anniversary date, then, to be timely, such notice must be received by FB Financial no earlier than 120 days prior to such annual meeting and no later than the later of 90 days prior to the date of the meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made by FB Financial. For shareholder proposals for the 2020 annual meeting of shareholders, written notice must be received between January 17, 2020 and February 16, 2020. The proposal must be sent to General Counsel, FB Financial Corporation, 211 Commerce Street, Suite 300, Nashville, Tennessee 37201 and must comply with the SEC’s rules and regulations. If notice is not provided by within such timeframe, such notice will be considered untimely and FB Financial’s board of directors may exclude such proposal from being acted upon at FB Financial’s 2020 annual meeting of shareholders. Further, if FB Financial’s board of directors elects not to exclude the proposal from consideration at the 2020 annual meeting of shareholders (although not included in the proxy statement), the persons named as proxies in FB Financial’s proxy card for FB Financial’s 2020 annual meeting of shareholders may exercise their discretionary authority to act upon any such proposal.

FNB

FNB does not anticipate holding an annual meeting of FNB shareholders in 2020 if the merger is completed in the first quarter of 2020. In that case, shareholder proposals must be submitted to the General Counsel of FB Financial in accordance with the procedures described above. However, if the merger is not completed within the expected time frame, or at all, FNB may hold an annual meeting of its shareholders in 2020.

LEGAL MATTERS

Waller Lansden Dortch & Davis, LLP, Nashville, Tennessee, counsel to FB Financial, will pass upon the validity of the shares of FB Financial stock to be issued in the merger. Waller Lansden Dortch & Davis, LLP, counsel to FB Financial, will also deliver its opinion to FB Financial as to certain tax matters concerning the merger. Daniel W. Small & Company, counsel to FNB, will deliver its opinion to FNB as to certain tax matters concerning the merger.

EXPERTS

The consolidated financial statements of FB Financial appearing in its annual report on Form 10-K for the year ended December 31, 2018 have been audited by Crowe LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of FB Financial Corporation as of December 31, 2017 and for each of the years in the two-year period ended December 31, 2017 incorporated in this prospectus by reference from the FB Financial Corporation Annual Report on Form 10-K for the year ended December 31, 2018 have been audited by RSM US LLP, an independent registered public accounting firm, as stated in their report thereon, incorporated herein by reference, and have been incorporated in this prospectus and registration statement in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

OTHER MATTERS

As of the date of this proxy statement/prospectus, the FNB board of directors does not know of any matters that will be presented for consideration at the special meeting other than as described in this proxy statement/prospectus. However, if any other matter properly comes before the special meeting or any adjournment or postponement thereof and is voted upon, the proxies will be deemed to confer authority to the individuals named as authorized therein to vote the shares of FNB common stock represented by the proxy as to any matters that fall within the purposes set forth in the notice of special meeting.

WHERE YOU CAN FIND MORE INFORMATION

FB Financial has filed with the SEC a registration statement under the Securities Act that registers the offer and sale to FNB shareholders of the shares of FB Financial common stock to be issued in connection with the merger. This proxy statement/prospectus is a part of that registration statement and constitutes the prospectus of FB Financial in addition to being a proxy statement for FNB shareholders. The registration statement, including this proxy statement/prospectus and the Appendices, contains additional relevant information about FB Financial and FB Financial common stock.

FB Financial also files reports, proxy statements and other information with the SEC under the Exchange Act. The SEC maintains a website that contains reports, proxy statements and other information about issuers, such as FB Financial, that file electronically with the SEC. The website address of the SEC is www.sec.gov. The reports, proxy statements and other information filed by FB Financial with the SEC are also available at FB Financials website at www.firstbankonline.com. The website addresses of the SEC and FB Financial have been included as inactive textual references only. Except as specifically incorporated by reference into this proxy statement/prospectus, information on those websites is not part of this proxy statement/prospectus.

The SEC allows FB Financial to “incorporate by reference” certain documents into this proxy statement/prospectus, which means FB Financial can disclose important information to you by referring you specifically to those documents. This means that the information incorporated by reference is deemed to be part of this proxy statement/prospectus, unless superseded by information contained directly in this proxy statement/prospectus. Certain information that FB Financial subsequently files with the SEC will automatically update and supersede information in this proxy statement/prospectus and in FB Financial’s other filings with the SEC. FB Financial incorporates by reference the documents listed below, which FB Financial has already filed with the SEC, and any future filings FB Financial makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, between the date of this proxy statement/prospectus and the date of the special meeting, except that FB Financial is not incorporating any information that has been or will be furnished to, and not filed with, the SEC:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed on March 12, 2019;

•

those portions of the definitive proxy statement on Schedule 14A filed on April 16, 2019, in connection with FB Financial’s annual meeting of shareholders that are incorporated by reference into the Annual Report on Form 10-K for the year ended December 31, 2018;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019, June 30, 2019 and September 30, 2019 filed on May 9, 2019, August 8, 2019 and November 7, 2019, respectively;

•

Current Reports on Form 8-K filed on January 24, 2019, March 28, 2019, May  22, 2019, July 17, 2019, September 18, 2019, September 24, 2019, and November  13, 2019 (except to the extent any such information is deemed “furnished” in accordance with SEC rules); and

•

the description of common stock contained in our registration statement on Form 8-A, filed with the SEC on September 12, 2016, and any other amendment or report filed for the purpose of updating such description.

Appendix A

Agreement and Plan of Merger

A-1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

FB FINANCIAL CORPORATION,

FIRSTBANK,

FNB FINANCIAL CORP.,

AND

FARMERS NATIONAL BANK OF SCOTTSVILLE

AS OF SEPTEMBER 17, 2019

i

LIST OF EXHIBITS

Exhibit	Description

A	Form of Voting Agreement

B	Form of Director Non-Competition Agreement

C	Form of Claims Letter

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of September 17, 2019, is made and entered into by and among FB Financial Corporation, a Tennessee corporation (“FB Financial”), FirstBank, a Tennessee-charted commercial bank and wholly owned subsidiary of FB Financial (“FirstBank” and, together with FB Financial, the “FB Financial Parties”), FNB Financial Corp., a Kentucky corporation (“FNB”), and Farmers National Bank of Scottsville, a national bank and wholly owned subsidiary of FNB (“FN Bank” and, together with FNB, the “FNB Parties”), under authority of resolutions of their respective boards of directors duly adopted. Each of FB Financial, FirstBank, FNB, and FN Bank are sometimes referred to herein as a “Party” and, collectively, as the “Parties.”

RECITALS

WHEREAS, the board of directors of each of the FB Financial Parties and the FNB Parties has determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of the FB Financial Parties and the FNB Parties respectively, and their respective shareholders;

WHEREAS, the Parties intend that the Parent Merger (as defined herein) shall qualify as a “reorganization” under the provisions of Section 368(a) of the Code (as defined herein) for federal income tax purposes and that this Agreement be and is hereby adopted as a “plan of reorganization” within the meaning of Sections 354 and 361 of the Code;

WHEREAS, the Parties each desire to make certain representations, warranties, and agreements in connection with the business combination and related transactions provided for herein and to prescribe various conditions to such transactions; and

WHEREAS, as a material inducement for the FB Financial Parties to enter into this Agreement, certain directors, executive officers and shareholders of FNB, in their capacity as shareholders, have entered into voting agreements (each, a “FNB Voting Agreement” and collectively, the “FNB Voting Agreements”), substantially in the form attached hereto as Exhibit A, dated as of the date hereof, with FB Financial, pursuant to which each such director, executive officer and shareholder has agreed, among other things, to vote his or her shares of FNB Common Stock (as defined herein) in favor of approval of this Agreement and the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the foregoing recitals, the representations, warranties, covenants, and other agreements set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties hereby agree as set forth in this Agreement.

ARTICLE I

THE MERGERS

Section 1.01    The Parent Merger. Subject to and upon the terms and conditions set forth in this Agreement, in accordance with the Tennessee Business Corporation Act (the “TBCA”) and the Kentucky Business Corporation Act (“KBCA”), at the Effective Time, FNB shall be merged with and into FB Financial in accordance with, and with the effects provided in, this Agreement (the “Parent Merger”). At the Effective Time, the separate corporate existence of FNB shall cease and FB Financial shall continue, as the surviving corporation of the Parent Merger, as a corporation chartered under the laws of the State of Tennessee (FB Financial in such capacity as the surviving corporation of the Parent Merger is sometimes referred to herein as the “Surviving Corporation”).

Section 1.02    Closing. Subject to the satisfaction or waiver (subject to applicable Law) of the conditions precedent set forth in Article VI hereof (other than those conditions that by their nature are to be satisfied at the Closing), the closing of the transactions contemplated by this Agreement, including, without limitation, the Parent Merger (the “Closing”), shall take place by electronic exchange of documents at 10:00 a.m. Central Time on such date as designated by FB Financial, provided that such date shall be not more than 60 days after the satisfaction or waiver (subject to applicable Law) of all of the conditions precedent set forth in Article VI hereof (other than those conditions that by their nature are to be satisfied at the Closing), or at such other place, at such other time, or on such other date as the Parties may otherwise agree. The actual date on which the Closing shall occur is referred to in this Agreement as the “Closing Date.”

Section 1.03    Effective Time. Prior to the Closing, and in order to effect the Parent Merger, FB Financial and FNB shall duly execute and deliver articles of merger for filing with the Tennessee Secretary of State and the Kentucky Secretary of State (the “Articles of Merger”), such articles of merger to be in such form and of such substance as is consistent with applicable provisions of the TBCA, the KBCA, and otherwise mutually agreed upon by FB Financial and FNB. The Parent Merger shall become effective on such date and at such time as set forth in the Articles of Merger (the date and time the Parent Merger becomes effective being referred to in this Agreement as the “Effective Time”).

Section 1.04    Effects of the Parent Merger. The Parent Merger shall have the effects set forth in this Agreement and applicable provisions of the TBCA and the KBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all property, rights, interests, privileges, powers, and franchises of FNB shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities, and duties of FNB shall become and be debts, liabilities, obligations, restrictions, disabilities, and duties of the Surviving Corporation.

Section 1.05    Charter and Bylaws of Surviving Corporation; Directors. At the Effective Time, the charter of FB Financial in effect immediately prior to the Effective Time shall be the charter of the Surviving Corporation until thereafter amended in accordance with applicable Law. The bylaws of FB Financial in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with applicable Law and the terms of such bylaws. The directors of FB Financial immediately prior to the Effective Time shall remain the directors of FB Financial, until their respective successors have been duly elected, appointed, or qualified or until their earlier death, resignation, or removal in accordance with the charter and bylaws of FB Financial.

Section 1.06    Bank Merger. Simultaneously with the Parties’ execution of this Agreement, FirstBank and FN Bank have executed and delivered an agreement and plan of merger dated the date hereof (the “Bank Merger Agreement”), which provides for the merger of FN Bank with and into FirstBank immediately following the Parent Merger in accordance with the terms and conditions of, and with the effects provided by, the Bank Merger Agreement and applicable provisions of the federal and state banking laws and regulations (the “Bank Merger”). FirstBank will be the banking corporation to survive the Bank Merger, and at the effective time of the Bank Merger, the separate corporate existence of FN Bank will cease. As soon as reasonably practicable following the date of this Agreement, each of FNB and FB Financial shall also approve the Bank Merger Agreement in their capacity as the sole shareholder of FN Bank and FirstBank, respectively. As provided in the Bank Merger Agreement, the Bank Merger may be abandoned at the election of FirstBank at any time, whether before or after filings are made for regulatory approval of the Bank Merger, but if the Bank Merger is abandoned for any reason, FN Bank shall continue to operate under its name, provided that prior to any such election, FB Financial shall (a) reasonably consult with FNB and its regulatory counsel and (b) reasonably determine in good faith that such election will not, and would not reasonably be expected to, prevent, delay or impair any Party’s ability to consummate the Parent Merger or the other transactions contemplated by this Agreement.

Section 1.07    Additional Actions. If, at any time after the Effective Time, any Party shall consider or be advised that any further deeds, documents, assignments, or assurances in Law or any other acts are necessary or

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desirable to carry out the purposes of this Agreement (such Party, the “Requesting Party”), the other Party and its Subsidiaries and their respective officers and directors shall be deemed to have granted to the Requesting Party and its Subsidiaries, and each or any of them, an irrevocable power of attorney to execute and deliver, in such official corporate capacities, all such deeds, assignments, or assurances in Law or any other acts as are necessary or desirable to carry out the purposes of this Agreement, and the officers and directors of the Requesting Party and its Subsidiaries, as applicable, are authorized in the name of the other Party and its Subsidiaries or otherwise to take any and all such action.

Section 1.08    Reservation of Right to Revise Structure. FB Financial may at any time and without the approval of any FNB Party change the method of effecting the Parent Merger and/or the Bank Merger contemplated by this Agreement if and to the extent that it deems such a change to be desirable; provided, however, that no such change shall (i) alter or change the amount or form of the consideration to be issued as Merger Consideration as currently contemplated in this Agreement, (ii) reasonably be expected to materially impede or delay consummation of the Parent Merger, (iii) adversely affect the federal or state income tax treatment in connection with the Parent Merger, (iv) require submission to or approval of FNB’s shareholders after the plan of merger set forth in this Agreement has been approved by FNB’s shareholders, or (v) in the opinion of FNB’s tax advisor, result in the Parent Merger or other method of effecting the business combination failing to be a reorganization described in Section 368(a) of the Code or FNB and FB Financial failing to be parties to such reorganization. In the event that FB Financial elects to make such a change, the Parties agree to cooperate to execute appropriate documents to reflect the change.

ARTICLE II

MERGER CONSIDERATION

Section 2.01    Merger Consideration.

(a)    Each share of FB Financial Common Stock issued and outstanding immediately prior to the Effective Time shall not be affected by the Parent Merger, and, accordingly, each share of FB Financial Common Stock issued and outstanding immediately prior to the Effective Time shall, at and after the Effective Time, remain issued and outstanding.

(b)    Subject to the other provisions of this Article II, at the Effective Time, by virtue of the Parent Merger and without any action on the part of the Parties or the shareholders thereof, each share of FNB Common Stock that is issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares or Dissenting Shares) that is issued and outstanding immediately prior to the Effective Time, shall cease to be outstanding and shall be converted into and become the right to receive at the election of the holder thereof as provided in Section 2.02 hereof, either:

1.    $174.86 in cash, without interest (individually, the “Per Share Cash Consideration” and collectively, the “Cash Consideration”) subject to adjustment as set forth in Section 2.01(f);

2.    4.7704 shares (the “Exchange Ratio”) of FB Financial Common Stock (individually, the “Per Share Stock Consideration” and collectively, the “Stock Consideration” and together with the Cash Consideration, the “Merger Consideration”); or

3.    A mixture of Cash Consideration and Stock Consideration, to the extent provided in and subject to the provisions of Section 2.02.

(c)    If, between the date hereof and the Effective Time, the outstanding shares of FNB Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse

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stock split, or other similar change in capitalization (a “Share Adjustment”), then the Exchange Ratio shall be appropriately and proportionately adjusted so that the holders of FNB Common Stock shall be entitled to receive the Stock Consideration in such proportion as they would have received pursuant to such Share Adjustment had the record date therefor been immediately following the Effective Time.

(d)    As of the Effective Time, all shares of FNB Common Stock converted into the Merger Consideration pursuant to this Section 2.01 shall no longer be outstanding and shall automatically be canceled and retired, and all rights with respect thereto shall cease to exist, and each holder of FNB Common Stock shall cease to have any rights thereto, except the right to receive, upon surrender of the Certificate(s) (as defined herein) in accordance with Section 2.02 hereof, his, her or its pro rata share of the Merger Consideration pursuant to this Section 2.01.

(e)    Each share of FNB Common Stock issued and outstanding immediately prior to the Effective Time and owned by any of the Parties or their respective Subsidiaries (in each case other than shares of FNB Common Stock held on behalf of third parties (including shares held in trust) or as a result of debts previously contracted) shall, by virtue of the Parent Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be cancelled and retired without payment of any consideration therefore, and shall cease to exist (the “Excluded Shares”).

(f)    In the event that the sum of (1) the unaudited consolidated net shareholders’ equity of FNB three business days prior to Closing (the “Calculation Date”), determined in accordance with GAAP (“Closing Equity”) plus (2) the allowance for loan and lease losses of FN Bank on the Calculation Date (“Closing ALLL”) is less than $42,000,000, then the Cash Consideration shall be decreased by an amount which equals $42,000,000 minus (i) the Closing Equity minus (ii) the Closing ALLL (the ”Adjusted Cash Consideration”).

Section 2.02    Election and Allocation Procedures. Election forms and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of FNB Common Stock (“Certificates”) and any non-certificated shares of FNB Common Stock (“Book-Entry Shares”) shall pass, only upon proper delivery of such Certificates or Book-Entry Shares to an exchange agent designated by FB Financial (the “Exchange Agent”)), in such form as FB Financial and FNB shall mutually agree (“Election Forms”) shall be mailed within five days after the Effective Date (the “Mailing Date”) to each holder of record of FNB Common Stock immediately prior to the Effective Date (“Election Form Record Date”).

(a)    Each Election Form shall permit the holder (or the beneficial owner through appropriate and customary documentation and instructions), subject to the allocation procedures of Section 2.02(d), either (i) to elect to receive only FB Financial Common Stock with respect to such holder’s FNB Common Stock (“Stock Election Shares”); (ii) to elect to receive only cash with respect to such holder’s FNB Common Stock (“Cash Election Shares”); (iii) to elect to receive a combination of FB Financial Common Stock and cash with respect to such holder’s FNB Common Stock rounded, in each case, to the nearest whole share (“Mixed Election Shares”); or (iv) to indicate that such holder makes no election (“No Election Shares”). Subject to the allocation procedures of this Section 2.02, the Mixed Election Shares and the No Election Shares shall be divided by the Exchange Agent into such portion (to be as closely as possible to 70.0% in the aggregate) with respect to which the holder shall receive FB Financial Common Stock and such portion (to be approximately 30.0% in the aggregate) with respect to which the holder shall receive cash for the purposes of allocating the Merger Consideration. Any FNB Common Stock with respect to which the holder (or the beneficial owner, as the case may be) shall not have submitted to the Exchange Agent an effective, properly completed Election Form on or before 5:00 p.m., Central Time, on the 15th day following the Mailing Date (or such other time and date as FB Financial and FNB may mutually agree) (the “Election Deadline”) shall also be deemed to be No Election Shares.

(b)    Any such election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed

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properly completed only if accompanied by one or more Certificates (or customary affidavits and indemnification regarding the loss or destruction of such Certificates or the guaranteed delivery of such Certificates) or Book-Entry Shares representing all shares of FNB Common Stock covered by such Election Form, together with duly executed transmittal materials included in the Election Form. Any Election Form may be revoked or changed by the person submitting such Election Form at or prior to the Election Deadline. Following the Election Deadline, an Election Form may not be revoked or changed by the person submitting such Election Form. In the event an Election Form is revoked prior to the Election Deadline, the shares of FNB Common Stock represented by such Election Form shall become No Election Shares and FB Financial shall cause the Certificates or Book-Entry Shares to be promptly returned without charge to the person submitting the Election Form upon written request to that effect from the person who submitted the Election Form. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have the sole discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any decisions of the Exchange Agent regarding such matters shall be binding and conclusive. Neither FB Financial nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

(c)    Within five Business Days after the Election Deadline, FB Financial shall cause the Exchange Agent to effect the allocation among the holders of FNB Common Stock of rights to receive the Stock Consideration or the Cash Consideration in the Merger in accordance with the Election Forms, subject to Section 2.02(d).

(d)    Notwithstanding any other provision of this Agreement, 200,156 shares of FNB Common Stock issued and outstanding immediately prior to the Effective Time (the “Stock Conversion Number”), shall be converted into the Stock Consideration, and the maximum number of shares of FB Financial Common Stock to be issued as Merger Consideration shall not exceed 954,827. The remaining shares of FNB Common Stock shall be converted into the Cash Consideration, which shall not exceed $15,000,000, provided, however, that the total Cash Consideration shall be subject to adjustment as provided in Section 2.01(f). If the aggregate number of shares of FNB Common Stock with respect to which Stock Election Shares shall have been validly made (the “Stock Election Number”) exceeds the Stock Conversion Number or the Stock Election Number is less than the Stock Conversion Number, then the pro rata selection process to be used by the Exchange Agent shall consist of such equitable pro ration processes as shall be mutually determined by FB Financial and FNB.

Section 2.03    Exchange Procedures; Surrender of Certificates.

(a)    Each previous holder of a Certificate that has surrendered such Certificate together with duly executed transmittal materials included in the Election Form to FB Financial or, at the election of FB Financial, the Exchange Agent, pursuant to Section 2.02 shall, upon acceptance thereof by FB Financial or the Exchange Agent, be entitled to a certificate or certificates representing the number of full shares of FB Financial Common Stock and/or cash into which the Certificate so surrendered shall have been converted pursuant to this Agreement and any distribution theretofore declared and not yet paid with respect to such shares of FB Financial Common Stock, without interest, as provided in Section 2.04.

(b)    FB Financial or, at the election of FB Financial, the Exchange Agent shall accept Certificates or Book-Entry Shares upon compliance with such reasonable terms and conditions as FB Financial or the Exchange Agent may impose to effect an orderly exchange thereof in accordance with customary exchange practices. Certificates or Book-Entry Shares shall be appropriately endorsed or accompanied by such instruments of transfer as FB Financial or the Exchange Agent may reasonably require.

(c)    Each outstanding Certificate or Book-Entry Share shall, until duly surrendered to FB Financial or the Exchange Agent, be deemed to evidence ownership of the consideration into which the FNB Common Stock previously represented by such Certificate or Book-Entry Share shall have been converted pursuant to this Agreement.

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(d)    After the Effective Time, holders of Certificates and Book-Entry Shares shall cease to have rights with respect to the stock previously represented by such Certificates, and their sole rights shall be to exchange such Certificates and Book-Entry Shares for the consideration provided for in this Agreement. After the Effective Time, there shall be no further transfer on the records of FNB of Certificates and Book-Entry Shares, and if such Certificates and Book-Entry Shares are presented to FNB for transfer, they shall be canceled against delivery of the consideration provided therefor in this Agreement. FB Financial shall not be obligated to deliver the consideration to which any former holder of FNB Common Stock is entitled as a result of the Merger until such holder surrenders the Certificates and Book-Entry Shares as provided herein.

(e)    FB Financial and the Exchange Agent shall be entitled to rely upon the stock transfer books of FNB to establish the identity of those persons entitled to receive consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate or Book-Entry Shares, FB Financial and the Exchange Agent shall be entitled to deposit any consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

(f)    In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent, the posting by such person of a bond in such amount as the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall deliver, in exchange for such lost, stolen or destroyed Certificate, the consideration provided for in this Agreement.

(g)    If any certificate representing shares of FB Financial Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of FB Financial Common Stock in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

Section 2.04    Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or paid with respect to FB Financial Common Stock with a record date after the Closing Date shall be paid to the holder of any unsurrendered Certificate with respect to the shares of FB Financial Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder of any unsurrendered Certificate, until the holder of such Certificate shall have complied with the exchange procedures set forth herein. Subject to the effect of applicable legal requirements, following the surrender of any such Certificate, there shall be paid to the holder of whole shares of FB Financial Common Stock issued in exchange therefor, without interest, (a) at the time of such surrender the amount of any cash payable with respect to a fractional share of FB Financial Common Stock to which such holder is entitled pursuant to this Agreement, if applicable, and the amount of dividends or other distributions with a record date after the Closing Date theretofore paid (but withheld pursuant to the immediately preceding sentence) with respect to such whole shares of FB Financial Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Closing Date but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of FB Financial Common Stock.

Section 2.05    Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the former shareholders of FNB for one year after the Closing Date shall be delivered to FB Financial, upon demand, and any holders of FNB Common Stock who have not theretofore complied with this Article II shall thereafter look only to FB Financial for payment of their claim for the Stock Consideration, the Cash Consideration, any cash in lieu of fractional shares of FB Financial Common Stock and any dividends or distributions with respect to FB Financial Common Stock.

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Section 2.06    No Liability. To the fullest extent permitted by applicable Law, neither of FB Financial nor FNB shall be liable to any former holder of shares of FNB Common Stock for any portion of the Merger Consideration, or any dividends or distributions with respect to the Stock Consideration, delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

Section 2.07    Withholding. Each of the Exchange Agent and FB Financial shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any former holder of shares of FNB Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of the shares of FNB Common Stock in respect of which such deduction and withholding was made.

Section 2.08    No Fractional Shares. Notwithstanding any other provision of this Agreement to the contrary, no fraction of a share of FB Financial Common Stock, and no certificate or scrip therefor, will be issued in connection with the Parent Merger to any holder of shares of FNB Common Stock. Instead, FB Financial shall pay to each holder of FNB Common Stock who would otherwise be entitled to receive a fraction of a share of FB Financial Common Stock (after aggregating and taking into account all Certificates and/or Book-Entry Shares delivered by such holder) cash, without interest, in an amount (rounded to the nearest whole cent) determined by multiplying (a) the fractional share interest (rounded to the nearest thousandth when expressed in decimal form) to which such holder would otherwise be entitled by (b) the volume weighted average closing price per share of FB Financial Common Stock on the NYSE (or such other securities market or stock exchange on which the FB Financial Common Stock then principally trades) for the 10 consecutive trading days ending on and including the Business Day immediately preceding the Closing Date.

Section 2.09    Plan of Reorganization. It is intended that the Parent Merger and the Bank Merger shall each qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” as that term is used in Sections 354 and 361 of the Code.

Section 2.10    Availability of Dissenters’ Rights; Dissenting Shares.

(a)    Holders of shares of FNB Common Stock shall have such rights to dissent from the Parent Merger and obtain payment of the fair value of their shares as are afforded to such holders by Subtitle 13 of the KBCA.

(b)    Notwithstanding any provision of this Agreement to the contrary, but subject to Section 2.10(c), each issued and outstanding share of FNB Common Stock the holder of which has perfected his or her right to dissent from the Parent Merger pursuant to Subtitle 13 of the KBCA and has not effectively withdrawn or lost such right as of the Effective Time (collectively, the “Dissenting Shares”) shall not be converted into and canceled in exchange for, or represent a right to receive, any portion of the Merger Consideration hereunder, and the holder thereof shall be entitled only to such rights as are afforded to such holder by the KBCA. FB Financial shall be entitled to retain any Merger Consideration not paid on account of Dissenting Shares, and the shareholders of FNB shall not be entitled to any portion of such retained Merger Consideration. Any payments made in respect of Dissenting Shares shall be made by FB Financial within the time periods set forth in, and otherwise in accordance with, the KBCA.

(c)    If any holder of shares of FNB Common Stock who asserts such holder’s right to dissent from the Parent Merger pursuant to Subtitle 13 of the KBCA shall have effectively withdrawn or lost his or her right to dissent (through failure to perfect or otherwise), then, as of the Effective Time or the occurrence of such event, whichever occurs later, the shares of FNB Common Stock or held by such holder shall be converted into and canceled in exchange for, on a share by share basis, the right to receive the Merger Consideration payable or issuable in respect thereof in accordance with the applicable provisions of this Agreement.

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Section 2.11    Adjustments Upon Change in Capitalization. If, during the period from the date of this Agreement until immediately prior to the Effective Time, the outstanding shares of FB Financial Common Stock or FNB Common Stock are increased, decreased, or changed into or exchanged for a different number or kind of securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, an equitable and proportionate adjustment shall be made to the Exchange Ratio and, therefore, the Merger Consideration issuable or payable pursuant to this Agreement. For the avoidance of doubt, neither the issuance of shares of FB Financial Common Stock upon the exercise of FB Financial Equity Awards, the grant of or lapse of restrictions on restricted stock awards in respect of shares of FB Financial Common Stock, nor the issuance of shares of FB Financial Common Stock in settlement of stock appreciation rights or under or pursuant to a FB Financial Benefit Plan, or the issuance of shares of FB Financial Common Stock related to any future acquisitions shall cause or result in an adjustment of or to the Exchange Ratio or the Merger Consideration issuable or payable pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF FNB PARTIES

Section 3.01    Making of Representations and Warranties.

(a)    On or prior to the date hereof, the FNB Parties have delivered to FB Financial and FirstBank a schedule (the “FNB Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article III or to one or more of its covenants contained in Article V, provided, however, that nothing in the FNB Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or a warranty unless such schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail.

(b)    Except as set forth in the FNB Disclosure Schedule, the FNB Parties hereby represent and warrant to FB Financial and FirstBank that the statements contained in this Article III are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made on and as of the Closing Date), except as to any representation or warranty which specifically speaks as of an earlier date (including without limitation representations made as of “the date hereof”), which only need be correct as of such earlier date. The representations and warranties of FNB shall apply to both itself and to FN Bank and the representations and warranties of FN Bank shall apply to FB Bank but not FNB.

Section 3.02    Organization, Standing and Authority.

(a)    FNB is a Kentucky corporation duly incorporated, validly existing and in good standing under the Law of the State of Kentucky and is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. FNB is duly licensed or qualified to do business as a foreign corporation in each jurisdiction where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified has not had, and is not reasonably likely to have, a Material Adverse Effect on FNB.

(b)    FN Bank is a national banking association duly organized, validly existing and in good standing under the Laws of the United States. FN Bank is duly licensed or qualified to do business in Kentucky and each other jurisdiction where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified has not had, and is not reasonably likely to have, a Material Adverse Effect on FN Bank.

Section 3.03    Capital Stock.

(a)    The authorized capital stock of FNB consists solely of (i) 1,000,000 shares of FNB’s common stock, $10.00 par value per share (the “FNB Common Stock”), of which, as of the date of this Agreement (the

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“FNB Capitalization Date”), 285,938 shares were issued and outstanding; (ii) 100,000 shares of FNB’s preferred stock, $0.01 par value per share (the “FNB Preferred Stock”), of which, as of the FNB Capitalization Date, no shares were issued and outstanding. As of the FNB Capitalization Date, no shares of FNB Common Stock were reserved for issuance except as disclosed in Section 3.03(a) of the FNB Disclosure Schedule. Section 3.03(a) of the FNB Disclosure Schedule sets forth, as of the date hereof, the name and address, as reflected on the books and records of FNB, of each holder of FNB Common Stock, and the number of shares of FNB Common Stock held by each such shareholder. All of the issued and outstanding shares of FNB Common Stock has been duly authorized, validly issued, are fully paid, and nonassessable and free of preemptive rights. Except as disclosed in Section 3.03(a) of the FNB Disclosure Schedule, as of the date of this Agreement, no trust preferred or subordinated debt securities of FNB or any of its Subsidiaries are issued or outstanding.

(b)    The authorized capital stock of FN Bank consists solely of 100,000 shares of FNB’s Bank’s common stock, $10.00 par value per share (the “FN Bank Common Stock”), of which, as of the FNB Capitalization Date, 26,300 shares were issued and outstanding. As of the FNB Capitalization Date, no shares of FN Bank Common Stock were reserved for issuance. Subject to the provisions of 12 U.S.C. Section 55, all of the issued and outstanding shares of FN Bank Common Stock have been duly authorized and validly issued and are, subject to the limitations specified in 12 U.S.C. Section 55, fully paid and nonassessable and have not been issued in violation of nor are they subject to any preemptive rights. All shares of FNB Common Stock and FN Bank Common Stock issued and outstanding have been issued in compliance with and not in violation of any applicable federal or state securities Laws. All of the outstanding shares of capital stock of FN Bank are owned by FNB free and clear of all security interests, liens, claims, pledges, taking actions, agreements, charges or other encumbrances of any nature whatsoever.

(c)    Except as set forth in Section 3.03(c) of the FNB Disclosure Schedule, as of the date of this Agreement, no FNB Party has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of, or the payment of any amount based on, any shares of FNB Common Stock, FNB Preferred Stock, FN Bank Common Stock or any other equity securities of any FNB Party.

(d)    As of the date of this Agreement, there are no contractual obligations of FNB or any of its Subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of capital stock of FNB or FN Bank or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of FNB or FN Bank, or (ii) pursuant to which either FNB or FNB is or could be required to register shares of such capital stock or other securities under the Securities Act.

(e)    Section 3.03(e) of the FNB Disclosure Schedule sets forth each FNB Party’s capital stock, equity interest or other direct or indirect ownership interest in any person, where such ownership interest is equal to or greater than 5% of the total ownership interest of such person.

Section 3.04    Subsidiaries.

(a)    Section 3.04(a) of the FNB Disclosure Schedule sets forth a complete and accurate list of all Subsidiaries of FNB, including the jurisdiction of organization and all jurisdictions that such entity is qualified to do business. Except as set forth in Schedule 3.04(a) of the FNB Disclosure Schedule, (i) FNB owns, directly or indirectly, all of the issued and outstanding equity securities of each FNB Subsidiary, (ii) no equity securities of any of FNB’s Subsidiaries are or may become required to be issued (other than to FNB) by reason of any contractual right or otherwise, (iii) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any of its equity securities (other than to FNB or a wholly-owned Subsidiary of FNB), (iv) there are no contracts, commitments, understandings or arrangements relating to FNB’s rights to vote or to dispose of such securities, (v) all of the equity securities of each such Subsidiary are held by FNB, directly or indirectly, are validly issued, fully paid and non-assessable, are not subject to preemptive or similar rights, and (vi) all of the equity securities of each Subsidiary that is owned,

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directly or indirectly, by FNB or any Subsidiary thereof, are free and clear of all Liens, other than restrictions on transfer under applicable securities Laws.

(b)    FN Bank has no Subsidiaries.

(c)    In the case of FNB, except for its ownership of FN Bank, it does not own, beneficially or of record, either directly or indirectly, any stock or equity interest in any depository institution (as defined in 12 U.S.C. Section 1813(c)(1)) other than as collateral for any Loan, and neither FNB nor any of FNB’s Subsidiaries beneficially owns, directly or indirectly (other than in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted), any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind, except as set forth in Section 3.04(c) of the FNB Disclosure Schedule.

(d)    Each of FNB’s Subsidiaries has been duly organized and qualified and is in good standing under the Laws of the jurisdiction of its organization and is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except where the failure to be so qualified has not had, and is not reasonably expected to have, a Material Adverse Effect.

Section 3.05    Corporate Power; Minute Books.

(a)    Each FNB Party has the corporate power and authority to carry on its business as it is now being conducted and to own all of its properties and assets; and each FNB Party has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to receipt of all necessary approvals of Governmental Authorities, the Regulatory Approvals and the Requisite FNB Shareholder Approval.

(b)    FNB has made available to FB Financial a complete and correct copy of its articles of incorporation and bylaws or equivalent organizational documents, each as amended to date, of each FNB Party, the minute books of each FNB Party, and the stock ledgers and stock transfer books of each FNB Party. No FNB Party is in violation of any of the terms of its articles of incorporation, bylaws or equivalent organizational documents. The minute books of each FNB Party contain records of all meetings held by, and all other corporate actions of, their respective shareholders and boards of directors (including committees of their respective boards of directors) or other governing bodies, which records are complete and accurate in all material respects. The stock ledgers and the stock transfer books of each FNB Party contain complete and accurate records of the ownership of the equity securities of each FNB Party.

Section 3.06    Corporate Authority. Subject only to the receipt of the Requisite FNB Shareholder Approval, this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of each FNB Party and each FNB Party’s respective boards of directors on or prior to the date hereof. FNB, as the sole shareholder of FN Bank, has approved this Agreement, the Bank Merger Agreement and the Bank Merger. The FNB Board has determined that the transactions contemplated by this Agreement are advisable and in the best interests of FNB and its shareholders, has directed that this Agreement and the transactions contemplated hereby be submitted to the shareholders of FNB for consideration, and has determined that it will recommend that the shareholders of FNB vote in favor of the adoption and approval of this Agreement and the transactions contemplated hereby. Except for the approval of this Agreement by the shareholders of FNB required under Kentucky law, no other corporate proceedings on the part of any FNB Party are required by Law, the articles of Incorporation of or the bylaws of any FNB Party or otherwise to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each FNB Party and (assuming due authorization, execution and delivery by FB Financial and FirstBank) constitutes the valid and legally binding obligation of the FNB Parties, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

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Section 3.07    Regulatory Approvals; No Defaults.

(a)    No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority are required to be made or obtained by the FNB Parties in connection with the execution, delivery or performance by the FNB Parties of this Agreement or to consummate the transactions contemplated by this Agreement, except for filings of applications or notices with, and consents, approvals or waivers by the FRB, the FDIC, the OCC, the TDFI, the filing of the Articles of Merger with the Tennessee Secretary of State and the Kentucky Secretary of State, and the filing with the SEC of the Proxy Statement-Prospectus. Subject to the receipt of the approvals referred to in the preceding sentence and the Requisite FNB Shareholder Approval, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, the Parent Merger and the Bank Merger) by the FNB Parties do not and will not (i) constitute a breach or violation of, or a default under, the articles of incorporation, bylaws or similar governing documents of the FNB Parties or any of their respective Subsidiaries, (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to any FNB Party or any of its Subsidiaries, or any of their respective properties or assets, (iii) conflict with, result in a breach or violation of any provision of, or the loss of any benefit under, or a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the creation of any Lien under, result in a right of termination or the acceleration of any right or obligation under, any permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, contract, franchise, agreement or other instrument or obligation of any FNB Party or any of its Subsidiaries or to which any FNB Party, or their respective properties or assets is subject or bound, or (iv) require the consent or approval of any third party or Governmental Authority under any such Law, rule or regulation or any judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, contract, franchise, agreement or other instrument or obligation.

(b)    As of the date hereof, no FNB Party has Knowledge of any reason (i) why the Regulatory Approvals referred to in Section 6.01(b) will not be received in customary time frames from the applicable Governmental Authorities having jurisdiction over the transactions contemplated by this Agreement or (ii) why any Burdensome Condition would be imposed.

Section 3.08    Financial Statements; Internal Controls.

(a)    FNB has previously delivered or made available to FB Financial copies of FNB’s consolidated (i) audited financial statements (including the related notes and schedules thereto) for the years ended December 31, 2018, 2017 and 2016, accompanied by the unqualified audit reports of Maggart & Associates, P.C., independent accountants (collectively, the “Audited Financial Statements”) and (ii) unaudited interim financial statements for the six months ended June 30, 2019 (the “Unaudited Financial Statements” and, collectively with the Audited Financial Statements, the “Financial Statements”). The Financial Statements (including any related notes and schedules thereto) are accurate and complete and fairly present the financial condition and the results of operations, changes in shareholders’ equity, and cash flows of FNB and its Subsidiaries as of the respective dates of and for the periods referred to in such consolidated financial statements, all in accordance with GAAP, consistently applied, subject, in the case of the Unaudited Financial Statements, to normal, recurring year-end adjustments (the effect of which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect) and the absence of notes and schedules (that, if presented, would not differ materially from those included in the Audited Financial Statements). No financial statements of any entity or enterprise other than FNB and its Subsidiaries are required by GAAP to be included in the Financial Statements. The audits of FNB and its Subsidiaries have been conducted in accordance with the Generally Accepted Auditing Standards (“GAAS”). Since December 31, 2018, neither FNB nor any its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on its balance sheet except for liabilities reflected or reserved against in the Financial Statements and current liabilities incurred in FN Bank’s Ordinary Course of Business since December 31, 2018. True, correct and complete copies of the Financial Statements are set forth in Section 3.08(a) of the FNB Disclosure Schedule.

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(b)    The books, records, systems, controls, data and information of FN Bank are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of FNB, FN Bank or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on the system of internal account controls described in the following sentence. The FNB Parties have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. The FNB Parties have disclosed based on its most recent evaluations, to its outside auditors and the audit committee of their respective board of directors (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the FNB Parties’ ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the FNB Parties’ internal control over financial reporting.

(c)    Neither FNB nor any of its Subsidiaries have any liability that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FNB or any of its Subsidiaries, of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for (i) those liabilities that are reflected or reserved against on the Financial Statements (including any notes thereto), (ii) liabilities incurred in the Ordinary Course of Business since December 31, 2018; or (iii) liabilities incurred since December 31, 2018, in connection with this Agreement and the transactions contemplated hereby.

(d)    Since January 1, 2015, (i) through the date hereof, no FNB Party or any director, officer, auditor, accountant or representative of any FNB Party has received or otherwise had or obtained Knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the any FNB Party or its internal accounting controls, including any complaint, allegation, assertion or claim that a FNB Party has engaged in questionable accounting or auditing practices, and (ii) no attorney(s) representing the FNB Parties, whether or not employed by the FNB Parties, have reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by a FNB Party or any of its respective officers, directors or agents to the Board of Directors of a FNB Party or any committee thereof or to any director or officer of a FNB Party.

(e)    For the avoidance of doubt, FNB has not created the documentation or performed the monitoring procedures as required by Section 404 of the Sarbanes-Oxley Act of 2002 (“SOX 404”). FNB is not required to obtain, and has not obtained, an audit of internal controls as would be required for an entity subject to SOX 404.

Section 3.09    Regulatory Reports. Since January 1, 2015, each FNB Party has duly and timely filed (including all applicable extensions) with the FRB, the OCC, and any other applicable Governmental Authority, in correct form, the reports and other documents required to be filed under applicable Laws and regulations and have paid all fees and assessments due and payable in connection therewith, and such reports were complete and accurate and in compliance with the requirements of applicable Laws and regulations. Except as set forth in Section 3.09 of the FNB Disclosure Schedule, other than normal examinations conducted by a Governmental Authority in the Ordinary Course of Business of the FNB Parties, no Governmental Authority has notified any FNB Party that it has initiated or has pending any proceeding or enforcement action or, to the FNB Parties’ Knowledge, threatened an investigation into the business, disclosures or operations of any FNB Entity since January 1, 2015. There is no unresolved violation, criticism, or exception by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of any FNB Party. Except as set forth in Section 3.09 of the FNB Disclosure Schedule, (a) no Governmental Authority has resolved any proceeding, enforcement action or, to the Knowledge of the FNB Parties, investigation into the business, disclosures or operations of any FNB Party, and (b) there have been no formal or informal inquiries by, or disagreements or disputes with, any Governmental Authority with respect to the business, operations, policies or procedures of any FNB Party since January 1, 2015. Any amendments to such regulatory reports shall be listed in Section 3.09 of the FNB Disclosure Schedule.

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Section 3.10    Absence of Certain Changes or Events. Except as set forth in Section 3.10 of the FNB Disclosure Schedule, or as otherwise expressly contemplated by this Agreement, since December 31, 2018, there has not been (a) any event, change or development in the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of any FNB Party or any of its Subsidiaries which has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to any FNB Party, and to the FNB Parties’ Knowledge, no fact or condition exists which is reasonably likely to cause a Material Adverse Effect with respect to any FNB Party in the future; (b) any change by a FNB Party in its accounting methods, principles or practices, other than changes required by applicable Law or GAAP or regulatory accounting as concurred by such FNB Party’s independent accountants; (c) any entry by a FNB Party into any contract or commitment of (i) more than $25,000 or (ii) $50,000 per annum with a term of more than one year, other than purchases or sales of Investment Securities, and loans and loan commitments, all in the Ordinary Course of Business; (d) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of a FNB or any redemption, purchase or other acquisition of any of its securities, other than in the Ordinary Course of Business; (e) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option, stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any current, former or retired directors, officers or employees of a FNB Party (other than normal salary adjustments to employees made in the Ordinary Course of Business), or the granting of stock options, stock appreciation rights, performance awards, restricted stock awards, restricted stock unit awards, deferred stock unit awards or any other stock-based award, any grant of severance or termination pay (other than individual severance or termination payments of less than $20,000 each that have been paid by a FNB Party as of the date hereof), or any contract or arrangement entered into to make or grant any severance or termination pay, any payment of any bonus, or the taking of any action not in the Ordinary Course of Business with respect to the compensation or employment of current, former or retired directors, officers or employees of a FNB Party; (f) any election or changes in existing elections made by a FNB Party for federal or state Tax purposes; (g) any change in the credit policies or procedures of FN Bank, the effect of which was or is to make any such policy or procedure less restrictive in any respect; (h) any acquisition or disposition of any assets or properties, or any contract for any such acquisition or disposition entered into other than Investment Securities or loans and loan commitments purchased, sold, made or entered into in the Ordinary Course of Business; (i) any strike, work stoppage, slow-down or other labor disturbance; (j) any hiring, termination, promotion or demotion of any employee, consultant, independent contractor, executive officer, director or other service provider (other than in the Ordinary Course of Business); or (k) any lease of real or personal property entered into, other than in connection with foreclosed property or in the Ordinary Course of Business.

Section 3.11    Legal Proceedings.

(a)    Other than as set forth in Section 3.11(a) of the FNB Disclosure Schedule, there are no civil, criminal, administrative or regulatory actions, suits, demand letters, demands for indemnification, claims, hearings, notices of violation, arbitrations, investigations, orders to show cause, market conduct examinations, notices of non-compliance or other proceedings of any nature pending or, to the FNB Parties’ Knowledge, threatened against any FNB Party or to which any FNB Party is a party, including without limitation, any such actions, suits, demand letters, demands for indemnification, claims, hearings, notices of violation, arbitrations, investigations, orders to show cause, market conduct examinations, notices of non-compliance or other proceedings of any nature that would challenge the validity or propriety of the transactions contemplated by this Agreement.

(b)    Other than as set forth on Section 3.11(b) of the FNB Disclosure Schedule, there is no injunction, order, judgment or decree imposed upon any FNB Party, or the assets of any FNB Party, and no FNB Party has been advised of, or has Knowledge of, the threat of any such action.

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Section 3.12    Compliance With Laws.

(a)    Each FNB Party is, and has been since January 1, 2015, in compliance in all material respects with all applicable federal, state, local and foreign Laws, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act, the Dodd-Frank Act, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, or the regulations implementing such statutes, all other applicable anti-money laundering Laws, fair lending Laws and other Laws relating to discriminatory lending, financing, leasing or business practices and all agency requirements relating to the origination, sale and servicing of mortgage loans. No FNB Party has been advised of any supervisory criticisms regarding their compliance with the Bank Secrecy Act or related state or federal anti-money laundering laws, regulations and guidelines, including without limitation those provisions of federal regulations requiring (i) the filing of reports, such as Currency Transaction Reports and Suspicious Activity Reports, (ii) the maintenance of records and (iii) the exercise of due diligence in identifying customers.

(b)    Each FNB Party has all permits, licenses, authorizations, orders and approvals of, and each has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease properties and to conduct its business as presently conducted. All such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the FNB Parties’ Knowledge, no suspension or cancellation of any of them is threatened. Other than as required by (and in conformity with) Law, no FNB Party acts as a fiduciary for any person, or administrator of any account for which it acts as a fiduciary, including as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor.

(c)    No FNB Party has received, since January 1, 2015, written or, to the FNB Parties’ Knowledge, oral notification from any Governmental Authority (i) asserting that it is not in compliance with any of the Laws which such Governmental Authority enforces or (ii) threatening to revoke any license, franchise, permit or governmental authorization (nor do any grounds for any of the foregoing exist).

(d)    Section 3.12(d) of the FNB Disclosure Schedule sets forth, as of the date hereof, a schedule of all executive officers and directors of the FNB Parties or entities controlled by executive officers and directors of the FNB Parties, who have outstanding loans from FN Bank, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the three years immediately preceding the date hereof.

Section 3.13    FNB Material Contracts; Defaults.

(a)    Except as set forth in Section 3.13(a) of the FNB Disclosure Schedule, no FNB Party is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers, employees or consultants, including any bonus, stock option, restricted stock, stock appreciation right or other employee benefit agreements or arrangements; (ii) which would entitle any present or former director, officer, employee, consultant or agent of any FNB Party to indemnification from any FNB Party; (iii) which, upon the execution or delivery of this Agreement, the FNB shareholders’ adoption of this Agreement or the consummation of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether change-of-control, severance pay or otherwise) becoming due from a FNB Party, the Surviving Corporation, or any of their respective Subsidiaries to any current, former or retired officer, employee, director, consultant, independent contractor or other service provider thereof; (iv) the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement; (v) which grants any right of first refusal, right of first offer or similar right with respect to any assets or properties of any FNB Party; (vi) related to the borrowing by any FNB Party of money other than those entered into in the Ordinary Course of Business and any guaranty of any

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obligation for the borrowing of money, excluding endorsements made for collection, repurchase or resell agreements, letters of credit and guaranties made in the Ordinary Course of Business; (vii) which provides for payments to be made by any FNB Party upon a change in control thereof; (viii) relating to the lease of personal property having a value in excess of $50,000 or purchase option in excess of $50,000; (ix) relating to any joint venture, partnership, limited liability company agreement or other similar agreement or arrangement, or to the formation, creation or operation, management or control of any partnership or joint venture with any third parties or which limits payments of dividends; (x) which relates to capital expenditures and involves future payments in excess of $50,000 individually or $100,000 in the aggregate; (xi) which relates to the disposition or acquisition of assets or any interest in any business enterprise outside the Ordinary Course of Business of any FNB Party; (xii) which is not terminable on 60 days or less notice and involving the payment of more than $50,000 per annum; (xiii) which contains a non-compete or client or customer non-solicit requirement or any other provision that materially restricts the conduct of any line of business by a FNB Party or any of its respective Affiliates or upon consummation of the Parent Merger will materially restrict the ability of the Surviving Corporation, Surviving Bank or any of their Affiliates to engage in any line of business or which grants any right of first refusal, right of first offer or similar right or that limits or purports to limit the ability of any FNB Party (or, following consummation of the transactions contemplated hereby, FB Financial or any of its Subsidiaries) to own, operate, sell, transfer, pledge or otherwise dispose of any assets or business; (xiv) pursuant to which any FNB Party may become obligated to invest in or contribute capital to any entity; (xv) related to any stock option plan, stock appreciation rights plan, restricted stock plan, performance stock, phantom or restricted stock units, stock purchase plan, employee stock ownership plan or benefits plan in which any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the execution of this Agreement, the occurrence of the Requisite FNB Shareholder Approval or the consummation of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of or affected by any of the transactions contemplated by this Agreement; (xvi) with or to a labor union or guild (including any collective bargaining agreement); or (xvii) that is a contract material to the business of a FNB Party to be performed after the date of this Agreement. Each contract, arrangement, commitment or understanding of the type described in this Section 3.13(a), is set forth in Schedule 3.13(a) of the FNB Disclosure Schedule, and is referred to herein as a “FNB Material Contract.” FNB has previously made available to FB Financial true, complete and correct copies of each such FNB Material Contract, including any and all amendments and modifications thereto.

(b)    (i) Each FNB Material Contract is valid and binding on FNB or any of its Subsidiaries to the extent FNB or any of its Subsidiaries is a party thereto, as applicable, and to the Knowledge of the FNB Parties, each other party thereto, and is in full force and effect and enforceable in accordance with its terms, except to the extent that validity and enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity or by principles of public policy and except where the failure to be valid, binding, enforceable and in full force and effect, individually or in the aggregate, has not had, a Material Adverse Effect; (ii) each FNB Party has in all material respects performed all obligations required to be performed by it under each FNB Material Contract, and (iii) no FNB Party is in default under any FNB Material Contract or other material agreement, commitment, arrangement, Lease, Insurance Policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default, except to the extent that such default or event of default has not had, and is not reasonably likely to have, a Material Adverse Effect. No power of attorney or similar authorization given directly or indirectly by any FNB Party is currently outstanding.

(c)    Section 3.13(c) of the FNB Disclosure Schedule sets forth a true and complete list of all FNB Material Contracts pursuant to which consents, waivers or notices are or may be required to be given thereunder, in each case, prior to the performance by the FNB Parties of this Agreement and the consummation of the Parent Merger, the Bank Merger and the other transactions contemplated hereby and thereby.

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Section 3.14    Agreements with Regulatory Agencies. Since January 1, 2015, neither FNB nor any of its Subsidiaries is party to, or the subject of, any cease-and desist order, consent order, written agreement, order for civil money penalty, refund, restitution, prompt corrective action directive, memorandum of understanding, supervisory letter, individual minimum capital requirement, operating agreement, or any other formal enforcement action issued or required by, or entered into with, any Governmental Authority. Neither FNB nor any of its Subsidiaries has Knowledge that any Governmental Authority is considering issuing, initiating, ordering, requesting, recommending, or otherwise proceeding with any of the items referenced in this paragraph. Except for examinations of FNB and its Subsidiaries conducted by their respective primary functional regulators in the Ordinary Course of Business, no Governmental Authority has initiated, threatened, or has pending any proceeding or, to the Knowledge of FNB, any inquiry or investigation into the business or operations of FNB or any of its Subsidiaries, except where such proceeding, inquiry, or investigation would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect with respect to FNB.

Section 3.15    Brokers; Fairness Opinion. Neither FNB Party nor any of its respective officers, or directors has employed any broker or finder or incurred, nor will it incur, any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that FNB has engaged, and will pay a fee or commission, plus expenses, to Mercer Capital Management, Inc. (“FNB Financial Advisor”), in accordance with the terms of a letter agreement between FNB Financial Advisor and FNB, a true, complete and correct copy of which has been previously delivered by FNB to FB Financial. FNB has received the opinion of the FNB Financial Advisor (and, when it is delivered in writing, a copy of such opinion will be promptly provided to FB Financial) to the effect that, as of the date of this Agreement and based upon and subject to the qualifications and assumptions set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of shares of FNB Common Stock, and, as of the date of this Agreement, such opinion has not been withdrawn, revoked or modified.

Section 3.16    Employee Benefit Plans.

(a)    Section 3.16(a) of the FNB Disclosure Schedule sets forth a list of each Employee Benefit Plan currently or previously adopted, maintained, sponsored in whole or in part, or contributed to by any of the FNB Parties or their Subsidiaries or under which any of the FNB Parties have any obligation or liability contingent or otherwise (the “FNB Benefit Plans”). Neither the FNB Parties nor any of their Subsidiaries nor their ERISA Affiliates have any stated plan, intention or commitment to establish any new Employee Benefit Plan or has made any specific commitment to modify any FNB Benefit Plan (except to the extent required by Law).

(b)    The FNB Parties have made available to FB Financial true and complete copies of all FNB Benefit Plans including, but not limited to, (i) all trust instruments and other funding arrangements, including insurance contracts, forming a part of any FNB Benefit Plans and all amendments thereto, (ii) summary plan descriptions and summary of material modifications, (iii) IRS Form 5500 (for the three most recently completed plan years), (iv) the most recent IRS determination, opinion, notification and advisory letters, with respect thereto and including any correspondence from any regulatory agency and (v) non-discrimination testing data and results under Code Sections 105(h), 125, 129, 401(k) or 401(m), as applicable. In addition, with respect to the FNB Benefit Plans for the three most recently completed plan years, any plan financial statements and accompanying accounting reports, service contracts, fidelity bonds and required participant annual notices,) have been made available to FB Financial.

(c)    To the Knowledge of the FNB Parties, all FNB Benefit Plans are in compliance in form and operation with all applicable Laws, including ERISA and the Code in all respects. All FNB Benefit Plans have been administered in accordance with their terms in all respects. Each FNB Benefit Plan which is intended to be qualified under Section 401(a) of the Code (“FNB 401(a) Plan”), has received a favorable determination letter from the IRS, or is maintained under a prototype or volume submitter document and is entitled to rely on a favorable opinion or advisory letter from the IRS, and neither FNB nor any of its Subsidiaries is aware of any circumstance that could reasonably be expected to result in revocation of any such favorable determination,

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opinion, or advisory letter or the loss of the qualification of such FNB 401(a) Plan under Section 401(a) of the Code, and nothing has occurred that would reasonably be expected to result in the FNB 401(a) Plan ceasing to be qualified under Section 401(a) of the Code. No FNB 401(a) Plan has been submitted under or been the subject of an IRS voluntary compliance program submission that is still outstanding or that has not been fully corrected in accordance with a compliance statement issued by the IRS with respect to any applicable failures.

(d)    There is no pending or, to the FNB Parties’ Knowledge, threatened litigation or regulatory action relating to the FNB Benefit Plans (other than routine claims for benefits). There are no audits, investigations, inquiries or proceedings pending or, to FNB Entities’ Knowledge, threatened by the IRS or the Department of Labor with respect to any FNB Benefit Plan.

(e)    None of the FNB Parties have engaged in a transaction with respect to any FNB Benefit Plan, including a FNB 401(a) Plan that could reasonably be expected to subject a FNB Party or any of its Subsidiaries to a material tax or material penalty under any Law including, but not limited to, Sections 4980H or 4975 of the Code or Section 502(i) of ERISA.

(f)    No liability under Title IV of ERISA or Code Section 412 has been or is expected to be incurred by any FNB Party or any ERISA Affiliate. No FNB Party or any ERISA Affiliate has ever maintained a plan subject to Title IV of ERISA or Section 412 of the Code. No FNB Party, or any ERISA Affiliate has sponsored, maintained, contributed to (or been obligated to contribute to) (i) a “defined benefit plan” (as defined in ERISA Section 3(35), (ii) a “multiemployer plan” within the meaning of Section 3(37) of ERISA, or (iii) a “multiple employer plan” (meaning a plan sponsored by more than one employer within the meaning of ERISA Sections 4063 or 4064) at any time. No notice of a “reportable event,” within the meaning of Section 4043 of ERISA has been required to be filed for any FNB Benefit Plan or by any ERISA Affiliate or will be required to be filed in connection with the transactions contemplated by this Agreement.

(g)    All contributions required to be made with respect to all FNB Benefit Plans have been timely made or have been reflected on the consolidated financial statements of FNB.

(h)    Except as set forth in Section 3.16(h) of the FNB Disclosure Schedule, no FNB Benefit Plan provides, and the FNB Parties have not proposed or promised any arrangement that provides, for any liability to provide life insurance, medical or other employee welfare benefits to any employee of a FNB Party, or any of their Affiliates, upon his or her retirement or termination of employment for any reason, except as may be required by Law.

(i)    Except as set forth in Section 3.16(i) of the FNB Disclosure Schedule or otherwise provided for in this Agreement, neither the execution of this Agreement, shareholder approval of this Agreement or consummation of any of the transactions contemplated by this Agreement will (i) entitle any employee of a FNB Party to severance pay or any increase in severance pay upon any termination of employment, (ii) accelerate the time of payment or vesting (except as required by Law) or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the FNB Benefit Plans, (iii) result in any breach or violation of, or a default under, any of the FNB Benefit Plans, (iv) result in any payment that would be an excess “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, or (v) limit or restrict the right of a FNB Party or, after the consummation of the transactions contemplated hereby, FB Financial or any of its Subsidiaries, to merge, amend or terminate any of the FNB Benefit Plans.

(j)    Each FNB Benefit Plan that is a non-qualified deferred compensation plan or arrangement within the meaning of Section 409A of the Code, and any underlying award, is in compliance with Section 409A of the Code. No payment or award that has been made to any participant under a FNB Benefit Plan is subject to the interest and penalties specified in Section 409A(a)(1)(B) of the Code. Neither FNB, FN Bank nor any of their Subsidiaries (i) has agreed to reimburse or indemnify any participant in a FNB Benefit Plan for any of the

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interest and the penalties specified in Section 409A(a)(1)(B) of the Code that may be currently due or triggered in the future, or (ii) has been required to report to any Government Authority any correction or Taxes due as a result of a failure to comply with Section 409A of the Code.

(k)    Section 3.16(k) of the FNB Disclosure Schedule contains a schedule showing the monetary amounts payable as of the date specified in such schedule, whether individually or in the aggregate (including good faith estimates of all amounts not subject to precise quantification as of the date of this Agreement, such as change-in-control payments based, in part, upon incentive payments earned in 2018 but payable after January 1, 2019), under any employment, change-in-control, severance or similar contract, plan or arrangement with or which covers any present or former director, officer, employee or consultant of a FNB Party or any of their Subsidiaries who may be entitled to any such amount and identifying the types and estimated amounts of the in-kind benefits due under any FNB Benefit Plans (other than a plan qualified under Section 401(a) of the Code) for each such person, specifying the assumptions in such schedule and providing estimates of other required contributions to any trusts for any related fees or expenses.

(l)    All individuals participating in (or eligible to participate in) the FNB Benefit Plans are common law employees of the FNB Parties or their ERISA Affiliates.

Section 3.17    Labor Matters. No FNB Party is a party to or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is there any proceeding pending or, to the FNB Parties’ Knowledge threatened, asserting that any FNB Party has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel any FNB Party to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it pending or, to FNB Parties’ Knowledge, threatened, nor is any FNB Entity aware of any activity involving any FNB Party employees seeking to certify a collective bargaining unit or engaging in other organizational activity. The FNB Parties have correctly classified all individuals who directly or indirectly perform services for the FNB Parties for purposes of federal and state unemployment compensation Laws, workers’ compensation Laws and the rules and regulations of the U.S. Department of Labor.

Section 3.18    Environmental Matters.

(a)    There has been no release of Hazardous Substances at, on, or under any FNB Property, real property currently owned, operated or leased by any FNB Party (including buildings or other structures) or formerly owned, operated or leased by any FNB Party or any predecessor, that has formed or that could reasonably be expected to form the basis of any Environmental Claim against any FNB Party.

(b)    To the knowledge of the FNB Parties, no FNB Party has acquired, nor is any of them now in the process of acquiring, any real property through foreclosure or deed in lieu of foreclosure which has been contaminated with, or has had any release of, any Hazardous Substance in a manner that violates Environmental Law or requires reporting, investigation, remediation or monitoring under Environmental Law.

(c)    No FNB Party has previously been nor is any of them now in violation of or noncompliant with applicable Environmental Law.

(d)    Neither a FNB Party could be deemed the owner or operator of, nor to have participated in the management of, any FNB Property which has been contaminated with, or has had any release of, any Hazardous Substance in a manner that violates Environmental Law or requires reporting, investigation, remediation or monitoring under Environmental Law.

(e)    With respect to any FNB Property, no FNB Party has received (i) any written notice, demand letter, or claim alleging any violation of, or liability under, any Environmental Law or (ii) any written request for information reasonably indicating an investigation or other inquiry by any Governmental Authority concerning a possible violation of, or liability under, any Environmental Law.

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(f)    No FNB Party has received notice of any Lien or encumbrance having been imposed on any FNB Property or any property owned, operated or leased by any FNB Party in connection with any liability or potential liability arising from or related to Environmental Law, and there is no action, proceeding, writ, injunction or claim pending or, to any FNB Parties’ Knowledge, threatened which could result in the imposition or any such Lien or encumbrance on any FNB Property or property owned, operated or leased by a FNB Party.

(g)    No FNB Party is, or has been, subject to any order, decree or injunction relating to a violation of or allegation of liability under any Environmental Law.

(h)    There are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning, or automotive services) involving any FNB Party, or any currently or, to the FNB Parties’ Knowledge, formerly owned, operated or leased property, or any FNB Property that could reasonably be expected pursuant to applicable Environmental Law to (i) result in any claim, liability or investigation against any FNB Party, or (ii) result in any restriction on the ownership, use, or transfer of any such property.

(i)    FNB has delivered to FB Financial copies of all environmental reports, studies, sampling data, correspondence, filings and other information known to the FNB Parties and in their possession or reasonably available to them relating to environmental conditions at or on any real property (including buildings or other structures) currently owned, operated or leased by any FNB Party. Section 3.18(i) of the FNB Disclosure Schedule includes a list of the environmental reports and other information provided.

(j)    There is no litigation pending or, to the FNB Parties’ Knowledge, threatened against any FNB Party, or affecting any property now owned or, to the FNB Parties’ Knowledge, formerly owned, used or leased by a FNB Party or any predecessor, before any court, or Governmental Authority (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the presence or release into the environment of any Hazardous Substance.

(k)    To the FNB Parties’ Knowledge, there are no underground storage tanks on, in or under any property currently owned, operated or leased by any FNB Party, except as set forth in Section 3.18(k) of the FNB Disclosure Schedule.

Section 3.19    Tax Matters.

(a)    Each of FNB and its Subsidiaries has filed all Tax Returns that it was required to file under applicable Laws, other than Tax Returns that are not yet due or for which a request for extension was timely filed consistent with requirements of applicable Law. All such Tax Returns were correct and complete in all respects and have been prepared in compliance with all applicable Laws. All Taxes due and owing by FNB or any of its Subsidiaries (whether or not shown on any Tax Return) have been paid. Except as set forth in Section 3.19(a) of the FNB Disclosure Schedule, neither FNB nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return. To the Knowledge of FNB and its Subsidiaries no claim has ever been made by any Governmental Authority in a jurisdiction where FNB or any of its Subsidiaries does not file Tax Returns that it is or may be subject to Tax by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of FNB or any of its Subsidiaries. Neither FNB nor any of its Subsidiaries is subject to any pending, ongoing, or threatened examination or audit with respect to Taxes by any Governmental Authority. There are no disputes pending, or claims asserted, for Taxes or assessments upon FNB or any of its Subsidiaries. Neither FNB nor any of its Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code, no such adjustment has been proposed by the IRS and no pending request for permission to change any accounting method has been submitted by FNB or any of its Subsidiaries. Neither FNB nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

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(b)    FNB and each of its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

(c)    No foreign, federal, state, or local Tax audits or administrative or judicial Tax proceedings are currently being conducted or, to the Knowledge of FNB or any of its Subsidiaries, pending with respect to FNB or any of its Subsidiaries. Other than with respect to audits that have already been completed and resolved, neither FNB nor any of its Subsidiaries has received in writing from any foreign, federal, state, or local taxing authority (including jurisdictions where FNB and or any of its Subsidiaries have not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against FNB or any of its Subsidiaries.

(d)    FNB has made delivered or made available to FB Financial true and complete copies of the United States federal, state, local, and foreign Tax Returns filed with respect to FNB and its Subsidiaries, as well as any examination reports and statements of deficiencies assessed against or agreed to by FNB or its Subsidiaries with respect to Taxes, for taxable periods under on or after December 31, 2015. FNB and its Subsidiaries have timely and properly taken such actions in response to and in compliance with notices that FNB or its Subsidiaries, as applicable, has received from Governmental Authorities in respect of information reporting and backup and nonresident withholding as are required by Law.

(e)    FNB has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(f)    FNB has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). FNB has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. Other than a Tax allocation or sharing agreement between FNB and its Subsidiaries, neither FNB nor any of its Subsidiaries is a party to or bound by any Tax allocation or sharing agreement. Neither FNB nor any of its Subsidiaries (i) has been a member of a group filing a consolidated, unitary or combined income Tax Return (other than a group the common parent of which was FNB), and (ii) has no liability for the Taxes of any Person (other than FNB and its Subsidiaries) under Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract, or otherwise.

(g)    The unpaid Taxes of FNB and its Subsidiaries (i) do not exceed the reserve for Tax liability (which reserve is distinct and different from any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Financial Statements delivered to FB Financial (rather than in any notes thereto), and (ii) do not exceed that reserve as adjusted for the passage of time in accordance with the past custom and practice of FNB in filing its Tax Returns. Since December 31, 2015, neither FNB nor any of its Subsidiaries has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the Ordinary Course of Business.

(h)    Neither FNB nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax Law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

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(i)    Since January 1, 2015, neither FNB nor any of its Subsidiaries has distributed stock of another Person nor had its stock distributed by another Person in a transaction that was intended to be nontaxable and governed in whole or in part by Section 355 or Section 361 of the Code.

(j)    Neither FNB nor any of its Subsidiaries has been a party to any “listed transaction,” as defined in Section 6707A(c)(2) of the Code and Section 1.6011-4(b)(2) of the Regulations in any tax year for which the statute of limitations has not expired.

(k)    Neither FNB nor any of its Subsidiaries (i) is a “controlled foreign corporation” as defined in Section 957 of the Code, (ii) is a “passive foreign investment company” within the meaning of Section 1297 of the Code, or (iii) has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(l)    There has not been a change in ownership, within the meaning of Section 382(g) of the Code, of FNB or any of its Subsidiaries, and no such change of ownership will occur prior to the Effective Time.

Section 3.20    Investment Securities and Commodities.

(a)    Each FNB Party, as applicable, has good title to all securities and commodities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Liens, except to the extent such securities or commodities are pledged in the Ordinary Course of Business to secure obligations of such party. Such securities and commodities are valued on the books of such FNB Party in accordance with GAAP in all material respects.

(b)    Each FNB Party has acted in compliance in all material respects with investment, securities, commodities, risk management and other policies, practices and procedures (the “Policies, Practices and Procedures”) that are prudent and reasonable in the context of such businesses. Before the date hereof, each FNB Party has made available to FB Financial in writing the material Policies, Practices and Procedures.

(c)    Section 3.20(c) of the FNB Disclosure Schedule sets forth as of December 31, 2018, the Investment Securities, as well as any purchases or sales of Investment Securities between December 31, 2018 to and including the date hereof, reflecting with respect to all such securities, whenever purchased or sold, descriptions thereof, CUSIP numbers, designations as securities “available for sale” or securities “held to maturity” (as those terms are used in ASC 320), book values, fair values and coupon rates, and any gain or loss with respect to any Investment Securities sold during such time period after December 31, 2018. Except for the ownership of FN Bank by FNB, neither FNB nor any of its Subsidiaries owns any of the outstanding equity of any savings bank, savings and loan association, savings and loan holding company, credit union, bank or bank holding company, insurance company, mortgage or loan broker or any other financial institution.

Section 3.21    Derivative Transactions.

(a)    All Derivative Transactions entered into by a FNB Party or for the account of any of its customers were entered into in the Ordinary Course of Business and in accordance with prudent banking practice and in accordance with applicable Laws and regulatory policies of any Governmental Authority, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by such FNB Party, and were entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with its advisers) and to bear the risks of such Derivative Transactions. All of such Derivative Transactions are legal, valid and binding obligations of each FNB Party enforceable against it in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity), and are in full force and effect. Each FNB Party has duly performed all of their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to the FNB Parties’ Knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

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(b)    Each Derivative Transaction is listed in Section 3.21(b) of the FNB Disclosure Schedule, and the financial position of a FNB Party under or with respect to each has been reflected in the books and records of such FNB Party in accordance with GAAP, and no open exposure of a FNB Party with respect to any such instrument (or with respect to multiple instruments with respect to any single counterparty) exists, except as set forth in Section 3.21(b) of the FNB Disclosure Schedule.

(c)    No Derivative Transaction, were it to be a Loan held by a FNB Party, would be classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List,” “Troubled Debt Restructure,” “Non-Accrual,” “Impaired,” as such terms are defined by the OCC’s uniform loan classification standards, or words of similar import.

Section 3.22    Regulatory Capitalization. FN Bank is “well-capitalized,” as such term is defined in the rules and regulations promulgated by the OCC. FNB is “well-capitalized,” as such term is defined in the rules and regulations promulgated by the FRB. There has not been any event or occurrence that would result in a determination that a FNB Party is not “well capitalized” and “well managed” as a matter of U.S. federal banking law.

Section 3.23    Loans; Nonperforming and Classified Assets.

(a)    Section 3.23(a) of the FNB Disclosure Schedule identifies any written loan, loan agreement, note or borrowing arrangement and other extensions of credit (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) to which any FNB Party is a party (collectively, “Loans”), under the terms of which the obligor was over 60 days delinquent in payment of principal or interest as of August 31, 2019, and such list as of the date hereof.

(b)    Section 3.23(b) of the FNB Disclosure Schedule identifies a summary of each Loan that was classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List,” “Troubled Debt Restructure,” “Non-Accrual,” “Impaired,” or words of similar import by FNB, FN Bank or any bank examiner, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder as of August 31, 2019, and such list as of the date hereof.

(c)    Section 3.23(c) of the FNB Disclosure Schedule identifies each asset of a FNB Party that as of August 31, 2019, was classified as other real estate owned (“OREO”) and the book value thereof as of the date of this Agreement as well as any assets classified as OREO since August 31, 2019, and any sales of, pending sales of, or pending contracts related to OREO between August 31, 2019 and the date hereof, and reflecting any gain or loss with respect to any OREO sold.

(d)    Each Loan held in a FNB Party’s loan portfolio (each a “FNB Loan”)(i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, is and has been secured by valid Liens that have been perfected, (iii) where required by applicable Law, has been based on an appraisal that has been provided to a FNB Party, and (iv) to the FNB Parties’ Knowledge, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(e)    All currently outstanding FNB Loans (to the extent such loans were not originated by a FNB Party, to the FNB Parties’ Knowledge) were solicited, originated and, currently exist in material compliance with all applicable requirements of Law and, to the extent originated by a FNB Party, such FNB Party’s lending policies at the time of origination of such FNB Loans, and the notes or other credit or security documents with respect to each such outstanding FNB Loan are complete and correct. There are no oral modifications or amendments or additional agreements related to the FNB Loans that are not reflected in the written records of a

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FNB Party. All such FNB Loans (and any related guarantees) are owned by a FNB Party free and clear of any Liens (other than blanket Liens by the Federal Home Loan Bank). No claims of defense as to the enforcement of any FNB Loan have been asserted in writing against any FNB Party for which there is a reasonable possibility of an adverse determination, and no FNB Party has any Knowledge of any acts or omissions which would give rise to any claim or right of rescission, set-off, counterclaim or defense for which there is a reasonable possibility of an adverse determination to any FNB Party. Except as set forth in Section 3.23(e) of the FNB Disclosure Schedule, no FNB Loans are presently serviced by third parties, and there is no obligation which could result in any FNB Loan becoming subject to any third-party servicing.

(f)    No FNB Party is a party to any agreement or arrangement with (or otherwise obligated to) any Person which obligates any FNB Party to repurchase from any such Person any Loan or other asset of a FNB Party, unless there is a material breach of a representation or covenant by any FNB Party, and none of the agreements pursuant to which any FNB Party has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(g)    No FNB Party is now nor has it ever been since January 1, 2015, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Authority or Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans.

Section 3.24    Allowance for Loan and Lease Losses. FN Bank’s allowance for loan and lease losses as reflected in each of (i) the latest balance sheet included in the Audited Financial Statements and (ii) in the balance sheet as of December 31, 2018, included in the Unaudited Financial Statements, were, in the opinion of management, as of each of the dates thereof, in compliance with FN Bank’s existing methodology for determining the adequacy of its allowance for loan and lease losses as well as the standards established by applicable Governmental Authorities and GAAP.

Section 3.25    Trust Business; Administration of Fiduciary Accounts. Except as set forth on Section 3.25 of the FNB Disclosure Schedule, FN Bank has not offered or engaged in providing any individual or corporate trust services or administered any accounts for which it acts as a fiduciary, including, but not limited to, any accounts in which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor.

Section 3.26    Investment Management and Related Activities. Except as set forth in Section 3.26 of the FNB Disclosure Schedule, no FNB Party or any of its respective directors, officers or employees is required to be registered, licensed or authorized under the Laws of any Governmental Authority as an investment adviser, a broker or dealer, an insurance agency or company, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated person, investment adviser, representative or solicitor, a counseling officer, an insurance agent, a sales person or in any similar capacity with a Governmental Authority.

Section 3.27    Repurchase Agreements. With respect to all agreements pursuant to which any FNB Party has purchased securities subject to an agreement to resell, if any, such FNB Party has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

Section 3.28    Deposit Insurance. The deposits of FN Bank are insured by the FDIC in accordance with the Federal Deposit Insurance Act (“FDIA”) to the full extent permitted by Law, and FN Bank has paid all premiums and assessments and filed all reports required by the FDIA. No proceedings for the revocation or termination of such deposit insurance are pending or, to the FNB Parties’ Knowledge, threatened.

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Section 3.29    Community Reinvestment Act, Anti-Money Laundering and Customer Information Security. Except as set forth in Section 3.29 of the FNB Disclosure Schedule, no FNB Party is a party to any agreement with any individual or group regarding Community Reinvestment Act matters and no FNB Party is aware of or has Knowledge that any facts or circumstances exist, which would cause a FNB Party: (i) to be deemed not to be in satisfactory compliance with the Community Reinvestment Act, and the regulations promulgated thereunder, or to be assigned a rating for Community Reinvestment Act purposes by federal or state bank regulators of lower than “satisfactory”; or (ii) to be deemed to be operating in violation of the Bank Secrecy Act and its implementing regulations (31 C.F.R. Part 103), the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in satisfactory compliance with the applicable privacy of customer information requirements contained in any federal and state privacy Laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by FN Bank pursuant to 12 C.F.R. Part 30, Appendix B. Furthermore, the board of directors of FN Bank has adopted and implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act.

Section 3.30    Transactions with Affiliates. Except as set forth in Section 3.30 of the FNB Disclosure Schedule, there are no outstanding amounts payable to or receivable from, or advances by FN Bank, and FN Bank is not otherwise a creditor or debtor to (a) any director, executive officer, five percent (5%) or greater shareholder of any FNB Party or to any of their respective Affiliates or other Affiliate of FNB or any of its Subsidiaries, other than part of the normal and customary terms of such persons’ employment or service as a director with FNB or any of its Subsidiaries and other than deposits held by FN Bank and checks (and any other items) being processed in the Ordinary Course of Business. Except as set forth in Section 3.30 of the FNB Disclosure Schedule, no FNB Party is a party to any transaction or agreement with any of its respective directors, executive officers or other Affiliates. All agreements between any FNB Party and any of its respective Affiliates comply, to the extent applicable, with Sections 23A and 23B of the Federal Reserve Act and Regulation W of the FRB.

Section 3.31    Tangible Properties and Assets.

(a)    Section 3.31(a) of the FNB Disclosure Schedule sets forth a true, correct and complete list of all real property owned by the FNB Parties. Except as set forth in Section 3.31(a) of the FNB Disclosure Schedule, each FNB Party has good, valid and marketable title to, valid leasehold interests in or otherwise legally enforceable rights to use all of the real property, personal property and other assets (tangible or intangible), used, occupied and operated or held for use by it in connection with its business as presently conducted in each case, free and clear of any Lien, except for (i) statutory Liens for amounts not yet delinquent, and (ii) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties. Except as set forth on Section 3.31(a) of the FNB Disclosure Schedule, there is no pending or, to the FNB Parties’ Knowledge, threatened legal, administrative, arbitral or other proceeding, claim, action or governmental or regulatory investigation of any nature with respect to the real property that a FNB Party owns, uses or occupies or has the right to use or occupy, now or in the future, including without limitation a pending or threatened taking of any of such real property by eminent domain. True and complete copies of all deeds or other documentation evidencing ownership of the real properties set forth in Section 3.31(a) of the FNB Disclosure Schedule and complete copies of the title insurance policies and surveys for each property, together with any mortgages, deeds of trust and security agreements to which such property is subject have been furnished or made available to FB Financial.

(b)    Section 3.31(b) of the FNB Disclosure Schedule sets forth a true, correct and complete schedule of all leases, subleases, licenses and other agreements under which a FNB Party uses or occupies or has the right

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to use or occupy, now or in the future, real property (the “Leases”). Each of the Leases is valid, binding and in full force and effect and no FNB Party has received a written notice of, and otherwise has no Knowledge of any, default or termination with respect to any Lease. There has not occurred any event and no condition exists that would constitute a termination event or breach by any FNB Party of, or default by any FNB Party in, the performance of any covenant, agreement or condition contained in any Lease. To the FNB Parties’ Knowledge, no lessor under a Lease is in breach or default in the performance of any covenant, agreement or condition contained in such Lease. The FNB Parties have paid all rents and other charges to the extent due under the Leases. True and complete copies of all leases for, or other documentation evidencing ownership of or a leasehold interest in, the properties listed in Section 3.31(b) of the FNB Disclosure Schedule have been furnished or made available to FB Financial.

(c)    All buildings, structures, fixtures, building systems and equipment, and all components thereof, including the roof, foundation, load-bearing walls and other structural elements thereof, heating, ventilation, air conditioning, mechanical, electrical, plumbing and other building systems, environmental control, remediation and abatement systems, sewer, storm and waste water systems, irrigation and other water distribution systems, parking facilities, fire protection, security and surveillance systems, and telecommunications, computer, wiring and cable installations, included in the owned real property or the subject of the Leases are in (i) compliance with all applicable zoning laws and building codes; (ii) in good operating condition and in a state of good working order (normal wear and tear excepted) and (iii) sufficient for the operation of the business of a FNB Party except where such condition has not had, nor is reasonably likely to have, a Material Adverse Effect on a FNB Party. There are no pending or, to the Knowledge of the FNB Parties threatened, condemnation proceedings against the any of the property mentioned above. Each FNB Party is in compliance with all applicable health and safety related requirements for all real property mentioned herein, including those under the Americans with Disabilities Act of 1990 and the Occupational Health and Safety Act of 1970.

Section 3.32    Intellectual Property. Section 3.32 of the FNB Disclosure Schedule sets forth a true, complete and correct list of all FNB Intellectual Property. The FNB Parties own or have valid licenses to use all FNB Intellectual Property, free and clear of all Liens, royalty or other payment obligations (except for royalties or payments with respect to off-the-shelf Software at standard commercial rates) and all license fees in connection with FNB Intellectual Property has been paid. The FNB Intellectual Property constitutes all of the Intellectual Property necessary to carry on the business of the FNB Parties as currently conducted. The FNB Intellectual Property is valid and enforceable and has not been cancelled, forfeited, expired or abandoned, and no FNB Party has received notice challenging the validity or enforceability of the FNB Intellectual Property. No FNB Party is, nor will any of them be as a result of the execution and delivery of this Agreement or the performance by the FNB Parties of their obligations hereunder, in violation of any licenses, sublicenses and other agreements as to which a FNB Party is a party and pursuant to which such FNB Party is authorized to use any third-party patents, trademarks, service marks, copyrights, trade secrets or computer software and no FNB Party has received notice challenging a FNB Party’s license or legally enforceable right to use any such third-party intellectual property rights. The consummation of the transactions contemplated hereby will not result in the loss or impairment of the right of the FNB Parties to own or use any of the FNB Intellectual Property.

Section 3.33    Information Technology Systems. All information technology and computer systems (including software, information technology and telecommunications hardware, and other equipment) relating to or for the transmission, storage, maintenance, organization, presentation, generation, processing, or analysis of data and information, whether or not in electronic format, necessary for or used in the conduct of the businesses of the FNB Parties and their Subsidiaries (collectively, the “FNB IT Systems”) have, to the Knowledge of the FNB Parties, been properly maintained by technically competent personnel, in accordance with standards set by manufacturers or otherwise in accordance with standards in the industry, to ensure proper operation, monitoring, and use. The FNB IT Systems are in good working condition to effectively perform all information technology (including data processing) operations necessary to conduct business as currently conducted. Except as set forth on Section 3.33 of the FNB Disclosure Schedule, since January 1, 2014, neither FNB nor FN Bank, nor any of their Subsidiaries, has experienced any material disruption to, or material interruption in, the conduct of its

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business attributable to a defect, bug, breakdown, or other failure or deficiency in or of the FNB IT Systems. The FNB Parties and their Subsidiaries have taken reasonable measures to provide for the back-up and recovery of the data and information necessary for the conduct of their respective businesses (including such data and information that is stored on magnetic or optical media in the ordinary course) without material disruption to, or material interruption in, the conduct of their respective businesses. Neither FNB nor FN Bank, nor any of their Subsidiaries, is in breach of or default under any agreement relating to any of the FNB IT Systems. The FNB Parties and their Subsidiaries have in place commercially reasonable data protection and privacy policies and procedures to protect, safeguard, and maintain the confidentiality, integrity, and security of (a) their information technology systems and software owned or purported to be owned by them and (b) all information, data, and transactions stored or contained therein or transmitted thereby, including personally identifiable information, financial information, and credit card data (as such information or terms are defined and/or regulated under applicable Laws (the “FNB Data”), against any unauthorized or improper use, access, transmittal, interruption, modification, or corruption. There currently are not any, and since January 1, 2014, there have not been any, pending or, to the Knowledge of the FNB Parties, threatened claims or written complaints with respect to unauthorized access to or breaches of the security of (A) any of the FNB Parties’ or their Subsidiaries’ information technology systems or (B) FNB Data or any other such information collected, maintained, or stored by or on behalf of the FNB Parties or their Subsidiaries (or any unlawful acquisition, use, loss, destruction, compromise, or disclosure thereof).

Section 3.34    Insurance.

(a)    Section 3.34(a) of the FNB Disclosure Schedule identifies all of the insurance policies, binders, or bonds currently maintained by the FNB Parties (the “Insurance Policies”), including the insurer, policy numbers, amount of coverage, effective and termination dates and any pending claims thereunder involving more than $10,000. Each FNB Party is insured with reputable insurers against such risks and in such amounts as the management of the FNB Parties reasonably have determined to be prudent in accordance with industry practices. All the Insurance Policies are in full force and effect and all premiums payable have been timely paid. No FNB Party has received notice of cancellation of any of the Insurance Policies or is otherwise aware (i) of any claim for coverage pending as to which coverage has been questioned, denied or disputed, or (ii) that any insurer under any of the Insurance Policies has expressed an intent to cancel any such Insurance Policies, and no FNB Party is in default thereunder and all claims thereunder have been filed in due and timely fashion. No FNB Party has received written notice of any threatened termination of, material premium increase with respect to, lapse of coverage under, or material alteration of coverage under, any of such Insurance Policies.

(b)    Section 3.34(b) of the FNB Disclosure Schedule sets forth a true, correct and complete description of all bank owned life insurance (“BOLI”) owned by the FNB Parties, including the value of all BOLI as of the end of the month prior to the date hereof. The value of such BOLI is and has been fairly and accurately reflected in the most recent balance sheet included in the Financial Statements in accordance with GAAP. All BOLI is owned solely by the applicable FNB Party and is split dollar. No FNB Party has any outstanding borrowings secured in whole or part by its BOLI. No BOLI contains a limitation on the cash surrender value of such policy as a result of the transactions contemplated by this Agreement, except as set forth in Section 3.34(b) of the FNB Disclosure Schedule.

Section 3.35    Antitakeover Provisions. No “control share acquisition,” “business combination moratorium,” “fair price” or other form of antitakeover statute or regulation is applicable to this Agreement and the transactions contemplated hereby.

Section 3.36    FNB Information. The information relating to FNB and its Subsidiaries that is provided by or on behalf of FNB for inclusion in the Proxy Statement-Prospectus and the Registration Statement will not (with respect to the Proxy Statement-Prospectus, as of the date the Proxy Statement-Prospectus is first mailed to FNB’s shareholders, and as of the date of the FNB Meeting, with respect to the Registration Statement, as of the time the Registration Statement or any amendment or supplement thereto is declared effective under the Securities

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Act) contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Proxy Statement-Prospectus relating to FNB and its Subsidiaries and other portions thereof within the reasonable control of FNB and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act, and the rules and regulations thereunder.

Section 3.37    Transaction Costs. Section 3.37 of the FNB Disclosure Schedule sets forth attorneys’ fees, investment banking fees, accounting fees, contract termination fees, and other costs or fees of the FNB Parties that, based upon reasonable inquiry, are expected to be paid or accrued through the Closing Date in connection with the Parent Merger and the other transactions contemplated by this Agreement.

Section 3.38    Privacy of Customer Information. FN Bank is the sole owner or, in the case of participated loans, a co-owner with the other participant(s), of all individually identifiable personal information (“IIPI”) relating to customers, former customers and prospective customers that will be transferred to FirstBank pursuant to this agreement and the other transactions contemplated hereby. For purposes of this Section 3.38, IIPI shall include any information relating to an identified or identifiable natural person. FN Bank does not have any reason to believe that any facts or circumstances exist, which would cause the collection and use of such IIPI by FN Bank, the transfer of such IIPI to FirstBank, and the use of such IIPI by FirstBank as contemplated by this Agreement not to comply with all applicable privacy policies, the Fair Credit Reporting Act of 1970, as amended, the Gramm-Leach-Bliley Act of 1999 (the “Gramm-Leach-Bliley Act”) and all other applicable state or federal privacy laws, and any contract or industry standard relating to privacy. In accordance with the requirements of the Gramm-Leach-Bliley Act, and the regulations promulgated thereunder, FN Bank (i) maintains the security and confidentiality of customer records and information; (ii) protects against any anticipated threats or hazards to the security or integrity of such records; and (iii) protects against unauthorized access to or use of such records or information, which could result in substantial harm or inconvenience to any customer.

Section 3.39    Approvals. As of the date of this Agreement, to the FNB Parties’ Knowledge, there is no reason why all Regulatory Approvals from any Governmental Authority required for the consummation of the transactions contemplated by this Agreement should not be obtained.

Section 3.40    Disaster Recovery and Business Continuity. The FNB Parties have developed and implemented a contingency planning program to evaluate the impact of significant events that may adversely affect such FNB Party’s customers, assets, or employees. To the FNB Parties’ Knowledge, such program ensures that such FNB Party can recover its mission critical functions, and complies with the requirements of the Federal Financial Institutions Examination Council (“FFIEC”) and the OCC.

Section 3.41    No Knowledge of Breach. No FNB Party has any Knowledge of any facts or circumstances that would result in FB Financial or FirstBank being in breach on the date of execution of this Agreement of any representations and warranties of FB Financial or FirstBank set forth in Article IV.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF FB FINANCIAL AND FIRSTBANK

Section 4.01    Making of Representations and Warranties.

(a)    On or prior to the date hereof, the FB Financial Parties have delivered to FNB and FN Bank a schedule (the “FB Financial Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article IV or to one or more of its covenants contained in Article V; provided, however, that nothing in the FB Financial Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or a warranty unless such schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail.

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(b)    Except as set forth in the FB Financial Disclosure Schedule, the FB Financial Parties hereby represent and warrant, jointly and severally, to FNB and FN Bank that the statements contained in this Article IV are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made on and as of the Closing Date), except as to any representation or warranty which specifically speaks as of an earlier date (including without limitation representations made as of “the date hereof”), which only need be correct as of such earlier date.

Section 4.02    Organization, Standing and Authority.

(a)    FB Financial is a Tennessee corporation duly organized, validly existing and in good standing under the Laws of the State of Tennessee, and is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. FB Financial is duly licensed or qualified to do business as a foreign corporation or other entity in each jurisdiction where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified has not had, and is not reasonably likely to have, a Material Adverse Effect on FB Financial.

(b)    FirstBank is a Tennessee state-chartered bank duly organized, validly existing and in good standing under the Laws of the State of Tennessee. FirstBank is duly licensed or qualified to do business in Tennessee and each other jurisdiction where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified has not had, and is not reasonably likely to have, a Material Adverse Effect on FirstBank.

Section 4.03    Capital Stock. The authorized capital stock of FB Financial consists of (a) 75,000,000 shares of FB Financial Common Stock, of which, as of August 31, 2019, 30,918,566 shares were issued and outstanding and (b) 7,500,000 shares of preferred stock, no par value per share, of which, as of August 31, 2019, no shares were outstanding. The outstanding shares of FB Financial Common Stock have been duly authorized and validly issued and are fully paid and non-assessable and have not been issued in violation of nor are they subject to preemptive rights of any FB Financial shareholder. The shares of FB Financial Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and will not be subject to preemptive rights. All shares of FB Financial’s capital stock issued and outstanding have been issued in compliance with and not in violation of any applicable federal or state securities Laws.

Section 4.04    Corporate Power. FB Financial and FirstBank have the corporate power and authority to carry on their business as it is now being conducted and to own all their properties and assets; and each of FB Financial and FirstBank has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to receipt of all necessary approvals of Governmental Authorities.

Section 4.05    Corporate Authority. This Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of FB Financial and FirstBank on or prior to the date hereof. FB Financial and FirstBank have duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by FNB and FN Bank, this Agreement is a valid and legally binding obligation of FB Financial and FirstBank, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

Section 4.06    SEC Documents; Financial Statements.

(a)    Except as set forth on Section 4.06(a) of the FB Financial Disclosure Schedule, FB Financial has timely filed all required reports, forms, schedules, registration statements and other documents with the SEC that it has been required to file since December 31, 2016 (the “FB Financial Reports”), and has paid all fees and

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assessments due and payable in connection therewith. As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), the FB Financial Reports complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such FB Financial Reports, and none of the FB Financial Reports when filed with the SEC, or if amended prior to the date hereof, as of the date of such amendment, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding comments from or unresolved issues raised by the SEC, as applicable, with respect to any of the FB Financial Reports.

(b)    The consolidated financial statements of FB Financial (including any related notes and schedules thereto) included in the FB Financial Reports complied as to form, as of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), in all material respects, with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by the rules of the SEC), have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein), and fairly present, in all material respects, the consolidated financial position of FB Financial and its Subsidiaries and the consolidated results of operations, changes in shareholders’ equity and cash flows of such companies as of the dates and for the periods shown.

(c)    FB Financial (i) has established and maintained disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, and (ii) has disclosed, based on its most recent evaluation, to its outside auditors and the audit committee of FB Financial’s board of directors (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect FB Financial’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in FB Financial’s internal control over financial reporting.

Section 4.07    Regulatory Reports. Since January 1, 2015, FB Financial and FirstBank have filed with the FDIC, the FRB, the TDFI and any other applicable Governmental Authority, all material reports and other documents, that they were required to file under applicable Law (other than FB Financial Reports) and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Governmental Authority in the regular course of the business of FB Financial and its Subsidiaries, no Governmental Authority has notified FB Financial that it has initiated any proceeding or, to the Knowledge of FB Financial, threatened an investigation into the business or operations of FB Financial or any of its Subsidiaries since January 1, 2015, which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on FB Financial. There is no material unresolved violation or exception by any Governmental Authority with respect to any report filed by, or relating to any examinations by any such Governmental Authority of FB Financial or any of its Subsidiaries which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on FB Financial.

Section 4.08    Regulatory Approvals; No Defaults. Except as set forth on Section 4.08 of the FB Financial Disclosure Schedule, no consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority are required to be made or obtained by FB Financial or any of its Subsidiaries in connection with the execution, delivery or performance by FB Financial and FirstBank of this Agreement or to consummate the transactions contemplated by this Agreement, including the Bank Merger, except for (i) the Regulatory Approvals, (ii) the filing with the SEC of the Proxy Statement-Prospectus and the filing and declaration of effectiveness of the Registration Statement, (iii) the filing of the Articles of Merger contemplated by Section 1.03 and the filing of documents with the FDIC, the OCC and the TDFI to cause the Bank Merger to

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become effective, (iv) such other filings and reports as required pursuant to the Exchange Act and the rules and regulations promulgated thereunder, or applicable stock exchange requirements, (v) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules and regulations of any applicable SRO and the rules of the NYSE and (vi) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of FB Financial Common Stock pursuant to this Agreement and approval of listing of such FB Financial Common Stock on the NYSE. Subject to the receipt of the approvals referred to in the preceding sentence, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by the FB Financial Parties do not and will not, (1) constitute a breach or violation of, or a default under, the charter and bylaws of any FB Financial Party, (2) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to FB Financial or any of its Subsidiaries, or any of their respective properties or assets, (3) violate, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of FB Financial or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which FB Financial or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound. As of the date hereof, FB Financial is not aware of any reason (i) why the Regulatory Approvals and other necessary consents and approvals will not be received in order to permit consummation of the Parent Merger and Bank Merger, and (ii) why any Burdensome Condition would be imposed.

Section 4.09    FB Financial Information. The information relating to FB Financial and its Subsidiaries that is supplied by or on behalf of FB Financial for inclusion or incorporation by reference in the Proxy Statement-Prospectus and the Registration Statement will not (with respect to the Proxy Statement-Prospectus, as of the date the Proxy Statement- Prospectus is first mailed to FNB shareholders, and as of the date of the FNB Meeting, with respect to the Registration Statement, as of the time the Registration Statement or any amendment or supplement thereto is declared effective under the Securities Act) contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading; provided, however, that any information contained in any FB Financial Report as of a later date shall be deemed to modify information as of an earlier date.

Section 4.10    Absence of Certain Changes or Events. Except as reflected or disclosed in the FB Financial Reports as filed with the SEC, since December 31, 2018, there has been no change or development with respect to FB Financial and its assets and business or combination of such changes or developments which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect with respect to FB Financial.

Section 4.11    Compliance with Laws. FB Financial and each of its Subsidiaries is and since January 1, 2015, has been in compliance in all material respects with all applicable federal, state, and local Laws, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and any other Law relating to discriminatory lending, financing or leasing practices, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and the Dodd-Frank Act, except where the failure to be in such compliance would not have a Material Adverse Effect with respect to FB Financial.

Section 4.12    FB Financial Regulatory Matters.

(a)    FB Financial is regulated as a bank holding company under the Bank Holding Company Act of 1956, as amended.

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(b)    The deposit accounts of FirstBank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by Law, and all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to FB Financial’s Knowledge, threatened. FirstBank received a rating of “satisfactory” in its most recent examination under the Community Reinvestment Act.

(c)    Since January 1, 2015, neither FB Financial nor any of its Subsidiaries is party to, or the subject of, any cease-and desist order, consent order, written agreement, order for civil money penalty, refund, restitution, prompt corrective action directive, memorandum of understanding, supervisory letter, individual minimum capital requirement, operating agreement, or any other formal enforcement action issued or required by, or entered into with, any Governmental Authority. Neither FB Financial nor any of its Subsidiaries has Knowledge that any Governmental Authority is considering issuing, initiating, ordering, requesting, recommending, or otherwise proceeding with any of the items referenced in this paragraph. Except for examinations of FB Financial and its Subsidiaries conducted by their respective primary functional regulators in the Ordinary Course of Business, no Governmental Authority has initiated, threatened, or has pending any proceeding or, to the Knowledge of FB Financial, any inquiry or investigation into the business or operations of FB Financial or any of its Subsidiaries, except where such proceeding, inquiry, or investigation would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect with respect to FB Financial.

(d)    FB Financial and its Subsidiaries are in material compliance with applicable banking laws, rules and regulations.

Section 4.13    Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of FB Financial or any of its Affiliates.

Section 4.14    Tax Matters.

(a)    Each of FB Financial and its Subsidiaries has filed all material Tax Returns that it was required to file under applicable Laws, other than Tax Returns that are not yet due or for which a request for extension was timely filed consistent with requirements of applicable Law. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable Laws. All material Taxes due and owing by FB Financial or any of its Subsidiaries (whether or not shown on any Tax Return) have been paid. Since January 1, 2015, neither FB Financial nor any of its Subsidiaries has received written notice of any claim by any Governmental Authority in a jurisdiction where FB Financial or such Subsidiary does not file Tax Returns that it is or may be subject to Taxes by that jurisdiction. There are no material Liens for Taxes (other than Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP) upon any of the assets of FB Financial or any of its Subsidiaries.

(b)    No foreign, federal, state, or local Tax audits or administrative or judicial Tax proceedings are currently being conducted or pending or threatened in writing, in each case, with respect to a material amount of Taxes of FB Financial or any of its Subsidiaries. Neither FB Financial nor any of its Subsidiaries has received from any foreign, federal, state, or local taxing authority (including jurisdictions where FB Financial or any of its Subsidiaries have not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review with respect to Taxes or (ii) notice of deficiency or proposed adjustment for any amount of material Tax proposed, asserted, or assessed by any taxing authority against FB Financial or any of its Subsidiaries which, in either case (i) or (ii), have not been fully paid or settled.

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(c)    Since December 31, 2018, neither FB Financial nor any of its Subsidiaries has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business.

(d)    Neither FB Financial nor any of its Subsidiaries has been a party to any “listed transaction,” as defined in Section 6707A(c)(2) of the Code and Section 1.6011-4(b)(2) of the Regulations in any tax year for which the statute of limitations has not expired.

(e)    Neither FB Financial nor any of its Subsidiaries has taken or agreed to take any action, or is aware of any fact or circumstance, that would be reasonably likely to prevent the Parent Merger or the Bank Merger from qualifying for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code.

(f)    Neither FB Financial nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).

(g)    Neither FB Financial nor any of its Subsidiaries (i) is a “controlled foreign corporation” as defined in Section 957 of the Code, (ii) is a “passive foreign investment company” within the meaning of Section 1297 of the Code, or (iii) has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

Section 4.15    Regulatory Capitalization. FirstBank is “well-capitalized,” as such term is defined in the rules and regulations promulgated by the FDIC. FB Financial is “well-capitalized,” as such term is defined in the rules and regulations promulgated by the FRB. There has not been any event or occurrence that would result in a determination that a FB Financial Party is not “well capitalized” and “well managed” as a matter of U.S. federal banking law.

Section 4.16    Legal Proceedings.

(a)    Other than as set forth in Section 4.16(a) of the FB Financial Disclosure Schedule, there are no material civil, criminal, administrative or regulatory actions, suits, demand letters, demands for indemnification, claims, hearings, notices of violation, arbitrations, investigations, orders to show cause, market conduct examinations, notices of non-compliance or other proceedings of any nature pending or, to the Knowledge of FB Financial, threatened against FB Financial or any of its Subsidiaries or to which FB Financial or any of its Subsidiaries is a party, including without limitation, any such actions, suits, demand letters, demands for indemnification, claims, hearings, notices of violation, arbitrations, investigations, orders to show cause, market conduct examinations, notices of non-compliance or other proceedings of any nature that would challenge the validity or propriety of the transactions contemplated by this Agreement.

(b)    Other than as set forth in Section 4.16(b) of the FB Financial Disclosure Schedule, there is no material injunction, order, judgment or decree imposed upon FB Financial or any of its Subsidiaries, or the assets of FB Financial or any of its Subsidiaries, and neither FB Financial nor any of its Subsidiaries has been advised of the threat of any such action, other than any such injunction, order, judgement or decree that is generally applicable to all Persons in businesses similar to that of FB Financial or any of FB Financial’s Subsidiaries.

Section 4.17    No Knowledge of Breach. Neither FB Financial nor FirstBank has any Knowledge of any facts or circumstances that would result in any FNB Party being in breach on the date of execution of this Agreement of any representations and warranties of any FNB Party set forth in ARTICLE III of this Agreement.

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ARTICLE V

COVENANTS

Section 5.01    Covenants of the FNB Parties. During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of FB Financial (which consent shall not be unreasonably withheld or delayed), each FNB Party shall carry on its business, including the business of each of its Subsidiaries, only in the Ordinary Course of Business and, in the case of FN Bank, consistent with prudent banking practice, and in compliance in all material respects with all applicable Laws. Without limiting the generality of the foregoing, each FNB Party shall, in respect of loan loss provisioning, securities, portfolio management, compensation and other expense management and other operations which might impact a FNB Party’s equity capital, operate only in the Ordinary Course of Business and in accordance with the limitations set forth in this Section 5.01 unless otherwise consented to in writing by FB Financial, provided, however, that with respect to Section 5.01(q)(i), Section 5.01(r) and Section 5.01(s), if FB Financial shall not have disapproved of a FNB Party’s request in writing within two Business Days upon receipt of such written request from such FNB Party, then such request shall be deemed to be approved by FB Financial. Each FNB Party will use commercially reasonable efforts to (i) maintain and preserve its business organizations and assets intact, (ii) keep available to itself and FB Financial the present services of the current officers and employees of the FNB Parties, (iii) preserve for itself and FB Financial the goodwill of its customers, employees, lessors and others with whom business relationships exist, and (iv) continue diligent collection efforts with respect to any delinquent loans and, to the extent within its control, not allow any material increase in delinquent loans. Without limiting the generality of and in furtherance of the foregoing, from the date of this Agreement until the Effective Time, except (x) as set forth in Section 5.01 of the FNB Disclosure Schedule, (y) as otherwise expressly required by this Agreement, or (z) consented to in writing by FB Financial, none of the FNB Parties shall:

(a)    Stock. (i) Except as set forth in Section 5.01(a) of the FNB Disclosure Schedule, issue, sell, grant, pledge, dispose of, encumber, or otherwise permit to become outstanding, or authorize the creation of, any additional shares of FNB Common Stock or FNB Preferred Stock, any stock options, restricted shares or other equity-based awards with respect to shares of FNB Common Stock or FNB Preferred Stock, or enter into any agreement with respect to the foregoing, (ii) grant any individual, corporation or other entity any right acquire any shares of FNB Common Stock or FNB Preferred Stock; (iii) except as expressly permitted by this Agreement, accelerate the vesting of any existing Rights; (iii) except as expressly permitted by this Agreement, directly or indirectly change (or establish a record date for changing), adjust, split, combine, redeem, reclassify, exchange, purchase or otherwise acquire any shares of FNB capital stock, or any other securities convertible into or exchangeable for any additional shares of FNB capital stock, any Rights issued and outstanding prior to the Effective Time; or (iv) amend, alter or modify any warrant or other equity-based right to purchase any capital stock or other equity interests in FNB or any securities exchangeable for or convertible into the same or other FNB Common Stock or FNB Preferred Stock outstanding on the date hereof.

(b)    Dividends; Other Distributions. Except as set forth on Section 5.01(b) of the FNB Disclosure Schedule and other than as expressly permitted by this Agreement, make, declare, pay or set aside for payment of dividends payable in cash, stock or property on or in respect of, or declare or make any distribution on, any shares of FNB Common Stock or FNB Preferred Stock after the Calculation Date;

(c)    Compensation; Employment Agreements, Etc. Enter into or amend or renew any employment, consulting, compensatory, severance, retention or similar agreements or arrangements with any current, former or retired director, officer or employee of any FNB Party, or grant any salary, wage or fee increase or increase any employee benefit or pay any incentive or bonus payments, except (i) normal increases in base salary to employees in the Ordinary Course of Business and pursuant to policies currently in effect, provided that, such increases shall not result in an annual adjustment in base compensation (which includes base salary and any other compensation other than bonus payments) of more than 2.5% in the aggregate for all employees of the FNB Parties other than as disclosed in Section 5.01(c) of the FNB Disclosure Schedule, (ii) to satisfy contractual

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obligations existing or contemplated as of the date hereof, as previously disclosed to FB Financial and set forth in Section 5.01(c) of the FNB Disclosure Schedule, and (iv) bonus payments in the Ordinary Course of Business and pursuant to plans in effect on the date hereof, provided that, such payments shall not exceed the aggregate amount set forth in Section 5.01(c) of the FNB Disclosure Schedule and shall not be paid to any individual for whom such payment would be an “excess parachute payment” as defined in Section 280G of the Code.

(d)    Hiring. Hire or terminate any person as an employee or independent contractor of the FNB Parties, except for at-will employees at an annual rate of salary not to exceed $50,000 to fill vacancies that may arise from time to time in the Ordinary Course of Business, or enter into any new employment or independent contractor agreements or arrangements, or enter into any collective-bargaining agreements.

(e)    Benefit Plans. (i) Enter into, establish, adopt, amend, modify or terminate (except (w) as may be required by or to make consistent with applicable Law, subject to the provision of prior written notice to and consultation with respect thereto with FB Financial, (x) to satisfy contractual obligations existing as of the date hereof and set forth in Section 5.01(e) of the FNB Disclosure Schedule, (y) as previously disclosed to FB Financial and set forth in Section 5.01(e) of the FNB Disclosure Schedule, or (z) as may be required pursuant to the terms of this Agreement) any FNB Benefit Plan or other pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any current or former director, officer or employee of any FNB Party, (ii) take any action other than in the Ordinary Course of Business to fund or in any way secure the payment of compensation of benefits under any FNB Benefit Plan, or (iii) enter, amend, modify, alter, terminate or change any third-party vendor or service agreement related to any FNB Benefit Plan.

(f)    Transactions with Affiliates. Except pursuant to agreements or arrangements in effect on the date hereof and set forth in Section 5.01(f) of the FNB Disclosure Schedule, pay, loan or advance any amount to, or sell, transfer or lease any FNB Party properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any Affiliates or Associates of any of its officers or directors other than compensation or business expense advancements or reimbursements in the Ordinary Course of Business. Customary deposits and checking transactions are expressly permitted by this Agreement.

(g)    Dispositions. Except as set forth on Section 5.01(g) of the FNB Disclosure Schedule or in the Ordinary Course of Business, sell, license, lease, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of a FNB Party’s rights, assets, deposits, business or properties or cancel, assign or release any indebtedness owed to any FNB Party.

(h)    Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the Ordinary Course of Business) all or any portion of the assets, debt, business, deposits or properties of any other entity or Person, except for purchases specifically approved by FB Financial pursuant to any other applicable paragraph of this Section 5.01.

(i)    Capital Expenditures. Make any capital expenditures in amounts exceeding $25,000 individually, or $100,000 in the aggregate; provided, that FB Financial’s consent for greater expenditures in the event of natural disasters or related claims for which one or both of the FNB Parties has insurance coverage shall not be limited by the foregoing amounts.

(j)    Governing Documents. Amend the articles of incorporation or bylaws of any FNB Party.

(k)    Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by applicable Laws or GAAP.

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(l)    Contracts. Except as set forth in Section 5.01(l) of the FNB Disclosure Schedule enter into, amend, modify, terminate, extend, or waive any material provision of, any FNB Material Contract, Lease or Insurance Policy, or make any change in any instrument or agreement governing the terms of any of its securities, or material lease or contract, other than normal renewals of contracts and leases without material adverse changes of terms with respect to any FNB Party, or enter into any contract that would constitute a FNB Material Contract if it were in effect on the date of this Agreement, except for any amendments, modifications or terminations requested by FB Financial.

(m)    Claims. Other than commencement or settlement of foreclosure actions in the Ordinary Course of Business, (i) enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which any FNB Party is or becomes a party after the date of this Agreement, which settlement or agreement involves payment by the FNB Parties of an amount which exceeds $25,000 individually or $100,000 in the aggregate and/or would impose any material restriction on the business of a FNB Party or (ii) waive or release any material rights or claims, or agree or consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its current or future business or operations (including the future business and operations of FB Financial and FirstBank).

(n)    Banking Operations. (i) Enter into any material new line of business, introduce any material new products or services, any material marketing campaigns or any material new sales compensation or incentive programs or arrangements; (ii) change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable Law, regulation or policies imposed by any Governmental Authority; or (iii) make any material changes in its policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service Loans, its hedging practices and policies.

(o)    Derivative Transactions. Enter into any Derivative Transaction.

(p)    Indebtedness. Incur, modify, extend or renegotiate any indebtedness of any FNB Party or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person or make any loan or advance of capital contribution to, or investment in, any other Person (other than creation of deposit liabilities, purchases of federal funds and purchases of Federal Home Loan Bank advances that have a maturity under 12 months, which are in each case in the Ordinary Course of Business). This provision shall not limit FN Bank’s banking operations and services in the Ordinary Course of Business.

(q)    Investment Securities. (i) Acquire or make any material investment in (other than (x) by way of foreclosures or acquisitions in a bona fide fiduciary capacity, (y) in satisfaction of debts previously contracted in good faith or (z) in the Ordinary Course of Business involving securities with a maturity not greater than five years and not more than $250,000,000.00), sell or otherwise dispose of any debt security or equity investment or any certificates of deposits issued by other banks, nor (ii) restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise other than in the Ordinary Course of Business, or the manner in which the portfolio is classified or reported. However, FB Financial shall not withhold its consent to FN Bank’s reasonable changes in its investment portfolio as mandated by changes in the market or liquidity needs as reasonably determined by FN Bank in the Ordinary Course of Business.

(r)    Deposits. Make any changes to deposit pricing (other than immaterial changes on an individual customer basis, other than in the Ordinary Course of Business, consistent with past practices).

(s)    Loans. Except for loans or extensions of credit approved and/or committed as of the date hereof that are listed in Section 5.01(s) of the FNB Disclosure Schedule, with respect to any FNB Party, make, renew, renegotiate, increase, extend or modify any (i) loan in excess of FFIEC regulatory guidelines relating to loan to value ratios, (ii) any loan that is not made in conformity with FN Bank’s ordinary course lending policies and guidelines in effect as of the date hereof, (iii) hotel loan in excess of $1,000,000, or (iv) any other loan in excess

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of $2,000,000. The limits set forth in this Section 5.01(s) may be increased upon mutual agreement of the parties, provided such adjustments shall be memorialized in writing by all parties thereto.

(t)    Investments or Developments in Real Estate. Make any investment or commitment to invest in real estate or in any real estate development project other than by way of foreclosure or deed in lieu thereof or make any investment or commitment to develop, or otherwise take any actions to develop any real estate owned by a FNB Party.

(u)    Taxes. Except as required by applicable Law, make, in any manner different from a FNB Entity’s prior custom and practice, or change any material Tax election, file any material amended Tax Return, enter into any material closing agreement, settle or compromise any material liability with respect to Taxes, agree to any material adjustment of any Tax attribute, file any claim for a material refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment, provided that, for purposes of this subsection (u), “material” shall mean affecting or relating to $50,000 or more in Taxes or $100,000 or more of taxable income.

(v)    Compliance with Agreements. Commit any act or omission which constitutes a material breach or default by any FNB Party under any agreement with any Governmental Authority or under any FNB Material Contract, Lease or other material agreement or material license to which any FNB Party is a party or by which any of them or their respective properties are bound or under which any of them or their respective assets, business, or operations receives benefits.

(w)    Environmental Assessments. [Reserved.]

(x)    Adverse Actions. Except as expressly contemplated or permitted by this Agreement, without the prior written consent of FB Financial, each FNB Party will not, and will cause each of its Subsidiaries not to take any action or knowingly fail to take any action not contemplated by this Agreement that is intended or is reasonably likely to (i) prevent, delay or impair the FNB Parties’ ability to consummate the Parent Merger or the transactions contemplated by this Agreement, (ii) result in any of the conditions set forth in Article VI not being satisfied, (iii) materially impede or delay the ability of the parties to obtain any necessary Regulatory Approvals of any Governmental Authority required for the transactions contemplated hereby, or (iv) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.01.

(y)    Capital Stock Purchase. Directly or indirectly repurchase, redeem or otherwise acquire any shares of FNB capital stock or any securities convertible into or exercisable for any shares of FNB capital stock.

(z)    Facilities. Except as set forth in Section 5.01(z) of the FNB Disclosure Schedule or as required by Law, file any application or make any contract or commitment for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production or servicing facility or automated banking facility of FN Bank, except for any change that may be requested by FB Financial.

(aa)    Restructure. Merge or consolidate itself or any of its Subsidiaries with any other Person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Subsidiaries.

(bb)    Commitments. (i) Enter into any contract with respect to, or otherwise agree or commit to do, or adopt any resolutions of its board of directors or similar governing body in support of, any of the foregoing or (ii) take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Parent Merger not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable Law.

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Section 5.02    Covenants of FB Financial.

(a)    Affirmative Covenants. From the date hereof until the Effective Time, FB Financial and FirstBank will carry on their respective business consistent with prudent banking practices and in compliance in all material respects with all applicable Laws.

(b)    Negative Covenants. From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement, without the prior written consent of FNB, FB Financial will not, and will cause each of its Subsidiaries not to take any action or knowingly fail to take any action not contemplated by this Agreement that is intended or is reasonably likely to (i) prevent, delay or impair FB Financial’s and FirstBank’s ability to consummate the Parent Merger or the transactions contemplated by this Agreement, (ii) result in any of the conditions set forth in Article VI not being satisfied, (iii) materially impede or delay the ability of the parties to obtain any necessary Regulatory Approvals of any Governmental Authority required for the transactions contemplated hereby, or (iv) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.02, it being understood that FB Financial’s pursuit, negotiation and consummation of other acquisitions and capital raising transactions shall not violate this  Section 5.02(b).

Section 5.03    Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the parties to the Agreement agrees to use commercially reasonable efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws, so as to permit consummation of the transactions contemplated hereby as promptly as practicable, including the satisfaction of the conditions set forth in Article VI hereof, and shall cooperate fully with the other Parties to that end.

Section 5.04    FNB Shareholder Approval.

(a)    Following the execution of this Agreement, FNB shall take, in accordance with applicable Law and the articles of incorporation and bylaws of FNB, all action necessary to convene a special meeting of its shareholders as promptly as practicable to consider and vote upon the approval of this Agreement and the transactions contemplated hereby (including the Parent Merger) and any other matters required to be approved by FNB’s shareholders in order to permit consummation of the Parent Merger and the transactions contemplated hereby (including any adjournment or postponement thereof, the “FNB Meeting”) and shall take all lawful action to solicit such approval by such shareholders. FNB shall use its reasonable best efforts to obtain the Requisite FNB Shareholder Approval to consummate the Parent Merger and the other transactions contemplated hereby, and shall ensure that the FNB Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by FNB in connection with the FNB Meeting are solicited in material compliance with the KBCA, the articles of incorporation and bylaws of FNB, and all other applicable legal requirements. Except with the prior approval of FB Financial, no other matters shall be submitted for the approval of FNB shareholders at the FNB Meeting.

(b)    Except to the extent provided otherwise in Section 5.09(a), the board of directors of FNB shall at all times prior to and during the FNB Meeting recommend approval of this Agreement by the shareholders of FNB and the transactions contemplated hereby (including the Parent Merger) and any other matters required to be approved by FNB’s shareholders for consummation of the Parent Merger and the transactions contemplated hereby (the “FNB Recommendation”) and shall not withhold, withdraw, amend, modify, change or qualify such recommendation in a manner adverse in any respect to the interests of FB Financial or take any other action or make any other public statement inconsistent with such recommendation and the Proxy Statement-Prospectus shall include the FNB Recommendation. In the event that there is present at such meeting, in person or by proxy, sufficient favorable voting power to secure the Requisite FNB Shareholder Approval, FNB will not adjourn or postpone the FNB Meeting unless FNB is advised by counsel that failure to do so would result in a breach of the fiduciary duties of the board of directors of FNB. FNB shall keep FB Financial updated with respect to the proxy solicitation results in connection with the FNB Meeting as reasonably requested by FB Financial.

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Section 5.05    Registration Statement; Proxy Statement-Prospectus; NYSE Listing.

(a)    FB Financial will prepare and file with the SEC a Registration Statement and any other applicable documents, including the vacating notice, Proxy Statement-Prospectus relating to the shares of FB Financial Common Stock to be delivered to the shareholders of FNB pursuant to this Agreement, and will use its commercially reasonable efforts to cause the Registration Statement to be declared effective by the SEC. FNB agrees to cooperate in this preparation of the Registration Statement and to use its reasonable best efforts to deliver to FB Financial such financial statements and business, operational and other information about FNB as may be required by FB Financial in order for FB Financial to file the Registration Statement, and any report required to be filed by FB Financial with the SEC, in each case in compliance with applicable laws and shall, as promptly as practicable following execution of this Agreement, prepare and deliver drafts of such information to FB Financial to review. FB Financial also agrees to use commercially reasonable efforts to obtain any necessary state securities Law or “blue sky” registrations or qualifications required to carry out the transactions contemplated by this Agreement. FNB agrees to cooperate with FB Financial and FB Financial’s counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from FNB’s independent auditors in connection with the Registration Statement and the Proxy Statement-Prospectus. After the Registration Statement is declared effective under the Securities Act, FNB, at its own expense, shall promptly mail or cause to be mailed the Proxy Statement-Prospectus to its shareholders.

(b)    FB Financial will advise FNB, promptly after FB Financial receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of FB Financial Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or upon the receipt of any comments (whether written or oral) from the SEC or its staff. FB Financial will provide FNB and its counsel with a reasonable opportunity to review and comment on the Registration Statement and the Proxy Statement-Prospectus, and all responses to requests for additional information by and replies to comments of the SEC prior to filing such with, or sending such to, the SEC, and FB Financial will provide FNB and its counsel with a copy of all such filings made with the SEC. If at any time prior to the FNB Meeting there shall occur any event that, in the opinion of FB Financial should be disclosed in an amendment or supplement to the Proxy Statement-Prospectus or the Registration Statement, FB Financial shall use its commercially reasonable efforts to promptly prepare and file such amendment or supplement with the SEC (if required under applicable Law) and cooperate with FNB to mail such amendment or supplement to FNB’s shareholders (if required under applicable Law).

(c)    FB Financial will use its commercially reasonable efforts to cause the shares of FB Financial Common Stock to be issued in connection with the transactions contemplated by this Agreement to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

Section 5.06    Regulatory Filings; Consents.

(a)    Each of FB Financial and FNB and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts promptly and diligently (i) to prepare all documentation (including the Registration Statement and the Proxy Statement-Prospectus), to effect all filings, to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement, the Regulatory Approvals and all other consents and approvals of a Governmental Authority required to consummate the Parent Merger and the Bank Merger in the manner contemplated herein, and, specifically, to file all applications for the required Regulatory Approvals within 45 days of the date of this Agreement, (ii) to comply with the terms and conditions of such permits, consents, approvals and authorizations and (iii) to cause the transactions contemplated by this Agreement to be consummated as expeditiously as practicable; provided, however, notwithstanding the foregoing or anything to the contrary in this Agreement, nothing contained herein shall be deemed to require FB Financial or any of its Subsidiaries or FNB or any of its Subsidiaries to take any action, or commit to take any action, or agree to any

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condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of any Governmental Authority that would reasonably be likely to have a material and adverse effect (measured on a scale relative to FNB) on the condition (financial or otherwise), results of operations, liquidity, assets or deposit liabilities, properties or business of FB Financial, FNB, the Surviving Corporation or the Surviving Bank, after giving effect to the Parent Merger and the Bank Merger (“Burdensome Condition”), provided, further, that any capital raise requirement or minimum capital requirement as well as those actions set forth on Section 5.06 of the FNB Disclosure Schedule shall not constitute a “Burdensome Condition.” FB Financial and FNB will furnish each other and each other’s counsel with all information concerning themselves, their Subsidiaries, directors, trustees, officers and shareholders and such other matters as may be necessary or advisable in connection with any application, petition or any other statement or application made by or on behalf of any FB Financial Party or FNB Party to any Governmental Authority in connection with the transactions contemplated by this Agreement. Each Party shall have the right to review and approve in advance all characterizations of the information relating to such party and any of its Subsidiaries that appear in any filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority. In addition, FB Financial and FNB shall each furnish to the other for review a copy of each such filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority prior to its filing.

(b)    FNB will use its commercially reasonable efforts, and FB Financial shall reasonably cooperate with FNB at FNB’s request, to obtain all consents, approvals, authorizations, waivers or similar affirmations described on Section 3.13(c) of the FNB Disclosure Schedule. Each Party will notify the other Party promptly and shall promptly furnish the other Party with copies of notices or other communications received by such Party or any of its Subsidiaries of any communication from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement (and the response thereto from such Party, its Subsidiaries or its representatives). FNB will consult with FB Financial and its representatives as often as practicable under the circumstances so as to permit FNB and FB Financial and their respective representatives to cooperate to take appropriate measures to obtain such consents and avoid or mitigate any adverse consequences that may result from the foregoing.

Section 5.07    Publicity. FB Financial and FNB shall consult with each other before issuing any press release with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the other Party, which shall not be unreasonably delayed or withheld, provided, however, that a Party may, without the prior consent of the other Party (but after such consultation, to the extent practicable in the circumstances), issue such press release or make such public statements as may upon the advice of counsel be required by Law or the rules and regulations of any stock exchanges. It is understood that FB Financial shall assume primary responsibility for the preparation of joint press releases relating to this Agreement, the Parent Merger and the other transactions contemplated hereby.

Section 5.08    Access; Current Information.

(a)    For the purposes of verifying the representations and warranties of the other and preparing for the Parent Merger and the other matters contemplated by this Agreement, upon reasonable notice and subject to applicable Laws relating to the confidentiality and exchange of information, FNB agrees to afford FB Financial and its officers, employees, counsel, accountants and other authorized representatives such access during normal business hours at any time and from time to time throughout the period prior to the Effective Time to the FNB Parties’ books, records (including, without limitation, Tax Returns and work papers of independent auditors), information technology systems, properties and personnel and to such other information relating to them as FB Financial may reasonably request and FNB shall use commercially reasonable efforts to provide any appropriate notices to employees and/or customers in accordance with applicable Law and FN Bank’s privacy policy and, during such period, FNB shall furnish to FB Financial, upon FB Financial’s reasonable request, all such other information concerning the business, properties and personnel of the FNB Parties that is substantially similar in

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scope to the information provided to FB Financial in connection with its diligence review prior to the date of this Agreement.

(b)    As soon as reasonably practicable after they become available, FNB will furnish to FB Financial copies of the board packages distributed to the FNB Parties’ Board and minutes from the meetings thereof, copies of any internal management financial reports showing actual financial performance against plan and previous period, and copies of any reports provided to the FNB Parties’ Board or any committee thereof relating to the financial performance and risk management of the FNB Parties.

(c)    During the period from the date of this Agreement to the Effective Time, each of FNB and FB Financial will cause one or more of its designated representatives to confer on a regular basis with representatives of the other party and to report the general status of the ongoing operations of the FNB Parties and the FB Financial Parties, respectively. Without limiting the foregoing, FNB agrees to provide to FB Financial (i) a copy of each report filed by any FNB Entity with a Governmental Authority within one Business Day following the filing thereof, (ii) a copy of FN Bank’s monthly loan trial balance within one Business Day of the end of the month, and (iii) a copy of FNB’s monthly statement of condition and profit and loss statement within five Business Days of the end of the month and, if requested by FB Financial, a copy of each FNB Parties daily statement of condition and daily profit and loss statement, which shall be provided within two Business Days of such request (such monthly and daily statements, if any, to be in the format presented by FN Bank to its board of directors and subject to appropriate adjustments).

(d)    No investigation by FB Financial or its representatives shall be deemed to modify or waive any representation, warranty, covenant or agreement of the FNB Parties set forth in this Agreement, or the conditions to the respective obligations of the FNB Parties or the FB Financial Parties to consummate the transactions contemplated hereby.

(e)    FNB shall not be required to copy FB Financial on any documents that disclose confidential discussions of this Agreement or the transactions contemplated hereby or any other matter that the FNB Parties’ boards of directors have been advised by counsel that such distribution to FB Financial may violate a confidentiality obligation or fiduciary duty or any Law or regulation, or may result in a waiver of a FNB Party’s attorney-client privilege. In the event any of the restrictions in this Section 5.08(e) shall apply, each FNB Party shall use its reasonable best efforts to provide appropriate consents, waivers, decrees and approvals necessary to satisfy any confidentiality issues relating to documents prepared or held by third parties (including work papers), the parties will make appropriate alternate disclosure arrangements, including adopting additional specific procedures to protect the confidentiality of sensitive material and to ensure compliance with applicable Laws.

Section 5.09    No Solicitation by FNB; Superior Proposals.

(a)    FNB shall not, and shall cause its Subsidiaries and each of their respective officers, directors and employees not to, and will not authorize any investment bankers, financial advisors, attorneys, accountants, consultants, affiliates or other agents of FNB or any of FNB’s Subsidiaries (collectively, the “FNB Representatives”) to, directly or indirectly, (i) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (ii) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than FB Financial) any information or data with respect to FNB or any of its Subsidiaries or otherwise relating to an Acquisition Proposal; (iii) release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which FNB is a party; or (iv) enter into any agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal. Any violation of the foregoing restrictions by any of the FNB Representatives, assuming that such FNB Representative is so authorized to act on behalf of FNB, shall be deemed to be a breach of this Agreement by FNB. FNB and its Subsidiaries shall, and

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shall cause each of the FNB Representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Acquisition Proposal.

For purposes of this Agreement, “Acquisition Proposal” means any inquiry, offer or proposal (other than an inquiry, offer or proposal from FB Financial), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an Acquisition Transaction, provided that such Acquisition Proposal is communicated to any of the Persons signing this Agreement on behalf of the FNB Parties.

For purposes of this Agreement, “Acquisition Transaction” means (A) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving FNB or any of its Subsidiaries; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, a significant portion of the assets of FNB or any of its Subsidiaries; (C) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing 20% or more of the votes attached to the outstanding securities of FNB or any of its Subsidiaries; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning 20% or more of any class of equity securities of FNB or any of its Subsidiaries; or (E) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

For purposes of this Agreement, “Superior Proposal” means a bona fide, unsolicited Acquisition Proposal (i) that if consummated would result in a third party (or in the case of a direct merger between such third party and FNB or any of its Subsidiaries, the shareholders of such third party) acquiring, directly or indirectly, more than 50% of the outstanding FNB Common Stock or more than 50% of the assets of FNB and its Subsidiaries, taken as a whole, for consideration consisting of cash and/or securities and (ii) that the board of directors of FNB reasonably determines in good faith, after consultation with its outside financial advisor and outside legal counsel, (A) is reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal, including all conditions contained therein and the person making such Acquisition Proposal, and (B) taking into account any changes to this Agreement proposed by FB Financial in response to such Acquisition Proposal, as contemplated by Section 5.09(c), and all financial, legal, regulatory and other aspects of such takeover proposal, including all conditions contained therein and the person making such proposal, is more favorable to the shareholders of FNB from a financial point of view than the Parent Merger.

(b)    Notwithstanding Section 5.09(a) or any other provision of this Agreement, prior to the date of the FNB Meeting, FNB may take any of the actions described in Section 5.09(a) if, but only if, (i) FNB has received a bona fide unsolicited written Acquisition Proposal that did not result from a breach of Section 5.09(a); (ii) the board of directors of FNB reasonably determines in good faith, after consultation with and having considered the advice of its outside financial advisor and outside legal counsel, that (A) such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (B) it is reasonably necessary to take such actions to comply with its fiduciary duties to FNB’s shareholders under applicable Law; (iii) FNB has provided FB Financial with at least three Business Days’ prior notice of such determination; and (iv) prior to furnishing or affording access to any information or data with respect to FNB or any of its Subsidiaries or otherwise relating to an Acquisition Proposal, FNB receives from such Person a confidentiality agreement with terms no less favorable to FNB than those contained in the confidentiality agreement with FB Financial. FNB shall promptly provide to FB Financial any non-public information regarding FNB or its Subsidiaries provided to any other Person which was not previously provided to FB Financial, such additional information to be provided no later than the date of provision of such information to such other party.

(c)    FNB shall promptly (and in any event within 24 hours) notify FB Financial in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, FNB or the FNB Representatives, in each case in connection with any

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Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications) except to the extent that such materials constitute confidential information of the party making such offer or proposal under an effective confidentiality agreement). FNB agrees that it shall keep FB Financial informed, on a reasonably current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).

(d)    Unless the provisions of Section 5.09(b) have been satisfied, neither the board of directors of FNB nor any committee thereof shall (i) withdraw, qualify, amend or modify, or propose to withdraw, qualify, amend or modify, in a manner adverse to FB Financial in connection with the transactions contemplated by this Agreement (including the Parent Merger), the FNB Recommendation, fail to reaffirm the FNB Recommendation within three Business Days following a request by FB Financial, or make any statement, filing or release, in connection with the FNB Meeting or otherwise, inconsistent with the FNB Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the FNB Recommendation); (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal; or (iii) enter into (or cause FNB or any of its Subsidiaries to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any Acquisition Transaction (other than a confidentiality agreement entered into in accordance with the provisions of Section 5.09(b)) or (B) requiring FNB to abandon, terminate or fail to consummate the Parent Merger or any other transaction contemplated by this Agreement.

(e)    Notwithstanding Section 5.09(d), prior to the date of the FNB Meeting, the board of directors of FNB may withdraw, qualify, amend or modify the FNB Recommendation (a “FNB Subsequent Determination”) after the fifth Business Day following FB Financial’s receipt of a notice (the “Notice of Superior Proposal”) from FNB advising FB Financial that the board of directors of FNB has decided that a bona fide unsolicited written Acquisition Proposal that it received (that did not result from a breach of Section 5.09(a)) constitutes a Superior Proposal if, but only if, (i) the board of directors of FNB has determined in good faith, after consultation with and having considered the advice of outside legal counsel and its financial advisor, that it is reasonably necessary to take such actions to comply with its fiduciary duties to FNB’s shareholders under applicable Law, (ii) during the five Business Day period after receipt of the Notice of Superior Proposal by FB Financial (the “Notice Period”), FNB and the board of directors of FNB shall have cooperated and negotiated in good faith with FB Financial to make such adjustments, modifications or amendments to the terms and conditions of this Agreement as would enable FNB to proceed with the FNB Recommendation without a FNB Subsequent Determination, provided, however, that FB Financial shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement and (iii) at the end of the Notice Period, after taking into account any such adjusted, modified or amended terms as may have been proposed by FB Financial since its receipt of such Notice of Superior Proposal, the board of directors of FNB has again in good faith made the determination (A) in clause (i) of this Section 5.09(e) and (B) that such Acquisition Proposal constitutes a Superior Proposal. In the event of any material revisions to the Superior Proposal, FNB shall be required to deliver a new Notice of Superior Proposal to FB Financial and again comply with the requirements of this Section 5.09(e), except that the Notice Period shall be reduced to three Business Days.

(f)    Notwithstanding any FNB Subsequent Determination, this Agreement shall be submitted to FNB’s shareholders at the FNB Meeting for the purpose of voting on the approval of this Agreement and the transactions contemplated hereby (including the Parent Merger) and nothing contained herein shall be deemed to relieve FNB of such obligation, provided, however, that if the board of directors of FNB shall have made a FNB Subsequent Determination with respect to a Superior Proposal, then the board of directors of FNB may recommend approval of such Superior Proposal by the shareholders of FNB and may submit this Agreement to FNB’s shareholders without recommendation, in which event the board of directors of FNB shall communicate the basis for its recommendation of such Superior Proposal and the basis for its lack of a recommendation with

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respect to this Agreement and the transactions contemplated hereby to FNB’s shareholders in the Proxy Statement-Prospectus or an appropriate amendment or supplement thereto.

(g)    Nothing contained in this Section 5.09 shall prohibit FNB or the board of directors of FNB from complying with FNB’s obligations required under Rule 14e-2(a) promulgated under the Exchange Act, provided, however, that any such disclosure relating to an Acquisition Proposal (other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed a change in the FNB Recommendation unless the board of directors of FNB reaffirms the FNB Recommendation in such disclosure.

Section 5.10    Indemnification.

(a)    For a period of six years from and after the Effective Time, and in any event subject to the provisions of Section 5.10(b)(iv), FB Financial shall indemnify and hold harmless the present and former directors and officers of FNB and its Subsidiaries (the “Indemnified Parties”), against all costs or expenses (including reasonable attorney’s fees), judgments, fines, losses, claims, damages, or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative arising out of actions or omissions of such persons in the course of performing their duties for a FNB Party occurring at or before the Effective Time (including the transactions contemplated by this Agreement) (each a “Claim”), to the same extent as such persons have the right to be indemnified pursuant to the articles of Incorporation and bylaws of the FNB Parties in effect on the date of this Agreement, to the extent permitted by applicable Law. For the avoidance of doubt, any Claim filed or asserted before the expiration of the above-stated six-year period arising out of actions or omissions of such person in the course of performing their duties for a FNB Party occurring at or before the Effective Time shall be covered regardless of the subsequent expiration of the above-stated six-year period.

(b)    Any Indemnified Party wishing to claim indemnification under this Section 5.10 shall promptly notify FB Financial upon learning of any Claim, provided that, failure to so notify shall not affect the obligation of FB Financial under this Section 5.10, unless, and only to the extent that, FB Financial is materially prejudiced in the defense of such Claim as a consequence. In the event of any such Claim (whether asserted or claimed prior to, at or after the Effective Time), (i) FB Financial shall have the right to assume the defense thereof and FB Financial shall not be liable to such Indemnified Parties for any legal expenses or other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) FB Financial shall not be liable for any settlement effected without its prior written consent and (iv) FB Financial shall have no obligation hereunder to any Indemnified Party if such indemnification would be in violation of any applicable federal or state banking Laws or regulations, or in the event that a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable Laws and regulations, whether or not related to banking Laws.

(c)    For a period of six years following the Effective Time, FB Financial will provide director’s and officer’s liability insurance (“D&O Insurance”) that serves to reimburse the present and former officers and directors of FNB or its Subsidiaries (determined as of the Effective Time) with respect to claims against such directors and officers arising from facts or events occurring before the Effective Time (including the transactions contemplated hereby), which insurance will contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the Indemnified Party, as that coverage currently provided by the FNB Parties, provided that, if FB Financial is unable to maintain the insurance called for by this Section 5.10(c), FB Financial will provide as much comparable insurance as is reasonably available, and provided, further, that officers and directors of FNB or its Subsidiaries may be required to make application and provide customary representations and warranties to the carrier of the D&O Insurance for the purpose of obtaining such insurance. In no event shall FB Financial be required to expend for such tail insurance a premium amount in excess of an amount equal to 200% of the annual premiums paid by FNB for D&O Insurance in effect as of the date of this

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Agreement (the “Maximum D&O Tail Premium”). If the cost of such tail insurance exceeds the Maximum D&O Tail Premium, FB Financial shall obtain tail insurance coverage or a separate tail insurance policy with the greatest coverage available for a cost not exceeding the Maximum D&O Tail Premium. For the avoidance of doubt, FB Financial shall not be required to purchase stand-alone coverage for cyber liability or fidelity bonds.

(d)    This Section 5.10 shall survive the Effective Time, is intended to benefit each Indemnified Party (each of whom shall be entitled to enforce this Section 5.10 against FB Financial), and shall be binding on all successors and assigns of FB Financial. This Section 5.10 shall not be amended, altered or repealed after the Effective Time without the prior written consent of the affected Indemnified Party.

Section 5.11    Employees; Benefit Plans.

(a)    FNB employees shall be retained as “at will” employees after the Effective Time as employees FB Financial or FirstBank; provided, that continued retention by FB Financial or FirstBank of such employees subsequent to the Effective Time shall be subject to FB Financial’s normal and customary employment procedures and practices, including customary background screening and evaluation procedures, and satisfactory employment performance. In addition, the FNB Parties agree, upon FB Financial’s reasonable request, to facilitate discussions between FB Financial and FNB employees a reasonable time in advance of the Closing Date regarding employment, consulting or other arrangements to be effective prior to or following the Effective Time. Prior to the Effective Time, any interaction between FB Financial and any FNB employees shall be coordinated by FNB or FN Bank.

(b)    Except as otherwise contemplated by this Agreement, FNB shall, and shall cause its Subsidiaries to, take whatever action is necessary to terminate any and all other severance arrangements and to ensure that it and FB Financial have no other liability for any other severance payments (other than pursuant to agreements disclosed in Section 3.16(i) of the FNB Disclosure Schedule).

(c)    FNB employees (other than those listed in Section 5.11(c) of the FNB Disclosure Schedule who are parties to an employment, change-of-control or other type of agreement which provides for severance) as of the date of the Agreement who remain employed by a FNB Party as of the Effective Time, who become employees of FB Financial or FirstBank at the Effective Time and whose employment is terminated by FB Financial or FirstBank (absent termination for cause as determined by the employer) within 180 days after the Effective Time shall receive severance pay in accordance with FNB’s standard practices (which may include a severance agreement and general release of claims to be provided by the terminated employee) with a minimum payment equal to two weeks of base pay and a maximum payment equal to 26 weeks of base pay (unless otherwise agreed in a separate written agreement between such employee and FirstBank). Subject to the terms and execution of the severance agreement and general release of claims by such employee, such severance payment will be made in accordance with the terms stated in the severance document and such severance payments will be in lieu of any severance pay plans that may be in effect at any FNB Party prior to the Effective Time. No officer or employee of a FNB Party is, or shall be, entitled to receive duplicative severance payments and benefits under (i) an employment or severance agreement; (ii) a severance or change-of-control plan; (iii) this Section 5.11; or (iv) any other program or arrangement.

(d)    Effective as of no later than the day immediately preceding the Effective Time, the FNB Parties shall provide FirstBank with a copy of the appropriate board resolutions and plan amendments, if applicable, evidencing that all FNB Benefit Plans sponsored by the FNB Parties intended to qualify under Section 401(a) and 401(k) of the Code are in the process of being terminated effective as of no later than the day immediately preceding the Effective Time. The form and substance of such resolutions or plan amendment shall be subject to the review and reasonable and timely approval of FirstBank. The FNB Parties shall take such additional actions that may be necessary or appropriate, including but not limited to any necessary amendments and notices, to terminate, as of the Effective Time, the remaining FNB Benefit Plans as FirstBank may reasonably request.

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(e)    FNB Employees who are retained by FirstBank shall be entitled to participate in FB Financial Benefit Plans to the same extent as similarly-situated employees of FirstBank (it being understood that inclusion of FNB Employees in the FB Financial Benefit Plans may occur at different times with respect to different plans due to reasonable administrative requirements to enroll such FNB Employees in such FB Financial Benefit Plans). To the extent allowable under any of such plans, FNB Employees shall be given credit for prior service or employment with FNB or its Subsidiaries, including service with any predecessor companies or banks, and eligible for any increased benefits under such plans that would apply to such employees as if they had been eligible for such benefits as of the Effective Time, based on the length of service or employment with the applicable FNB Party, including service with any predecessor companies or banks. Notwithstanding the foregoing, FirstBank may amend or terminate any FB Financial Benefit Plan at any time in its sole discretion.

(f)    If employees of a FNB Party become eligible to participate in a medical, dental or health plan of FirstBank upon termination of such plan of a FNB Party, FirstBank shall use commercially reasonable efforts to cause each such plan to (i) waive any pre-existing condition limitations to the extent such conditions are covered under the applicable medical, health, or dental plans of FirstBank, (ii) subject to approval from FirstBank’s insurance carrier, provide full credit under such plans for any deductible or out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the calendar year prior to such participation, and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time, in each case to the extent such employee had satisfied any similar limitation or requirement under an analogous plan prior to the Effective Time for the plan year in which the Effective Time occurs.

(g)    Except to the extent otherwise expressly provided in this Section 5.11, FirstBank shall assume and honor, and FirstBank shall be obligated to perform, all employment, severance, deferred compensation, retirement or “change-in-control” agreements, plans or policies of the FNB Parties, but only if such obligations, rights, agreements, plans or policies are set forth in Section 5.11(g) of the FNB Disclosure Schedule. FirstBank acknowledges that the consummation of the Parent Merger and Bank Merger will constitute a “change-in-control” of a FNB Party for purposes of any benefit plans, agreements and arrangements of the FNB Parties. Nothing herein shall limit the ability of FNB, FN Bank, FB Financial or FirstBank to amend or terminate any of the FNB Benefit Plans or FB Financial Benefit Plans in accordance with their terms at any time, subject to vested rights of employees and directors that may not be terminated pursuant to the terms of such FNB Benefit Plans.

(h)    Immediately prior to the Effective Time, FNB and/or FN Bank, as applicable, will terminate the employment agreements set forth in Section 5.11(h) of the FNB Disclosure Schedule and pay to each of the parties thereto the amounts set forth in Section 5.11(h) of the FNB Disclosure Schedule.

(i)    Nothing in this Section 5.11, expressed or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.11. Without limiting the foregoing, no provision of this Section 5.11 will create any third-party beneficiary rights in any current or former employee, director or consultant of a FNB Party, any beneficiary or dependent thereof, or any collective bargaining representative thereof, in respect of continued employment (or resumed employment), compensation, terms and conditions of employment and/or benefits or any other matter. Nothing in this Section 5.11 is intended (i) to amend any FNB Benefit Plan or any FB Financial Benefit Plan, (ii) interfere with FirstBank’s right from and after the Closing Date to amend or terminate any FNB Benefit Plan that is not terminated prior to the Effective Time or FB Financial Benefit Plan, (iii) interfere with FirstBank’s right from and after the Effective Time to terminate the employment or provision of services by any director, employee, independent contractor or consultant or (iv) interfere with FirstBank’s indemnification obligations set forth in Section 5.10.

Section 5.12    Notification of Certain Changes. FB Financial and FNB shall promptly advise the other party of any change or event having, or which could reasonably be expected to have, a Material Adverse Effect or which it believes would, or which could reasonably be expected to, cause or constitute a material breach of any

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of its or its respective Subsidiaries’ representations, warranties or covenants contained herein. From time to time prior to the Effective Time (and on the date prior to the Closing Date), FNB will supplement or amend the FNB Disclosure Schedules delivered in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such FNB Disclosure Schedule or which is necessary to correct any information in such FNB Disclosure Schedule which has been rendered materially inaccurate thereby. No supplement or amendment to any FNB Disclosure Schedule or provision of information relating to the subject matter of any FNB Disclosure Schedule after the date of this Agreement shall operate to cure any breach of a representation or warranty made herein or have any effect for the purpose of determining satisfaction of the conditions set forth in Section 6.02(a) or Section 6.03(b) hereof, as the case may be, or compliance by FB Financial or FNB with the respective covenants and agreements of such parties set forth herein.

Section 5.13    Transition; Informational Systems Conversion. From and after the date hereof, FB Financial, FirstBank and the FNB Parties shall use their commercially reasonable efforts to facilitate the integration of FN Bank with the business of FirstBank following consummation of the transactions contemplated hereby, and shall meet on a regular basis to discuss and plan for the conversion of the data processing and related electronic informational systems of FN Bank (the “Informational Systems Conversion”) to those used by FirstBank, which planning shall include, but not be limited to, (a) discussion of third-party service provider arrangements of FN Bank; (b) non-renewal or changeover, after the Effective Time, of personal property leases and software licenses used by FN Bank in connection with the systems operations; (c) retention of outside consultants and additional employees to assist with the conversion; (d) outsourcing, as appropriate after the Effective Time, of proprietary or self-provided system services; and (e) any other actions necessary and appropriate to facilitate the conversion, as soon as practicable following the Effective Time. FirstBank shall promptly reimburse the FNB Parties on request (within seven Business Days of such request) for any reasonable and documented out-of-pocket fees, expenses or charges that the FNB Parties may incur as a result of taking, at the request of FirstBank, any action prior to the Effective Time to facilitate the Informational Systems Conversion. No Control of Other Party’s Business. Nothing contained in this Agreement shall give FirstBank, directly or indirectly, the right to control or direct the operations of FNB or its Subsidiaries prior to the Effective Time, and nothing contained in this Agreement shall give FNB, directly or indirectly, the right to control or direct the operations of FB Financial or its Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of FNB and FB Financial shall exercise, consistent with the terms and conditions of this Agreement, control and supervision over its and its Subsidiaries’ respective operations.

Section 5.14    Certain Litigation. Each party shall promptly advise the other party orally and in writing of any actual or threatened shareholder litigation against such party and/or the members of the FNB Board or FB Financial’s board of directors related to this Agreement or the Parent Merger and the other transactions contemplated by this Agreement. FNB shall: (i) permit FB Financial to review and discuss in advance, and consider in good faith the views of FB Financial in connection with, any proposed written or oral response to such shareholder litigation; (ii) furnish FB Financial’s outside legal counsel with all non-privileged information and documents which outside counsel may reasonably request in connection with such shareholder litigation; (iii) consult with FB Financial regarding the defense or settlement of any such shareholder litigation, shall give due consideration to FB Financial’s advice with respect to such shareholder litigation and shall not settle any such litigation prior to such consultation and consideration; provided, however, that FNB shall not settle any such shareholder litigation if such settlement requires the payment of money damages, without the written consent of FB Financial (such consent not to be unreasonably withheld) unless the payment of any such damages by FNB is reasonably expected by FNB, following consultation with outside counsel, to be fully covered (disregarding any deductible to be paid by FNB) under FNB’s existing director and officer insurance policies, including any tail policy.

Section 5.15    Coordination.

(a)    FN Bank shall, consistent with GAAP and regulatory accounting principles, use its commercially reasonable efforts to adjust, at FirstBank’s reasonable request, internal control procedures which are consistent

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with FB Financial’s and FirstBank’s current internal control procedures to allow FB Financial to fulfill its reporting requirement under Section 404 of the Sarbanes-Oxley Act, provided, however, that no such adjustments need be made prior to the satisfaction of the conditions set forth in Section 6.01(b).

(b)    Prior to the Effective Time, the FNB Parties shall take any actions FirstBank may reasonably request in connection with negotiating any amendments, modifications or terminations of any Leases or FNB Material Contracts that FirstBank may request, including but not limited to, actions necessary to cause any such amendments, modifications or terminations to become effective prior to, or immediately upon, the Closing, and shall cooperate with FirstBank and use commercially reasonable efforts to negotiate specific provisions that may be requested by FirstBank in connection with any such amendment, modification or termination.

(c)    FB Financial and FNB shall cooperate (i) to minimize any potential adverse impact to FB Financial under Financial Accounting Standards Board Accounting Standards Codification Topic 805 (Business Combinations), and (ii) to maximize potential benefits to FB Financial and its Subsidiaries under Code Section 382 in connection with the transactions contemplated by this Agreement, in each case consistent with GAAP, the rules and regulations of the SEC and applicable banking Laws and regulations.

(d)    From and after the date hereof, the FNB Parties shall, upon FirstBank’s reasonable request, introduce FB Financial, FirstBank and their representatives to suppliers of FN Bank for the purpose of facilitating the integration of FN Bank and its business into that of FirstBank. In addition, after satisfaction of the conditions set forth in Section 6.01(a) and Section 6.01(b), the FNB Parties shall, upon FirstBank’s reasonable request, introduce FB Financial, FirstBank and their representatives to customers of FN Bank for the purpose of facilitating the integration of FN Bank and its business into that of FirstBank. Any interaction between FB Financial, FirstBank and FN Bank’s customers and suppliers shall be coordinated by FNB. FNB shall have the right to participate in any discussions between FB Financial, FirstBank and FN Bank’ customers and suppliers.

Section 5.16    Transactional Expenses. The FNB Parties have provided in Section 3.37 of the FNB Disclosure Schedule a reasonable, good faith estimate of costs and fees that the FNB Parties expect to pay to retained representatives in connection with the transactions contemplated by this Agreement (collectively, “FNB Expenses”). The FNB Parties shall use its commercially reasonable efforts to cause the aggregate amount of all FNB Expenses to not exceed the total expenses disclosed in Section 3.37 of the FNB Disclosure Schedule. The FNB Parties shall promptly notify FirstBank if or when it determines that it expects to exceed its budget for FNB Expenses. Notwithstanding anything to the contrary in this Section 5.16, the FNB Parties shall not incur any investment banking, brokerage, finders or other similar financial advisory fees in connection with the transactions contemplated by this Agreement other than those expressly set forth in Section 3.37 of the FNB Disclosure Schedule.

Section 5.17    Confidentiality. Prior to the execution of this Agreement and prior to the consummation of the Parent Merger, each of FNB and FB Financial, and their respective Subsidiaries, affiliates, officers, directors, agents, employees, consultants and advisors have provided, and will continue to provide one another with information which may be deemed by the party providing the information to be non-public, proprietary and/or confidential, including but not limited to trade secrets of the disclosing party. Each party hereto agrees that it will, and will cause its representatives to, hold any information obtained pursuant to this Agreement in accordance with the terms of the Confidentiality and Non-Disclosure Agreement, dated as of November 24, 2018, between FB Financial and FNB.

Section 5.18    Non-Competition and Non-Disclosure. Concurrently with the execution and delivery of this Agreement and effective upon Closing, FNB has caused each director of FNB and FN Bank to execute and deliver the Non-Competition and Non-Disclosure Agreement in the form attached hereto as Exhibit B (the “Director Non-Competition Agreements”).

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Section 5.19    Claims Letters. Concurrently with the execution and delivery of this Agreement and effective upon the Closing, FNB has caused each director of FNB and FN Bank to execute and deliver the Claims Letter in the form attached hereto as Exhibit C.

Section 5.20    Notice of Non-Renewal. To avoid, or to minimize to the extent practicable, the costs and expenses associated with terminating certain FNB Material Contracts, the applicable FNB Party shall have, in coordination with a representative of FB Financial, provided written notice to the vendors set forth in Section 5.20 of the FNB Disclosure Schedule, notifying such vendors, by the date specified, of such FNB Party’s intent not to renew the applicable agreement as set forth in such schedule and shall negotiate with such vendor, in coordination with FirstBank, any necessary continued use agreements needed until conversion.

Section 5.21    Certain Employment Agreements. On or prior to the Effective Time, Dan M. Harbison shall have executed and delivered an employment agreement with FB Financial and FirstBank, to be effective upon the Closing.

Section 5.22    Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by FirstBank.

Section 5.23    Director Resignations. FNB will use commercially reasonable efforts to cause to be delivered to FB Financial resignations of all the directors of FNB and its Subsidiaries, such resignations to be effective as of the Effective Time.

Section 5.24    Advisory Board. Immediately after the Effective Time, FirstBank will create the Scottsville/Bowling Green Advisory Board, consisting of the directors of FNB immediately prior to the Effective Time, subject to compliance with all applicable regulatory requirements. Section 5.24 of the FNB Disclosure Schedule sets forth the compensation agreement for such advisory board services between the FB Financial Parties and the FNB Parties as of the date hereof.

ARTICLE VI

CONDITIONS TO CONSUMMATION OF THE PARENT MERGER

Section 6.01    Conditions to Obligations of the Parties to Effect the Parent Merger. The respective obligations of FB Financial, FirstBank, FNB and FN Bank to consummate the Parent Merger are subject to the fulfillment or, to the extent permitted by applicable Law, written waiver by the Parties prior to the Closing Date of each of the following conditions:

(a)    Shareholder Approval. This Agreement and the transactions contemplated hereby shall have received the Requisite FNB Shareholder Approval at the FNB Meeting.

(b)    Regulatory Approvals; No Burdensome Condition. All Regulatory Approvals required to consummate the Parent Merger and the Bank Merger in the manner contemplated herein shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof, if any, shall have expired or been terminated. None of such Regulatory Approvals shall impose any term, condition or restriction upon FB Financial or any of its Subsidiaries that FB Financial reasonably determines is a Burdensome Condition.

(c)    No Injunctions or Restraints; Illegality. No judgment, order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Parent Merger or any of the transactions contemplated hereby shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits or makes illegal the consummation of the Parent Merger or any of the transactions contemplated hereby.

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(d)    Effective Registration Statement. The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Governmental Authority.

(e)    Tax Opinions Relating to the Parent Merger. FB Financial and FNB, respectively, shall have received opinions from Waller Lansden Dortch & Davis, LLP and Daniel W. Small & Company (or other counsel selected by FNB) respectively, each dated as of the Closing Date, in substance and form reasonably satisfactory to FB Financial and FNB, respectively, to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, the Parent Merger will be treated for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering their opinions, Waller Lansden Dortch & Davis, LLP and Daniel W. Small & Company (or other counsel selected by FNB) may require and rely upon representations as to certain factual matters contained in certificates of officers of each of FB Financial and FNB, in form and substance reasonably acceptable to such counsel.

Section 6.02    Conditions to Obligations of FNB. The obligations of the FNB Parties to consummate the Parent Merger also are subject to the fulfillment or written waiver by FNB prior to the Closing Date of each of the following conditions:

(a)    Representations and Warranties. The representations and warranties of FB Financial (i) set forth in Section 4.10 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date, (ii) Section 4.02, Section 4.03, Section 4.04, Section 4.05, and Section 4.09 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date) and (iii) set forth in this Agreement, other than those sections specifically identified in clauses (i) or (ii) of this Section 6.02(a), shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to FB Financial. FNB shall have received a certificate signed on behalf of FB Financial by the Chief Executive Officer or the Chief Financial Officer of FB Financial to the foregoing effect.

(b)    Performance of Obligations of FB Financial. FB Financial and FirstBank shall have performed and complied with all of its obligations under this Agreement in all material respects at or prior to the Closing Date except where the failure of the performance of, or compliance with, such obligation has not had and does not have a Material Adverse Effect on FB Financial or FirstBank, and FNB shall have received a certificate, dated the Closing Date, signed on behalf of FB Financial by its Chief Executive Officer and its Chief Financial Officer to such effect.

(c)    No Material Adverse Effect. Since the date of this Agreement (i) no change or event has occurred which has resulted in FB Financial or FirstBank being subject to a Material Adverse Effect and (ii) no condition, event, fact, circumstance or other occurrence has occurred that may reasonably be expected to have or result in such parties being subject to a Material Adverse Effect.

Section 6.03    Conditions to Obligations of FB Financial. The obligations of FB Financial and FirstBank to consummate the Parent Merger also are subject to the fulfillment or written waiver by FB Financial or FirstBank prior to the Closing Date of each of the following conditions:

(a)    Representations and Warranties. The representations and warranties of FNB (i) set forth in Section 3.03(a) and Section 3.10(a) shall be true and correct in all respects (with respect to Section 3.02(a), other than de minimis inaccuracies, it being agreed that for purposes of Section 3.02(a), any inaccuracy in which the applicable amounts as of a date of determination exceed the amounts set forth in Section 3.02(a) by no more

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than 1% shall be deemed de minimis) as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date, (ii) the first sentence of Section 3.02, Section 3.05(a), Section 3.06, Section 3.13 and Section 3.36 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date) and (iii) set forth in this Agreement, other than those sections specifically identified in clauses (i) or (ii) of this Section 6.03(a), shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to FNB. FB Financial shall have received a certificate signed on behalf of FNB by the Chief Executive Officer or the Chief Financial Officer of FNB to the foregoing effect.

(b)    Performance of Obligations of the FNB Parties. The FNB Parties shall have performed and complied with all of their respective obligations under this Agreement in all material respects at or prior to the Closing Date, and FB Financial shall have received a certificate, dated the Closing Date, signed on behalf of the FNB Parties by FNB’s Chief Executive Officer and Chief Financial Officer to such effect.

(c)    Bank Merger Agreement. The Bank Merger Agreement shall have been executed and delivered.

(d)    Employment Agreements. The employment agreement referenced in Section 5.21 shall have been executed and delivered, to be effective upon the Closing.

(e)    Dissenting Shares. Dissenting Shares shall be less than five percent (5%) of the issued and outstanding shares of FNB Common Stock.

(f)    Certification of Non-USRPI Status. FB Financial shall have received from FNB, under penalties of perjury, a certificate conforming to the requirements of Regulations Sections 1.897-2(h) and 1.1445-2(c)(3) and otherwise reasonably acceptable to FB Financial, dated as of the Closing Date, certifying that no interest in FNB is a United States real property interest as defined in Section 897(c) of the Code.

(g)    No Material Adverse Effect. Since the date of this Agreement (i) no change or event has occurred which has resulted in FNB or any its Subsidiaries being subject to a Material Adverse Effect and (ii) no condition, event, fact, circumstance or other occurrence has occurred that may reasonably be expected to have or result in such parties being subject to a Material Adverse Effect.

(h)    Consents and Approvals. Each FNB Party has received in form and substance satisfactory to FB Financial, all consents, approvals, waivers and other assurances from all non-governmental third parties which are required to be obtained under the terms of any contract, agreement or instrument to which any FNB Party is a party or by which any of their respective properties is bound in order to prevent the consummation of the transactions contemplated by this Agreement from constituting a default under such contract, agreement or instrument or creating any lien, claim or charge upon any of the assets of a FNB Party.

Section 6.04    Frustration of Closing Conditions. No party hereto may rely on the failure of any condition set forth in Section 6.01, Section 6.02 or Section 6.03, as the case may be, to be satisfied if such failure was caused by such party’s failure to use commercially reasonable efforts to consummate any of the transactions contemplated hereby, as required by and subject to Section 5.03.

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ARTICLE VII

TERMINATION

Section 7.01    Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:

(a)    Mutual Consent. At any time prior to the Effective Time, by the mutual consent, in writing, of FB Financial and FNB if the board of directors of FB Financial and FNB each so determines by vote of a majority of the members of its entire board.

(b)    No Regulatory Approval. By FB Financial or FNB, if either of their respective boards of directors so determines by a vote of a majority of the members of its entire board, in the event any Regulatory Approval required for consummation of the transactions contemplated by this Agreement shall have been denied by final, non-appealable action by such Governmental Authority or an application therefor shall have been permanently withdrawn at the request of a Governmental Authority.

(c)    No Shareholder Approval. By either FB Financial or FNB (provided, in the case of FNB, that it shall not be in breach of any of its obligations under Section 5.04), if the Requisite FNB Shareholder Approval at the FNB Meeting shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such shareholders or at any adjournment or postponement thereof.

(d)    Breach of Representations and Warranties. By either FB Financial or FNB (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein in a manner that would entitle the other party to not consummate this Agreement) if there shall have been (i) with respect to representations and warranties set forth in this Agreement that are not qualified by the term “material” or do not contain terms such as “Material Adverse Effect”, a material breach of any of such representations or warranties by the other party and (ii) with respect to representations and warranties set forth in this Agreement that are qualified by the term “material” or contain terms such as “Material Adverse Effect”, any breach of any of such representations or warranties by the other party; which breach is not cured prior to the earlier of (y) 30 days following written notice to the party committing such breach from the other party hereto or (z) two Business Days prior to the Expiration Date, or which breach, by its nature, cannot be cured prior to the Closing.

(e)    Breach of Covenants. By either FB Financial or FNB (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein in a manner that would entitle the other party not to consummate the Agreement) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach shall not have been cured prior to the earlier of (i) 30 days following written notice to the party committing such breach from the other party hereto or (ii) two Business Days prior to the Expiration Date, or which breach, by its nature, cannot be cured prior to the Closing.

(f)    Delay. By either FB Financial or FNB if the Parent Merger shall not have been consummated on or before March 31, 2020, provided, however, that such date will be automatically extended to September 30, 2020, if the only outstanding condition to Closing under Article VI is the receipt of all Regulatory Approvals (the “Expiration Date”), unless the failure of the Closing to occur by such date shall be due to a material breach of this Agreement by the party seeking to terminate this Agreement.

(g)    Failure to Recommend; Etc. In addition to and not in limitation of FB Financial’s termination rights under Section 7.01(e), by FB Financial if (i) there shall have been a material breach of Section 5.09, or (ii) unless Section 5.09(b) is satisfied, the board of directors of FNB (A) withdraws, qualifies, amends, modifies or withholds the FNB Recommendation, or makes any statement, filing or release, in connection with the FNB Meeting or otherwise, inconsistent with the FNB Recommendation (it being understood that taking a neutral

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position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the FNB Recommendation), (B) materially breaches its obligation to call, give notice of and commence the FNB Meeting under Section 5.04(a), (C) approves or recommends an Acquisition Proposal, (D) fails to publicly recommend against a publicly announced Acquisition Proposal within three Business Days of being requested to do so by FB Financial, (E) fails to publicly reconfirm the FNB Recommendation within three Business Days of being requested to do so by FB Financial, or (F) resolves or otherwise determines to take, or announces an intention to take, any of the foregoing actions.

Section 7.02    Termination Fees.

(a)    In recognition of the efforts, expenses and other opportunities foregone by FB Financial while structuring and pursuing the Parent Merger, FNB shall pay to FB Financial a termination fee equal to $2,000,000 (“Termination Fee”), by wire transfer of immediately available funds to an account specified by FB Financial in the event of any of the following: (i) in the event FB Financial terminates this Agreement pursuant to Section 7.01(g), FNB shall pay FB Financial the Termination Fee within one Business Day after receipt of FB Financial’s notification of such termination; and (ii) in the event that after the date of this Agreement and prior to the termination of this Agreement, an Acquisition Proposal shall have been made known to senior management of FNB or has been made directly to its shareholders generally or any Person shall have publicly announced (and not withdrawn) an Acquisition Proposal with respect to FNB and (A) thereafter this Agreement is terminated (x) by either FB Financial or FNB pursuant to Section 7.01(c) because the Requisite FNB Shareholder Approval shall not have been obtained or (y) by FB Financial pursuant to Section 7.01(d) or Section 7.01(e) and (B) prior to the date that is twelve (12) months after the date of such termination, FNB enters into any agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then FNB shall, on the earlier of the date it enters into such agreement and the date of consummation of such transaction, pay FB Financial the Termination Fee, provided, that for purposes of this Section 7.02(a)(ii), all references in the definition of Acquisition Proposal to “20%” shall instead refer to “50%.”

(b)    FNB and FB Financial each agree that the agreements contained in this Section 7.02 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, FB Financial would not enter into this Agreement; accordingly, if FNB fails promptly to pay any amounts due under this Section 7.02, FNB shall pay interest on such amounts from the date payment of such amounts were due to the date of actual payment at the rate of interest equal to the sum of (i) the rate of interest published from time to time in The Wall Street Journal, Eastern Edition (or any successor publication thereto), designated therein as the prime rate on the date such payment was due, plus (ii) 200 basis points, together with the costs and expenses of FB Financial (including reasonable legal fees and expenses) in connection with such suit.

(c)    Notwithstanding anything to the contrary set forth in this Agreement, the parties agree that if FNB pays or causes to be paid to FB Financial or to FirstBank the Termination Fee in accordance with Section 7.02(a), FNB (or any successor in interest of FNB) will not have any further obligations or liabilities to FB Financial or FirstBank with respect to this Agreement or the transactions contemplated by this Agreement.

Section 7.03    Effect of Termination. Except as set forth in Section 7.02(c), termination of this Agreement will not relieve a breaching party from liability for any breach of any covenant, agreement, representation or warranty of this Agreement giving rise to such termination.

ARTICLE VIII

DEFINITIONS

Section 8.01    Definitions. The following terms are used in this Agreement with the meanings set forth below:

“Acquisition Proposal” has the meaning set forth in Section 5.09(a).

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“Acquisition Transaction” has the meaning set forth in Section 5.09(a).

“Adjusted Cash Consideration” has the meaning set forth in Section 2.01(f).

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Articles of Merger” has the meaning set forth in Section 1.03.

“ASC 320” means GAAP Accounting Standards Codification Topic 320.

“Associate” when used to indicate a relationship with any Person means (1) any corporation or organization (other than FNB or FN Bank) of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities, (2) any trust or other estate in which such Person has a substantial beneficial interest or serves as trustee or in a similar fiduciary capacity, or (3) any relative or family member of such Person.

“Audited Financial Statements” has the meaning set forth in Section 3.08(a).

“Bank Merger” has the meaning set forth in Section 1.06.

“Bank Merger Agreement” has the meaning set forth in Section 1.06.

“Bank Secrecy Act” means the Bank Secrecy Act of 1970, as amended.

“BOLI” has the meaning set forth in Section 3.34(b).

“Book-Entry Shares” has the meaning set forth in Section 2.02.

“Burdensome Conditions” has the meaning set forth in Section 5.06(a).

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. government or any day on which banking institutions in the State of Delaware are authorized or obligated to close.

“Calculation Date” has the meaning set forth in Section 2.01(f).

“Cash Consideration” has the meaning set forth in Section 2.01(b).

“Cash Election” has the meaning set forth in Section 2.01(b).

“Cash Election Shares” has the meaning set forth in Section 2.02(a).

“Certificate” has the meaning set forth in Section 2.02.

“Closing” and “Closing Date” have the meanings set forth in Section 1.02.

“Closing ALLL” has the meaning set forth in Section 2.01(f).

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“Closing Equity” has the meaning set forth in Section 2.01(f).

“Code” means Internal Revenue Code of 1986, as amended.

“Community Reinvestment Act” means the Community Reinvestment Act of 1977, as amended.

“D&O Insurance” has the meaning set forth in Section 5.10(c).

“Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to any such transaction or transactions.

“Determination Date” shall mean the later of the date of receipt of (i) the FNB Shareholder Approval, or (ii) all Regulatory Approvals required to consummate the Parent Merger and the Bank Merger and the expiration of all statutory waiting periods in respect thereof.

“Dissenting Shares” has the meaning set forth in Section 2.10(b).

“Dodd-Frank Act” means the Dodd-Frank Wall Street Reform and Consumer Protection Act.

“Effective Time” has the meaning set forth in Section 1.03.

“Election Deadline” has the meaning set forth in Section 2.02(a).

“Election Forms” has the meaning set forth in Section 2.02.

“Employee Benefit Plan” means collectively, each pension, retirement, profit-sharing, 401(k), savings, employee stock ownership, stock option, share purchase, stock appreciation rights, restricted stock, phantom stock, stock bonus, retention, severance pay, termination pay, change in control, vacation, holiday, sick pay, supplemental unemployment, salary continuation, bonus, incentive, deferred compensation, executive compensation, medical, vision, dental, life insurance, accident, disability, fringe benefit, flexible spending account, cafeteria, or other similar plan, fund, policy, benefit, program, practice, custom, agreement, arrangement or understanding for the benefit of any current or former officer, employee, director, retiree, or independent contractor or any spouse, dependent or beneficiary thereof whether or not such Employee Benefit Plan is or is intended to be (A) arrived at through collective bargaining or otherwise, (B) funded or unfunded, (C) covered or qualified under the Internal Revenue Code, ERISA or other applicable law, (D) set forth in an employment agreement or consulting agreement and (E) written or oral.

“Environmental Claim” means any written complaint, summons, action, citation, notice of violation, directive, order, claim, litigation, investigation, judicial or administrative proceeding or action, judgment, lien, demand, letter or communication alleging non-compliance with any Environmental Law relating to any actual or threatened release of a Hazardous Substance.

“Environmental Law” means any federal, state or local Law, regulation, order, decree, permit, authorization, opinion or agency requirement relating to: (a) pollution, the protection or restoration of the indoor or outdoor environment, human health and safety, or natural resources, (b) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance, or (c) any injury or threat of injury to persons or

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property in connection with any Hazardous Substance. The term Environmental Law includes, but is not limited to, the following statutes, as amended, any successor thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: (a) Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act of 1986, as amended, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. § 7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 1101, et seq.; the Safe Drinking Water Act; 42 U.S.C. § 300f, et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651, et seq.; (b) common Law that may impose liability (including without limitation strict liability) or obligations for injuries or damages due to the presence of or exposure to any Hazardous Substance.

“Equal Credit Opportunity Act” means the Equal Credit Opportunity Act, as amended.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any other entity which, together with any of the FNB Entities, would be treated as a single employer under Code Section 414 or ERISA Section 4001(b).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” has the meaning set forth in Section 2.02.

“Exchange Ratio” has the meaning set forth in Section 2.01(b).

“Exchange Agent” has the meaning set forth in Section 2.02.

“Excluded Shares” has the meaning set forth in Section 2.01(e).

“Expiration Date” has the meaning set forth in Section 7.01(f).

“FB Financial” has the meaning set forth in the preamble to this Agreement.

“FB Financial Benefit Plans” means any Employee Benefit Plan adopted, maintained, sponsored, or contributed to by the FB Financial or FirstBank.

“FB Financial Common Stock” means the common stock, $1.00 par value per share, of FB Financial.

“FB Financial Disclosure Schedule” has the meaning set forth in Section 4.01(a).

“FB Financial Party” and “FB Financial Parties” have the meaning set forth in the preamble to this Agreement.

“FB Financial Reports” has the meaning set forth in Section 4.06(a).

“Fair Credit Reporting Act” means the Fair Credit Reporting Act, as amended.

“Fair Housing Act” means the Fair Housing Act, as amended.

“FDIA” has the meaning set forth in Section 3.28.

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“FDIC” means the Federal Deposit Insurance Corporation.

“FFIEC” means the Federal Financial Institutions Examination Council.

“Financial Statements” has the meaning set forth in Section 3.08(a).

“FirstBank” has the meaning set forth in the preamble to this Agreement.

“FNB” has the meaning set forth in in the preamble of this Agreement.

“FNB 401(a) Plan” has the meaning set forth in Section 3.16(c).

“FN Bank” has the meaning set forth in in the preamble of this Agreement.

“FNB Common Stock” has the meaning set forth in Section 3.03(a).

“FNB Benefit Plans” has the meaning set forth in Section 3.16(a).

“FNB Board” means the Board of Directors of FNB.

“FNB Capitalization Date” has the meaning set forth in Section 3.03(a).

“FNB Data” has the meaning set forth in Section 3.33.

“FNB Disclosure Schedule” has the meaning set forth in Section 3.01(a).

“FNB Expenses” has the meaning set forth in Section 5.16.

“FNB Financial Advisor” has the meaning set forth in Section 3.15.

“FNB Intellectual Property” means the Intellectual Property used in or held for use in the conduct of the business of the FNB Parties.

“FNB IT Systems” has the meaning set forth in Section 3.33.

“FNB Loan” has the meaning set forth in Section 3.23(d).

“FNB Material Contract” has the meaning set forth in Section 3.13(a).

“FNB Party” and “FNB Parties” have the meaning set forth in the preamble to this Agreement.

“FNB Preferred Stock” has the meaning set forth in Section 3.03(b).

“FNB Property” means any real property (including buildings or other structures) in which a FNB Party holds a security interest, Lien or a fiduciary or management role.

“FNB Recommendation” has the meaning set forth in Section 5.04(b).

“FNB Regulatory Agreement” has the meaning set forth in Section 3.14.

“FNB Representatives” has the meaning set forth in Section 5.09(a).

“FNB Subsequent Determination” shall have the meaning set forth in Section 5.09(e).

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“FNB Voting Agreement” or “FNB Voting Agreements” shall have the meaning set forth in the recitals to this Agreement.

“FRB” means the Board of Governors of the Federal Reserve System.

“GAAP” means generally accepted accounting principles in the United States of America, applied consistently with past practice, including with respect to quantity and frequency.

“Governmental Authority” means any U.S. or foreign federal, state or local governmental commission, board, body, bureau or other regulatory authority or agency, including, without limitation, courts and other judicial bodies, bank regulators, insurance regulators, applicable state securities authorities, the SEC, the IRS or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing.

“Gramm-Leach-Bliley Act” means the Gramm-Leach-Bliley Act of 1999.

“Hazardous Substance” means any and all substances (whether solid, liquid or gas) defined, listed, or otherwise regulated as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, flammable or explosive materials, radioactive materials or words of similar meaning or regulatory effect under any present or future Environmental Law or that may have a negative impact on human health or the environment, including but not limited to petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, radioactive materials, flammables and explosives, mold, mycotoxins, microbial matter and airborne pathogens (naturally occurring or otherwise). Hazardous Substance does not include substances of kinds and in amounts ordinarily and customarily used or stored for the purposes of cleaning or other maintenance or operations.

“Home Mortgage Disclosure Act” means Home Mortgage Disclosure Act of 1975, as amended.

“IIPI” has the meaning set forth in Section 3.38.

“Indemnified Parties” and “Indemnifying Party” have the meanings set forth in Section 5.10(a).

“Informational Systems Conversion” has the meaning set forth in Section 5.13.

“Insurance Policies” has the meaning set forth in Section 3.34(a).

“Intellectual Property” means (a) trademarks, service marks, trade names, Internet domain names, designs, logos, slogans, and general intangibles of like nature, together with all goodwill, registrations and applications related to the foregoing; (b) patents and industrial designs (including any continuations, divisionals, continuations-in-part, renewals, reissues, and applications for any of the foregoing); (c) copyrights (including any registrations and applications for any of the foregoing); (d) Software; and (e) technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies.

“Investment Securities” means the investment securities of the FNB Parties.

“IRS” means the United States Internal Revenue Service.

“KBCA” has the meaning set forth in Section 1.01.

“Knowledge” means, with respect to the FNB Parties, the actual knowledge, after reasonable inquiry under the circumstances, of the Persons set forth in Section 3.01(b) of the FNB Disclosure Schedule, and with respect to FB Financial and FirstBank, the actual knowledge, after reasonable inquiry under the circumstances, of the Persons set forth in Section 4.01(a) of the FB Financial Disclosure Schedule.

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“Law” means any federal, state, local or foreign Law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Authority that is applicable to the referenced Person.

“Leases” has the meaning set forth in Section 3.31(b).

“Liens” means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance, conditional and installment sale agreement, charge, claim, option, rights of first refusal, encumbrances, or security interest of any kind or nature whatsoever (including any limitation on voting, sale, transfer or other disposition or exercise of any other attribute of ownership).

“Loans” has the meaning set forth in Section 3.23(a).

“Mailing Date” has the meaning set forth in Section 2.02.

“Material Adverse Change” or “Material Adverse Effect” with respect to any party means (i) any change, development or effect that individually or in the aggregate is, or is reasonably likely to be, material and adverse to the condition (financial or otherwise), results of operations, liquidity, assets or deposit liabilities, properties, or business of such party and its Subsidiaries, taken as a whole, or (ii) any change, development or effect that individually or in the aggregate would, or would be reasonably likely to, materially impair the ability of such party to perform its obligations under this Agreement or otherwise materially impairs, or is reasonably likely to materially impair, the ability of such party to consummate the Parent Merger and the transactions contemplated hereby; provided, however, that, in the case of clause (i) only, a Material Adverse Effect shall not be deemed to include the impact of (A) changes after the date of this Agreement in banking and similar Laws of general applicability or interpretations thereof by Governmental Authorities (except to the extent that such change disproportionately adversely affects FNB and its Subsidiaries or FB Financial and its Subsidiaries, as the case may be, compared to other companies of similar size operating in the same industry in which the FNB Parties and FB Financial and FirstBank operate, in which case only the disproportionate effect will be taken into account), (B) changes after the date of this Agreement in GAAP or regulatory accounting requirements applicable to banks or bank holding companies generally (except to the extent that such change disproportionately adversely affects FNB and its Subsidiaries or FB Financial and its Subsidiaries, as the case may be, compared to other companies of similar size operating in the same industry in which the FNB Parties and FB Financial and FirstBank operate, in which case only the disproportionate effect will be taken into account), (C) changes after the date of this Agreement in general economic or capital market conditions affecting financial institutions, including, but not limited to, changes in levels of interest rates generally (except to the extent that such change disproportionately adversely affects FNB and its Subsidiaries or FB Financial and its Subsidiaries, as the case may be, compared to other companies of similar size operating in the same industry in which the FNB Parties and FB Financial and FirstBank operate, in which case only the disproportionate effect will be taken into account), (D) the effects of any action or omission taken by the FNB Parties with the prior consent of FB Financial or FirstBank, and vice versa, or as otherwise expressly permitted or contemplated by this Agreement, (E) any failure by the FNB Parties or FB Financial or FirstBank to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period (it being understood and agreed that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of Material Adverse Effect may be taken into account in determining whether there has been a Material Adverse Effect), (F) changes in the trading price or trading volume of FB Financial Common Stock, and (G) the impact of the Agreement and the transactions contemplated hereby on relationships with customers or employees (including the loss of personnel subsequent to the date of this Agreement).

“Merger Consideration” has the meaning set forth in Section 2.01(b).

“Mixed Election Shares” has the meaning set forth in Section 2.02(a).

“National Labor Relations Act” means the National Labor Relations Act, as amended.

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“No Election Shares” has the meaning set forth in Section 2.02(a).

“Notice of Superior Proposal” has the meaning set forth in Section 5.09(e).

“Notice Period” has the meaning set forth in Section 5.09(e).

“NYSE” means the New York Stock Exchange.

“OCC” means the Office of the Comptroller of the Currency.

“Ordinary Course of Business” means the ordinary, usual and customary course of business of FNB, FNB’s Subsidiaries consistent with past practice, including with respect to frequency and amount.

“OREO” has the meaning set forth in Section 3.23(c).

“Parent Merger” has the meaning set forth in Section 1.01.

“Party” or “Parties” have the meaning set forth in the preamble.

“Per Share Cash Consideration” has the meaning set forth in Section 2.01(b).

“Per Share Stock Consideration” has the meaning set forth in Section 2.01(b).

“Person” or “Persons” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company, unincorporated organization or other organization or firm of any kind or nature.

“Phase I” has the meaning set forth in Section 5.01(w).

“Policies, Practices and Procedures” has the meaning set forth in Section 3.20(b).

“Proxy Statement-Prospectus” means the proxy statement and prospectus and other proxy solicitation materials of FB Financial and FNB relating to the FNB Meeting.

“Regulations” means the final and temporary regulations promulgated under the Code by the United States Department of the Treasury.

“Registration Statement” means the registration statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed by FB Financial with the SEC under the Securities Act with respect to the shares of FB Financial Common Stock to be issued by FB Financial to the holders of FNB Common Stock in connection with the transactions contemplated by this Agreement.

“Regulatory Approval” shall mean any consent, approval, authorization or non-objection from any Governmental Authority necessary to consummate the Parent Merger, Bank Merger and the other transactions contemplated by this Agreement.

“Requesting Party” has the meaning set forth in Section 1.07.

“Requisite FNB Shareholder Approval” means the adoption of this Agreement by the shareholders of FNB.

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“Rights” means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments which obligate the Person to issue or dispose of any of its capital stock or other ownership interests.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Share Adjustment” has the meaning set forth in Section 2.01(c).

“Software” means computer programs, whether in source code or object code form (including any and all software implementation of algorithms, models and methodologies), databases and compilations (including any and all data and collections of data), and all documentation (including user manuals and training materials) related to the foregoing.

“Stock Conversion Number” has the meaning set forth in Section 2.02(d).

“Stock Election Number” has the meaning set forth in Section 2.02(d).

“Stock Election Shares” has the meaning set forth in Section 2.02(a).

“Subsidiary” means, with respect to any party, any corporation or other entity of which a majority of the capital stock or other ownership interest having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such party. Any reference in this Agreement to a Subsidiary of FNB means, unless the context otherwise requires, any current or former Subsidiary of FNB.

“Superior Proposal” has the meaning set forth in Section 5.09(a).

“Surviving Bank” has the meaning set forth in Section 1.06.

“Surviving Corporation” has the meaning set forth in Section 1.01.

“Tax” and “Taxes” mean all federal, state, local or foreign income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, custom duties, unemployment or other taxes of any kind whatsoever, or any liabilities with respect to escheat or unclaimed property, together with any interest, additions or penalties with respect to any of the foregoing and any interest in respect of such interest, additions, or penalties.

“Tax Returns” means any return, amended return, declaration or other report (including elections, declarations, schedules, estimates and information returns) required to be filed with any taxing authority with respect to any Taxes.

“TBCA” has the meaning set forth in Section 1.01.

“TDFI” means the Tennessee Department of Financial Institutions.

“Termination Fee” has the meaning set forth in Section 7.02(a).

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“The date hereof” or “the date of this Agreement” shall mean the date first set forth above in the preamble to this Agreement.

“Truth in Lending Act” means the Truth in Lending Act of 1968, as amended.

“Unaudited Financial Statements” has the meaning set forth in Section 3.08(a).

“USA PATRIOT Act” means the USA PATRIOT Act of 2001, Public Law 107-56, and the regulations promulgated thereunder.

ARTICLE IX

MISCELLANEOUS

Section 9.01    Survival. No representations, warranties, agreements or covenants contained in this Agreement shall survive the Effective Time other than this Section 9.01 and any other agreements or covenants contained herein that by their express terms are to be performed after the Effective Time of this Agreement.

Section 9.02    Waiver; Amendment. Prior to the Effective Time and to the extent permitted by applicable Law, any provision of this Agreement may be (a) waived by the party benefited by the provision, provided such waiver is in writing and signed by such party, or (b) amended or modified at any time, by an agreement in writing among the Parties executed in the same manner as this Agreement, except that after obtaining the FNB Shareholder Approval no amendment shall be made which by Law requires further approval by the shareholders of FNB without obtaining such approval.

Section 9.03    Governing Law; Waiver of Right to Trial by Jury.

(a)    This Agreement shall be governed by, and interpreted and enforced in accordance with, the internal, substantive laws of the State of Tennessee without regard for conflict of law provisions. The parties agree that any suit, action or proceeding brought by a party to enforce any provision of, or based on any matter arising out of in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in Nashville, Tennessee. Each of the parties submit to the jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding. Each party irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(b)    Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement, or the transactions contemplated by this Agreement. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each party understands and has considered the implications of this waiver, (iii) each party makes this waiver voluntarily, and (iv) each party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section  9.03.

Section 9.04    Expenses. Except as otherwise provided in Section 7.02, each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel. Nothing contained in this Agreement shall limit either party’s rights to recover any liabilities or damages arising out of the other party’s willful breach of any provision of this Agreement.

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Section 9.05    Notices. All notices, requests and other communications hereunder to a party, shall be in writing and shall be deemed properly given if delivered (a) personally, (b) by registered or certified mail (return receipt requested), with adequate postage prepaid thereon, (c) by properly addressed electronic mail delivery (with confirmation of delivery receipt), or (d) by reputable courier service to such party at its address set forth below, or at such other address or addresses as such party may specify from time to time by notice in like manner to the Parties. All notices shall be deemed effective upon delivery.

If to FB Financial or FirstBank: FB Financial Corporation 211 Commerce Street, Suite 300 Nashville, Tennessee 37201 Attn: Christopher T. Holmes	With a copy (which shall not constitute notice) to: Waller Lansden Dortch & Davis, LLP 511 Union Street, Suite 2700 Nashville, Tennessee 37219 Attn: Richard T. Hills

If to FNB or FN Bank: FNB Financial Corp. 1595 Veterans Memorial Highway Scottsville, Kentucky 42164 Attn: Dan M. Harbison	With a copy (which shall not constitute notice) to: Daniel W. Small & Company P.O. Box 225 1254 Webb Ridge Road Kingston Springs, Tennessee 37082 Attn: Daniel W. Small, Esq.

Section 9.06    Entire Understanding; No Third Party Beneficiaries. This Agreement represents the entire understanding of the Parties and thereto with reference to the transactions contemplated hereby, and this Agreement supersedes any and all other oral or written agreements heretofore made. Except for the Indemnified Parties’ rights under Section 5.10, FB Financial and FNB hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person (including any person or employees who might be affected by Section 5.11), other than the Parties, any rights or remedies hereunder, including, the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.07    Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their commercially reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

Section 9.08    Enforcement of the Agreement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction without having to show or prove economic damages and without the requirement of posting a bond, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 9.09    Interpretation.

(a)    When a reference is made in this Agreement to sections, exhibits or schedules, such reference shall be to a section of, or exhibit or schedule to, this Agreement unless otherwise indicated. The table of

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contents and captions and headings contained in this Agreement are included solely for convenience of reference; if there is any conflict between a caption or heading and the text of this Agreement, the text shall control. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(b)    The Parties have participated jointly in the negotiation and drafting of this Agreement and the other agreements and documents contemplated herein. In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement or any other agreement or document contemplated herein, this Agreement and such other agreements or documents shall be construed as if drafted jointly by the parties thereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorizing any of the provisions of this Agreement or any other agreements or documents contemplated herein.

(c)    Any reference contained in this Agreement to specific statutory or regulatory provisions or to any specific Governmental Authority shall include any successor statute or regulation, or successor Governmental Authority, as the case may be. Unless the context clearly indicates otherwise, the masculine, feminine, and neuter genders will be deemed to be interchangeable, and the singular includes the plural and vice versa.

(d)    Unless otherwise specified, the references to “Section” and “Article” in this Agreement are to the Sections and Articles of this Agreement. When used in this Agreement, words such as “herein”, “hereinafter”, “hereof”, “hereto”, and “hereunder” refer to this Agreement as a whole, unless the context clearly requires otherwise.

Section 9.10    Assignment. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other party, and any purported assignment in violation of this Section 9.10 shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

Section 9.11    Counterparts. This Agreement may be executed and delivered by facsimile or by electronic data file and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Signatures delivered by facsimile or by electronic data file shall have the same effect as originals.

Signature Page Follows

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered in counterparts by their duly authorized officers, all as of the day and year first above written.

FB FINANCIAL CORPORATION

By:	/s/ Christopher T. Holmes
Name:	Christopher T. Holmes
Title:	President and Chief Executive Officer

FIRSTBANK

By:	/s/ Christopher T. Holmes
Name:	Christopher T. Holmes
Title:	President and Chief Executive Officer

FNB FINANCIAL CORP.

By:	/s/ Frederick L. Rather
Name:	Frederick L. Rather
Title:	President

FARMERS NATIONAL BANK OF SCOTTSVILLE

By:	/s/ Frederick L. Rather
Name:	Frederick L. Rather
Title:	Chairman of the Board

By:	/s/ Dan M. Harbison
Name:	Dan M. Harbison
Title:	President and Chief Executive Officer

Signature Page to Agreement and Plan of Merger

Exhibit A

Form of Voting Agreement

VOTING AGREEMENT

This Voting Agreement (this “Agreement”), dated September 17, 2019, is entered into by and between FB Financial Corporation, Inc., a Tennessee corporation (“FB Financial”), and [●] (the “Shareholder”).

R E C I T A L S

A.    Concurrently with the parties’ execution of this Agreement, FB Financial; FirstBank, a Tennessee-chartered banking corporation and wholly owned subsidiary of FB Financial (“FirstBank”); FNB Financial Corp., a Kentucky corporation (“FNB”); and Farmers National Bank of Scottsville, a national banking association and wholly owned subsidiary of FNB (“FN Bank”), have entered into an Agreement and Plan of Merger (as the same may be amended from time to time, the “Merger Agreement”) providing for, among other things, the merger of FNB with and into FB Financial (the “Merger”) and the conversion of the outstanding shares of FNB Stock (as defined below) into the right to receive the Merger Consideration.

B.    As a condition to FB Financial’s willingness to enter into the Merger Agreement, FB Financial has required that the Shareholder execute and deliver this Agreement.

C.    In order to induce FB Financial to enter into the Merger Agreement, the Shareholder is willing to make certain representations, warranties, covenants, and agreements with respect to the shares of common stock, par value $10.00 per share, of FNB (the “FNB Stock”) beneficially owned (within the meaning of Rule 13d-3 (“Rule 13d-3”) promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended) by the Shareholder and set forth below the Shareholder’s signature on the signature page to this Agreement (the “Owned Shares,” and together with any additional shares of FNB Stock or any other class or series of capital stock of FNB contemplated by Section 6 hereof, the “Shares”).

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt, sufficiency, and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.    Defined Terms. Capitalized terms used but not defined in this Agreement shall have the respective meanings ascribed to them in the Merger Agreement.

2.    Representations of Shareholder. The Shareholder represents and warrants to FB Financial that:

(a)    The Shareholder is the beneficial owner (within the meaning of Rule 13d-3) of, and has good title to, all of the Owned Shares. The Owned Shares are owned by the Shareholder free and clear of any and all Liens, and, except for this Agreement, there are no options or other rights, agreements, arrangements, or commitments of any kind to which the Shareholder is a party or by or to which the Shareholder or the Owned Shares are bound or subject relating to the pledge, transfer, disposition, or voting of any of the Owned Shares, and there is no voting trust or voting agreement with respect to the Owned Shares.

(b)    The Shareholder does not beneficially own (within the meaning of Rule 13d-3) any shares of FNB Stock, or any shares of any other class or series of capital stock of FNB, other than the Owned Shares.

(c)    The Shareholder has full power and authority and legal capacity to enter into, execute, and deliver this Agreement and to perform fully the Shareholder’s obligations hereunder. This Agreement has been duly and validly executed and delivered by the Shareholder and constitutes the legal, valid, and binding obligation of the Shareholder enforceable against the Shareholder in accordance with its terms.

(d)    The execution and delivery of this Agreement by the Shareholder does not, and the performance of this Agreement by the Shareholder will not, conflict with, violate, result in a breach of, constitute a default (with or without notice or lapse of time or both) under, or give rise to or result in the creation of a Lien on any of the Owned Shares pursuant to (i) any trust agreement, loan or credit agreement, note, bond, mortgage, deed of trust, indenture, lease, contract, or other agreement or instrument to which the Shareholder is a party, by which the Shareholder or any of the Shareholder’s property or assets (including without limitation the Owned Shares) are bound, or to which the Shareholder or any of the Shareholder’s property or assets (including without limitation the Owned Shares) are subject, or (ii) any Law applicable to or binding upon the Shareholder or the Shareholder’s property or assets (including without limitation the Owned Shares).

(e)    No consent, approval, or authorization of or designation, declaration, or filing with any Governmental Entity or other Person on the part of the Shareholder is required in connection with the execution and delivery of this Agreement by the Shareholder or the performance of this Agreement by the Shareholder. No consent of the Shareholder’s spouse is necessary under any “community property” or other Laws in order for the Shareholder to enter into and perform the Shareholder’s obligations under this Agreement.

3.    Agreement to Vote Shares. The Shareholder irrevocably and unconditionally agrees that, during the term of this Agreement, the Shareholder will vote the Shares, and will cause any holder of record of the Shares to vote the Shares, (a) in favor of approval of (i) the Merger Agreement and the Merger, at every meeting of the shareholders of FNB at which such matters are considered and at every adjournment or postponement thereof, and (ii) any proposal to adjourn or postpone any such meeting of the shareholders of FNB, if necessary to solicit additional proxies in favor of approval of the Merger Agreement and the Merger, and (b) against (i) any Acquisition Proposal, (ii) any action, proposal, transaction, agreement, or other matter which could reasonably be expected to result in a breach of any representation, warranty, covenant, or other obligation or agreement of FNB or FN Bank under the Merger Agreement or of the Shareholder under this Agreement, and (iii) any action, proposal, transaction, agreement, or other matter that could reasonably be expected to prevent, impede, interfere with, delay, discourage, or adversely affect the timely consummation of the Merger or the Bank Merger or the satisfaction of any condition to the consummation of the Merger set forth in the Merger Agreement or change in any manner the voting rights of any class or series of shares of capital stock of FNB (including any amendment to the articles of incorporation or bylaws of FNB); provided, however, that, if the manner in which the Shares (or any portion thereof) are owned is such that the Shareholder cannot absolutely cause the Shares to be so voted, the Shareholder shall use the Shareholder’s best efforts to cause the Shares to be so voted.

4.    No Voting Trust or Other Arrangement. The Shareholder agrees that the Shareholder will not, and will not permit any Person under the Shareholder’s control to, deposit any of the Shares in a voting trust, grant any proxy with respect to the Shares inconsistent with this Agreement, or subject any of the Shares to any arrangement with respect to the voting of the Shares, other than agreements entered into with FB Financial.

5.    Transfer and Encumbrance. The Shareholder agrees that, during the term of this Agreement, the Shareholder will not, directly or indirectly, transfer, sell, offer, exchange, assign, pledge, or otherwise dispose of or encumber (collectively, “Transfer”) any of the Shares, or enter into any contract, option, or other agreement or arrangement with respect to, or consent to, a Transfer of any of the Shares or the Shareholder’s voting or economic interest therein; provided, however, that this Section 5 shall not prohibit a Transfer of the Shares by the Shareholder if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to FB Financial, to be bound by all of the terms of this Agreement (including without limitation the provisions of Section 3 hereof pertaining to the voting of the Shares). Any attempted Transfer of the Shares or any interest therein in violation of this Section 5 shall be null and void.

6.    Additional Shares. The Shareholder agrees that all shares of FNB Stock, and all shares of any other class or series of capital stock of FNB, that the Shareholder purchases, acquires the right to vote (other than as a named proxy), or otherwise acquires beneficial ownership (within the meaning of Rule 13d-3) of after the Shareholder’s execution of this Agreement (including without limitation any shares of FNB capital stock issued as a dividend or in connection with a stock split or other distribution, recapitalization, or reclassification or shares issuable upon the conversion, vesting, or exercise of any warrant, right, option, restricted stock or restricted share award, or other security) shall be subject to the terms of this Agreement and shall constitute “Shares” for all purposes of this Agreement.

7.    Waiver of Appraisal and Dissenters’ Rights. The Shareholder hereby waives and agrees not to assert or perfect any right of appraisal or right to dissent arising or existing in connection with the Merger Agreement or the Merger which the Shareholder may have by virtue of ownership of the Shares.

8.    Termination. This Agreement shall terminate upon the earliest to occur of (a) the approval of the Merger Agreement and the transactions contemplated thereby by the shareholders of FNB in accordance with the articles of Incorporation and bylaws of Bancshares and applicable Law or (b) the termination of the Merger Agreement in accordance with its terms. Upon the termination of this Agreement, no party hereto shall have any further obligations or liability hereunder; provided, however, that the termination of this Agreement shall not relieve a party hereto of any liability for any breach of this Agreement prior to the termination of this Agreement.

9.    No Agreement as Director or Officer. The Shareholder makes no agreement herein in the Shareholder’s capacity as a director or officer of FNB. Nothing in this Agreement (a) will limit or affect any actions or omissions taken by the Shareholder in the Shareholder’s capacity as such a director or officer, including in exercising rights under the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Agreement, or (b) will be construed to prohibit, limit, or restrict the Shareholder from exercising the Shareholder’s fiduciary duties as a director or officer of FNB.

10.    Specific Performance. Each party hereto acknowledges that it will be impossible to measure in money the damage to the other party if such party fails to comply with any of the obligations imposed on such party by this Agreement, that every such obligation is material, and that, in the event of any such failure, the other party will not have an adequate remedy at law or adequate damages. Accordingly, each party hereto agrees that injunctive relief or other equitable remedy (including the remedy of specific performance), in addition to remedies at law and/or damages, is an appropriate remedy for any such failure and that it will not oppose the seeking of such relief on the basis that a party has an adequate remedy at law. Each party hereto agrees that it will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with the other party seeking or obtaining any such equitable relief or remedy.

11.    Entire Agreement; Amendment; Waivers. This Agreement supersedes all prior agreements, written and oral, between the parties hereto with respect to the subject matter hereof and contains the entire, integrated agreement of the parties with respect to the subject matter hereof. This Agreement may not be amended or supplemented, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each of the parties hereto. No waiver of any provision hereof by a party shall be deemed a waiver of any other provision hereof by such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

12.    Disclosure. The Shareholder expressly authorizes FB Financial and FirstBank to publish and disclose in any announcement, filing, or disclosure required by the SEC and in the Proxy Statement/Prospectus, and in any other filings made with a Governmental Entity in connection with the Merger Agreement or the transactions contemplated thereby, the Shareholder’s identity and ownership of the Shares and the nature of the Shareholder’s obligations under this Agreement.

13.    Miscellaneous.

(a)    This Agreement shall be governed by and construed and enforced in accordance with the Laws of the State of Tennessee, without giving effect to any choice or conflict of law provision or rule (whether of the State of Tennessee or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Tennessee.

(b)    Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement or the rights and obligations arising hereunder, or for recognition or enforcement of any judgment in respect of this Agreement or the rights and obligations arising hereunder, brought by the other party or its successors or assigns shall be brought and determined exclusively in a Tennessee state court located in Nashville, Davidson County, Tennessee, or, in the event (but only in the event) that no such state court has subject matter jurisdiction over such action or proceeding, in the United States District Court for the Middle District of Tennessee, Nashville Division. Each of the parties hereto hereby irrevocably submits, with regard to any such action or proceeding, for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action or proceeding relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, by counterclaim, or otherwise, in any action or proceeding with respect to this Agreement or the rights and obligations arising hereunder, or for recognition or enforcement of any judgment in respect of this Agreement or the rights and obligations arising hereunder, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such courts or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment, or otherwise), and (iii) to the fullest extent permitted by applicable Law, any claim that (1) the action or proceeding in such courts is brought in an inconvenient forum, (2) the venue of such action or proceeding is improper, or (3) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(c)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (II) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13(C).

(d)    If any term or provision of this Agreement is determined to be invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon any determination that any term or provision of this Agreement is invalid, illegal, or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby can be consummated as originally contemplated to the greatest extent possible.

(e)    This Agreement may be executed in multiple counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument. A facsimile or other electronic copy of a signature page to this Agreement shall be deemed to be, and shall have the same force and effect as, an original signature page.

(f)    All section headings contained in this Agreement are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

(g)    Neither this Agreement nor any of the rights, interests, duties, or obligations hereunder may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party hereto without the prior written consent of the other party, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective successors and permitted assigns.

(h)    The Shareholder acknowledges that (a) the law firm Waller Lansden Dorth & Davis, LLP, represents FB Financial and FirstBank in connection with the Merger Agreement and the transactions contemplated thereby, (b) the Daniel W. Small Law Offices represents FNB and FN Bank in connection with the Merger Agreement and the transactions contemplated thereby, (c) neither of said firms has represented the Shareholder in connection with this Agreement or the Merger Agreement or any of the transactions contemplated thereby, and (d) the Shareholder has had the opportunity to consult with the Shareholder’s own legal counsel concerning the subject matter of this Agreement.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Voting Agreement as of the date first written above.

FB FINANCIAL CORPORATION

By:
Christopher T. Holmes
President and Chief Executive Officer

[●]

Number of shares of FNB Common Stock
owned by Shareholder:

Exhibit B

Form of Director Non-Competition Agreement

FORM OF

NON-COMPETITION AND NON-DISCLOSURE AGREEMENT

This Non-Competition and Non-Disclosure Agreement (the “Agreement”), is dated as of September 17, 2019, by and between [●], an individual resident of the State of [●] (“Director”), and FB Financial Corporation, a Tennessee corporation (“FB Financial”). All capitalized terms used but not defined herein shall have the meanings assigned to them in the Parent Merger Agreement (defined below).

RECITALS:

WHEREAS, concurrently with the execution of this Agreement, FB Financial, FirstBank, a Tennessee-chartered banking corporation and wholly owned subsidiary of FB Financial (“FirstBank”), FNB Financial Corp., a Kentucky corporation (“FNB”), and Farmers National Bank of Scottsville, a national bank and wholly owned subsidiary of FNB (“FN Bank”) are entering into an Agreement and Plan of Merger (as such agreement may be subsequently amended or modified, the “Parent Merger Agreement”), pursuant to which (i) FNB will merge with and into FB Financial, with FB Financial as the surviving entity, and (ii) FN Bank will merge with and into FirstBank, with FirstBank as the surviving bank (collectively, the “Merger”);

WHEREAS, Director is a shareholder of FNB and, as a result of the Merger and pursuant to the transactions contemplated by the Parent Merger Agreement, Director is expected to receive significant consideration in exchange for the shares of FNB Common Stock held by Director;

WHEREAS, prior to the date hereof, Director has served as a member of the Board of Directors of FNB or FN Bank, and, therefore, Director has knowledge of the Confidential Information and Trade Secrets (each as hereinafter defined);

WHEREAS, as a result of the Merger, FB Financial will succeed to all of the Confidential Information and Trade Secrets, for which FB Financial as of the Effective Time, will have paid valuable consideration and desires reasonable protection; and

WHEREAS, it is a material prerequisite to the consummation of the Merger that each director of FNB and FN Bank, including Director, enter into this Agreement.

AGREEMENT:

NOW, THEREFORE, in consideration of these premises and the mutual covenants and undertakings herein contained, FB Financial and Director, each intending to be legally bound, covenant and agree as follows:

1.	Restrictive Covenants.

a.

Director acknowledges that (i) FB Financial and FirstBank have separately bargained for the restrictive covenants in this Agreement; and (ii) the types and periods of restrictions imposed by the covenants in this Agreement are fair and reasonable to Director and such restrictions will not prevent Director from earning a livelihood.

b.	Having acknowledged the foregoing, solely in the event that the Parent Merger is consummated, Director covenants and agrees with FB Financial as follows:

i.

From and after the Effective Time, Director will not disclose or use any Confidential Information or Trade Secrets for so long as such information remains Confidential Information or a Trade Secret, as applicable, for any purpose, except for any disclosure that is required by applicable

Law. In the event that Director is required by Law to disclose any Confidential Information, Director will: (A) if and to the extent permitted by such Law provide FB Financial with prompt notice of such requirement prior to the disclosure so that FB Financial may waive the requirements of this Agreement or seek an appropriate protective order at FB Financial’s sole expense; and (B) use commercially reasonable efforts to obtain assurances that any Confidential Information disclosed will be accorded confidential treatment. If, in the absence of a waiver or protective order, Director is nonetheless, in the opinion of his or her counsel, required to disclose Confidential Information, disclosure may be made only as to that portion of the Confidential Information that counsel advises Director is required to be disclosed.

ii.

Except as expressly provided on Schedule I to this Agreement, for a period beginning at the Effective Time and ending two years after the Effective Time, Director will not (except on behalf of or with the prior written consent of FB Financial), on Director’s own behalf or in the service or on behalf of others, solicit or attempt to solicit any customer of FB Financial, FirstBank, FNB or FN Bank (each a “Protected Party”), including actively sought prospective customers of FN Bank as of the Effective Time, for the purpose of providing products or services that are Competitive (as hereinafter defined) with those offered or provided by any Protected Party.

iii.

Except as expressly provided on Schedule I to this Agreement, for a period beginning at the Effective Time and ending two years after the Effective Time, Director will not (except on behalf of or with the prior written consent of FB Financial), either directly or indirectly, on Director’s own behalf or in the service or on behalf of others, act as a director, manager, officer or employee of any business which is the same as or essentially the same as the business conducted by any Protected Party and which has an office located within the Restricted Territory.

iv.

For a period beginning at the Effective Time and ending two years after the Effective Time, Director will not, on Director’s own behalf or in the service or on behalf of others, solicit or recruit or attempt to solicit or recruit, directly or by assisting others, any employee of any Protected Party, whether or not such employee is a full-time employee or a temporary employee of such Protected Party, whether or not such employment is pursuant to a written agreement and whether or not such employment is for a determined period or is at will, to cease working for such Protected Party; provided that the foregoing will not prevent the placement of any general solicitation for employment not specifically directed towards employees of any Protected Party or hiring any such person as a result thereof.

c.	For purposes of this Section 1, the following terms shall be defined as set forth below:

i.	“Competitive,” with respect to particular products or services, means products or services that are the same as or similar to the products or services of any Protected Party.

ii.	“Confidential Information” means data and information:

A.	relating to the business of FNB and its Subsidiaries, including FN Bank, regardless of whether the data or information constitutes a Trade Secret;

B.	disclosed to Director or of which Director became aware as a consequence of Director’s relationship with FNB and/or FN Bank;

C.	having value to FNB and/or FN Bank and, as a result of the consummation of the transactions contemplated by the Parent Merger Agreement, FB Financial and/or FirstBank; and

D.	not generally known to competitors of FNB or FB Financial.

Confidential Information shall include Trade Secrets, methods of operation, names of customers, price lists, financial information and projections, personnel data and similar information; provided, however, that the terms “Confidential Information” and “Trade Secrets” shall not mean data or information that (x) has been disclosed to the public, except where such public disclosure has been made by Director without authorization from FNB or FB Financial, (y) has been independently developed and disclosed by others, or (z) has otherwise entered the public domain through lawful means.

iii.	“Restricted Territory” means each county in Kentucky where FN Bank operates a banking office at the Effective Time and each county contiguous to each of such counties.

iv.

“Trade Secret” means information, without regard to form, including technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans or a list of actual or potential customers or suppliers, that is not commonly known by or available to the public and which information:

A.

derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and

B.	is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

d.

Director acknowledges that irreparable loss and injury would result to FB Financial upon the breach of any of the covenants contained in this Section 1 and that damages arising out of such breach would be difficult to ascertain. Director hereby agrees that, in addition to all other remedies provided at law or in equity, FB Financial may petition and obtain from a court of law or equity, without the necessity of proving actual damages and without posting any bond or other security, both temporary and permanent injunctive relief to prevent a breach by Director of any covenant contained in this Section 1, and shall be entitled to an equitable accounting of all earnings, profits and other benefits arising out of any such breach. In the event that the provisions of this Section 1 should ever be determined to exceed the time, geographic or other limitations permitted by applicable Law, then such provisions shall be modified so as to be enforceable to the maximum extent permitted by Law. If such provision(s) cannot be modified to be enforceable, the provision(s) shall be severed from this Agreement to the extent unenforceable. The remaining provisions and any partially enforceable provisions shall remain in full force and effect.

2.

Term; Termination. This Agreement may be terminated at any time by the written consent of the parties hereto, and this Agreement shall be automatically terminated upon the earlier of (i) termination of the Parent Merger Agreement; (ii) two years following the Effective Time or (iii) upon a Change in Control of FB Financial (as defined in Schedule I). For the avoidance of doubt, the provisions of Section 1 shall only become operative upon the consummation of the Parent Merger but, in such event, shall survive the consummation of the Parent Merger until the earlier of: (a) two years after the Effective Time, or (b) upon a Change in Control of FB Financial. Upon termination of this Agreement, no party shall have any further obligations or liabilities hereunder, except that termination of this Agreement will not relieve a breaching party from liability for any breach of any provision of this Agreement occurring prior to the termination of this Agreement.

3.

Notices. All notices, requests and other communications hereunder to a party, shall be in writing and shall be deemed properly given if delivered (a) personally, (b) by registered or certified mail (return receipt requested), with adequate postage prepaid thereon, (c) by properly addressed electronic mail delivery (with confirmation of delivery receipt), or (d) by reputable courier service to such party at its address set forth below, or at such other address or addresses as such party may specify from time to time by notice in like manner to the parties hereto. All notices shall be deemed effective upon delivery.

If to FB Financial:	FB Financial Corporation

211 Commerce Street, Suite 300
Nashville, TN 37201
Attn: Christopher T. Holmes, President and Chief Executive Officer
E-mail: cholmes@firstbankonline.com

If to Director:	The address of Director’s principal residence as it appears in FNB’s records as of the date hereof, as subsequently modified by Director’s provision of notice regarding the same to FB Financial

4.

Governing Law; Jurisdiction. This Agreement shall be governed by, and interpreted and enforced in accordance with, the internal, substantive laws of the State of Tennessee, without regard for conflict of law provisions. Any civil action, counterclaim, proceeding, or litigation arising out of or relating to this Agreement shall be brought in the courts of record of the State of Tennessee in Davidson County or the United States District Court, Middle District of Tennessee. Each party consents to the jurisdiction of such Tennessee court in any such civil action, counterclaim, proceeding, or litigation and waives any objection to the laying of venue of any such civil action, counterclaim, proceeding, or litigation in such Tennessee court. Service of any court paper may be effected on such party by mail, as provided in this letter, or in such other manner as may be provided under applicable Laws.

5.

Modification and Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Director and FB Financial. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of dissimilar provisions or conditions at the same or any prior subsequent time.

6.

Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their commercially reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

7.

Counterparts. This Agreement may be executed and delivered by facsimile or by electronic data file and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Signatures delivered by facsimile or by electronic data file shall have the same effect as originals.

8.

Condition. This Agreement is contingent upon the consummation of the Parent Merger Agreement and upon the establishment of the Advisory Board for directors (and payments by FirstBank with respect to advisory directors) as described in Section 5.24 of the FNB Disclosure Schedule).

9.

Entire Agreement. This Agreement represents the entire understanding of the parties and thereto with reference to the transactions contemplated hereby, and this Agreement supersedes any and all other oral or written agreements heretofore made.

10.

Construction; Interpretation. Whenever the singular number is used in this Agreement and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The headings in this Agreement are for convenience only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any of its provisions.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

FB FINANCIAL CORPORATION

By:
Name:	Christopher T. Holmes
Title:	President and Chief Executive Officer

DIRECTOR

By:
Name:	[●]

Signature Page – Non-Competition and Non-Disclosure Agreement

Schedule I

For avoidance of doubt, the parties acknowledge and agree that the restrictions set forth in Sections 1(b) (ii) and (iii) shall not apply to any of the following activities of Director:

1.	The provision of legal services by Director to any Person.

2.	The provision of private equity/venture capital financing by Director to any Person.

3.	The ownership of 5% or less of any class of securities of any Person.

4.	Obtaining banking-related services or products for entities owned or controlled by the Director.

5.	Activities that are incidental to the Director’s performance of his or her profession so long as such activities are not a scheme to circumvent the restrictions contained in this Agreement.

6.

Continued service on any other financial institution or financial institution holding company or present or future board of directors of any affiliate (or successor in interest of any thereof) on which the signing Director currently serves.

For the purposes of this agreement, “Change in Control of FB Financial” means (a) any person or group of persons within the meaning of §13(d)(3) of the Securities Exchange Act of 1934, as amended, becomes the beneficial owner, directly or indirectly, of 50% or more of the outstanding voting securities of FB Financial or FirstBank, or (b) individuals serving on the board of directors of FB Financial cease for any reason to constitute at least a majority of the board of directors of FB Financial.

Exhibit C

Form of Claims Letter

FORM OF

CLAIMS LETTER

September     , 2019

FB Financial Corporation

211 Commerce Street, Suite 300

Nashville, TN 37201

Ladies and Gentlemen:

This letter is delivered pursuant the Agreement and Plan of Merger, dated as of, September __, 2019 (the “Parent Merger Agreement”), by and ”), by and among FB Financial Corporation, FirstBank, FNB Financial Corp. (“FNB”), and Farmers National Bank of Scottsville (“FN Bank”).

Concerning claims which the undersigned may have against FNB or any of its subsidiaries, including FN Bank (each, a “FNB Entity”), in his or her capacity as an officer, director or employee of any FNB Entity, and in consideration of the promises, and the mutual covenants contained herein and in the Parent Merger Agreement and the mutual benefits to be derived hereunder and thereunder, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the undersigned, intending to be legally bound, hereby agrees as follows:

1.	Definitions. Unless otherwise defined in this letter, capitalized terms used in this letter have the meanings given to them in the Parent Merger Agreement.

2.	Release of Certain Claims.

a.

The undersigned hereby releases and forever discharges, effective upon the consummation of the Parent Merger pursuant to the Parent Merger Agreement, each FNB Entity, and each of their respective directors and officers (in their capacities as such), and their respective successors and assigns, and each of them (hereinafter, individually and collectively, the “Released Parties”) of and from any and all liabilities, claims, demands, debts, accounts, covenants, agreements, obligations, costs, expenses, actions or causes of action of every nature, character or description (collectively, “Claims”), which the undersigned, solely in his or her capacity as an officer, director or employee of any FNB Entity has or claims to have, or previously had or claimed to have, in each case as of the Effective Time, against any of the Released Parties, whether or not in law, equity or otherwise, based in whole or in part on any facts, conduct, activities, transactions, events or occurrences known or unknown, matured or unmatured, contingent or otherwise (individually a “Released Claim,” and collectively, the “Released Claims”), except for (i) compensation for services that have accrued but have not yet been paid in the ordinary course of business consistent with past practice or other contract rights relating to severance, employment, stock options and restricted stock grants which have been disclosed in writing to FB Financial on or prior to the date of the Parent Merger Agreement, and (ii) the items listed in Section 2(b) below.

b.	For avoidance of doubt, the parties acknowledge and agree that the Released Claims do not include any of the following:

i.

any Claims that the undersigned may have in any capacity other than as an officer, director or employee of any FNB Entity, including, but not limited to, (A) Claims as a borrower under loan commitments and agreements between the undersigned and FN Bank, (B) Claims as a depositor under any deposit account with FN Bank, (C) Claims as the holder of any Certificate of Deposit issued by FN Bank, (D) Claims on account of any services rendered by the undersigned in a capacity other than as an officer, director or employee of any FNB Entity; (E) Claims in his or her capacity as a shareholder of FNB, and (F) Claims as a holder of any check issued by any other depositor of FN Bank;

ii.	the Claims excluded in Section 2(a)(i) above;

iii.	any Claims that the undersigned may have under the Parent Merger Agreement;

iv.

any right to indemnification that the undersigned may have under the articles of incorporation or bylaws of any FNB entity, under Kentucky law, the National Bank Act, or the Parent Merger Agreement; or

v.	any rights or Claims listed on Schedule I to this Agreement.

3.

Forbearance. The undersigned shall forever refrain and forebear from commencing, instituting or prosecuting any lawsuit, action, claim or proceeding before or in any court, regulatory, governmental, arbitral or other authority to collect or enforce any Released Claims which are released and discharged hereby.

4.	Miscellaneous.

a.	This letter shall be governed by, and interpreted and enforced in accordance with, the internal, substantive laws of the State of Tennessee, without regard for conflict of law provisions.

b.

This letter contains the entire agreement between the parties with respect to the Released Claims released hereby, and the release of Claims contained in this letter supersedes all prior agreements, arrangement or understandings (written or otherwise) with respect to such Released Claims and no representation or warranty, oral or written, express or implied, has been made by or relied upon by any party hereto, except as expressly contained herein or in the Parent Merger Agreement.

c.	This letter shall be binding upon and inure to the benefit of the undersigned and the Released Parties and their respective heirs, legal representatives, successors and assigns.

d.

This letter may not be modified, amended or rescinded except by the written agreement of the undersigned and the Released Parties, it being the express understanding of the undersigned and the Released Parties that no term hereof may be waived by the action, inaction or course of dealing by or between the undersigned or the Released Parties, except in strict accordance with this paragraph, and further that the waiver of any breach of the terms of this letter shall not constitute or be construed as the waiver of any other breach of the terms hereof.

e.

The undersigned represents, warrants and covenants that the undersigned is fully aware of the undersigned’s rights to discuss any and all aspects of this matter with any attorney chosen by him or her, and that the undersigned has carefully read and fully understands all the provisions of this letter, and that the undersigned is voluntarily entering into this letter.

f.

This letter shall become effective upon the consummation of the Parent Merger, and its operation to extinguish all of the Released Claims released hereby is not dependent on or affected by the performance or non-performance of any future act by the undersigned or the Released Parties. If the Parent Merger Agreement is terminated for any reason, this letter shall be of no force or effect.

g.

If any civil action, arbitration or other legal proceeding is brought for the enforcement of this letter, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this letter, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees, court costs, sales and use taxes and all expenses even if not taxable as court costs (including, without limitation, all such fees, taxes, costs and expenses incident to arbitration, appellate, bankruptcy and post-judgment proceedings), incurred in that proceeding, in addition to any other relief to which such party or parties may be entitled. Attorneys’ fees shall include, without limitation, paralegal fees, investigative fees, administrative costs, sales and use taxes and all other charges billed by the attorney to the prevailing party (including any fees and costs associated with collecting such amounts).

h.	Each party acknowledges and agrees that any controversy which may arise under this letter is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this letter, or the transactions contemplated by this letter. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each party understands and has considered the implications of this waiver, (iii) each party makes this waiver voluntarily, and (iv) each party has been induced to enter into this letter by, among other things, the mutual waivers and certifications in this letter.

i.

Any civil action, counterclaim, proceeding, or litigation arising out of or relating to this letter shall be brought in the courts of record of the State of Tennessee in Davidson County or the United States District Court, Middle District of Tennessee. Each party consents to the jurisdiction of such Tennessee court in any such civil action, counterclaim, proceeding, or litigation and waives any objection to the laying of venue of any such civil action, counterclaim, proceeding, or litigation in such Tennessee court. Service of any court paper may be effected on such party by mail, as provided in this letter, or in such other manner as may be provided under applicable laws, rules of procedure or local rules.

[Signature Page Follows]

Sincerely,

Signature of Director

Name of Director

On behalf of FB Financial Corporation, I hereby acknowledge receipt of this letter as of this      day of                     , 2019.

FB FINANCIAL CORPORATION

By:
Name:	Christopher T. Holmes
Title:	President and Chief Executive Officer

Signature Page – Claims Letter

Schedule I

Additional Excluded Claims

Appendix B

Text of Chapter 271b, Subtitle 13 of the Kentucky Business Corporation Act

SECTION 13 OF THE KENTUCKY BUSINESS CORPORATION ACT

KENTUCKY DISSENTERS’ RIGHTS

KRS § 271B.13-010. Definitions for subtitle.

As used in this subtitle:

(1)     “Corporation” means the issuer of the shares held by a dissenter, except that in the case of a merger where the issuing corporation is not the surviving corporation, then, after consummation of the merger, “corporation” shall mean the surviving corporation.

(2)     “Dissenter” means a shareholder who is entitled to dissent from corporate action under KRS 271B.13-020 and who exercises that right when and in the manner required by KRS 271B.13-200 to 271B.13-280.

(3)     “Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. In any transaction subject to the requirements of KRS 271B.12-210 or exempted by KRS 271B.12-220(2), “fair value” shall be at least an amount required to be paid under KRS 271B.12-220(2) in order to be exempt from the requirements of KRS 271B.12-210.

(4)     “Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

(5)     “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(6)     “Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(7)     “Shareholder” means the record shareholder or the beneficial shareholder.

History

1998 c 341, § 9, eff. 7-15-98; 1988 c 23, § 123, eff. 1-1-89

KRS § 271B.13-020. Right to dissent.

(1)    A shareholder shall be entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

(a)     Consummation of a plan of merger to which the corporation is a party:

1.     If shareholder approval is required for the merger by KRS 271B.11-030 or the articles of incorporation and the shareholder is entitled to vote on the merger; or

2.     If the corporation is a subsidiary that is merged with its parent under KRS 271B.11-040;

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(b)     Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

(c)     Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one (1) year after the date of sale;

(d)     Consummation of a plan of conversion of the corporation into a limited liability company or statutory trust;

(e)     An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter’s shares because it:

1.     Alters or abolishes a preferential right of the shares to a distribution or in dissolution;

2.     Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase of the shares;

3.     Excludes or limits the right of the shares to vote on any matter other than a limitation by dilution through issuance of shares or other securities with similar voting rights;

4.     Reduces the number of shares owned by the shareholder to a fraction of a share, if the fractional share so created is to be acquired for cash under KRS 271B.6-040; or

5.     In a public benefit corporation, changes the public benefit provisions;

(f)     Any transaction subject to the requirements of KRS 271B.12-210 or exempted by KRS 271B.12-220(2);

(g)     Any election by a corporation to become a public benefit corporation or pursuant to the merger of a corporation with and into a public benefit corporation; or

(h)     Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(2)     A shareholder entitled to dissent and obtain payment for his shares under this chapter shall not challenge the corporate action creating his entitlement except by an application for injunctive relief prior to the consummation of the corporate action.

History

2017 c 28, § 8, eff. 6-29-17; 2015 c 34, § 11, eff. 6-24-15; 2012 c 81, § 93, eff. 7-12-12; 2010 c 51, § 67, eff. 7-15-10

KRS § 271B.13-030. Dissent by nominees and beneficial owners.

(1)     A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in his name only if he shall dissent with respect to all shares beneficially owned by any one (1) person and notify the corporation in writing of the name and address of each person on whose behalf he asserts dissenters’ rights. The rights of a partial dissenter under this subsection shall be determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

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(2)     A beneficial shareholder may assert dissenters’ rights as to shares held on his behalf only if:

(a)     He submits to the corporation the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights; and

(b)     He does so with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote.

History

1988 c 23, § 125, eff. 1-1-89

KRS § 271B.13-200. Notice of dissenters’ rights.

(1)     If proposed corporate action creating dissenters’ rights under KRS 271B.13-020 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this subtitle and the corporation shall undertake to provide a copy of this subtitle to any shareholder entitled to vote at the shareholders’ meeting upon request of that shareholder.

(2)     If corporate action creating dissenters’ rights under KRS 271B.13-020 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in KRS 271B.13-220.

History

1988 c 23, § 126, eff. 1-1-89

KRS § 271B.13-210. Notice of intent to demand payment.

(1)     If proposed corporate action creating dissenters’ rights under KRS 271B.13-020 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights:

(a)     Shall deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

(b)     Shall not vote his shares in favor of the proposed action.

(2)     A shareholder who does not satisfy the requirements of subsection (1) of this section shall not be entitled to payment for his shares under this chapter.

History

1988 c 23, § 127, eff. 1-1-89

KRS § 271B.13-220. Dissenters’ notice.

(1)     If proposed corporate action creating dissenters’ rights under KRS 271B.13-020 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of KRS 271B.13-210.

(2)     The dissenters’ notice shall be sent no later than ten (10) days after the date the proposed corporate action was authorized by the shareholders, or, if no shareholder authorization was obtained, by the board of directors, and shall:

(a)     State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

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(b)     Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(c)     Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters’ rights certify whether or not he acquired beneficial ownership of the shares before that date;

(d)     Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty (30), nor more than sixty (60) days after the date the notice provided in subsection (1) of this section is delivered; and

(e)     Be accompanied by a copy of this subtitle.

History

1988 c 23, § 128, eff. 1-1-89

KRS § 271B.13-230. Duty to demand payment.

(1)     A shareholder who is sent a dissenters’ notice described in KRS 271B.13-220 shall demand payment, certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the dissenters’ notice pursuant to subsection (2)(c) of KRS 271B.13-220, and deposit his certificates in accordance with the terms of the notice.

(2)     The shareholder who demands payment and deposits his share certificates under subsection (1) of this section shall retain all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

(3)     A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters’ notice, shall not be entitled to payment for his shares under this subtitle.

History

1988 c 23, § 129, eff. 1-1-89

KRS § 271B.13-240. Share restrictions.

(1)     The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under KRS 271B.13-260.

(2)     The person for whom dissenters’ rights are asserted as to uncertificated shares shall retain all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

History

1988 c 23, § 130, eff. 1-1-89

KRS § 271B.13-250. Payment.

(1)     Except as provided in KRS 271B.13-270, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with KRS 271B.13-230 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.

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(2)     The payment shall be accompanied by:

(a)     The corporation’s balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(b)     A statement of the corporation’s estimate of the fair value of the shares;

(c)     An explanation of how the interest was calculated; and

(d)     A statement of the dissenter’s right to demand payment under KRS 271B.13-280.

History

1988 c 23, § 131, eff. 1-1-89

KRS § 271B.13-260. Failure to take action.

(1)     If the corporation does not take the proposed action within sixty (60) days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(2)     If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it shall send a new dissenters’ notice under KRS 271B.13-220 and repeat the payment demand procedure.

History

1988 c 23, § 132, eff. 1-1-89

KRS § 271B.13-270. After-acquired shares.

(1)     A corporation may elect to withhold payment required by KRS 271B.13-250 from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

(2)     To the extent the corporation elects to withhold payment under subsection (1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter’s right to demand payment under KRS 271B.13-280.

History

1988 c 23, § 133, eff. 1-1-89

KRS § 271B.13-280. Procedure if shareholder dissatisfied with payment or offer.

(1)     A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate (less any payment under KRS 271B.13-250), or reject the corporation’s offer under KRS 271B.13-270 and demand payment of the fair value of his shares and interest due, if:

(a) The dissenter believes that the amount paid under KRS 271B.13-250 or offered under KRS 271B.13-270 is less than the fair value of his shares or that the interest due is incorrectly calculated;

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(b) The corporation fails to make payment under KRS 271B.13-250 within sixty (60) days after the date set for demanding payment; or

(c) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty (60) days after the date set for demanding payment.

(2) A dissenter waives his right to demand payment under this section unless he shall notify the corporation of his demand in writing under subsection (1) of this section within thirty (30) days after the corporation made or offered payment for his shares.

History

1988 c 23, § 134, eff. 1-1-89

KRS § 271B.13-300. Court action.

(1)     If a demand for payment under KRS 271B.13-280 remains unsettled, the corporation shall commence a proceeding within sixty (60) days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty (60) day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(2)     The corporation shall commence the proceeding in the Circuit Court of the county where a corporation’s principal office (or, if none in this state, its registered office) is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(3)     The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(4)     The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section shall be plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters shall be entitled to the same discovery rights as parties in other civil proceedings.

(5)     Each dissenter made a party to the proceeding shall be entitled to judgment:

(a)     For the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation; or

(b)     For the fair value, plus accrued interest, of his after-acquired shares for which the corporation elected to withhold payment under KRS 271B.13-270.

History

1988 c 23, § 135, eff. 1-1-89

KRS § 271B.13-310. Court costs and counsel fees.

(1)     The court in an appraisal proceeding commenced under KRS 271B.13-300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court

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shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under KRS 271B.13-280.

(2)     The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(a)     Against the corporation and in favor of any or all dissenters, if the court finds the corporation did not substantially comply with the requirements of KRS 271B.13-200 to 271B.13-280; or

(b)     Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this subtitle.

(3)     If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

History

1988 c 23, § 136, eff. 1-1-89

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Appendix C

September 17, 2019

The Board of Directors

FNB Financial Corp.

1595 Veterans Memorial Highway

Scottsville, KY 42164

Dear Directors:

You have retained Mercer Capital Management, Inc. (“Mercer Capital”) to provide its opinion as to the fairness of the consideration to be paid in the proposed transaction (“Transaction”) described below from a financial point of view to the shareholders of FNB Financial Corp. (“FNB”).

Mercer Capital, as part of its financial advisory and general valuation practice, is engaged to assist financial institutions and businesses in merging with and acquiring other entities and to analyze businesses and their securities in connection with mergers and acquisitions, private placements, corporate reorganizations, employee stock ownership plans, income and estate tax matters, and other corporate financial planning and advisory activities.

OVERVIEW OF THE TRANSACTION

It is our understanding that the Company’s board of directors expects to approve the Agreement and Plan of Merger (the “Agreement”) among FB Financial Corporation (“FB Financial”), FirstBank, a wholly owned subsidiary of FB Financial (“FirstBank” and, together with FB Financial, the “FB Financial Parties”), FNB Financial Corp. (“FNB”), and Farmers National Bank of Scottsville, a wholly owned subsidiary of FNB (“FN Bank” and, together with FNB, the “FNB Parties”), on or about September 17, 2019.

At the effective time, FNB shall be merged with and into FB Financial (“Parent Merger”), whereby FB Financial will be the surviving corporation and the separate corporate existence of FNB shall cease.

FNB common shareholders will elect to receive: (i) $174.86 in cash per share of FNB Common Stock (the “Cash Consideration”); (ii) 4.7704 shares of FB Financial Common Stock (NYSE: FBK) per share of FNB Common Stock (the “Stock Consideration”); or (iii) a mixture of Cash Consideration and Stock Consideration. The Agreement provides that 200,156 shares of FNB Common Stock (70%) shall be converted into 954,827 shares of FB Financial Common Stock while the remaining shares shall be converted into $15.0 million of Cash Consideration provided the sum of (iv) FNB’s unaudited consolidated net shareholders’ equity three business days prior to the Closing Date (“Calculation Date”) determined in accordance with GAAP (“Closing Equity”); and (v) the allowance for loan and lease losses (“Closing ALLL”) equals or exceeds $42.0 million. If the sum of the Closing Equity and Closing ALLL is less than $42.0 million then the Cash Consideration shall be reduced dollar-for-dollar.

FNB may pay cash dividends prior to the Calculation Date when the Closing Equity will be determined. As of June 30, 2019, the sum of FNB’s stockholder equity and allowance for loan and lease losses was $42.2 million. It is our understanding the FNB Board of Directors is expected to declare a regular semi-annual dividend in January and a special dividend prior to the Calculation Date to reduce the sum of the Closing Equity and Closing ALLL to $42.0 million provided the pre-dividend sum exceeds $42.0 million.

MERCER CAPITAL	5100 Poplar Avenue, Suite 2600 Memphis, Tennessee 38137	901.685.2120 (P) 901.685.2199 (F)	www.mercercapital.com

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Based on 954,827 shares of FB Financial Common Stock to be issued and the closing price of $38.67 per share on September 16, 2019, the value of the Stock Consideration is $36.9 million and the sum of the Cash Consideration and Stock Consideration is $51.9 million.

MATERIALS EXAMINED & DUE DILIGENCE PERFORMED

As part of our analysis, Mercer Capital visited with management to gain insight into FNB’s historical financial performance, prospective performance, and other factors that led to the decision to enter into the Agreement. In addition we visited with FB Financial management to gain additional insight into the company’s financial performance, outlook and the like.

A summary of our analysis is contained in our Fairness Analysis, which was presented to the Board of

Directors of FNB Financial Corp. on September 17, 2019.

Documents reviewed include:

1.	Agreement and Plan of Merger between the FB Financial Parties and FNB Parties, dated September 17, 2019;

2.	Audited financial statements for FNB for the fiscal years ended December 31, 2014, 2015, 2016 2017 and 2018;

3.	Form 10-K for FB Financial for the fiscal years ended December 31, 2016, 2017 and 2018 and Form 10-Q for the quarters ended March 31 and June 30, 2019;

4.	Internally-prepared financial statements for FNB for the fiscal years ended December 31, 2016, 2017 and 2018 and the interim period-ended August 31, 2019;

5.	FB Financial’s second quarter earnings report disseminated to the public, dated July 22, 2019;

6.

Regulatory Call Report data for the FNB Parties and the FB Financial Parties as compiled by S&P Global Market Intelligence (“S&P Global”) for the fiscal years ended December 31, 2014, 2015, 2016, 2017, and 2018 and the quarters ended March 31 and June 30, 2019;

7.	Budgeted financial statements for the fiscal year ended December 31, 2019, for FNB, prepared by Company management;

8.	Consensus EPS and other financial estimates for fiscal years 2019, 2020 and 2021 as calculated by the sell-side analysts who cover FB Financial and compiled by S&P Global; and,

9.	Certain other materials provided by management or otherwise obtained by Mercer Capital deemed relevant to prepare this opinion.

In all cases, we have relied upon the referenced information without independent verification. This opinion is, therefore, dependent upon the information provided. A material change in critical information relied upon and the underlying analysis performed would necessitate a reassessment to determine the effect, if any, upon our opinion.

We have furthermore assumed that the 2019 budget and guidance provided to us relating to expected financial performance after 2019 reflect a reasonable assessment of FNB’s future operating and financial performance. Mercer Capital does not express any opinion as to the assumptions underlying such forecasts, nor do we represent or warrant that the projections will be achieved.

OPINION OF FAIRNESS

Consistent with Mercer Capital’s engagement letter with you, Mercer Capital is providing this fairness opinion in connection with the Transaction and will receive a fee for such services, which is not contingent upon the conclusion of our analysis.

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During the past three years Mercer Capital has not provided valuation or other financial advisory services to FNB. Mercer Capital has provided valuation related services to FB Financial on two occasions related to goodwill impairment testing.

Based upon and subject to the foregoing, as outlined in the foregoing paragraphs and based upon such matters as we considered relevant, it is our opinion as of the date hereof that the consideration to be paid by FB Financial Corporation to the stockholders of FNB Financial Corp. is fair, from a financial point of view, to the stockholders.

Mercer Capital has not expressed an opinion as to the price at which any security may trade in the future; nor have we expressed an opinion regarding any compensation that may be paid to management as part of the Transaction. The opinion is necessarily based upon economic, market, financial, and other conditions as they exist, and the information made available to us, as of the date of this letter.

Sincerely,

MERCER CAPITAL

/s/ Jeff K. Davis

Jeff K. Davis, CFA

Managing Director

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

The Tennessee Business Corporation Act (the “TBCA”) provides that a corporation may indemnify any of its directors and officers against liability incurred in connection with a proceeding if (i) the director or officer acted in good faith, (ii) in the case of conduct in his or her official capacity with the corporation, the director or officer reasonably believed such conduct was in the corporation’s best interest, (iii) in all other cases, the director or officer reasonably believed that his or her conduct was not opposed to the best interest of the corporation and (iv) in connection with any criminal proceeding, the director or officer had no reasonable cause to believe that his or her conduct was unlawful. In actions brought by or in the right of the corporation, however, the TBCA provides that no indemnification may be made if the director or officer was adjudged to be liable to the corporation. In cases where the director or officer is wholly successful, on the merits or otherwise, in the defense of any proceeding instigated because of his or her status as an officer or director of a corporation, the TBCA mandates that the corporation indemnify the director or officer against reasonable expenses incurred in the proceeding. The TBCA also provides that in connection with any proceeding charging improper personal benefit to an officer or director, no indemnification may be made if such officer or director is adjudged liable on the basis that personal benefit was improperly received. Notwithstanding the foregoing, the TBCA provides that a court of competent jurisdiction, upon application, may order that an officer or director be indemnified for reasonable expenses if, in consideration of all relevant circumstances, the court determines that such individual is fairly and reasonably entitled to indemnification, notwithstanding the fact that (i) such officer or director was adjudged liable to the corporation in a proceeding by or in right of the corporation, (ii) such officer or director was adjudged liable on the basis that personal benefit was improperly received by him, or (iii) such officer or director breached his duty of care to the corporation.

FB Financial’s Amended and Restated Charter and Amended and Restated Bylaws require FB Financial to indemnify its directors and officers to the fullest extent permitted by law with respect to all liability and loss suffered and expenses reasonably incurred by such person in any action, suit or proceeding in which such person was or is made, or threatened to be made, a party, or is otherwise involved by reason of the fact that such person is or was a director or officer of FB Financial. In addition, FB Financial has a directors’ and officers’ liability insurance policy which provides coverage sufficiently broad to permit indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.

In addition, FB Financial’s Amended and Restated Charter provides that directors shall not be personally liable to FB Financial or its shareholders for monetary damages for breach of any fiduciary duty as a director of FB Financial, except to the extent such exemption from liability or limitation thereof is not permitted under the TBCA. Under the TBCA, this provision does not relieve directors from personal liability to FB Financial or its shareholders for monetary damages for breach of fiduciary duty as a director, to the extent such liability arises from a judgment or other final adjudication establishing: (a) any breach of the director’s duty of loyalty; (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or (c) any unlawful distributions. Nor does this provision eliminate the duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Tennessee law. Finally, this provision does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling FB Financial under any of the foregoing provisions, in the opinion of the Securities and Exchange Commission, that indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. Finally, FB Financial’s ability to provide indemnification to its directors and officers is limited by federal banking laws and regulations, including, but not limited to, 12 U.S.C. §1828(k).

PART II - 1

Item 21. Exhibits and Financial Statement Schedules.

(a)	Exhibits

EXHIBIT INDEX

Exhibit Number	Description of Exhibits

2.1	Agreement and Plan of Merger, dated as of September 17, 2019, by and among FB Financial Corporation, FirstBank, FNB Financial Corp., and Farmers National Bank of Scottsville (appended as Appendix A to the proxy statement/prospectus contained in this Registration Statement)†

3.1	Amended and Restated Charter of FB Financial Corporation (incorporated herein by reference as Exhibit 3.1 to the Company’s Registration Statement on Form S-1/A (File No. 333-213210) filed on September 6, 2016)

3.2	Amended and Restated Bylaws of FB Financial Corporation (incorporated by reference as Exhibit 3.2 to the Company’s Form 10-Q for the quarter ended September 30, 2016 filed on November 14, 2016)

4.1	Shareholders’ Agreement (incorporated by reference as Exhibit 10.12 to the Company’s Form 10-Q for the quarter ended September 30, 2016 filed on November 14, 2016)

4.2	Registration Rights Agreement (incorporated by reference as Exhibit 4.1 to the Company’s Form 10-Q for the quarter ended September 30, 2016 filed on November 14, 2016)

5.1	Opinion of Waller Lansden Dortch & Davis, LLP regarding the legality of the securities being registered*

8.1	Opinion of Waller Lansden Dortch & Davis, LLP regarding certain tax matters*

8.2	Opinion of Daniel W. Small & Company regarding certain tax matters*

10.1	Form of Voting Agreement, by and between FB Financial and certain shareholders of FNB Financial Corp.*

21.1	Subsidiaries of FB Financial Corporation (incorporated herein by reference to Exhibit 21 to FB Financial Corporation’s Annual Report on Form 10-K for the year ended December 31, 2018)

23.1	Consent of Waller Lansden Dortch & Davis, LLP (included in Exhibit 5.1)*

23.2	Consent of Waller Lansden Dortch & Davis, LLP (included in Exhibit 8.1)*

23.3	Consent of Daniel W. Small & Company (included in Exhibit 8.2)*

23.4	Consent of Crowe LLP*

23.5	Consent of RSM US LLP*

24.1	Power of Attorney*

99.1	Consent of Mercer Capital*

99.2	Form of proxy card for special meeting of shareholders of FNB Financial Corp.**

†

The disclosure schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrants hereby undertakes to furnish supplemental copies of any of the omitted schedules and other similar attachments upon request by the Securities and Exchange Commission.

*	Previously filed.
**	Filed herewith.

PART II - 2

Item 22. Undertakings.

The undersigned registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5)

That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6)

That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(7)

That every prospectus (i) that is filed pursuant to paragraph (6) above, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment has become effective, and that for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new

PART II - 3

registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)

To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(9)

To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of, and included in, this registration statement when it became effective.

Insofar as indemnification by the registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

PART II - 4

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Amendment No. 1 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee, on January 8, 2020.

FB FINANCIAL CORPORATION

By:	/s/ Christopher T. Holmes
Christopher T. Holmes
Chief Executive Officer and President

Pursuant to the requirements of the Securities Act, this Amendment No. 1 to this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

* James W. Ayers	Executive Chairman of the Board	January 8, 2020

* Christopher T. Holmes	Director, President and Chief Executive Officer (Principal Executive Officer)	January 8, 2020

* James R. Gordon	Chief Financial Officer (Principal Financial and Accounting Officer)	January 8, 2020

* William F. Andrews	Director	January 8, 2020

* J. Jonathan Ayers	Director	January 8, 2020

* Agenia W. Clark	Director	January 8, 2020

* James L. Exum	Director	January 8, 2020

Signature	Title	Date

* Orrin H. Ingram	Director	January 8, 2020

* Raja J. Jubran	Director	January 8, 2020

* Emily J. Reynolds	Director	January 8, 2020

*By:	/s/ Christopher T. Holmes
Christopher T. Holmes
Attorney-in-fact
January 8, 2020